                                   ITEQ, INC.
                         2727 ALLEN PARKWAY, SUITE 760
                              HOUSTON, TEXAS 77019

                                October 6, 1997

Dear ITEQ Stockholders:

     You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of ITEQ, Inc. ("ITEQ") at Wortham Tower, Meeting Room 1, 2727 Allen Parkway, Houston, Texas 77019, on Tuesday, October 28, 1997, at 9:00 a.m., local time.

     At the Special Meeting, stockholders will be asked, among other things, to consider and vote on a proposal (the "Merger Proposal") to adopt a merger agreement (the "Merger Agreement") pursuant to which Astrotech International Corporation ("Astrotech") would be merged (the "Merger") into ITEQ, the surviving corporation in the Merger.

     The Merger Agreement, which provides for (i) the appointment of two additional members to the ITEQ board of directors, and (ii) adoption of an Amended and Restated Certificate of Incorporation which, among other things, increases the authorized ITEQ common stock, $.001 par value per share, from 30,000,000 to 40,000,000 shares, is described in the accompanying Joint Proxy Statement/Prospectus. In addition, at the Special Meeting the stockholders will be asked to approve an amendment and restatement to the ITEQ 1990 Stock Option Plan (the "Restated Option Plan") to, among other things, increase the maximum number of shares available for issuance under the plan to 3,000,000.

     YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER AGREEMENT, WHICH WAS APPROVED UNANIMOUSLY BY THE BOARD, IS IN THE BEST INTERESTS OF THE STOCKHOLDERS OF ITEQ AND RECOMMENDS THAT YOU VOTE FOR THE MERGER PROPOSAL. The board of directors has received the opinion of Simmons & Company International, financial advisor to ITEQ, that the consideration to be paid by ITEQ in the Merger is fair, from a financial point of view, to the holders of ITEQ common stock. A copy of the opinion is included in the Joint Proxy Statement/Prospectus as Appendix B thereto.

     Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of ITEQ common stock outstanding. Adoption of the Merger Proposal will constitute adoption of the Merger Agreement and the issuance of shares of ITEQ common stock pursuant to the Merger. Under Delaware law, ITEQ stockholders do not have appraisal rights in connection with the Merger Proposal. Approval of the Restated Option Plan requires the affirmative vote of a majority of the shares of ITEQ common stock present at the Special Meeting.

     You are urged to read carefully the Joint Proxy Statement/Prospectus and the Appendices thereto in their entirety for a complete description of the Merger Proposal and the Restated Option Plan. Whether or not you plan to be at the Special Meeting, please be sure to sign, date and return the enclosed proxy card in the enclosed envelope as promptly as possible so that your shares may be represented at the Special Meeting and voted in accordance with your wishes. Your vote is important regardless of the number of shares you own.

                                            On behalf of the Board of Directors,

                                            /s/ MARK E. JOHNSON
                                            Mark E. Johnson
                                            Chairman and Chief Executive Officer

                      ASTROTECH INTERNATIONAL CORPORATION
                           960 PENN AVENUE, SUITE 800
                              PITTSBURGH, PA 15222

                                October 6, 1997

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Astrotech International Corporation ("Astrotech") to be held on Tuesday, October 28, 1997, at Raveneaux Country Club, 9415 Cypresswood Drive, Spring, Texas 77379, 9:00 a.m., local time. At the Special Meeting, you will be asked to consider and vote upon a proposal to adopt a Plan and Agreement of Merger dated as of June 30, 1997 (the "Merger Agreement"), by and between Astrotech and ITEQ, Inc. ("ITEQ"), providing for the merger (the "Merger") of Astrotech with and into ITEQ, pursuant to which (a) ITEQ will be the corporation surviving the Merger, (b) each share of Astrotech's common stock, par value $.01 per share (the "Astrotech Common Stock") issued and outstanding immediately prior to the consummation of the Merger will be converted into 0.93 of a share of ITEQ common stock, par value $.001 per share (the "ITEQ Common Stock"), and
(c) all outstanding options to purchase Astrotech Common Stock will be converted into options to purchase shares of ITEQ Common Stock, all in accordance with the Merger Agreement. No certificates for fractional share interests of ITEQ Common Stock will be issued, but in lieu thereof, ITEQ will settle all such fractional share interests in cash as described in the attached Joint Proxy Statement/Prospectus.

     The Merger Agreement has been approved by the Board of Directors. In addition, Rauscher Pierce Refsnes, Inc. has rendered its opinion that the consideration to be paid in the Merger is fair, from a financial point of view, to the holders of Astrotech Common Stock. A copy of the Opinion of Rauscher Pierce Refsnes, Inc. is included as Appendix C to the attached Joint Proxy Statement/Prospectus.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT IT IS FAIR AND IN THE BEST INTERESTS OF ASTROTECH AND THE HOLDERS OF ASTROTECH COMMON STOCK. AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF ASTROTECH COMMON STOCK VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

     THE MERGER AGREEMENT MUST BE ADOPTED BY THE HOLDERS OF AT LEAST A MAJORITY OF OUTSTANDING SHARES OF ASTROTECH COMMON STOCK, AND IT IS THEREFORE IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE SPECIAL MEETING. ALL COMMON STOCKHOLDERS ARE INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE. THIS ACTION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING IF YOU WISH TO DO SO.

                                            Sincerely yours,

                                            /s/ S. KENT ROCKWELL

                                            S. Kent Rockwell
                                            Chairman of the Board
                                            and Chief Executive Officer

                                   ITEQ, INC.
                         2727 ALLEN PARKWAY, SUITE 760
                              HOUSTON, TEXAS 77019

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 28, 1997

                             ---------------------

     Notice is hereby given that a special meeting of the stockholders (the "Special Meeting") of ITEQ, Inc. ("ITEQ") will be held at Wortham Tower, Meeting Room 1, 2727 Allen Parkway, Houston, Texas 77019 at 9:00 a.m., local time, on Tuesday, October 28, 1997, for the following purposes:

          1. To consider and act upon a proposal to adopt the Plan and Agreement of Merger (the "Merger Agreement") pursuant to which Astrotech International Corporation ("Astrotech") would merge into ITEQ, with ITEQ being the surviving corporation. The Merger Agreement, which provides for
     (i) the appointment of two additional members to the ITEQ board of directors, and (ii) the adoption of an Amended and Restated Certificate of Incorporation which, among other things, increases the authorized ITEQ common stock, $.001 par value per share, from 30,000,000 to 40,000,000 shares, is described in the accompanying Joint Proxy Statement/Prospectus;

          2. To consider and act upon a proposal to amend and restate the ITEQ 1990 Stock Option Plan to, among other things, increase the maximum number of shares available for issuance under the plan to 3,000,000; and

          3. To consider and act upon such other business as may properly be presented to the Special Meeting.

     A record of stockholders has been taken as of the close of business on October 1, 1997, and only those stockholders of record on that date will be entitled to notice of and to vote at the Special Meeting. A stockholders' list will be available commencing October 18, 1997, and may be inspected during normal business hours prior to the Special Meeting at the offices of ITEQ, 2727 Allen Parkway, Suite 760, Houston, Texas 77019.

     Your participation in ITEQ's affairs is important. To ensure your representation, if you do not expect to be present at the Special Meeting, please sign and date the enclosed proxy and return it promptly in the enclosed, stamped envelope which has been provided for your convenience. The prompt return of proxies will ensure a quorum and save ITEQ the expense of further solicitation. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

                                            By Order of the Board of Directors,

                                            /s/ LAWRANCE W. MCAFEE
                                            Lawrance W. McAfee
                                            Executive Vice President, Chief
                                            Financial Officer
                                            and Secretary

Houston, Texas
October 6, 1997

                      ASTROTECH INTERNATIONAL CORPORATION
                           960 PENN AVENUE, SUITE 800
                              PITTSBURGH, PA 15222

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 28, 1997
                             ---------------------

To the Stockholders of Astrotech International Corporation:

     A Special Meeting of Stockholders (the "Special Meeting") of Astrotech International Corporation, a Delaware corporation ("Astrotech"), will be held on Tuesday, October 28, 1997 at 9:00 a.m., local time, at Raveneaux Country Club, 9415 Cypresswood Drive, Spring, Texas 77379, for the following purposes:

          1. To consider and vote upon a proposal to adopt the Plan and Agreement of Merger dated as of June 30, 1997 (the "Merger Agreement") by and between ITEQ, Inc. ("ITEQ"), a Delaware Corporation, and Astrotech. Pursuant to the Merger Agreement, Astrotech would be merged with and into ITEQ (the "Merger") and, among other things, each share of common stock, par value $.01 per share, of Astrotech ("Astrotech Common Stock") outstanding at the effective time of the Merger would be converted into
     0.93 of one share of common stock, par value $.001 per share, of ITEQ, all as more fully set forth in the accompanying Joint Proxy Statement/Prospectus and in the Merger Agreement, a copy of which is included as Appendix A thereto; and

          2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

     The Board of Directors of Astrotech has fixed the close of business on October 3, 1997 as the record date or the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. Only holders of record of shares of Astrotech Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting. A complete list of such stockholders will be available for examination at the offices of Astrotech in Pittsburgh, Pennsylvania during normal business hours by any Astrotech stockholder, for any purpose germane to the Special Meeting for a period of 10 days prior to the meeting. Stockholders of Astrotech are not entitled to appraisal rights under the Delaware General Corporation Law in respect of the Merger.

     YOUR VOTE IS IMPORTANT. THE AFFIRMATIVE VOTE BY THE HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF ASTROTECH COMMON STOCK IS REQUIRED FOR ADOPTION OF THE MERGER AGREEMENT. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU SIGN AND RETURN THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD AND THUS ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. IF YOU DO ATTEND THE SPECIAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                                            By Order of the Board of Directors,

                                            /s/ RAYMOND T. ROYKO
                                            Raymond T. Royko,
                                            Secretary
Pittsburgh, Pennsylvania
October 6, 1997

                                   ITEQ, INC.

                      ASTROTECH INTERNATIONAL CORPORATION

                        JOINT PROXY STATEMENT/PROSPECTUS

                             ---------------------

     This Joint Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of ITEQ, Inc., a Delaware corporation ("ITEQ"), and Astrotech International Corporation, a Delaware corporation ("Astrotech"), pursuant to a Plan and Agreement of Merger between ITEQ and Astrotech dated as of June 30, 1997 (the "Merger Agreement"). As a result of the Merger, Astrotech will be merged with and into ITEQ, with ITEQ being the surviving corporation.

     This Joint Proxy Statement/Prospectus is being furnished to holders of ITEQ common stock, $.001 par value per share ("ITEQ Common Stock"), and holders of Astrotech common stock, $.01 par value per share ("Astrotech Common Stock"), in connection with the solicitation of proxies by the respective boards of directors of ITEQ and Astrotech for use at the special meetings of the stockholders of each company to be held on October 28, 1997. This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of ITEQ and Astrotech on or about October 6, 1997.

     At the ITEQ special meeting, holders of ITEQ Common Stock will be asked to vote on (i) a proposal to adopt the Merger Agreement (the "Merger Proposal") and
(ii) a proposal to amend and restate the ITEQ 1990 Stock Option Plan. At the Astrotech special meeting, the holders of Astrotech Common Stock will be asked to adopt the Merger Agreement.

     This Joint Proxy Statement/Prospectus also constitutes a prospectus of ITEQ with respect to a maximum of 10,040,049 shares of ITEQ Common Stock to be issued in exchange for Astrotech's outstanding shares of common stock.

     On October 2, 1997, the last reported sale of ITEQ Common Stock as reported by the Nasdaq National Market was $14 per share.

     FOR A DISCUSSION OF RISK FACTORS REGARDING THE BUSINESS AND OPERATIONS OF ITEQ AND ASTROTECH THAT SHOULD BE EVALUATED BEFORE VOTING ON THE PROPOSALS DESCRIBED HEREIN AT THE ITEQ SPECIAL MEETING OR THE ASTROTECH SPECIAL MEETING, SEE "RISK FACTORS" BEGINNING ON PAGE 13.
                             ---------------------

 THE SECURITIES TO WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS RELATES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
   JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

     The date of this Joint Proxy Statement/Prospectus is October 3, 1997.

                             AVAILABLE INFORMATION

     ITEQ and Astrotech are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied or obtained by mail upon the payment of the Commission's prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, New York, New York, 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, ITEQ and Astrotech are required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, certain information filed by ITEQ can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20006. In addition, certain information concerning Astrotech is available for inspection at the offices of the American Stock Exchange, 86 Trinity Place, 14th Floor, New York, New York 10006.

     ITEQ has filed with the Commission a registration statement on Form S-4 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of ITEQ Common Stock to be issued pursuant to the Merger Agreement. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated in this Joint Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     No persons have been authorized to give any information or to make any representation other than those contained in this Joint Proxy Statement/Prospectus in connection with the solicitation of proxies or the offering having been authorized by ITEQ or Astrotech. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation of an offer or proxy solicitation. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of the securities offered hereby shall, under any circumstances, create any implication that there has been no change in the affairs of ITEQ or Astrotech since the date hereof or that the information set forth or incorporated by reference herein is correct as of any time subsequent to its date.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     This Joint Proxy Statement/Prospectus incorporates documents by reference that are not presented herein or delivered herewith. These documents will be available upon request from (a) with respect to ITEQ, Lawrance W. McAfee, executive vice president, chief financial officer and secretary, ITEQ, Inc., 2727 Allen Parkway, Suite 760, Houston, Texas 77019, telephone number (713) 285-2700 and (b) with respect to Astrotech, Raymond T. Royko, vice president, secretary and general counsel, Astrotech International Corporation, 960 Penn Avenue, Suite 800, Pittsburgh, Pennsylvania 15222, telephone number (412) 391-1896. In order to ensure timely delivery of the documents, any request should be made by October 21, 1997.

     The following documents are hereby incorporated by reference, with respect to ITEQ, its (a) Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Form 10-K/A dated May 2,

1997 (File No. 0-27986), (b) Form 8-K filed on December 5, 1996, as amended by Form 8-K/A dated February 3, 1997 (File No. 0-27986), (c) Form 8-K dated March 7, 1997 (File No. 0-27986), (d) Form 10-Q for the quarter ending March 31, 1997, as amended by Form 10-Q/A dated May 5, 1997 (File No. 0-27986), (e) Form 8-K dated August 13, 1997 (File No. 0-27986) and (f) Form 10-Q for the quarter ending June 30, 1997 dated August 14, 1997 (File No. 0-27986), and with respect to Astrotech, its (a) Annual Report on Form 10-K for the fiscal year ended September 30, 1996, as amended by Form 10-K/A dated January 27, 1997 (File No. 001-10011), (b) Form 10-Q for the quarter ending December 31, 1996 filed on February 5, 1997 (File No. 001-10011), (c) Form 10-Q for the quarter ending March 31, 1997 filed on May 15, 1997 (File No. 001-10011), (d) Form 8-K filed April 11, 1996, as amended by Form 8-K/A filed June 7, 1996 (File No. 001-10011), (e) Form 11-K dated June 27, 1997 (File No. 001-10011), (f) Form 8-K filed on May 14, 1997, as amended by its Form 8-K/A filed on July 11, 1997 and
(g) Form 10-Q for the quarter ended June 30, 1997 filed August 14, 1997 (File No. 001-10011).

                               TABLE OF CONTENTS

                                                 PAGE
                                                 -----
SUMMARY........................................     1
  The Companies................................     1
  The Meetings.................................     2
  The Merger...................................     3
  No Appraisal Rights..........................     5
  Certain Federal Income Tax Consequences......     5
  Risk Factors.................................     6
  Disclosure Regarding Forward Looking
    Statements.................................     6
SUMMARY COMBINED UNAUDITED CONDENSED PRO FORMA
  FINANCIAL DATA...............................     7
SUMMARY HISTORICAL FINANCIAL DATA
  ITEQ.........................................     8
  Astrotech....................................     9
COMPARATIVE PER SHARE DATA.....................    10
COMPARATIVE MARKET PRICE DATA..................    11
RISK FACTORS...................................    13
  Fixed Exchange Ratio.........................    13
  Dependence on Industry Spending;
    Seasonality................................    13
  Acquisitions; Integration of Operations......    13
  Potential Obstacles to Integration of the
    Combined Company...........................    13
  Leverage and Liquidity.......................    14
  Competition..................................    14
  International Expansion......................    14
  Potential for Product Liability Claims.......    14
  Environmental Regulations....................    14
THE MEETINGS...................................    15
  Matters to be Considered at the Meetings.....    15
  Recommendations of the Boards of Directors...    15
  Voting at the Meetings; Record Dates.........    15
  Proxies......................................    16
  Solicitation of Proxies......................    17
  Other Matters................................    17
THE MERGER.....................................    17
  Background...................................    17
  Reasons for the Merger.......................    19
  Business Combination Costs -- Anticipated
    Consolidation Benefits.....................    21
  Certain Information concerning ITEQ and
    Astrotech..................................    21
  Opinion of Simmons...........................    22
  Opinion of RPR...............................    27
  Certain Federal Income Tax Consequences......    30
  Anticipated Accounting Treatment.............    32
  Listing on the Nasdaq National Market........    32
  No Appraisal Rights..........................    32
  Conflicts of Interest........................    33
THE MERGER AGREEMENT...........................    34
  Effective Date of the Merger.................    34
  Manner and Basis of Converting Astrotech
    Shares.....................................    34
  Management After the Merger..................    34
  Amendment and Restatement of Certificate of
    Incorporation..............................    35
  Amendment and Restatement of Bylaws..........    36
  Terms of the Merger Agreement................    36
COMBINED UNAUDITED CONDENSED PRO FORMA
  FINANCIAL INFORMATION........................    40
BUSINESS OF ITEQ...............................    47
  General......................................    47
  Business Strategy............................    47
  Acquisition History..........................    48
  Products and Services........................    49
  Sales and Marketing..........................    50
  Market Conditions and Competition............    50
  Manufacturing Facilities.....................    51
  Environmental Matters........................    51
  Significant Customers........................    51
  Backlog......................................    52
  Employees....................................    52
  Executive Officers and Directors of ITEQ.....    52
ITEQ SELECTED FINANCIAL DATA...................    54

                                                 PAGE
                                                 -----
ITEQ MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...................................    55
  General......................................    55
  Results of Operations........................    55
  Liquidity and Capital Resources..............    59
BUSINESS OF ASTROTECH..........................    61
  General......................................    61
  Growth Opportunities and Strategies..........    61
  Acquisition History..........................    62
  Products and Services........................    62
  Customers and Marketing......................    64
  Competition..................................    65
  Foreign Operations...........................    65
  Raw Materials................................    65
  Patents, Trademarks, and Licenses............    65
  Backlog......................................    65
  Employment...................................    65
  Environmental................................    66
  Properties...................................    67
  Legal Proceedings............................    68
  Executive Officers and Directors of
    Astrotech..................................    68
ASTROTECH SELECTED FINANCIAL DATA..............    70
ASTROTECH MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...................................    71
  Results of Operations........................    71
  Liquidity and Capital Resources..............    76
PRINCIPAL STOCKHOLDERS OF ITEQ.................    79
PRINCIPAL STOCKHOLDERS OF ASTROTECH............    80
DESCRIPTION OF ITEQ CAPITAL STOCK..............    81
  Common Stock.................................    81
  Preferred Stock..............................    81
  Warrants.....................................    81
  Certain Anti-Takeover Provisions.............    82
  Limitation on Directors' Liability and
    Indemnification of Directors and
    Officers...................................    83
  Transfer Agent and Registrar.................    84
COMPARISON OF RIGHTS OF STOCKHOLDERS OF ITEQ
  AND ASTROTECH................................    85
  Authorized Capital...........................    85
  Voting Requirements and Quorums of
    Stockholder Meetings.......................    85
  Election of Directors........................    86
  Vacancies on the Board of Directors..........    86
  Number and Term of Directors.................    86
  Removal of Directors.........................    86
  Amendment of Bylaws..........................    86
  Action by Written Consent and Special
    Meetings of Stockholders...................    87
  Indemnification of Directors and Officers....    87
PROPOSAL TO ADOPT ITEQ RESTATED STOCK OPTION
  PLAN.........................................    88
  General......................................    88
  Eligibility..................................    88
  Administration...............................    88
  Types of Awards..............................    88
  Amendment....................................    89
  Other Matters................................    89
  Tax Consequences.............................    90
  Legal Matters................................    91
  Experts......................................    91
INDEX TO FINANCIAL STATEMENTS..................   F-1
Appendix A -- Plan and Agreement of Merger.....   A-1
Appendix B -- Opinion of Simmons & Company
  International................................   B-1
Appendix C -- Opinion of Rauscher Pierce
  Refsnes, Inc.................................   C-1
Appendix D -- Amended and Restated ITEQ 1990
  Stock Option Plan............................   D-1
Appendix E -- Amended and Restated Certificate
  of Incorporation of ITEQ.....................   E-1

                               GLOSSARY OF TERMS

     "Astrotech" means Astrotech International Corporation, a Delaware corporation.

     "Astrotech Common Stock" means the common stock, par value $.01 per share, of Astrotech.

     "Astrotech Meeting" means the special meeting of stockholders of Astrotech to be held with respect to adoption by the Astrotech Stockholders of the Merger Agreement.

     "Astrotech Record Date" means October 3, 1997.

     "Astrotech Stockholders" means the holders of Astrotech Common Stock.

     "Closing" means the consummation of the Merger.

     "Closing Date" means October 28, 1997, or such other date as may be determined by ITEQ and Astrotech.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Combined Company" means the combined company of ITEQ and Astrotech resulting from the Merger.

     "Commission" means the United States Securities and Exchange Commission.

     "DGCL" means the Delaware General Corporation Law, as amended.

     "Effective Date" means the date the certificate of merger is filed by ITEQ pursuant to the Merger Agreement with the Secretary of State of the State of Delaware in accordance with the DGCL.

     "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Exchange Agent" means Harris Trust and Savings Bank, New York, New York, the exchange agent selected by ITEQ to facilitate the exchange of Astrotech Common Stock in the Merger.

     "Exchange Ratio" means 0.93, the number of shares of ITEQ Common Stock to be exchanged for each share of Astrotech Common Stock pursuant to the Merger Agreement.

     "GAAP" means generally accepted accounting principles.

     "HSR Act" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "ITEQ" means ITEQ, Inc., a Delaware corporation.

     "ITEQ Common Stock" means the common stock, par value $.001 per share, of ITEQ.

     "ITEQ Meeting" means the special meeting of stockholders of ITEQ to be held with respect to adoption by the ITEQ Stockholders of the Merger Agreement and approval by the ITEQ Stockholders of the Restated Option Plan.

     "ITEQ Record Date" means October 1, 1997.

     "ITEQ Restated Bylaws" means the Amended and Restated Bylaws of ITEQ to become effective on the consummation of the Merger.

     "ITEQ Restated Certificate" means the Amended and Restated Certificate of Incorporation of ITEQ to be adopted pursuant to the Merger Agreement, a copy of which is attached hereto as Appendix E.

     "ITEQ Stockholders" means the holders of ITEQ Common Stock.

     "Joint Proxy Statement/Prospectus" means this document relating to the ITEQ Meeting and Astrotech Meeting and the issuance of securities in connection therewith.

     "Merger" means the merger of Astrotech with and into ITEQ, as contemplated by the Merger Agreement.

     "Merger Agreement" means the Plan and Agreement of Merger by and between ITEQ and Astrotech dated effective June 30, 1997, a copy of which is attached hereto as Appendix A.

     "NASD" means the National Association of Securities Dealers, Inc.

     "Nasdaq National Market" means the National Market System of The Nasdaq Stock Market, Inc.

     "Restated Option Plan" means the proposal to amend and restate the ITEQ 1990 Stock Option Plan, a copy of which is attached hereto as Appendix D.

     "RPR" means Rauscher Pierce Refsnes, Inc., financial advisor to Astrotech.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Simmons" means Simmons & Company International, financial advisor to ITEQ.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. The information contained in this summary is qualified in its entirety by and should be read in conjunction with more detailed information contained in this Joint Proxy Statement/Prospectus and the Appendices hereto. Unless otherwise indicated, capitalized terms used in this summary are defined in the Glossary of Terms or elsewhere in this Joint Proxy Statement/Prospectus. Stockholders are urged to carefully read this Joint Proxy Statement/Prospectus and the Appendices in their entirety.

                                 THE COMPANIES

ITEQ, Inc..................  ITEQ is a provider of manufactured equipment, engineered systems and services used in the processing, treatment, storage and movement of gases and liquids. It manufactures shell and tube heat exchangers, principally for petrochemical and refining applications, and produces baghouses, scrubbers, fans and other filtration systems and components for environmental and general industrial applications. ITEQ also manufactures specialized process equipment, such as reactors, blenders, stacks, towers, columns and pressure vessels, principally for the refining, petrochemical and plastics industries. ITEQ operates internationally, with its equipment, systems and services sold or utilized in over 30 countries worldwide. ITEQ's principal executive offices are located at 2727 Allen Parkway, Suite 760, Houston, Texas 77019, and its telephone number is (713) 285-2700. See "Business of ITEQ."

Astrotech International
  Corporation..............  Astrotech provides engineering, design, fabrication and maintenance services and constructs steel structures for a variety of industries, including refining, petrochemical, water storage, pulp and paper, mining, alcohol, agriculture, wastewater treatment, power generation and process systems. Astrotech's products include large aboveground storage tanks, pressure vessels, bins, silos, stacks and liners, scrubbers and shop built tanks. Astrotech also provides non-destructive testing and inspection services for large aboveground storage tanks, pressure vessels and piping and also offers mobile storage tank leasing services. Astrotech's principal executive offices are located at 960 Penn Avenue, Suite 800, Pittsburgh, Pennsylvania 15222, and its telephone number is (412) 391-1896. See "Business of Astrotech."

                                  THE MEETINGS

DATE, TIME AND PLACE

     ITEQ. The ITEQ Meeting will be held on Tuesday, October 28, 1997, at Wortham Tower, Meeting Room 1, 2727 Allen Parkway, Houston, Texas 77019, at 9:00 a.m. (local time).

     Astrotech. The Astrotech Meeting will be held on Tuesday, October 28, 1997, at Raveneaux Country Club, 9415 Cypresswood Drive, Spring, Texas 77379, at 9:00 a.m. (local time).

PURPOSES OF THE MEETINGS

     ITEQ. The purpose of the ITEQ Meeting is to consider and act upon (i) a proposal to adopt the Merger Agreement, (ii) a proposal to approve the Restated Option Plan and (iii) such other business as may be properly presented to the meeting.

     Astrotech. The purpose of the Astrotech Meeting is to consider and act upon a proposal to adopt the Merger Agreement and such other business as may be properly presented to the meeting.

RECORD DATES; HOLDERS ENTITLED TO VOTE

     ITEQ. Only holders of record of shares of ITEQ Common Stock at the close of business on October 1, 1997, are entitled to notice of and to vote at the ITEQ Meeting. On such date, there were 17,084,449 shares of ITEQ Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon at the ITEQ Meeting.

     Astrotech. Only holders of record of Astrotech Common Stock at the close of business on October 3, 1997, are entitled to notice of and to vote at the Astrotech Meeting. On such date, there were 10,251,286 shares of Astrotech Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon at the Astrotech Meeting.

QUORUM; VOTE REQUIRED; SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN OTHER
PERSONS

     ITEQ. The presence, in person or by proxy, at the ITEQ Meeting of the holders of a majority of the outstanding shares of ITEQ Common Stock is necessary to constitute a quorum at the meeting. The affirmative vote of the holders of (i) at least a majority of the outstanding shares of ITEQ Common Stock is required to adopt the Merger Agreement and (ii) at least a majority of the shares of ITEQ Common Stock present at the ITEQ Meeting is required to approve the Restated Option Plan.

     As of the ITEQ Record Date, directors and executive officers of ITEQ and their affiliates owned beneficially approximately 3,233,658 of the outstanding shares of ITEQ Common Stock.

     Astrotech. The presence, in person or by proxy, at the Astrotech Meeting of the holders of a majority of the outstanding shares of Astrotech Common Stock is necessary to constitute a quorum at the meeting. The affirmative vote of the holders of at least a majority of the outstanding shares of Astrotech Common Stock is required to adopt the Merger Agreement.

     As of the Astrotech Record Date, the directors and executive officers of Astrotech and their affiliates owned beneficially approximately 4,345,050 of the outstanding shares of Astrotech Common Stock.

RECOMMENDATIONS OF BOARDS OF DIRECTORS

     ITEQ. The board of directors of ITEQ believes the Merger and the transactions contemplated thereby and the Restated Option Plan to be in the best interests of ITEQ and the ITEQ Stockholders and unanimously recommends that the ITEQ Stockholders vote to (i) adopt the Merger Agreement and (ii) approve the Restated Option Plan.

     Astrotech. The board of directors of Astrotech believes that the Merger and the transactions contemplated thereby are in the best interests of the Astrotech Stockholders and unanimously recommends that the

Astrotech Stockholders vote to adopt the Merger Agreement. Certain members of the Astrotech board may have conflicting interests in the Merger.

     See "The Meetings -- Recommendations of the Boards of Directors" and "The Merger -- Conflicts of Interest."

OPINIONS OF FINANCIAL ADVISORS

     Simmons has rendered an opinion to the board of directors of ITEQ that the consideration to be paid in the Merger is fair, from a financial point of view, to the ITEQ Stockholders. See "The Merger -- Opinion of Simmons" and the full text of the opinion set forth in Appendix B.

     RPR has rendered an opinion to the board of directors of Astrotech that the consideration to be received by the Astrotech Stockholders in the Merger is fair to such stockholders from a financial point of view. See "The Merger -- Opinion of RPR" and the full text of the opinion set forth in Appendix C.

                                   THE MERGER

     The board of directors of each of ITEQ and Astrotech have approved, subject to the approval of their respective stockholders and satisfaction or waiver of conditions to Closing, the Merger Agreement and the transactions contemplated thereby. Under the Merger Agreement, Astrotech will be merged with and into ITEQ, the separate existence of Astrotech will cease, and ITEQ will continue as the surviving corporation. See "The Merger -- "Background" and -- "Reasons for the Merger."

REASONS FOR THE MERGER

     ITEQ and Astrotech are both engaged in the manufacture, sale and after-market service of complementary lines of custom-built industrial process and storage equipment utilized by the petroleum, petrochemical and other process industries. ITEQ and Astrotech believe the Merger will result in significant benefits to each company, including manufacturing efficiencies, management synergies, possible distribution efficiencies and enhanced sales and marketing opportunities. If these expected efficiencies and savings can be achieved, stockholders of the combined entity will be able to participate in enhanced prospects for the combined enterprise. In addition, the enhanced size and scope of the Combined Company will better position it to compete in the industrial equipment, systems and services sectors through broadened product capabilities and an enhanced ability to attract capital at a potentially lower cost. The larger market capitalization of the combined entity should also afford greater market liquidity for the stockholders of the Combined Company. See "The
Merger -- Reasons for the Merger."

EXCHANGE OF ASTROTECH COMMON STOCK AND RELATED MATTERS

     Under the terms of the Merger Agreement, each share of Astrotech Common Stock will be exchanged for 0.93 of a share of ITEQ Common Stock (the "Exchange Ratio"), resulting in the issuance of approximately 9,533,695 shares of ITEQ Common Stock upon consummation of the Merger, based on the number of outstanding shares of Astrotech Common Stock as of the Astrotech Record Date. Astrotech Stockholders will be entitled to exchange their share certificates for ITEQ Common Stock certificates upon completing and returning a letter of transmittal to the Exchange Agent. Upon exchange of all of the Astrotech Common Stock, the former holders of Astrotech Common Stock will own approximately 35% of ITEQ's outstanding common stock as of the Effective Date.

     At the Effective Date, each outstanding option to purchase Astrotech Common Stock will be modified to become an option to purchase that number of shares of ITEQ Common Stock determined by multiplying the number of shares of Astrotech Common Stock subject to such Astrotech stock option at the Effective Date by the Exchange Ratio, at an exercise price per share of ITEQ Common Stock equal to the exercise price per share of such option to purchase Astrotech Common Stock immediately prior to the Effective Date, divided by the Exchange Ratio. The term, exercisability, vesting schedule and all other terms and conditions of such options to purchase Astrotech Common Stock will otherwise be unchanged.

     See "The Merger Agreement -- Manner and Basis of Converting Astrotech Shares."

BOARD OF DIRECTORS AFTER THE MERGER

     If the Merger is consummated, ITEQ's board of directors will be expanded to nine members, seven of whom will be the persons who are currently directors of ITEQ. In addition, S. Kent Rockwell and Nathan M. Avery, each of whom has been designated by Astrotech under the Merger Agreement, will become directors of ITEQ on the Effective Date. See "The Merger Agreement -- Management After the Merger."

EFFECTIVE DATE OF THE MERGER

     The Merger will become effective on the date the certificate of merger is filed by ITEQ with the Secretary of State of the State of Delaware pursuant to the Merger Agreement. The Effective Date is expected to occur as soon as practicable after all conditions to the obligations of ITEQ and Astrotech to consummate the Merger have been satisfied or waived.

CONDITIONS TO THE MERGER

     The obligations of ITEQ and Astrotech to consummate the Merger are subject to the satisfaction or waiver of certain conditions including (i) the requisite stockholder approvals of the Merger; (ii) the shares of ITEQ Common Stock issued in the Merger shall be listed on the Nasdaq National Market; (iii) ITEQ must have consummated a refinancing of Astrotech's debt, subject to the terms of the Merger Agreement; (iv) receipt of various opinions, including a tax opinion from ITEQ's counsel; and (v) certain other conditions customary in transactions similar to the Merger. Neither of the parties to the Merger will waive any condition to Closing which relates to a party obtaining stockholder approval in accordance with Delaware law or any condition with respect to compliance with other applicable state or federal laws. See "The Merger Agreement -- Terms of the Merger Agreement -- Conditions to the Merger."

TERMINATION OF THE MERGER; AGREEMENT NOT TO SOLICIT OTHER PROPOSALS

     The Merger Agreement may be terminated by mutual consent of the parties or by either ITEQ or Astrotech, before or after stockholder adoption, if (i) any condition precedent to the Merger has not been met by the other party; (ii) there has been a material adverse change since March 31, 1997 with respect to the other party; (iii) any legal action regarding the Merger has been brought by any federal or state governmental entity; (iv) the Merger has not been consummated by November 30, 1997, other than as a result of a breach of the Merger Agreement by the terminating party; or (v) if the Merger cannot be accounted for as a "pooling of interests," except if the terminating party engaged in a transaction after June 30, 1997 which disqualified the Merger from such accounting treatment. In addition, Astrotech may terminate the Merger Agreement if the Astrotech board of directors receives an alternative proposal, whether solicited or unsolicited, and as a result of such proposal, withdraws or modifies adversely to ITEQ its recommendation to stockholders to vote in favor of the Merger Agreement and the transactions contemplated thereby; in the event of such a termination by Astrotech, the Merger Agreement provides that Astrotech will pay ITEQ a break-up fee of $2.5 million.

     The Merger Agreement generally provides that Astrotech may not take any action to solicit or facilitate certain other acquisition proposals involving Astrotech or otherwise have discussions or negotiations regarding such a transaction, except in the event of a Superior Astrotech Transaction Proposal, in which event Astrotech may furnish information and engage in negotiations with a third party making such a proposal. The Merger Agreement does not require the Astrotech board of directors to vote against any alternative proposals.

     See "The Merger Agreement -- Terms of the Merger Agreement -- Termination; Agreement Not to Solicit Other Proposals."

REGULATORY REQUIREMENTS

     ITEQ and Astrotech have obtained clearance to consummate the Merger from the United States anti-trust authorities under the HSR Act. There are no other federal or state regulatory requirements that must be complied with or obtained in connection with the consummation of the Merger.

CONFLICTS OF INTERESTS

     Messrs. S. Kent Rockwell and T. Richard Mathews, each of whom is currently a director and executive officer of Astrotech, have entered into arrangements with ITEQ to continue their employment from the Effective Date through December 31, 1997 at their current base salary and benefits. Thereafter, each of Messrs. Rockwell and Mathews will serve as a consultant for one year on an "as-needed" basis at a rate of $2,000 per day. Beginning on the Effective Date, Mr. Rockwell will serve as one of the nine directors of ITEQ. In addition, each of Messrs. Rockwell and Mathews have entered into two-year non-competition agreements that commence on the date their employment is terminated, currently anticipated to be January 1, 1998, and for which they will be paid a total of $450,000 and $300,000, respectively, and they will be conveyed the automobiles currently provided to them by Astrotech.

     Raymond T. Royko and Helen Vardy Gricks, each of whom currently serves as an officer of Astrotech, have entered into arrangements with ITEQ to continue their employment for the three-month period subsequent to the Effective Date (the "Transition Period") at their current base salary and benefits. As an incentive for each of them to continue their employment through the Transition Period, ITEQ has agreed to pay them a one-time bonus of $77,860 and $39,460, respectively, upon expiration of the Transition Period. In addition, Mr. Royko and Ms. Gricks will receive a one-time severance payment of $155,720 and $78,920, respectively, upon termination of their employment on the expiration of the Transition Period, and they will be conveyed the automobiles currently provided to them by Astrotech.

     Based on their ownership of Astrotech Common Stock, Messrs. Rockwell, Mathews and Royko and Ms. Gricks will become the beneficial owners of 1,350,501, 623,474, 41,106 and 7,594 shares of ITEQ Common Stock, respectively, upon consummation of the Merger.

     See "The Merger -- Conflicts of Interest."

ANTICIPATED ACCOUNTING TREATMENT

     The Merger will be accounted for as a pooling of interests in accordance with GAAP. See "The Merger -- Anticipated Accounting Treatment."

EXPENSES OF MERGER

     ITEQ and Astrotech have each agreed to pay their own expenses incurred in connection with the transaction. In the event the Merger is consummated, all expenses (which are estimated to be approximately $3.0 million) will effectively be borne by the Combined Company since the Merger will be accounted for as a pooling of interests.

OTHER MATTERS

     For a description of the material differences between the rights of holders of ITEQ Common Stock and Astrotech Common Stock, see "Comparison of Rights of Stockholders of ITEQ and Astrotech."

                              NO APPRAISAL RIGHTS

     Neither the ITEQ Stockholders nor the Astrotech Stockholders have the right to seek the appraisal of their shares under the DGCL. See "The Merger -- No Appraisal Rights."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to constitute a tax-free reorganization under
Section 368(a)(1)(A) of the Code, such that the Astrotech Stockholders will recognize no gain or loss for federal income tax purposes as a result of the Merger, except to the extent they receive cash in lieu of fractional shares. See "The Merger -- Certain Federal Income Tax Consequences."

                                  RISK FACTORS

     For a discussion of certain considerations with respect to the business and operations of ITEQ and Astrotech that should be considered by a stockholder before determining how to vote at the meetings, see "Risk Factors."

                DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

     This Joint Proxy Statement/Prospectus includes "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact included in this Joint Proxy Statement/Prospectus are forward looking statements. Such forward looking statements include, without limitation, statements under (a) "Business of ITEQ," (b) "Business of Astrotech," (c) "ITEQ Management's Discussion and Analysis of Financial Condition and Results of Operations," (d) "Astrotech Management's Discussion and Analysis of Financial Condition and Results of Operations," (e) "Risk Factors," (f) "The Merger -- Certain Information Concerning ITEQ and Astrotech," (g) "The Merger -- Opinion of Simmons" and (h) "The Merger -- Opinion of RPR." Although ITEQ and Astrotech believe that the expectations reflected in such forward looking statements are reasonable, they can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from ITEQ's and Astrotech's expectations are disclosed in this Joint Proxy Statement/Prospectus under the heading "Risk Factors" and elsewhere.

         SUMMARY COMBINED UNAUDITED CONDENSED PRO FORMA FINANCIAL DATA

     The following presents summary unaudited pro forma financial data of ITEQ and Astrotech as of the date and for the periods presented. The unaudited pro forma financial results set forth below give effect to the Merger of ITEQ and Astrotech as if it had been consummated on January 1, 1994. The unaudited pro forma balance sheet data gives effect to the Merger as if it had been consummated on June 30, 1997. The as adjusted pro forma financial data is derived from the historical financial statements of ITEQ and Astrotech giving effect to the acquisitions of Ohmstede, Inc. ("Ohmstede"), Graver Tank & Mfg. Co. ("Graver") and Trusco Tank, Inc. ("Trusco") under the purchase method of accounting, the proposed refinancing of debt and the May 20, 1997 ITEQ equity offering and is based on assumptions and adjustments described in the Combined Unaudited Condensed Pro Forma Financial Information contained elsewhere herein.

                                                       PRO FORMA                            AS ADJUSTED PRO FORMA
                                  ----------------------------------------------------   ----------------------------
                                            YEAR ENDED              SIX MONTHS ENDED         YEAR            SIX
                                           DECEMBER 31,                 JUNE 30,             ENDED       MONTHS ENDED
                                  ------------------------------   -------------------   DECEMBER 31,      JUNE 30,
                                    1994       1995       1996       1996       1997         1996            1997
                                  --------   --------   --------   --------   --------   -------------   ------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues........................  $130,552   $213,367   $232,994   $102,891   $161,189     $351,316        $168,760
Cost of revenues................    97,662    166,291    179,332(1)   79,100(1)  124,538    271,519(1)      130,778
Selling, general and
  administrative
  expenses......................    24,217     32,117     34,436     16,457     22,111       48,569          23,144
Depreciation and amortization...     4,282      4,835      5,717      2,658      3,814        7,985           3,962
Merger costs, restructuring
  charges and other nonrecurring
  costs.........................        --      1,335      3,704      3,500         --        3,704              --
                                  --------   --------   --------   --------   --------     --------        --------
Operating profit................     4,391      8,789      9,805      1,176     10,726       19,539          10,876
Interest expense, net...........    (2,121)    (2,835)    (3,991)    (1,460)    (4,184)      (7,456)         (2,143)
Other income....................       206        807        634        278        383        1,378             453
                                  --------   --------   --------   --------   --------     --------        --------
Earnings (Loss) from continuing
  operations before change in
  accounting principle and
  provision for income taxes....     2,476      6,761      6,448         (6)     6,925       13,461           9,186
Provision for income taxes......     1,201      3,270      2,524        124      2,724        5,250           3,582
                                  --------   --------   --------   --------   --------     --------        --------
Net earnings (loss) from
  continuing operations before
  change in accounting
  principle.....................  $  1,275   $  3,491   $  3,924   $   (130)  $  4,201     $  8,211        $  5,604
                                  ========   ========   ========   ========   ========     ========        ========
Net earnings (loss) from
  continuing operations before
  change in accounting principle
  per common share..............  $   0.07   $   0.17   $   0.19   $  (0.01)  $   0.18     $   0.32        $   0.20
                                  ========   ========   ========   ========   ========     ========        ========
Weighted average number of
  common and common equivalent
  shares outstanding(2).........    19,407     20,746     20,881     20,899     23,230       25,988          28,337
                                  ========   ========   ========   ========   ========     ========        ========

                                                                          AS ADJUSTED
                                                              PRO FORMA    PRO FORMA
                                                              ---------   -----------
                                                                   JUNE 30, 1997
                                                              -----------------------
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets................................................  $233,336     $230,628
Working capital.............................................    43,233       45,851
Long-term debt..............................................    67,262       69,383
Stockholders' equity........................................    98,804       87,954

---------------

(1) Includes $700 of restructuring charges. See Note 3 to the ITEQ Consolidated Financial Statements.

(2) Unaudited pro forma per share information is based on the combined average number of shares of ITEQ and Astrotech Common Stock adjusted for the Exchange Ratio for the respective period.

                       SUMMARY HISTORICAL FINANCIAL DATA

     The following tables set forth certain selected historical financial data for ITEQ and Astrotech. The financial data for the periods indicated have been derived from the "ITEQ Selected Financial Data" and the "Astrotech Selected Financial Data" included elsewhere in this Joint Proxy Statement/Prospectus. The information below should also be read in conjunction with "ITEQ Management's Discussion and Analysis of Financial Condition and Results of Operations," "Astrotech Management's Discussion and Analysis of Financial Condition and Results of Operations" and the respective ITEQ and Astrotech consolidated financial statements and related notes appearing elsewhere in this Joint Proxy Statement/Prospectus.

ITEQ

                                FISCAL      FISCAL                          YEAR ENDED DECEMBER 31,                SIX
                                 YEAR        YEAR      NINE MONTHS    ------------------------------------       MONTHS
                                 ENDED       ENDED        ENDED          1994          1995                       ENDED
                               MARCH 31,   MARCH 31,   DECEMBER 31,       AS            AS                      JUNE 30,
                                 1992        1993          1993       RESTATED(1)   RESTATED(1)     1996          1997
                               ---------   ---------   ------------   -----------   -----------   --------     -----------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)                (UNAUDITED)
OPERATING DATA:
Revenue......................   $7,026      $12,790      $27,859        $61,826      $113,164     $110,804       $92,299
Operating profit (loss)......      (81)      (1,237)         769          1,593         3,436        2,273(2)      6,395
Earnings (Loss) before
  provision (benefit) for
  income taxes...............       35       (1,221)         705            817         2,260          (82)        3,321
Provision (Benefit) for
  income taxes...............       14         (396)         234            338         1,500            4         1,295
Net earnings (loss)..........   $   21      $  (825)     $   471        $   479      $    760     $    (86)      $ 2,026
                                ======      =======      =======        =======      ========     ========       =======
Net earnings (loss) per
  common share...............   $  .01      $  (.22)     $   .08        $   .04      $    .07     $   (.01)      $   .15
                                ======      =======      =======        =======      ========     ========       =======
Weighted average common and
  common equivalent shares
  outstanding................    2,991        3,763        5,928         10,891        11,552       11,481        13,639
                                ======      =======      =======        =======      ========     ========       =======

                                                                                DECEMBER 31,
                                                               ----------------------------------------------
                                                                            1994          1995
                                       MARCH 31,   MARCH 31,                 AS            AS                    JUNE 30,
                                         1992        1993       1993     RESTATED(1)   RESTATED(1)     1996        1997
                                       ---------   ---------   -------   -----------   -----------   --------   -----------
                                                                          (IN THOUSANDS)                        (UNAUDITED)
BALANCE SHEET DATA:
Total assets.........................   $7,344      $26,585    $25,887     $52,800       $70,844     $136,388    $129,448
Working capital......................    3,382        4,038      4,197       7,964        17,834       29,851      29,101
Long-term debt.......................    1,698        3,698      1,964      10,773        21,555       73,153      34,815
Stockholders' equity.................    5,404       14,540     14,627      21,474        21,403       23,253      58,132

---------------

(1) See Note 1 to the ITEQ Consolidated Financial Statements.

(2) Includes approximately $4,400 in restructuring charges. See Note 3 to the ITEQ Consolidated Financial Statements.

ASTROTECH

                                                                                                          NINE MONTHS
                                                                 YEAR ENDED SEPTEMBER 30,                    ENDED
                                                    ---------------------------------------------------     JUNE 30,
                                                     1992        1993      1994       1995       1996         1997
                                                    -------     -------   -------   --------   --------   ------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)          (UNAUDITED)
OPERATING DATA:
Revenues..........................................  $50,954     $39,549   $68,726   $100,203   $122,190     $102,694
Operating profit..................................    4,315       1,277     2,798      5,353      7,532        6,499
Earnings from continuing operations before change
  in accounting principle and provision for income
  taxes...........................................    3,741         771     1,659      4,501      6,530        5,561
Provision for income taxes........................      550         184       863      1,770      2,520        2,204
Earnings from continuing operations before change
  in accounting principle.........................    3,191         587       796      2,731      4,010        3,357
Earnings from discontinued operations.............      379         564       154         --         --           --
Cumulative effect of change in accounting
  principal for income taxes......................       --          --     2,931         --         --           --
Net earnings......................................    3,570       1,151     3,881      2,731      4,010        3,357
Net earnings applicable to common shares..........    3,326       1,151     3,881      2,731      4,010        3,357
                                                    =======     =======   =======   ========   ========     ========
Earnings from continuing operations before change
  in accounting principle per common share........  $   .40(1)  $   .07   $   .09   $    .28   $    .40     $    .33
Cumulative effect of change in accounting
  principle per common share......................       --          --       .32         --         --           --
Net earnings per common share.....................  $   .46     $   .14   $   .42   $    .28   $    .40     $    .33
                                                    =======     =======   =======   ========   ========     ========
Weighted average common and common equivalent
  shares outstanding..............................    7,292       8,053     9,157      9,886     10,108       10,313
                                                    =======     =======   =======   ========   ========     ========

                                                                            SEPTEMBER 30,
                                                           -----------------------------------------------    JUNE 30,
                                                            1992      1993      1994      1995      1996        1997
                                                           -------   -------   -------   -------   -------   -----------
                                                                                  (IN THOUSANDS)             (UNAUDITED)
BALANCE SHEET DATA:
Total assets.............................................  $32,506   $34,012   $64,906   $66,551   $88,364      $103,888
Working capital..........................................    5,381     7,161     8,928    10,283    12,722        14,132
Long-term debt...........................................    4,760     5,731    12,334    12,482    20,917        32,447
Stockholders' equity.....................................   19,551    21,133    30,005    33,318    37,053        40,672

---------------

(1) Astrotech paid $244 of preferred stock dividends in 1992.

     See Notes 1, 2 and 9 of Notes to the Astrotech Consolidated Financial Statements included herein for a discussion of change in accounting principle for income taxes, acquisitions and discontinued operations, respectively, which affected comparability among years.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth (a) the historical earnings (loss) per common share and the historical book value per common share for ITEQ Common Stock, (b) the historical earnings per common share and the historical book value per common share data of Astrotech Common Stock; (c) the combined unaudited pro forma earnings per share and the combined unaudited pro forma book value per share for ITEQ after giving effect to the proposed Merger on a pooling of interests basis; (d) the adjusted unaudited pro forma earnings per share and the adjusted unaudited pro forma book value per share for ITEQ after giving effect to the proposed Merger, the Ohmstede, Graver and Trusco acquisitions under the purchase method of accounting, the proposed refinancing of debt and the May 20, 1997 equity offering as described in the Combined Unaudited Condensed Pro Forma Financial Information; (e) the combined unaudited pro forma earnings per common share and the unaudited pro forma book value per share attributable to the .93 share of ITEQ Common Stock that will be received by the Astrotech Stockholders for each share of Astrotech Common Stock (as if Astrotech would be the surviving corporation); and (f) the adjusted unaudited pro forma earnings per share and the adjusted unaudited pro forma book value per share attributable to the .93 shares of ITEQ Common Stock that will be received by the Astrotech Stockholders for each share of Astrotech Common Stock (as if Astrotech would be the surviving corporation). No cash dividends were paid by ITEQ or Astrotech during any of the periods presented. The information presented in the table should be read in conjunction with the combined unaudited condensed pro forma financial statements and the separate historical consolidated financial statements of ITEQ and Astrotech and the related notes contained elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus. See "Combined Unaudited Condensed Pro Forma Financial Information," "Incorporation of Certain Information by Reference" and the ITEQ and Astrotech Consolidated Financial Statements.

                                                HISTORICAL                      PRO FORMA(1)
                                             -----------------   -------------------------------------------
                                                                              ITEQ                 ASTROTECH
                                             ITEQ    ASTROTECH   COMBINED   ADJUSTED   ASTROTECH   ADJUSTED
                                             -----   ---------   --------   --------   ---------   ---------
                                              (A)       (B)        (C)        (D)         (E)         (F)
                                                                                 (UNAUDITED)
  EARNINGS (LOSS) PER COMMON SHARE FROM
    CONTINUING OPERATIONS BEFORE CHANGE IN
    ACCOUNTING PRINCIPLE:
  Unaudited six months ended June 30,
    1997...................................  $ .15     $ .21      $ .18      $ .20       $ .17       $ .19
  Year ended December 31 for ITEQ and
    September 30 for Astrotech:
       1996................................   (.01)      .40        .19        .32         .17         .30
       1995................................    .07       .28        .17                    .16
       1994................................    .04       .09        .07                    .06
  BOOK VALUE PER SHARE AS OF:
  Unaudited June 30, 1997 for ITEQ and
    Astrotech..............................  $3.43     $4.08      $3.77      $3.35       $3.50       $3.12
  December 31, 1996 for ITEQ and September
    30, 1996 for Astrotech.................   2.02      3.75       2.92                   2.71

---------------

(1) Unaudited pro forma per share information is based on the combined average number of shares or combined number of shares of ITEQ and Astrotech Common Stock adjusted by the Exchange Ratio for, or as of, the respective period then ended, as applicable. The information is also based on the historical ITEQ results or financial position combined with the historical Astrotech results or financial position as well as the combined unaudited adjusted condensed pro forma pooled balance sheet and statements of operations.

                         COMPARATIVE MARKET PRICE DATA

ITEQ COMMON STOCK

     ITEQ Common Stock is quoted on the Nasdaq National Market under the symbol "ITEQ." The following table shows the high and low closing sale prices by quarter for the ITEQ Common Stock as reported by the Nasdaq National Market. On July 23, 1997, the last full trading day prior to the public announcement of the signing of the Merger Agreement, the last sale price per share of ITEQ Common Stock was $11 3/4. On October 2, 1997, the last full trading day for which quotations were available prior to the date of this Joint Proxy Statement/Prospectus, the last sale price per share of ITEQ Common Stock was $14. As of October 1, 1997, there were approximately 146 holders of record of the ITEQ Common Stock. Stockholders are urged to obtain current quotations for ITEQ Common Stock. ITEQ has never paid dividends on its common stock, and it is anticipated that financing agreements in place after the Merger will restrict ITEQ's ability to pay dividends in the future.

                                                                HIGH    LOW
                                                                ----    ---
1995
  First Quarter.............................................   3 3/8    2 1/4
  Second Quarter............................................   2 15/16  1 3/4
  Third Quarter.............................................   4 3/4    2 5/16
  Fourth Quarter............................................   4 3/8    3 3/16
1996
  First Quarter.............................................   4 1/2    3 1/4
  Second Quarter............................................   4 1/4    3 3/8
  Third Quarter.............................................   5 1/8    2 7/8
  Fourth Quarter............................................   5        4 1/8
1997
  First Quarter.............................................   7 1/2    4 1/2
  Second Quarter............................................   9 1/2    5 13/16
  Third Quarter (through October 2, 1997)...................   14       9 3/8

ASTROTECH COMMON STOCK

     Astrotech Common Stock is traded on the American Stock Exchange under the symbol "AIX." The high and low sales prices for the Astrotech Common Stock for each fiscal quarter as reported in the consolidated transaction reporting system are shown below for the periods indicated. No dividends have been paid on the Astrotech Common Stock during the periods indicated. On October 2, 1997, the last full trading day for which quotations were available prior to the date of this Joint Proxy Statement/Prospectus, the last sale price per share of the Astrotech Common Stock was $12 3/4. As of October 3, 1997, there were approximately 8,500 holders of record of Astrotech Common Stock.

                        FISCAL YEAR                           HIGH        LOW
                        -----------                           ----        ---
1995
  First Quarter.............................................    2 7/8    2 9/16
  Second Quarter............................................    3 1/2    2 11/16
  Third Quarter.............................................    3 7/16   2 11/16
  Fourth Quarter............................................    3 15/16  3 1/8
1996
  First Quarter.............................................    4 3/8    3 1/16
  Second Quarter............................................    4 13/16  3 5/8
  Third Quarter.............................................    9        4 1/8
  Fourth Quarter............................................    6 1/8    4 3/8
1997
  First Quarter.............................................    6 1/16   4 1/2
  Second Quarter............................................    6 3/4    5 1/2
  Third Quarter.............................................    6 3/4    5 1/8
  Fourth Quarter (through October 2, 1997)..................   12 7/8    5 3/4

                                  RISK FACTORS

     The following risk factors should be considered by ITEQ Stockholders and Astrotech Stockholders in evaluating whether to approve the Merger. These risk factors should be considered in conjunction with the other information included in this Joint Proxy Statement/Prospectus.

FIXED EXCHANGE RATIO

     The Exchange Ratio is expressed in the Merger Agreement as a fixed ratio. Accordingly, the Exchange Ratio will not be adjusted in the event of any increase or decrease in the market price of either ITEQ Common Stock or Astrotech Common Stock. The price of ITEQ Common Stock at the Effective Date will likely vary from its price at the date of this Joint Proxy Statement/Prospectus. Such variation may be the result of changes in the business, operations or prospects of ITEQ or Astrotech, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions and other factors. See "The Merger Agreement -- Manner and Basis of Converting Astrotech Shares and -- Terms of the Merger Agreement."

DEPENDENCE ON INDUSTRY SPENDING; SEASONALITY

     The prospects for the Combined Company depend upon the level of capital and maintenance expenditures by its industrial customers, in particular those by petroleum, petrochemical and refining concerns. These industries historically have been cyclical in nature and vulnerable to general downturns in the economy. Decreases in industry spending could have a significant adverse effect upon the demand for the Combined Company's products and services and its results of operations. ITEQ historically has experienced quarterly fluctuations in its operating results, and historically Astrotech's second fiscal quarter results have tended to fluctuate, principally due to climatic conditions affecting some of Astrotech's operations and the timing of maintenance budgets at some of its customers. Consequently, Astrotech's second fiscal quarter historically includes lower revenues than the other three quarters. Operating results for the Combined Company in any quarter will be dependent upon the timing of equipment and system sales, which may vary considerably among quarters.

ACQUISITIONS; INTEGRATION OF OPERATIONS

     Since 1990 ITEQ has completed eight acquisitions of businesses. ITEQ plans to continue to pursue acquisitions of businesses whose products and services complement those of ITEQ. ITEQ's acquisition strategy involves the potential risks inherent in assessing the value, strengths, weaknesses, contingent or other liabilities and potential profitability of acquisition candidates and in integrating the operations of acquired companies. Although ITEQ generally has been successful in pursuing these acquisitions, there can be no assurance that acquisition opportunities will continue to be available, that it will have access to the capital required to finance potential acquisitions, that it will continue to acquire businesses or that any business acquired will be integrated successfully or prove profitable.

POTENTIAL OBSTACLES TO INTEGRATION OF THE COMBINED COMPANY

     In evaluating the terms of the Merger, ITEQ and Astrotech each analyzed their respective businesses and made certain assumptions concerning their respective future operations and operations of the Combined Company. One principal assumption was that through consolidation of operations, the Merger would produce a Combined Company with operating results better than those historically experienced by either company in the absence of the Merger. There can be no assurance, however, that these benefits will be achieved. These anticipated benefits of the Merger will not be achieved unless the companies are successfully combined in a timely manner. The process of combining the organizations could cause the interruption of, or a loss of momentum in, the activities of the Combined Company's businesses, which could have an adverse effect on their combined operations.

LEVERAGE AND LIQUIDITY

     At June 30, 1997, ITEQ had total indebtedness of approximately $34.8 million and debt as a percentage of total capitalization of 37%. On a pro forma basis after giving effect to the Merger, the Combined Company would have had total indebtedness of approximately $67.3 million and debt as a percentage of total capitalization of 41% as of June 30, 1997. The degree to which the Combined Company will be leveraged could have important consequences, including the following: (i) the possible impairment of the Combined Company's ability to obtain financing in the future for working capital, capital expenditures and general corporate purposes; (ii) the necessity for a substantial portion of the Combined Company's cash flow from operations to be dedicated to the payment of principal and interest on its indebtedness; and (iii) the potential for increased vulnerability of the Combined Company to economic downturns and possible limitation of its ability to withstand competitive pressures.

     In connection with the Merger, ITEQ is currently in the process of refinancing its and Astrotech's existing credit facilities under a new non-amortizing revolving credit facility, which as currently structured provides for no principal payments over the next two years.

COMPETITION

     The Combined Company's markets are fragmented and highly competitive. The Combined Company will compete with many United States-based and international companies in its global markets. Although none of the Combined Company's competitors is considered dominant, there are competitors that have significantly greater resources than the Combined Company, which, among other things, could be a competitive disadvantage to the Combined Company in securing certain projects.

INTERNATIONAL EXPANSION

     The Combined Company's successful expansion into foreign markets will depend on numerous factors, many of which are beyond its control. In addition, foreign expansion may increase the Combined Company's exposure to certain risks inherent in doing business outside the United States, including currency fluctuations, restrictions on the repatriation of profits, compliance with foreign laws and standards and political risks. Although most of ITEQ's and Astrotech's contracts with respect to international export sales to date have been denominated in United States dollars, no assurance can be made that future contracts will be denominated in United States dollars; therefore, the Combined Company may be subject to foreign exchange risks in the future.

POTENTIAL FOR PRODUCT LIABILITY CLAIMS

     Certain of the Combined Company's products are used in potentially hazardous environments. Although neither ITEQ nor Astrotech has been required to pay any product liability claims to date, and each company carries insurance in amounts that it considers adequate, catastrophic occurrences at locations where the Combined Company's products are used could in the future result in significant product liability claims against the Combined Company.

ENVIRONMENTAL REGULATIONS

     Each of ITEQ and Astrotech is subject to various foreign, federal, state and local laws and regulations relating to the protection of the environment. These laws may provide for retroactive, strict liability for damages to natural resources or threats to public health and safety, rendering a party liable for environmental damage without regard to its negligence or fault. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution. Each company's business involves environmental management and issues typically associated with historical manufacturing operations. To date, neither ITEQ's nor Astrotech's cost of complying with environmental laws and regulations has been material, but the fact that such laws or regulations are changed frequently makes predicting the cost or impact of such laws and regulations on its future operations uncertain. In addition, further increases in the costs of environmental compliance may cause traditional aboveground storage tank ("AST") customers to curtail their storage operations resulting in a decrease in the utilization of ASTs. The modification of existing laws or regulations or the adoption of new laws or regulations affecting either company's operations could adversely affect the Combined Company.

                                  THE MEETINGS

MATTERS TO BE CONSIDERED AT THE MEETINGS

     ITEQ Meeting. At the ITEQ Meeting, holders of ITEQ Common Stock will be asked to consider and act upon:

     1. a proposal to adopt the Merger Agreement;

     2. a proposal to approve the Restated Option Plan; and

     3. to consider and act upon such other business as may properly be presented to the ITEQ Meeting.

     Astrotech Meeting. At the Astrotech Meeting, holders of Astrotech Common Stock will be asked to consider and vote upon the adoption of the Merger Agreement and such other matters as may properly be presented to the Astrotech Meeting.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     ITEQ. The board of directors of ITEQ has unanimously approved the Merger Agreement and the Restated Option Plan and unanimously recommends that the stockholders of ITEQ vote FOR approval and adoption of such matters.

     Astrotech. The board of directors of Astrotech has unanimously approved the Merger Agreement and recommends that the stockholders of Astrotech vote FOR approval and adoption of such matter. Certain members of the Astrotech Board may have conflicting interests in the Merger. See "The Merger -- Conflicts of Interest."

VOTING AT THE MEETINGS; RECORD DATES

     ITEQ. ITEQ has established October 1, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the ITEQ Meeting. Only holders of record of ITEQ Common Stock at the close of business on such date are entitled to notice of and to vote at the ITEQ Meeting. On the record date for the ITEQ Meeting, there were 17,084,449 shares of ITEQ Common Stock outstanding. A majority of such shares, present in person or represented by proxy, is necessary to constitute a quorum at the ITEQ Meeting, and each issued and outstanding share of ITEQ Common Stock is entitled to one vote with respect to adoption of the Merger Agreement and approval of the Restated Option Plan. The affirmative vote of the holders of (i) at least a majority of the outstanding shares of ITEQ Common Stock is required to adopt the Merger Agreement and (ii) at least a majority of the shares of ITEQ Common Stock present at the ITEQ Meeting is required to approve the Restated Option Plan.

     Astrotech. Astrotech has established October 3, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the Astrotech Meeting. Only holders of record of Astrotech Common Stock at the close of business on such date are entitled to notice of and to vote at the Astrotech Meeting. On the record date for the Astrotech Meeting, there were 10,251,286 shares of Astrotech Common Stock outstanding. A majority of such shares, present in person or represented by proxy, is necessary to constitute a quorum at the Astrotech Meeting, and each issued and outstanding share of Astrotech Common Stock is entitled to one vote with respect to the adoption of the Merger Agreement. The affirmative vote of holders of at least a majority of the outstanding shares of Astrotech Common Stock is required to adopt the Merger Agreement.

PROXIES

     ITEQ. Shares of ITEQ Common Stock represented by a proxy in the form enclosed, duly executed and returned to ITEQ prior to or at the ITEQ Meeting, and not revoked, will be voted at the ITEQ Meeting in accordance with the voting instructions contained therein. Shares of ITEQ Common Stock represented by proxies for which no voting instructions are given will be voted FOR adoption of the Merger Agreement and approval of the Restated Option Plan.

     Holders of ITEQ Common Stock are requested to complete, sign, date and return promptly the enclosed proxy card in the postage paid envelope provided for this purpose in order to ensure that their shares are voted at the ITEQ Meeting. A proxy may be revoked at any time prior to the exercise of the authority granted thereunder. Revocation may be accomplished by (i) the execution and delivery of a later-dated proxy with respect to the same shares,
(ii) giving notice thereof in writing to the Secretary of ITEQ at any time prior to the vote on the matters to be considered at the ITEQ Meeting or (iii) attending the ITEQ Meeting and voting in person. Attendance at the ITEQ Meeting by a stockholder who signed a proxy will not in itself revoke the proxy.

     If a holder of ITEQ Common Stock does not return a signed proxy card (and does not vote in person at the ITEQ Meeting), his or her shares will not be voted at the ITEQ Meeting. Such failure to vote will have the effect of a vote against the adoption and approval of the Merger Agreement and the Restated Option Plan. Since adoption of the Merger Agreement requires the affirmative vote of at least a majority of the outstanding shares of ITEQ Common Stock, abstentions and broker non-votes with respect to shares of ITEQ Common Stock will also have the effect of voting against adoption of the Merger Agreement.

     The board of directors of ITEQ knows of no matters to be presented at the ITEQ Meeting other than those described in this Joint Proxy
Statement/Prospectus. If other matters are properly brought before the ITEQ Meeting, it is the intention of the persons named as proxies to vote with respect to such matters in accordance with their judgment.

     Astrotech. Shares of Astrotech Common Stock represented by a proxy in the form enclosed, duly executed and returned to Astrotech prior to the Astrotech Meeting, and not revoked, will be voted at the Astrotech Meeting in accordance with the voting instructions contained therein. Shares of Astrotech Common Stock represented by proxies for which no voting instructions are given will be voted FOR adoption of the Merger Agreement.

     Holders of Astrotech Common Stock are requested to complete, sign, date and return promptly the enclosed proxy card in the postage paid envelope provided for this purpose in order to ensure that their shares are voted at the Astrotech Meeting. A proxy may be revoked at any time prior to the exercise of the authority granted thereunder. Revocation may be made by (i) the execution and delivery of a later-dated proxy with respect to the same shares, (ii) giving notice thereof in writing to the Secretary of Astrotech at any time prior to the vote on the matters to be considered at the Astrotech Meeting or (iii) attending the Astrotech Meeting and voting in person. Attendance at the Astrotech Meeting by a stockholder who signed a proxy will not in itself revoke the proxy.

     If a holder of Astrotech Common Stock does not return a signed proxy card (and does not vote in person at the Astrotech Meeting), his or her shares will not be voted at the Astrotech Meeting. Such failure to vote will have the effect of a vote against the adoption of the Merger Agreement. Since adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Astrotech Common Stock, abstentions and broker non-votes with respect to shares of Astrotech Common Stock will also have the effect of voting against the adoption of the Merger Agreement.

     The board of directors of Astrotech knows of no matters to be presented at the Astrotech Meeting other than those described in this Joint Proxy Statement/Prospectus. If other matters are properly brought before the Astrotech Meeting, it is the intention of the persons named as proxies to vote with respect to such matters in accordance with their judgment.

SOLICITATION OF PROXIES

     Solicitation of proxies for use at the ITEQ Meeting and the Astrotech Meeting may be made in person or by mail, telephone, telecopy or telegram. ITEQ and Astrotech will each bear the cost of the solicitation of proxies from their respective stockholders. Officers and employees of ITEQ and Astrotech, who will receive no compensation in excess of their regular salaries for their services, may solicit proxies from stockholders of ITEQ and Astrotech, respectively, in person or by mail, telephone, telecopy or telegram. Each of ITEQ and Astrotech has requested banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of ITEQ Common Stock and Astrotech Common Stock held of record by such entities, and ITEQ and Astrotech will, upon request of such holders, reimburse reasonable forwarding expenses.

OTHER MATTERS

     Any ITEQ Stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to ITEQ's 1998 annual meeting of ITEQ Stockholders is required to submit the proposal to ITEQ on or before February 18, 1998.

                                   THE MERGER
BACKGROUND

     ITEQ's objective is to become a leading provider of manufactured equipment, engineered systems and services used in the niche industrial markets in which it operates and to expand its markets through acquisitions of complementary product and service lines. Astrotech initially came to the attention of ITEQ's management in late 1996 in connection with a competitive bidding contract award for which the two companies were among the leading contenders. After establishing that Astrotech's product and service offerings were complementary to those offered by ITEQ, ITEQ's management conducted an internal evaluation of Astrotech's publicly available information and determined that Astrotech might be an attractive candidate for a possible business combination with ITEQ. However, no contact was made with Astrotech, and no further action was taken at that time.

     At ITEQ's initiative, senior executives of the two companies met on June 9 and 12, 1997, to discuss the possibility of a business combination and to establish the general outlines of a transaction, but both meetings ended inconclusively. During a regularly scheduled board meeting on June 19, 1997, the ITEQ board was advised of the preliminary discussions and authorized management to proceed with further negotiations with respect to a possible transaction with Astrotech.

     Discussions between the parties were renewed on June 27, 1997, and although no agreement was reached, the parties concluded that continuing discussions would be facilitated by the preparation of documentation that provided for the merger of Astrotech with and into ITEQ at a fixed exchange rate of 0.93 shares of ITEQ Common Stock for each outstanding share of Astrotech Common Stock, subject to working out numerous other substantive issues. These included among other things, the composition of ITEQ's board immediately following any merger, the terms of noncompetition arrangements with the chief executive and chief operating officers of Astrotech (insisted upon by ITEQ since the employment of those individuals was expected to cease shortly following the merger) and the terms of severance arrangements for certain other senior executives at Astrotech in the event a mutually acceptable relocation agreement cannot be reached with such executives, as well as numerous other legal, accounting and business issues expected to be identified in connection with the preparation of documentation covering the overall transaction.

     As is typically the case in stock-for-stock transactions, the proposed exchange rate was not empirically determined, but instead resulted from intense arm's length bargaining between the senior executives of the two companies, having due regard for the historical operating results and anticipated future prospects of each company. In the final analysis, the proposed exchange rate was based upon the negotiators' perceptions of the relative values of the two entities and the recognition by both parties that the exchange ratio would need to reflect a sufficient implied premium to the stockholders of Astrotech to make it likely that they would regard the transaction as attractive, while at the same time insuring that the transaction would have an accretive effect on ITEQ's earnings per share for the fiscal year ended December 31, 1996 and affording potential for earnings growth in future periods.

     Initial drafts of the merger agreement and related documents containing proposed terms for the transaction were circulated shortly after the June 27, 1997 meeting, and telephone discussions concerning numerous aspects of the proposed transaction continued throughout that week. Astrotech responded to the draft documents at a meeting on July 9 and after extensive discussions and negotiations, revised drafts were circulated shortly thereafter to the managements of both companies and to the ITEQ board of directors for review. At the July 9 meeting, post-merger board composition, the terms of noncompetition and severance arrangements for Astrotech personnel and various other issues were discussed in detail. Further negotiations concerning the transaction continued through the week of July 14, 1997, during which ITEQ's representatives initiated further discussions concerning the proposed exchange ratio in light of the increase in ITEQ's stock price experienced since the earlier negotiations regarding the exchange rate. However, after intensive discussion and further negotiation, Astrotech's representatives indicated an unwillingness to entertain further discussions concerning retrading the exchange ratio. By July 18, 1997 ITEQ's management had determined that regardless of the vagaries of day-to-day market price fluctuations in ITEQ's stock and the associated increase in the implied value of the shares to be issued in the transaction, the proposed transaction nevertheless remained attractive to ITEQ and its stockholders (including senior management, which owned approximately 19% of the ITEQ stock) and to proceed (subject to approval of the ITEQ board) with the proposed transaction on the basis of the originally proposed exchange ratio. On the same date, final drafts of all proposed merger documents were sent to the ITEQ and Astrotech boards, and extensive financial and business information concerning the proposed transaction was forwarded by the parties to their respective boards for review.

     At a meeting commencing at the opening of business on July 23, 1997 the ITEQ board of directors considered the proposed Merger. At the meeting, ITEQ's management presented a comprehensive analysis of the proposed transaction. The presentation included an overview of Astrotech, as well as a description of various aspects of its operations, financial condition and competitive position. The board also discussed the anticipated business efficiencies that might be realized from a combination with ITEQ including certain manufacturing efficiencies, management synergies and enhanced opportunities for expansion and improvement of the combined enterprise's business through distribution efficiencies and greater marketing opportunities associated with the geographic distribution of the two entities' operations.

     During the July 23, 1997 ITEQ board meeting, Simmons described the valuation methodologies used in connection with its evaluation of the fairness, from a financial point of view, of the consideration proposed to be paid by ITEQ for Astrotech (see "-- Opinion of Simmons"). The ITEQ board conducted a lengthy review with counsel of the provisions of the Merger Agreement, including the "break-up fee" to be payable by Astrotech in the event that the board of Astrotech were to abandon the transaction for a "superior offer" from a third party. The ITEQ board also determined that ITEQ would not execute the Merger Agreement unless all noncompetition and severance arrangements with senior Astrotech employees had been signed by all affected Astrotech personnel, events which could not occur until after Astrotech board approval of the proposed merger. The ITEQ board also received final due diligence reports and then unanimously approved the Merger Agreement in its final form, contingent upon approval by the Astrotech board at a meeting scheduled later in the day.

     At a meeting on July 23, 1997, the Astrotech board of directors met to consider and vote upon the Merger Agreement. At the meeting, Astrotech's management described various aspects of the proposed transaction, including a discussion of ITEQ's business operations and financial condition and the potential marketing and operating efficiencies resulting from the Merger. The board discussed at length the nature of the proposal as a strategic combination of complementary businesses. The board also discussed the increased liquidity and diversity of investment that would be realized by Astrotech Stockholders as a result of the Merger.

     At the meeting, RPR offered a detailed account of the factors considered in rendering its opinion regarding the fairness, from a financial point of view, of the consideration to be received by the Astrotech

Stockholders in the Merger. Coopers & Lybrand L.L.P. presented the results of its limited financial due diligence of ITEQ that it was directed to perform by Astrotech management. The general counsel of Astrotech reported to the board on the results of the due diligence review of ITEQ conducted by Astrotech personnel. The board reviewed the final version of the Merger Agreement, and counsel to Astrotech discussed generally the terms of the Merger Agreement and specifically the provisions relating to the "break-up fee" payable by Astrotech should the board elect to pursue a superior offer from a third party.

     The Astrotech board concluded its review of the proposed transaction and voted unanimously to approve the Merger Agreement in the form presented at the meeting. Thereafter, the Merger Agreement and all related documents were executed by the appropriate Astrotech personnel and were delivered to ITEQ.

     After the close of business on July 23, 1997, ITEQ was advised by Astrotech that the requisite approval of the transaction had been given by the Astrotech board. Immediately thereafter, the ITEQ board meeting was briefly reconvened by telephone, Simmons delivered its written "fairness opinion" confirming its earlier oral report, the ITEQ board reaffirmed its previous conditional approval, and the Merger Agreement and all related documents were signed and delivered by ITEQ.

REASONS FOR THE MERGER

  ITEQ

     The ITEQ board has unanimously determined that the Merger is in the best interests of ITEQ and its stockholders and has approved the Merger Agreement. The ITEQ board unanimously recommends that the stockholders of ITEQ vote in favor of the Merger at the ITEQ Meeting.

     Advantages. The ITEQ board believes that the Merger represents an opportunity to create a stronger company with broader complementary product lines in the niche industrial markets in which it operates, with potential for enhanced international business opportunities through the introduction of Astrotech's products and services into ITEQ's distribution network. For the ITEQ Stockholders, on a pro forma basis, the Merger would also have had an accretive effect on earnings per share for the fiscal year ended December 31, 1996 (from ($.01) to $.19) and a dilutive effect for the three month period ended March 31, 1997 (from $.10 to $.09) and an accretive effect on book value per share at both December 31, 1996 (from $2.02 to $2.92) and March 31, 1997 (from $2.13 to
$3.06). The ITEQ board believes the Merger will bring additional opportunities for cost savings, economies of scale and other synergies, resulting in improved earnings and cash flow potential for the long term growth of ITEQ and its stockholder value.

     For the foregoing reasons, the ITEQ board believes that the terms and conditions of the Merger Agreement are in the best interest of ITEQ and its stockholders. The following are the material factors considered by the ITEQ board in reaching its conclusions:

          (i) the judgment, advice and analyses of ITEQ's management with respect to the strategic, financial and potential operational benefits of the Merger, based in part on the business, financial, accounting and legal due diligence investigations performed with respect to Astrotech;

          (ii) information concerning the financial condition, results of operations, business prospects and stock price performance of ITEQ and Astrotech contained in management's presentation and derived from the publicly available documents of both companies;

          (iii) the synergies, cost reduction and operating efficiencies that may become available to the combined enterprise as a result of the Merger see "-- Business Combination Costs -- Anticipated Consolidation Benefits";

          (iv) the fact that the currently favorable conditions in the markets served by the two companies would make the integration of the two companies easier at this time than in a negative economic climate;

          (v) the advice of, and financial analyses prepared by, Simmons (see "-- Opinion of Simmons");

          (vi) historical market prices and trading information with respect to the ITEQ Common Stock and the Astrotech Common Stock;

          (vii) the advice of ITEQ's independent auditors with respect to the ability to account for the Merger as a pooling of interests;

          (viii) the advice of counsel that the Merger should be treated as a tax-free reorganization;

          (ix) the corporate governance aspects of the Merger, including that ITEQ directors would continue to constitute a majority of the ITEQ board and that ITEQ's management would continue in the same capacities with the Combined Company;

          (x) the number of shares of ITEQ Common Stock to be issued to the Astrotech Stockholders in the Merger, and the percentage of ownership of the Combined Company represented by such issuance; and

          (xi) the likelihood of obtaining regulatory approvals for the Merger quickly.

     Disadvantages. In addition to the foregoing anticipated advantages, the ITEQ board of directors considered the following additional factors:

          (i) The challenges inherent in combining the operating managements of the two entities and establishing a single unified corporate culture, the success of which could not be assured; and

          (ii) the ability of the combined enterprise to achieve the benefits intended by the Merger would be dependent in significant degree upon its success in realizing anticipated synergies, cost reductions and operating efficiencies, which also cannot be assured.

     The foregoing discussions of the information and factors considered and given weight by the ITEQ board is not intended to be exhaustive. In view of the variety of the factors considered in connection with its evaluation of the Merger, the ITEQ board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the ITEQ board may have given different weight to different factors.

  Astrotech

     The Astrotech board has unanimously determined that the Merger is in the best interests of Astrotech and its stockholders and has approved the Merger Agreement. The Astrotech board unanimously recommends that the Astrotech Stockholders vote in favor of the Merger at the Astrotech Meeting. Certain members of the Astrotech board may have conflicting interests in the Merger. See "-- Conflicts of Interest."

     The Astrotech board has determined that the terms and conditions of the Merger are in the best interests of Astrotech and its stockholders. In making such determination, the Astrotech board considered, among other things, the following factors:

          (i) Astrotech is not for sale, but was approached by ITEQ regarding a strategic combination of the two companies;

          (ii) both companies have been pursuing a consolidation strategy in the markets they serve;

          (iii) the Merger would combine complementary businesses and present substantial opportunities for cross-selling and operating efficiencies;

          (iv) the Merger would allow Astrotech to utilize ITEQ's strong international distribution network to capitalize on the international markets in Astrotech's core businesses, which are expanding at a significantly faster rate than the analogous domestic markets;

          (v) the Combined Company would possess greater financial resources with which to continue consolidation and internal growth in Astrotech's traditional core businesses;

          (vi) the historical and recent market prices of shares of Astrotech Common Stock and the Merger would enable the holders of such shares to realize a significant premium over the prices at which such shares had been trading;

          (vii) the Merger will provide the stockholders of Astrotech a significant increase in liquidity as a result of ownership of a larger, more diverse company with greater market capitalization and exposure;

          (viii) the opinion of RPR dated July 22, 1997 that, based on certain matters set forth therein, the consideration to be paid pursuant to the Merger Agreement is fair to the holders of Astrotech Common Stock from a financial point of view;

          (ix) the board of directors of ITEQ would be expanded from seven to nine members, with the two new members selected by Astrotech, so that the stockholders of Astrotech would be ensured continued representation in the leadership of the Combined Company; and

          (x) the structuring of the proposed transaction as a tax-free reorganization and the ability to account for the Merger as a pooling of interests.

     The Astrotech board also considered the following negative factors: (i) the execution of the Merger Agreement would contractually prohibit it from soliciting or initiating other offers from third parties and may discourage additional offers initiated by third parties due to Astrotech's obligation to pay a significant break-up fee to ITEQ should such a third party offer be accepted; (ii) the uncertainty as to whether the operations and strategies of the two companies would be successfully integrated; and (iii) the current high price of ITEQ Common Stock relative to its historical price range.

BUSINESS COMBINATION COSTS -- ANTICIPATED CONSOLIDATION BENEFITS

     ITEQ and Astrotech expect to incur non-recurring merger related costs estimated between $15.0 and $20.0 million. Such estimate includes direct transaction costs consisting of investment banking, legal, accounting, printing and miscellaneous stockholder meeting fees and expenses ($3.0 million), costs relating to employee severance ($3.0 million), debt refinancing costs ($4.8 million) and estimated asset writedowns and costs of disposal and integration of duplicate facilities ($6.7 million). Following the Merger, cost savings from lower interest costs on outstanding indebtedness, reduced overhead costs associated with elimination of duplicate functions and facilities, and reduction in the aggregate cost of insurance coverages for the combined enterprise is estimated at approximately $5.0 million. It is anticipated that there may be opportunities for additional operational and administrative cost savings, though any such additional savings have not yet been quantified. Moreover, the ability of the combined enterprise to realize any additional cost savings which may be identified will depend in substantial part upon ITEQ's ability to successfully integrate the operations of the two companies.

CERTAIN INFORMATION CONCERNING ITEQ AND ASTROTECH

     As a matter of course, ITEQ and Astrotech do not publicly disclose forward-looking financial information. Nevertheless, in connection with their reviews of the proposed transaction, Simmons and the managements and boards of directors of both companies were furnished preliminary financial targets prepared by the managements of the respective companies for each company's fiscal 1997. Revenue and EBITDA (i.e., earnings before interest, taxes, depreciation, amortization and, for 1996, merger costs, restructuring charges and other nonrecurring costs) for ITEQ on a stand-alone basis were projected to increase by approximately 98% and 166%, respectively, in fiscal 1997 (after giving pro forma effect for the Exell acquisition) over 1996, due primarily to the acquisitions of Ohmstede and Exell. Similarly, revenue and EBITDA for Astrotech were projected to increase by approximately 36% and 46%, respectively, in fiscal 1997 (after giving pro forma effect for the Trusco acquisition) over 1996, primarily due to the acquisitions of Graver and Trusco. The statements regarding the preliminary financial targets of ITEQ and Astrotech constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and are subject to the safe harbors created thereby. These preliminary financial targets were based on the assumptions by each management that the respective companies would continue to receive contract awards in amounts and on terms not materially less favorable than those previously experienced, that competitive conditions would not change materially or adversely, and that there would be no significant disruption or other material adverse change in the operations or business of either company. Such assumptions involve judgments by the managements of the respective companies with respect to, among other things, future economic, competitive and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the respective companies. While each management believes that the assumptions underlying the preliminary financial targets of that company are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking financial information will prove to be accurate. In addition, as disclosed elsewhere herein under the caption "Risk Factors," the business and operations of each company are subject to risks which increase the uncertainty inherent in such preliminary financial targets. Any of the factors disclosed under "Risk Factors" could cause the actual financial results of either company to differ materially from the preliminary financial targets described above. In addition, the preliminary financial targets do not contemplate the combination of the operations of ITEQ and Astrotech. Accordingly, for these reasons it is expected that there will be differences between the actual and targeted results, and actual results may be materially higher or lower than those indicated above.

     In light of the significant uncertainties inherent in forward-looking financial information of any kind, the inclusion of such information about ITEQ or Astrotech herein should not be regarded as a representation by either company or any other person that the preliminary financial targets will be achieved. Investors are cautioned that these preliminary financial targets should not be regarded as fact and should not be relied upon as an accurate representation of future results. Further, the preliminary financial targets furnished by both companies were not prepared with a view to public disclosure or in compliance with the established guidelines concerning financial projections promulgated by the American Institute of Certified Public Accountants. In addition, such preliminary financial targets do not purport to present operations in accordance with generally accepted accounting principles and have not been audited, compiled or other wise examined by Arthur Andersen LLP, ITEQ's independent auditor, or Coopers & Lybrand L.L.P., Astrotech's independent auditors or by any other independent auditor or financial advisor. Accordingly, neither Arthur Andersen nor Coopers & Lybrand nor any other independent auditor or financial advisor assumes any responsibility for the preliminary financial targets disclosed herein. The preliminary financial targets are presented solely because they were furnished by each company to the other and to Simmons, and they should not be interpreted as suggested that ITEQ, Astrotech or Simmons relied solely upon such targets in evaluating any proposed transaction. Each company has advised the other, as well as Simmons, that its preliminary financial targets are, in general, prepared solely for internal use, capital budgeting and other management decisions, and are subjective in many respects and thus susceptible to interpretation and periodic revision based on actual experience and business developments. Neither company intends to publicly update or otherwise publicly revise the preliminary financial targets disclosed above to reflect circumstances extending after the date hereof.

OPINION OF SIMMONS

     ITEQ retained Simmons to act as its financial advisor and to render a fairness opinion in connection with the Merger. Simmons rendered its oral opinion (which was subsequently confirmed in writing) to the board of directors of ITEQ to the effect that, as of July 23, 1997, the Merger was fair from a financial point of view to the holders of ITEQ Common Stock.

     Simmons is a specialized energy-related investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, the management and underwriting of sales of equity and debt to the public and private placements of equity and debt. Simmons was selected as financial advisor to ITEQ as a result of its expertise in the industry in which the Combined Company competes.

     The full text of Simmons' opinion to the ITEQ board of directors dated July 23, 1997 is attached as Appendix B to this Joint Proxy Statement/Prospectus. Holders of ITEQ Common Stock are urged to read such opinion carefully in its entirety in conjunction with the Joint Proxy Statement/Prospectus for assumptions made, matters considered and limits of the review by Simmons. Simmons' opinion addresses only the fairness of the Merger from a financial point of view and does not constitute a recommendation to any holder of ITEQ Common Stock as to how such stockholder should vote on the Merger. ITEQ and Astrotech negotiated the terms of the Merger Agreement on an arms-length basis and determined the amount of consideration to be received by the parties. The summary of Simmons' opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

     In connection with rendering its opinion, Simmons has reviewed and analyzed, among other things, the following: (i) the Merger Agreement; (ii) the financial statements and other information concerning ITEQ, including the Annual Reports on Form 10-K of ITEQ for each of the years in the three-year period ended December 31, 1996, the Quarterly Report on Form 10-Q of ITEQ for the quarter ended March 31, 1997, ITEQ interim financial statements for periods subsequent to March 31, 1997, the Current Reports on Form 8-K dated February 3, 1997 and March 7, 1997, the Proxy Solicitation Materials on Schedule 14A dated April 30, 1997, and the Registration Statement on Form S-2 of ITEQ related to the registration of ITEQ Common Stock on May 20, 1997; (iii) certain near-term forecasts and other internal information, primarily financial in nature, concerning the business and operations of ITEQ for purposes of Simmons' analysis; (iv) certain publicly available information concerning the trading of, and the trading market for, ITEQ Common Stock; (v) the financial statements and other information concerning Astrotech, including the Annual Reports on Form 10-K of Astrotech for each of the fiscal years in the three-year period ended September 30, 1996, the Quarterly Reports on Form 10-Q of Astrotech for the quarters ended December 31, 1996 and March 31, 1997, Astrotech interim financial statements for periods subsequent to March 31, 1997, the Current Report on Form 8-K dated May 1, 1997, and the Proxy Solicitation Materials on Schedule 14A dated April 16, 1997; (vi) certain near-term forecasts and other internal information, primarily financial in nature, concerning the business and operations of Astrotech furnished by Astrotech for purposes of Simmons' analysis; (vii) certain publicly available information concerning the trading of, and the trading market for, Astrotech Common Stock; (viii) certain publicly available information with respect to certain other companies that Simmons believes to be comparable to ITEQ or Astrotech and the trading markets for certain of such other companies' securities; (ix) certain publicly available information concerning the estimate of the future operating performance of ITEQ, Astrotech and the comparable companies prepared by industry experts unaffiliated with either ITEQ or Astrotech; and (x) certain publicly available information concerning the nature and terms of certain other transactions considered relevant to the inquiry. Simmons has also met with certain officers and employees of ITEQ and Astrotech to discuss the foregoing, as well as other matters believed relevant to the inquiry.

     In arriving at its opinion, Simmons assumed and relied upon the accuracy and completeness of all of the financial and other information provided or publicly available, including, without limitation, information with respect to the amount and timing of cost savings provided by ITEQ and Astrotech pursuant to the Merger, and did not attempt independently to verify any of such information. Simmons has not conducted a physical inspection of any of the assets, properties or facilities of ITEQ or Astrotech, nor did Simmons make or obtain any independent evaluations or appraisals of any such assets, properties or facilities. Simmons also assumed that the Merger will be accounted for as a pooling of interests for accounting purposes and as a tax-free reorganization for federal income tax purposes. In addition, although Simmons discussed the prospects of ITEQ and Astrotech with certain representatives of their respective managements, Simmons was only provided with limited financial projections from both ITEQ and Astrotech.

     In conducting its analysis and arriving at its opinion, Simmons considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of ITEQ and Astrotech; (ii) the business prospects of ITEQ and Astrotech; (iii) estimates of pro forma combination benefits pursuant to the Merger prepared by ITEQ and Astrotech; (iv) the historical and current market for ITEQ Common Stock and Astrotech Common Stock and for the equity securities of certain other companies believed to be comparable to ITEQ or Astrotech; (v) the respective contributions in terms of various financial measures of ITEQ and Astrotech to the Combined Company, and the relative ownership of ITEQ after the Merger by the current holders of ITEQ Common Stock and Astrotech Common Stock; (vi) the pro forma effect of the transaction on ITEQ's capitalization ratios, earnings per share and cash flow per share; and (vii) the nature and terms of certain other acquisition transactions that Simmons believes to be relevant. Simmons has also taken into account its assessment of general economic, market and financial conditions and its experience in connection with similar transactions and securities' valuation generally. Simmons' opinion necessarily is based upon conditions as they existed and could be evaluated on, and on the information made available at, the date of its opinion. Simmons does not express any opinion as to the price or range of prices at which the shares of ITEQ Common Stock will trade subsequent to the date of its opinion or the consummation of the Merger.

     Certain statements contained under this section, such as statements concerning the estimates of future revenues, earnings and cash flows and other statements regarding matters that are not historical facts, are forward-looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act and the Exchange Act). Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed elsewhere herein under "Risk Factors" and "Certain Information Concerning ITEQ and Astrotech." None of ITEQ, Astrotech or Simmons undertakes any obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In addition, all information contained under this section has been adjusted to reflect (i) the effects of recent acquisitions by ITEQ and Astrotech as though they had been consummated prior to the periods reviewed, (ii) eliminate non-recurring and/or extraordinary items and (iii) ITEQ's May 1997 public offering as though it had occurred prior to the periods reviewed.

     In connection with its fairness opinion, Simmons performed a variety of financial analyses with respect to ITEQ and Astrotech, All material analyses are described below:

     Analysis of Selected Publicly Traded Comparable Companies. Simmons reviewed certain publicly available financial, operating and stock market information as of July 22, 1997 for ITEQ, Astrotech and certain publicly traded companies (the "Comparable Companies") that Simmons considers to be comparable to Astrotech based upon operational and financial profiles. The Comparable Companies included Corrpro Companies, Inc., Daniel Industries, Inc., Durco International, Inc., Lufkin Industries, Inc., Matrix Service Company, Moore Products Co., Powell Industries, Inc., and Team, Inc. For ITEQ, Astrotech and each of the Comparable Companies, Simmons calculated, among other things, multiples of market stock price to trailing twelve months' ("TTM") earnings per share and cash flow per share, and projected earnings and cash flow per share (which, in the case of the Comparable Companies for 1997 and in the case of ITEQ, Astrotech and the Comparable Companies for 1998, are derived from publicly available information concerning the estimates of the future operating and financial performance prepared by industry experts unaffiliated with either ITEQ or Astrotech) for 1997 and 1998, and multiples of Adjusted Market Value (total market capitalization less cash in excess of five percent of revenues) to TTM revenues and TTM EBITDA, and projected EBITDA (which, in the case of the Comparable Companies for 1997 and in the case of ITEQ, Astrotech and the Comparable Companies for 1998, are derived from publicly available information concerning the estimates of future operating and financial performance prepared by industry experts unaffiliated with either ITEQ or Astrotech) for 1997 and 1998. The multiples related to the acquisition of Astrotech were based on an acquisition price (the "Implied Consideration") calculated using the net number of additional shares to be issued and ITEQ's closing share price at July 22, 1997 ($10.75 per share), plus the estimated Astrotech debt to be assumed. In certain instances, Astrotech's results were also adjusted to reflect the benefits associated with certain cost savings estimated by the managements of ITEQ and Astrotech.

     An analysis of the multiples of market stock price to TTM earnings per share, to projected 1997 earnings per share and to projected 1998 earnings per share yielded averages (excluding the high and low value) for the Comparable Companies of 17.9x, 17.5x and 14.9x, respectively. This compared to 20.6x TTM earnings per share, 18.5x projected 1997 earnings per share and 16.1x projected 1998 earnings per share for Astrotech at the Implied Consideration (15.2x TTM earnings per share, 13.7x projected 1997 earnings per share and 12.4x projected 1998 earnings per share at the Implied Consideration including $3.0 million of estimated cost savings referred to under the caption "-- Business Combination Costs -- Anticipated Consolidation Benefits." An analysis of the multiples of market stock price to TTM cash flow per share, to projected 1997 cash flow per share and to projected 1998 cash flow per share yielded averages (excluding the high and low value) for the Comparable Companies of 11.1x, 11.7x and 10.0x, respectively. This compared to 10.1x TTM cash flow per share, 9.8x projected 1997 cash flow per share and 8.8x projected 1998 cash flow per share for Astrotech at the Implied Consideration (8.6x TTM cash flow per share, 8.3x projected 1997 cash flow per share and 7.6x projected 1998 cash flow per share at the Implied Consideration including $3.0 million of estimated cost savings). An analysis of the multiples of Adjusted Market Value to TTM revenues yielded an average (excluding the high and low value) of 0.8x for the Comparable Companies, compared to 0.8x for Astrotech at the Implied Consideration. An analysis of the multiples of Adjusted Market Value to TTM EBITDA, to projected 1997 EBITDA and to projected 1998 EBITDA yielded averages (excluding the high and low value) for the Comparable Companies of 8.5x, 7.8x and 7.2x, respectively. This compared to 8.3x TTM EBITDA, 8.1x projected 1997 EBITDA and 7.6x projected 1998 EBITDA for Astrotech at the Implied Consideration (7.0x TTM EBITDA, 6.9x projected 1997 EBITDA and 6.5x projected 1998 EBITDA for Astrotech at the Implied Consideration including $3.0 million of estimated cost savings).

     Analysis of Selected Comparable Transactions. Simmons reviewed 13 transactions involving the acquisition of all or part of certain private and public companies that were generally focused on markets similar to those served by Astrotech. Simmons calculated multiples of acquisition price, or transaction value, to the revenues, EBITDA and net income generated in the 12 months prior to the acquisition. These calculations yielded a range of acquisition price to net income of 8.8x to 27.0x, with an average (excluding the high and low value) of 15.5x, a range of acquisition price to EBITDA of 5.1x to 10.6x, with an average (excluding the high and low value) of 7.7x, and a range of acquisition price to revenues of 0.2x to 3.7x, with an average (excluding the high and low value) of 1.1x. The average transaction net income multiple of 15.5x (excluding the high and low value) compared to a 20.6x multiple for Astrotech at the Implied Consideration (15.2x for Astrotech at the Implied Consideration including $3.0 million of estimated cost savings). The average transaction EBITDA multiple of 7.7x (excluding the high and low value) compared to an 8.3x multiple for Astrotech at the Implied Consideration (7.0x for Astrotech at the Implied Consideration including $3.0 million of estimated cost savings), and the average transaction revenue multiple of 1.1x (excluding the high and low value) compared to a 0.8x multiple for Astrotech at the Implied Consideration.

     Relative Contribution Analysis. Simmons analyzed the relative contributions of ITEQ and Astrotech to, among other things, the combined pro forma historical and projected revenues, EBITDA, net income and cash flow, and to the combined pro forma total assets and total tangible assets. Simmons also analyzed the relative contributions of ITEQ and Astrotech to total market capitalization and market equity value based on the Implied Consideration. Simmons calculated contributions by Astrotech of approximately 43% of combined revenues, 42% of combined EBITDA, 41% of combined net income, 48% of combined cash flow, 43% of combined total assets and 47% of combined total tangible assets.

     Based on the Implied Consideration, Simmons calculated pro forma contributions by Astrotech of approximately 38% of combined total market capitalization and 35% of combined market equity value.

     Discounted Cash Flow Analysis. Simmons estimated the present value of future streams of after-tax free cash flows that Astrotech could produce through fiscal 2002, based on assumptions developed by Simmons through discussions with Astrotech management. Simmons varied the assumptions for revenue growth and operating margins to develop a lower growth scenario (5% annual revenue growth through fiscal 2002) and a higher growth scenario (annual revenue growth of 5% for fiscal 1998 and averaging approximately 16% in subsequent years) for Astrotech. Cost savings estimated by ITEQ and Astrotech as a result of the Merger were not incorporated into the analysis.

     Net present values were based on the unlevered cash flows for the projection period, a terminal value of 6.0x to 7.0x EBITDA in 2002 and a discount rate range of 12 to 15 percent. Based on these calculations and after adjusting for outstanding debt, Simmons derived net present values of Astrotech's equity of $71 million to $97 million (or $6.86 to $9.39 per share) under the lower growth scenario and $91 million to $131 million (or $8.81 to $12.69 per share) under the higher growth scenario.

     Premium Analysis. Simmons calculated the premium to holders of Astrotech Common Stock of the implied consideration as of July 22, 1997 (obtained by multiplying the closing price for ITEQ Common Stock on July 22, 1997 by 0.93) and for the preceding thirty days (obtained by multiplying the average closing price for ITEQ Common Stock from June 23, 1997 through July 22, 1997 by 0.93) to the closing price for Astrotech Common Stock on July 22, 1997 and to the average closing price for Astrotech Common Stock from June 23, 1997 through July 22, 1997. Based on the closing price of $10.75 for ITEQ Common Stock on July 22, 1997, Simmons calculated a premium to the holders of Astrotech Common Stock equal to 40.3% of the closing price for Astrotech Common Stock on July 22, 1997. Based on an average closing price of $9.98 for ITEQ Common Stock from June 23, 1997 through July 22, 1997, Simmons calculated a premium to the holders of Astrotech Common Stock equal to 48.5% of the average closing price for Astrotech Common Stock during the same period.

     Simmons also reviewed acquisition premiums for approximately 2,200 acquisitions of public companies between January 1, 1990 and June 5, 1997. The average premium to the closing price one week prior to announcement was 20.3%.

     Pro Forma Business Combination Analysis. Simmons performed an analysis of the effect of the Merger on the earnings and cash flow per share of ITEQ Common Stock, based on the projected results for ITEQ for the fiscal year ending December 31, 1997 and the projected results for Astrotech for the fiscal year ending September 30, 1997. For projected operating results and certain combination assumptions, Simmons relied on information prepared by the management of ITEQ and Astrotech and did not attempt to independently verify such information. In performing this analysis, Simmons also analyzed a scenario in which annual cost savings of $3 million were fully realized for the twelve month period. This analysis indicated that the pro forma impact of the Merger was accretive to the earnings and cash flow per share of ITEQ Common Stock, with and without the estimated cost savings.

     The foregoing summary does not purport to be a complete description of the analyses performed by Simmons. The preparation of financial analyses and fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Simmons believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Simmons, without considering all of such analyses and factors, could create an incomplete view of the process underlying its opinion. Simmons made no attempt to assign specific weights to particular analyses. Any estimates contained in Simmons' analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth herein. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold.

     As compensation for rendering its fairness opinion and other financial advisory services, ITEQ has agreed to pay Simmons as its financial advisor total fees of approximately $1,300,000 upon consummation of the Merger. ITEQ has also agreed to reimburse Simmons for certain expenses incurred in connection with its engagement and to indemnify Simmons and certain related persons against certain liabilities and expenses relating to or arising out of its engagement, including certain liabilities under federal securities laws. Simmons has from time to time been engaged by Astrotech to provide general corporate finance advisory services. In addition, in the ordinary course of business, Simmons may actively trade the securities of ITEQ and Astrotech for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

OPINION OF RPR

     At its meeting on July 23, 1997 to consider and vote on entering into the Merger Agreement, the Astrotech board received the opinion of RPR that, as of such date, the consideration to be received pursuant to the terms of the Merger Agreement, is fair to the common stockholders of Astrotech from a financial point of view. RPR's opinion related only to the consideration to be paid by ITEQ pursuant to the Merger Agreement and does not constitute a recommendation to any Astrotech Stockholder as to whether to vote his or her shares for or against the Merger. The full text of RPR's written opinion, which summarizes the assumptions made, procedures followed and matters considered in connection with such opinion, is attached as Appendix C to this Joint Proxy Statement/Prospectus and the following discussion is qualified in its entirety by reference to the full text of such opinion. Astrotech Stockholders are urged to read the opinion in its entirety, especially with regard to the assumptions made and matters considered by RPR.

     In connection with their opinion, RPR reviewed, among other things: (i) the draft Plan and Agreement of Merger dated July 17, 1997; (ii) Astrotech's annual report on Form 10-K for the year ended September 30, 1996; (iii) Astrotech's quarterly reports on Form 10-Q for the periods ended December 31, 1996 and March 31, 1997; (iv) Astrotech's proxy statement dated April 15, 1997; (v) Astrotech's current report on Forms 8-K and 8-K/A-1 dated May 14, 1997 and July 11, 1997, respectively; (vi) research reports on Astrotech dated May 22, 1996, January 7, 1997 and March 25, 1997 issued by First Analysis Corporation, Emerald Research and GunnAllen Financial, respectively; (vii) ITEQ's annual report on Form 10-K for the year ended December 31, 1996; (viii) ITEQ's quarterly report on Form 10-Q for the period ended March 31, 1997; (ix) research reports on ITEQ dated May 23, 1997, May 27, 1997 and June 5, 1997 issued by EVEREN Securities, Inc., Williams MacKay Jordan & Co. and Deutsche Morgan Grenfell, respectively; (x) certain materials relating to the Merger prepared by Simmons; (xi) ITEQ's prospectus dated May 20, 1997 relating to the sale of stock by ITEQ and certain ITEQ Stockholders; (xii) ITEQ's proxy statement dated May 21, 1997; and (xiii) ITEQ's current report on Form 8-K/A dated February 3, 1997. RPR also held discussions with members of the senior management of Astrotech regarding its assets and liabilities, past and current business operations, financial condition and future prospects. In addition, RPR reviewed the reported price and trading activity for the Astrotech Common Stock, compared certain financial and stock market information for Astrotech with similar information for certain other companies and performed such other analyses and studies as RPR deemed appropriate.

     RPR relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by them for purposes of their opinion. In addition, RPR has not made an independent evaluation or appraisal of the assets and liabilities of Astrotech and RPR has not been furnished with any such evaluation or appraisal.

     The following is a summary of certain financial analyses performed by RPR in connection with providing their written opinion dated July 22, 1997 to the Astrotech board. RPR reviewed these financial analyses with the Astrotech board at its meeting on July 23, 1997.

     Market Price for Common Stock. RPR reviewed the trading history of Astrotech Common Stock and determined that the Exchange Ratio represented a significant premium over recent historic market prices for Astrotech Common Stock. In arriving at this conclusion, RPR examined the average daily market price per share of Astrotech Common Stock at the following dates and for the following periods: (i) July 9, 1997, the date of a negotiation session between ITEQ and Astrotech ($6.00); (ii) average for 10 days prior to July 10, 1997 ($6.10 for Astrotech, $9.63 for ITEQ, 63.4% ratio of Astrotech Common Stock to ITEQ Common Stock (the "Ratio")); (iii) average for 20 days prior to July 10, 1997 ($5.82 for Astrotech, $8.92 for ITEQ, 65.3% Ratio); (iv) average for 30 days prior to July 10, 1997 ($5.70 for Astrotech, $8.67 for ITEQ, 65.7% Ratio);
(v) average for 60 days prior July 10, 1997 ($5.61 for Astrotech, $7.63 for ITEQ, 73.5% Ratio); (vi) average for 90 days prior to July 10, 1997 ($5.74 for Astrotech, $7.26 for ITEQ, 79.1% Ratio); (vii) July 21, 1997, the date two days prior to the announcement of the proposed merger ($6.40 for Astrotech, $10.47 for ITEQ, 61.1% Ratio); (viii) average for 10 days prior to July 21, 1997 ($6.40 for Astrotech, $10.47 for ITEQ, 61.1% Ratio); (ix) average for 20 days prior to July 21, 1997 ($6.21 for Astrotech, $9.94 for ITEQ, 62.5% Ratio); (x) average for 30 days prior to July 21, 1997 ($5.96 for Astrotech, $9.32 for ITEQ, 64.0%

Ratio); (xi) average for 60 days prior to July 21, 1997 ($5.70 for Astrotech, $8.17 for ITEQ, 69.8% Ratio); and (xii) average for 90 days prior to July 21, 1997 ($5.70 for Astrotech, $7.56 for ITEQ, 75.4% Ratio). RPR concluded (i) that the Exchange Ratio represented a premium of approximately 52% over the average daily market price per share for Astrotech Common Stock on July 9, 1997, and
(ii) that the Exchange Ratio represented a premium of approximately 42.8% over the closing price for Astrotech Common Stock on July 21, 1997, two days immediately preceding the announcement of the Merger. While acknowledging the existence of higher and lower premiums, RPR considered the recent trading history of Astrotech Common Stock as favorable to its opinion as to the fairness of the consideration to be received by the Astrotech Stockholders pursuant to the Merger Agreement.

     Discounted Cash Flow Analysis. RPR created a discounted cash flow analysis for Astrotech which indicated current values per share ranging from $6.75 to $9.06. Net present values were based on projected cash flows through 2001, as determined by RPR based on the various public filings and reports listed above, and employed an estimated terminal value based on a multiple of 6x EBITDA. After tax discount rates of 15, 20 and 25 percent were used in calculating net present values.

     Market Value of Astrotech Common Stock. RPR noted that it was unlikely that Astrotech's Common Stock was worth significantly more than $10.00 per share (the valuation of Astrotech Common Stock at the Implied Consideration). In reaching this conclusion, RPR indicated that Astrotech's most successful product lines have been well known both to the oil industry and the stock market for many years, making it unlikely that Astrotech's stock price fails to reflect the value of material hidden assets. RPR also noted that oil companies are currently less concerned with environmental liabilities associated with above-ground storage tanks, that Astrotech management does not anticipate a dramatic change in government requirements or oil company expenditures on such tanks.

     Market Value of ITEQ Common Stock. RPR noted that the market value of ITEQ Common Stock market at July 21, 1997 ($10.75 per share) was 41.3 times ITEQ's trailing 12 months earning per share of $0.26 per share. While acknowledging the relatively high level of this price/earnings multiple, RPR noted that ITEQ had completed a public offering on May 27, 1997 and that the process of the registration of ITEQ's offering as well as the road show created widespread awareness of relevant information concerning ITEQ. RPR noted that it has no reason to believe that material adverse information concerning ITEQ was not revealed during the public offering process or that its current trading price fails to reflect all currently available public information.

     Comparative Company Analysis of ITEQ Price Earnings Ratio. RPR noted that ITEQ is one of many public companies trading at a price/earnings ratio whose high level appears to be primarily justified by the outlook for acquisitions. RPR reviewed the price/earnings ratios of sixteen companies viewed as "industry consolidators." The price/earnings ratios reviewed had a range of 45.7x to 11.0x with an average of 28.5x. Companies included in this comparison included Affiliated Computer Services, American Residential Services, Carriage Services, Inc., Central Parking Corporation, Coach USA, Inc., Consolidated Graphics, Inc., Corporate Express, Inc., F.Y.I. Incorporated, Iron Mountain Incorporated, Miller Industries, Inc., Rural/Metro Corporation, Stewart Enterprises, Inc., Suiza Foods Corporation, Tracor, Inc., Universal Outdoor Holdings, Inc. and USA Waste Services, Inc.

     Enhanced Liquidity. RPR examined Astrotech's market capitalization and trading volume. RPR noted that ITEQ had a market capitalization of equity nearly
3.7 times larger than Astrotech. In addition, ITEQ Common Stock is more actively traded and, accordingly, would offer greater liquidity to holders than Astrotech Common Stock.

     Current Research Reports on ITEQ Common Stock. RPR examined a number of research reports, each of which indicated that ITEQ was an attractive investment. Reports reviewed included a May 27, 1997 report issued by Williams MacKay Jordan & Co., a May 23, 1997 report issued by EVEREN Securities and a June 5, 1997 report published by Deutsche Morgan Grenfell.

     Analysis of Comparable Mergers and Acquisitions. RPR reviewed several transactions involving the acquisition of oil service companies. Three transactions were selected from a computer database based primarily on industry SIC code and type of business conducted: Baker Hughes' acquisition of Drilex in April 1997, Weatherford's acquisition of Enterra in June 1995 and B.J. Services' acquisition of Western Co. in September 1994. RPR developed multiples of transaction value to sales (range of 1.0x to 1.5x), enterprise value to EBITDA (range of 9.8x to 12.4x), transaction value to net income (range of 37.1x to 61.3x), transaction value to cash flow (range of 8.2x to 10.1x) and transaction value to tangible book value (range of 2.3x to 3.10x). RPR indicated that this analysis was of limited relevance in rendering the fairness opinion to the extent that none of the acquired companies examined had businesses substantially similar to Astrotech's.

     Arm's Length Transaction. RPR noted that the price and other terms of the Merger were the result of arm's length negotiations. Astrotech's management investigated the attractiveness and fairness of the proposed offer from the standpoint of Astrotech Stockholders and found the price to be fair and likely to be higher than any competing offer that could be arranged in the reasonably near future.

     Analyses of Selected Publicly Traded Somewhat Comparable Companies. RPR compared selected historical stock, financial and operating ratios of Astrotech to Chicago Bridge & Iron, Daniel Industries, Lufkin Industries, Matrix Service Company, Pitt-Des Moines, Inc. and Powell Industries, each of which are public companies RPR considered to be somewhat comparable to Astrotech. An analysis of the ratio of the market capitalization (defined as market value of equity plus book value of preferred stock, short-term and long-term debt, less excess cash and equivalents) (the "Market Capitalization") of the comparable companies to calendar 1996 sales yielded a range of 0.2x to 1.7x with a mean of 0.7x, which compares with a ratio of 0.6x for Astrotech for the same period. An analysis of the ratio of Market Capitalization to EBITDA of the comparable companies yielded a range of 4.6x to 8.9x, with a mean of 7.3x, which compares with a ratio of 6.5x for Astrotech. An analysis of the ratio of Market Capitalization to Net Income of the comparable companies yielded a range of 9.6x to 39.4x, with a mean of 22.3x, which compares with a ratio of 15.2x for Astrotech.

     Other Analyses. RPR considered other factors in arriving at its opinion that the consideration to be received by the Astrotech Stockholders is fair to such stockholders from a financial point of view. These considerations included: potential synergies resulting from the Merger; the probable tax-free nature of the exchange contemplated by the Merger; potential risks associated with ITEQ's acquisition strategy; the lack of an auction to sell Astrotech; that Astrotech Stockholders currently receive no dividends and no cash dividends are expected to be paid by ITEQ; and the absence of material changes in Astrotech's financial condition or results of operations since June 30, 1997.

     Taken together, RPR determined that these other analyses supported the reasonableness of its determination of the fairness of the Exchange Ratio.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. While RPR considered many factors, none were dispositive and none were given any particular weight in rendering its fairness opinion. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying RPR's opinion. In arriving at their fairness determination, RPR considered the results of all such analyses. The analyses were prepared solely for purposes of RPR providing its opinion to the Astrotech Board as to the fairness of the consideration to Astrotech Stockholders and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Astrotech, RPR or any other person assumes responsibility if future results are materially different from forecasted results. As described above, RPR's opinion and presentation to the Astrotech Board was one of many factors taken into consideration by the Astrotech Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by RPR and is qualified by reference to the written opinion of RPR set forth in Appendix C to this Joint Proxy Statement/Prospectus.

     RPR, as part of their investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. RPR is familiar with Astrotech, having acted as its financial advisor in connection with the Merger Agreement. The Astrotech board selected RPR as its financial advisor because RPR is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.

     RPR provides a full range of financial, advisory and brokerage services and, in the course of their normal trading activities, may from time to time effect transactions and hold positions in the securities or options on securities of Astrotech for their own account and for the account of customers.

     Pursuant to a letter agreement dated July 10, 1997 (the "Engagement Letter"), the Astrotech board engaged RPR to act as the Astrotech board's financial advisor. Pursuant to the terms of the Engagement Letter, Astrotech agreed to pay RPR a fee of $60,000 on the date of the Engagement Letter, plus an additional $140,000 upon delivery of the opinion. Astrotech has agreed to reimburse RPR for their reasonable out-of-pocket expenses, including the fees and disbursements of attorneys, and to indemnify RPR against certain liabilities in connection with the engagement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the opinion of Porter & Hedges, L.L.P., counsel to ITEQ, as to the material federal income tax consequences associated with participation in the Merger, particularly with respect to Astrotech, ITEQ and the holders of (i) Astrotech Common Stock, (ii) options to acquire Astrotech Common Stock, and (iii) ITEQ Common Stock (such holders collectively referred to as the "Participants"). Copies of the opinion issued by Porter & Hedges, L.L.P. is included as an exhibit to the Registration Statement filed with the Commission of which this Joint Proxy Statement/Prospectus is a part. Participants should be aware that such opinions are not binding on the Internal Revenue Service ("IRS") or the courts, nor are the IRS or the courts precluded from adopting contrary positions. The IRS does not issue rulings with respect to statutory mergers and accordingly no ruling has been requested from the IRS with respect to any of the opinions and statements set forth herein. Accordingly, there can be no assurance that such opinions and statements will be sustained by the IRS or by a court if challenged by the IRS.

     This summary and the opinion of counsel do not discuss all aspects of federal income taxation that may be relevant to a Participant in light of his or her particular circumstances, or to certain types of Participants which are subject to special treatment under federal income tax laws (including dealers in securities, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, S corporations, and foreign corporations and persons who are not citizens or residents of the United States nor does it include persons who hold Astrotech capital stock as part of a hedge, straddle, "synthetic security" or other integrated investment). In addition, this summary and the opinion of counsel do not describe any tax consequences under state, local or foreign tax laws. This summary and the opinion of counsel are based on the Code, Treasury Regulations, IRS rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a Participant.

     The Taxpayer Relief Act of 1997 was enacted in August of 1997. It contains an assortment of sometimes complex changes to the Code, some of which could effect the Participants. In particular, net gains of individuals from the sale or exchange of capital assets held for more than 18 months are taxed at a maximum rate of 20%. Net capital gains of individuals from capital assets held more than one year, but less than 18 months are taxed at a maximum rate of 28%.

     THE DISCUSSION SET FORTH BELOW ADDRESSES THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF GENERAL APPLICATION WHICH ARE EXPECTED TO RESULT FROM THE MERGER. PROSPECTIVE PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES THAT MAY BE SPECIFIC TO THEM IN CONNECTION WITH PARTICIPATING IN THE MERGER, PAR-

TICULARLY IN LIGHT OF RECENT LEGISLATIVE TAX CHANGES AS WELL AS THE APPLICATION TO THEM OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

     Based on certain factual representations by ITEQ, Astrotech and certain of the Astrotech Stockholders, as well as certain assumptions set forth in its opinion, Porter & Hedges, L.L.P. has rendered the following opinions as to the material federal income tax consequences of the Merger:

          (i) The Merger will qualify as a "reorganization" under Section 368(a)(1)(A) of the Code and each of ITEQ and Astrotech will constitute a "party to the reorganization" within the meaning of Section 368(b) of the Code;

          (ii) Neither ITEQ nor Astrotech will recognize any income, gain or loss as a result of the Merger;

          (iii) No income, gain, or loss will be recognized by any ITEQ Stockholder as a result of the Merger, and the tax basis and holding period of their ITEQ Common Stock will remain unchanged after giving effect to the Merger;

          (iv) No income, gain or loss will be recognized by any Astrotech Stockholder as a result of the Merger with respect to the exchange of their Astrotech Common Stock for ITEQ Common Stock as a result of the Merger, except in the case of cash paid in lieu of issuing fractional shares of ITEQ Common Stock;

          (v) The payment of cash to an Astrotech Stockholder in lieu of a fractional share interest in ITEQ Common Stock will be treated as if the fractional share interest was distributed as part of the Merger and then redeemed by ITEQ. Accordingly, the tax consequences of such a cash payment will be determined in accordance with Section 302 of the Code. Unless the redemption is essentially equivalent to a dividend, such a redemption will be treated as a sale or exchange under Section 302 of the Code and gain or loss (which will constitute capital gain or loss if the related Astrotech Common Stock was held as a capital asset) will be recognized by the Astrotech Stockholder measured by the difference between the cash received in lieu of the fractional share and the portion of the Astrotech Stockholder's tax basis that is allocated to such fractional share.

          A redemption of Astrotech Stockholders' fractional share interest in ITEQ will not be essentially equivalent to a dividend if such stockholder incurs a "meaningful reduction" in his proportionate equity interest in ITEQ by reason of the redemption. Although the determination of whether there has been a meaningful reduction is a factual matter on which no opinion of counsel has been rendered, generally a redemption of public company shares held by a minority stockholder will be treated as a meaningful reduction where such stockholder's proportionate equity interest in the corporation has been reduced.

          (vi) The aggregate tax basis of ITEQ Common Stock received by an Astrotech Stockholder in the Merger will be the same as the aggregate tax basis of the Astrotech Common Stock exchanged for the ITEQ Common Stock (less any portion of such basis allocable to fractional shares redeemed for cash);

          (vii) The holding period of ITEQ Common Stock (including any fractional shares deemed issued and then redeemed) received by an Astrotech Stockholder in exchange for Astrotech Common Stock pursuant to the Merger will include the holding period of the Astrotech Common Stock that was converted into the ITEQ Common Stock; provided that such Astrotech Common Stock was held as a capital asset at the Effective Date of the Merger;

          (viii) No gain or loss will be recognized by the holders of options to purchase Astrotech Common Stock upon the receipt of options to purchase ITEQ Common Stock due to the conversion of their Astrotech options. See "Proposal to Adopt ITEQ Restated Stock Option Plan -- Tax Consequences" regarding post-Merger taxation of such non-qualified stock options.

     If the Merger failed to qualify under Section 368(a)(1)(A) of the Code, Astrotech would recognize gain equal to the excess of the fair market value of the ITEQ Common Stock distributed to the Astrotech Stockholders in the Merger over Astrotech's basis in the assets transferred to ITEQ pursuant thereto. Any resulting corporate income tax on such gain would be payable by ITEQ, as the successor to Astrotech.

Further, if the Merger is ultimately determined not to constitute a reorganization under the Code, Astrotech Stockholders will recognize gain or loss equal to the difference between such stockholder's basis in his Astrotech Common Stock exchanged in the Merger and the sum of the fair market values at the Effective Date of the ITEQ Common Stock received by such holder. Such gain or loss will qualify as capital gain or loss, assuming the Astrotech Stockholder holds the Astrotech Common Stock as a capital asset at the Effective Date of the Merger.

     Under the backup withholding rules, a Astrotech Stockholder may be subject to backup withholding at the rate of 31% with respect to dividends and proceeds of redemption unless such Astrotech Stockholder (a) is a domestic corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against the Astrotech Stockholder's federal income tax liability. Astrotech may require Astrotech Stockholders to establish an exemption from backup withholding or to make arrangements satisfactory to Astrotech with respect to the payment of backup withholding. An Astrotech Stockholder who does not provide Astrotech with his, her or its current taxpayer identification number may be subject to penalties imposed by the IRS.

ANTICIPATED ACCOUNTING TREATMENT

     The Merger is expected to be accounted for as a pooling of interests for accounting and financial reporting purposes. Under the pooling of interests method of accounting, the recorded assets and liabilities of ITEQ and Astrotech will be aggregated to the consolidated financial statements of the surviving corporation at their current recorded amounts, the consolidated earnings of the Combined Company will include earnings of ITEQ and Astrotech for the entire fiscal year in which the Merger occurs and the reported operating results and financial position of ITEQ and Astrotech for prior periods will be combined and restated as if both the companies had been merged during all periods presented. See "Unaudited Pro Forma Financial Statements." ITEQ has been advised by its independent public accountant, Arthur Andersen LLP ("Arthur Andersen"), that the Merger should qualify for treatment as a pooling of interests in accordance with generally accepted accounting principles based on the understanding of Arthur Andersen of the terms and conditions of the Merger Agreement.

LISTING ON THE NASDAQ NATIONAL MARKET

     ITEQ Common Stock is currently listed for trading on the Nasdaq National Market, and ITEQ intends to file with the National Association of Securities Dealers, Inc. with respect to the listing on the Nasdaq National Market of the ITEQ Common Stock to be issued in connection with the Merger. The consummation of the Merger is conditioned upon the approval of the listing of such additional shares for trading on the Nasdaq National Market.

NO APPRAISAL RIGHTS

     Neither ITEQ Stockholders nor the Astrotech Stockholders will be afforded the opportunity to dissent from the Merger or receive an agreed or judicially appraised value for their respective shares of ITEQ Common Stock or Astrotech Common Stock. Under Delaware law, no appraisal rights exist for shares listed on a national securities exchange or designated as a national market security on an interdealer quotation system by the NASD, provided, that pursuant to the terms of the Merger Agreement such stockholders are not required to accept on the exchange of such shares consideration other than shares of stock of the surviving company, cash in lieu of fractional shares or a combination thereof. Accordingly, no appraisal rights exist with respect to the Merger since the ITEQ Common Stock and Astrotech Common Stock are listed on the Nasdaq National Market and the American Stock Exchange, respectively, and under the terms of the Merger Agreement, Astrotech Stockholders will receive in exchange for their Astrotech Common Stock solely ITEQ Common Stock and cash in lieu of fractional shares.

CONFLICTS OF INTEREST

     Messrs. S. Kent Rockwell and T. Richard Mathews, each of whom is currently a director and executive officer of Astrotech, have entered into arrangements with ITEQ to continue their employment from the Effective Date through December 31, 1997 at their current base salary and benefits. Thereafter each of Messrs. Rockwell and Mathews will serve as a consultant for one year on an "as-needed" basis at a rate of $2,000 per day. Beginning on the Effective Date, Mr. Rockwell will serve as one of the nine directors of ITEQ. In addition, each of Messrs. Rockwell and Mathews have entered into two-year non-competition agreements that commence on the date their employment is terminated, currently anticipated to be January 1, 1998, and for which they will be paid a total of $450,000 and $300,000, respectively, and they will be conveyed the automobiles currently provided to them by Astrotech.

     Raymond T. Royko and Helen Vardy Gricks, each of whom currently serves as an officer of Astrotech, have entered into arrangements with ITEQ to continue their employment for the three-month period subsequent to the Effective Date (the "Transition Period") at their current base salary and benefits. As an incentive for each of them to continue their employment through the full Transition Period, ITEQ has agreed to pay them a one-time bonus of $77,860 and $39,460, respectively, upon expiration of the Transition Period. In addition, Mr. Royko and Ms. Gricks will receive a one-time severance payment of $155,720 and $78,920, respectively, upon termination of their employment on the expiration of the Transition Period, and they will be conveyed the automobiles currently provided to them by Astrotech.

     Based on their ownership of Astrotech Common Stock, Messrs. Rockwell, Mathews and Royko and Ms. Gricks will become the beneficial owners of 1,350,501, 623,474, 41,106 and 7,594 shares of ITEQ Common Stock upon consummation of the Merger.

                              THE MERGER AGREEMENT

     The following is a brief summary of the material provisions of the Merger Agreement, a copy of which is included in this Joint Proxy Statement/Prospectus as Appendix A. The following discussion is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference.

EFFECTIVE DATE OF THE MERGER

     The Merger Agreement provides that the Merger will become effective as of the date of filing by ITEQ of a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger. It is anticipated that, if the Merger Agreement is approved and adopted by the stockholders of ITEQ and Astrotech and all of the other conditions to the Merger have been satisfied or waived, the Effective Date will occur as soon as practicable after the ITEQ Meeting and Astrotech Meeting.

MANNER AND BASIS OF CONVERTING ASTROTECH SHARES

     On the Effective Date, each share of outstanding Astrotech Common Stock will automatically be converted into the right to receive 0.93 fully paid and nonassessable shares of ITEQ Common Stock. As a result of the conversion, the former holders of Astrotech Common Stock will own approximately 35% of the outstanding ITEQ Common Stock as of the Effective Date. As soon as practicable after the Effective Date, ITEQ will cause the Exchange Agent to mail to each record holder of Astrotech Common Stock a letter of transmittal and other information advising such holder of the consummation of the Merger and for use in exchanging certificates representing Astrotech Common Stock for ITEQ Common Stock. After the Effective Date, there will be no further registration of transfers on the stock transfer books of Astrotech with respect to Astrotech Common Stock outstanding prior to the Effective Date. ASTROTECH COMMON STOCK CERTIFICATES SHOULD NOT BE SURRENDERED FOR EXCHANGE BY ASTROTECH STOCKHOLDERS PRIOR TO THE EFFECTIVE DATE AND THE RECEIPT OF A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

     No fractional shares of ITEQ Common Stock will be issued in the Merger, and in lieu thereof, ITEQ will make cash payments attributable to such fractional share based on the closing price per share for the ITEQ Common Stock on the Nasdaq National Market on the last trading day before the Effective Date. Until such time as a holder of Astrotech Common Stock surrenders his outstanding certificate to the Exchange Agent, together with a letter of transmittal, such certificate shall be deemed from and after the Effective Date to represent the right to receive a certificate representing ITEQ Common Stock to be issued in exchange therefor.

     In addition, on the Effective Date, each of the then outstanding options to purchase shares of Astrotech Common Stock will automatically be converted into an option to purchase that number of shares of ITEQ Common Stock determined by multiplying the number of shares of Astrotech Common Stock subject to such converted option by 0.93. The exercise price per share of such option to purchase ITEQ Common Stock will be adjusted to take into account the conversion rate. In all other respects, the term, exercisability, vesting schedule and other terms and conditions of such option will be the same as the options so converted. If the foregoing calculation results in the option being exercisable for a fractional share of ITEQ Common Stock, then the number of shares covered by such option will be rounded down to the nearest whole share, and the aggregate exercise price thereof will be reduced by the exercise price attributable to such fractional share. All shares of ITEQ Common Stock to be issued upon exercise of any option which was formerly an option to purchase Astrotech Common Stock will be registered on an effective Form S-8 registration statement filed with the Commission.

MANAGEMENT AFTER THE MERGER

     On the Effective Date, the persons named in the Merger Agreement will constitute the board of directors of the Combined Company and will hold office until their successors are elected and qualified. Mark E. Johnson, Lawrance W. McAfee, Pierre S. Melcher, Thomas N. Amonett, T. William Porter, James L. Rainey, Jr., James A. Read, all of whom are currently directors or executive officers of ITEQ, and S. Kent Rockwell, who is currently an executive officer and director of Astrotech, and Nathan M. Avery, who was designated by Astrotech, will serve as the directors of the Combined Company. For information concerning the backgrounds of Messrs. Johnson, McAfee, Melcher, Amonett, Porter, Rainey, Read and Rockwell see "Business of ITEQ -- Executive Officers and Directors of ITEQ," and "Business of Astrotech -- Executive Officers and Directors of Astrotech." Certain information concerning Mr. Avery is set forth below:

     Nathan M. Avery, age 62, has served since 1972 as the chairman of the board, president and chief executive officer of Galveston-Houston Company, a manufacturer in the construction and mining industries and producer of custom steel castings for other industrial markets. Since December 1996, Mr. Avery has served as advisory director of Cooper Cameron Corporation, a manufacturer of petroleum production, compressor and power equipment. From June 1995 to December 1996, Mr. Avery served as a director of Cooper Cameron Corporation. Mr. Avery also serves as a director and member of the executive committee of Daniel Industries, Inc., a provider of products and services in the oil and gas industry.

     On the Effective Date, the current executive officers of ITEQ will remain the executive officers of the Combined Company. In connection with the Merger, Messrs. S. Kent Rockwell and T. Richard Mathews will resign their officer positions with Astrotech on or prior to the Effective Date but will remain as employees of the Combined Company through December 31, 1997 to assist ITEQ with the transition. If relocation packages cannot be mutually agreed upon, certain other officers of Astrotech will be retained for the three month period following consummation of the Merger to assist in the transition. Messrs. Rockwell and Mathews have entered into a two-year non-competition agreement with ITEQ which is to take effect upon the termination of their employment with ITEQ, which is expected to occur on January 1, 1998. See "The Merger -- Conflicts of Interest." After the consummation of the Merger, the Combined Company's headquarters will be located at 2727 Allen Parkway, Suite 760, Houston, Texas 77019, the current headquarters of ITEQ.

AMENDMENT AND RESTATEMENT OF CERTIFICATE OF INCORPORATION

     The Merger Agreement provides that upon consummation of the Merger, the Certificate of Incorporation of ITEQ will be amended and restated as described below, a copy of which is included in this Joint Proxy Statement/Prospectus as Appendix E. Approval of the Merger Agreement will constitute approval of the Restated Certificate. The only manner in which an ITEQ Stockholder may vote against the Restated Certificate is to vote against the Merger Proposal. The following discussion is qualified in its entirety by reference to the Restated Certificate, which is incorporated herein by reference.

     ITEQ's Certificate of Incorporation currently authorizes the issuance of 30,000,000 shares of ITEQ Common Stock. If the Merger Agreement is adopted by the ITEQ Stockholders and Astrotech Stockholders and is consummated, the Certificate of Incorporation of ITEQ will be amended and restated by operation of law and without further action on the part of the stockholders, to increase the number of authorized shares of ITEQ Common Stock to 40,000,000 shares. Except with respect to the shares of ITEQ Common Stock issuable in connection with the Merger or in connection with stock-based employee benefit plans, ITEQ has no present plans for any particular issuance of additional shares of ITEQ Common Stock. The additional shares of ITEQ Common Stock will be available for issuance at any time in the future without further stockholder approval, unless otherwise required by law.

     Under the DGCL, unless otherwise provided in a company's certificate of incorporation, stockholders may take action by written consent. ITEQ's Certificate of Incorporation currently does not provide otherwise. The ITEQ Restated Certificate expressly denies stockholder action by written consent. Accordingly, stockholders of the Combined Company will be permitted to take action only at an annual or special meeting of stockholders. These provisions may make it more difficult to effect stockholder action, including a change in control, by the majority stockholders who would otherwise be able to take action by written consent and without calling a special meeting of stockholders.

     While ITEQ's Certificate of Incorporation currently provides indemnification of ITEQ directors and officers to the full extent permitted under DGCL, the ITEQ Restated Certificate makes explicit several rights and powers with regard to the indemnification of directors and officers for liabilities incurred while acting in their respective capacities. First, any expenses incurred by a director or officer in defending against a liability are to be prepaid to such director or officer by ITEQ, subject to repayment in the event that the officer or director is ultimately unsuccessful in defending against the liability. Second, an officer or director who is entitled to indemnification from ITEQ may file suit against ITEQ if ITEQ fails to reimburse the officer or director within thirty days of receiving a claim for indemnification. ITEQ also has the power to purchase and maintain insurance, create a trust fund, or establish any credit, guaranty, or surety arrangement on behalf of any officer, director, or employee of ITEQ for the purpose of protecting against indemnification expenses incurred by ITEQ.

AMENDMENT AND RESTATEMENT OF BYLAWS

     The Merger Agreement provides that upon consummation of the Merger, the Bylaws of ITEQ will be amended and restated as described below. The ITEQ board of directors has adopted the amended and restated Bylaws to take effect on consummation of the Merger. In the event the Merger Agreement is terminated, the amended and restated Bylaws will not become effective.

     If the Merger Agreement is adopted by the ITEQ Stockholders and Astrotech Stockholders and is consummated, the Bylaws of ITEQ will be amended and restated by operation of law and without further action on the part of the stockholders, to increase the number of directors that constitute the whole board, from seven to nine until a different number is fixed by board resolution. In any event, the board will consist of at least three, but no more than twelve, directors.

     The Bylaws of ITEQ currently do not address the procedures for bringing proposals to vote at an annual and special meeting of stockholders. To properly bring a proposal up for a vote before the ITEQ Stockholders at an annual or special meeting under the ITEQ Restated Bylaws, the proposing ITEQ Stockholder must give timely written notice of such proposal to the secretary of ITEQ between 60 and 180 days before the annual or special meeting at which such proposal is to be submitted. Such notice must set forth the general terms of the proposal, as well as specific information about the ITEQ Stockholder making the proposal. These provisions would prevent non-director stockholders of ITEQ from forcing stockholder consideration of a proposal by calling a special meeting of stockholders before the time the board believes such consideration to be appropriate. In addition, under the ITEQ Restated Bylaws, ITEQ Stockholders must also give timely written notice to the Secretary of ITEQ of any nominations of directors to be elected at an annual or special meeting, and ITEQ election of directors must be by written ballot.

     The ITEQ Restated Bylaws also give certain powers to the board of directors and chairman of board relating to postponing and adjourning stockholder meetings. Under the ITEQ Restated Bylaws, the board of directors may, at any time prior to the holding of a meeting of ITEQ Stockholders, postpone such meeting to such time and place as is specified in the notice of postponement. In addition, the chairman of the board has the power to adjourn a meeting of ITEQ Stockholders at any time if he or she deems such adjournment to be a reasonable course of action under the circumstances.

TERMS OF THE MERGER AGREEMENT

     Representations and Warranties. In the Merger Agreement, ITEQ and Astrotech each made various customary representations and warranties as to, among other things, their respective corporate organizations and compliance with law, their respective capitalizations, the authority and validity of the Merger Agreement, their respective businesses and financial condition, required approvals or conflicts, financial statements, litigation, employee benefit matters, tax matters and environmental matters. The representations and warranties of each of ITEQ and Astrotech will expire upon consummation of the Merger.

     Conditions to the Merger. The obligations of ITEQ and Astrotech to consummate the Merger and the related transactions are subject to satisfaction of certain conditions or the waiver thereof on or prior to the Effective Date, including (i) the representations and warranties of ITEQ and Astrotech must be true in all material respects as of the Effective Date, and ITEQ and Astrotech must have complied with their respective covenants set forth in the Merger Agreement; (ii) no action or proceeding may be pending or threatened before any court or other governmental entity in connection with the Merger which might result in a material adverse effect (as defined in the Merger Agreement) on ITEQ or Astrotech; (iii) ITEQ and Astrotech shall have received opinions of counsel covering such matters as are customarily covered in opinions delivered in transactions of the type contemplated by the Merger Agreement, including a tax opinion delivered by counsel to ITEQ; (iv) the Merger Agreement and the related transactions must have been approved by a majority of the outstanding shares of common stock of ITEQ and Astrotech; (v) a joint proxy/prospectus must have been declared effective under the Securities Act and the shares of ITEQ Common Stock issued in connection with the Merger must have become eligible for trading on the Nasdaq National Market; (vi) the holders of any material indebtedness of ITEQ and Astrotech and the parties to any other material agreements to which ITEQ or Astrotech is a party must have consented to the Merger; (vii) ITEQ must have consummated a refinancing of Astrotech's debt, subject to the terms of the Merger Agreement; and (viii) ITEQ must make effective provisions for the assumption of outstanding stock options under plans maintained by Astrotech or its subsidiaries and for certain other matters set forth under the Merger Agreement with respect to other Astrotech employee plans.

     Obligations of the Parties Pending Effective Date. Each of ITEQ and Astrotech has agreed that for the period between July 23, 1997 to the Effective Date, it will (i) continue its present business in the usual, regular, and ordinary manner so as to preserve its present business organization; (ii) maintain all of its material properties and assets in customary repair and condition, reasonable wear and tear and damage by unavoidable casualty excepted;
(iii) maintain its books and records in the ordinary course, in accordance with GAAP applied on a consistent basis; (iv) comply in all material respects with all laws applicable to it or the conduct of its business; (v) permit the other party to inspect its records and consult with its officers, employees, attorneys and agents for the purpose of determining the accuracy of the representations and warranties contained in the Merger Agreement; (vi) cooperate in the preparation and filing of a joint proxy/prospectus to obtain the required approval of the Merger by the stockholders of ITEQ and Astrotech pursuant to the Merger Agreement; (vii) call and hold a stockholder meeting of ITEQ and Astrotech within 45 days after the joint proxy/prospectus is declared effective under the Securities Act to act on a proposal to adopt the Merger Agreement and the transactions contemplated thereby; and (viii) promptly notify the other party in writing of any material adverse effect (as defined in the Merger Agreement) in the financial condition, business or affairs of such party, whether or not occurring in the ordinary course of business. A material adverse effect, as used in the Merger Agreement, means any event, change or effect which would reasonably be expected to result in a loss having the effect of adversely affecting the business, results of operations or financial prospects of such party and its subsidiaries, taken as a whole, so that the benefits reasonably expected to be obtained by the other party to the Merger more likely than not would be jeopardized. However, a material adverse effect will not result from any adverse effect resulting from changes in general economic conditions or conditions generally affecting the industries of the parties, any change in trading prices of the equity securities of either party, in and of itself, or any effect resulting from the compliance by ITEQ or Astrotech with the terms of the Merger Agreement.

     Each of ITEQ and Astrotech has also agreed that for the period between July 23, 1997 to the Effective Date it will: (i) not enter into any employment contracts which cannot be terminated on notice of 14 days or less or provide for any severance payments or benefits extending for a period beyond the termination date for such employment, except as may be required by applicable law; (ii) not incur any borrowings except the refinancing of indebtedness now outstanding or additional borrowings under existing revolving credit facilities, the prepayment by customers of amounts due for goods sold or services rendered, trade payables or other borrowings incurred in the ordinary course of business, or as otherwise approved in writing by the other party; (iii) not enter into any contracts which would require capital expenditures or incur any contingent liability which would exceed $1,000,000 in the aggregate, except as may be necessary for the maintenance of facilities or equipment in the ordinary course of its business, as may be required by law, or as otherwise approved in writing by the other party; (iv) not sell, dispose of, or encumber, any property or assets except in the ordinary course of business or as approved in writing by the other party;
(v) maintain insurance upon all of its respective properties and with respect to the conduct of its respective businesses of such kinds and amounts as is customary in the type of business in which it is engaged; (vi) except as otherwise provided by the Merger Agreement, not amend its certificate of incorporation or bylaws or other material organizational documents or merge or consolidate with any other corporation or change in any manner the rights of its capital stock or the character of its business; (vii) not issue or sell, directly or indirectly, or enter into any contract to issue or sell, any shares of its capital stock or in any way subdivide, combine or reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock, subject to limited exceptions; and (viii) not declare or pay any dividend on shares of its capital stock or make any other distribution of assets to its stockholders.

     In addition, ITEQ has agreed for the period between July 23, 1997 and the Effective Date to: (i) take all steps reasonably necessary to register the ITEQ Common Stock to be issued in connection with Merger under the Securities Act and other action required under state securities laws; (ii) take steps required to file the notice of additional listing of such ITEQ Common Stock on the Nasdaq National Market and (iii) use all reasonable commercial efforts to arrange for the assumption or payment of the outstanding Astrotech indebtedness as of the Effective Date, on such terms as could not reasonably expected to have a material adverse effect on ITEQ.

     Termination; Agreement Not To Solicit Other Proposals. The Merger Agreement may be terminated by mutual consent of the parties or by either ITEQ or Astrotech individually if (i) any condition precedent to the Merger has not been met by the other party, (ii) there has been a material adverse change since March 31, 1997 with respect to the other party, (iii) any legal action regarding the Merger has been brought by any federal or state governmental entity, (iv) the Merger has not been consummated by November 30, 1997, other than as a result of a breach of the Merger Agreement by the terminating party, or (v) if the Merger cannot be accounted for as a "pooling of interests," except if the terminating party engaged in a transaction after June 30, 1997 which disqualified the Merger from such accounting treatment. In addition, Astrotech may individually terminate the Merger Agreement, if its board of directors receives a Superior Transaction Proposal (as defined below) and as a result of such proposal, withdraws or modifies adversely to ITEQ its recommendation to stockholders to vote in favor of the Merger Agreement and the transactions contemplated thereby.

     The Merger Agreement provides that Astrotech may not, nor may it authorize or permit any of its respective agents to: (i) solicit or take any other action to facilitate any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to any acquisition or purchase of a substantial amount of assets of, or 30% or more of the equity interest in, Astrotech or any merger, consolidation, business combination, sale of substantially all assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving Astrotech (other than the transactions contemplated by the Merger Agreement) or any other material corporate transaction, the consummation of which would or could reasonably be expected to impede the Merger (collectively, "Astrotech Transaction Proposals"), or agree to or endorse any Astrotech Transaction Proposal or (ii) propose, enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to another person any information with respect to its business, provided however, that the foregoing clauses (i) and (ii) do not prohibit Astrotech from (A) furnishing information pursuant to an appropriate confidentiality letter to a third party who has made a Superior Astrotech Transaction Proposal, (B) engaging in discussions or negotiations with such a third party who has made a Superior Astrotech Transaction Proposal or (C) following receipt of a Superior Astrotech Transaction Proposal, taking and disclosing to its stockholders a position with respect thereto or changing the recommendation by its board of directors or the vote of its stockholders in favor of the Merger Agreement, but in each case referred to in the foregoing clauses (A) through (C) only after the board of directors of Astrotech concludes in good faith following advice of its outside counsel that such action is reasonably necessary for the board of directors to comply with its fiduciary obligations to stockholders under applicable law. A "Superior Astrotech Transaction Proposal" is a bona fide Astrotech Transaction Proposal that the board of directors of Astrotech determines in good faith after consultation with (and based in part on the advice of) its independent financial advisors to be more favorable to its stockholders than the Merger, is reasonably capable of being financed and is not subject to any material contingencies relating to financing.

     If (i) (A) the Merger Agreement is terminated by Astrotech because of receipt of a Superior Astrotech Transaction Proposal, (B) Astrotech violates the covenant not to solicit Astrotech Transaction Proposals or (C) Astrotech withdraws or modifies its board of directors' recommendation to the stockholders to vote in favor of the transactions contemplated by the Merger Agreement or
(ii) Astrotech enters into an agreement which provides for Another Astrotech Transaction (as defined in the Merger Agreement) or Another Astrotech Transaction is consummated (with any third party which before termination of the Merger

Agreement has communicated to it an Astrotech Transaction Proposal), in either case within twelve months after the date of termination of the Merger Agreement, then in any such event, Astrotech shall pay ITEQ a break-up fee of $2.5 million. After payment of the break-up fee, Astrotech will have no further liability to ITEQ under the Merger Agreement.

     Indemnification by ITEQ as to Joint Proxy/Prospectus. The Merger Agreement provides that ITEQ will indemnify Astrotech and its officers and directors and each person who controls Astrotech within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from all losses, expenses (including reasonable attorneys' fees and expenses) or liabilities, arising out of acts or omissions occurring at or prior to the Effective Date, that are based on (i) any actual or alleged false, misleading or untrue statement of material fact relating to ITEQ contained in the joint proxy/prospectus mailed to the stockholders of ITEQ or (ii) actual or alleged omissions to state in such joint proxy/prospectus a material fact required to be stated therein or to make the statements therein not misleading, except to the extent made in reliance and in conformity with written disclosure provided by Astrotech specifically for use in the joint proxy/prospectus.

     Registration of Certain Astrotech Control Person Shares. The Merger Agreement further provides that promptly following the Effective Date, ITEQ will file with the Commission on Form S-3, a shelf registration statement (the "Shelf Registration Statement") covering the resale by former stockholders of Astrotech, who as of the Effective Date constitute "affiliates" within the meaning of Rule 145 promulgated under the Securities Act, of all ITEQ Common Stock issued to them in the Merger or upon exercise of options to purchase Astrotech Common Stock converted in the Merger. ITEQ is to maintain the Shelf Registration Statement in effect for the maximum period allowed under regulations promulgated by the Commission, but at least through December 31, 2002. These registration rights granted under the Merger Agreement are non-transferable, except in limited circumstances.

          COMBINED UNAUDITED CONDENSED PRO FORMA FINANCIAL INFORMATION

     The following pro forma financial statements have been prepared assuming the Merger is accounted for as a pooling of interests. In the Merger, shares of Astrotech Common Stock will be exchanged for shares of ITEQ Common Stock. These statements are based on the historical consolidated financial statements of ITEQ and Astrotech, which include, in the opinion of ITEQ and Astrotech managements, all adjustments necessary to present fairly the results of such periods.

     The pro forma financial statements include the combined unaudited condensed pro forma pooled balance sheet as of June 30, 1997 as if the Merger had occurred on that date and the combined unaudited condensed pro forma pooled statement of operations as if the Merger had occurred on January 1, 1994.

     The pro forma financial statements also include the combined unaudited adjusted condensed pro forma pooled balance sheet as if the Merger and other transactions described below had occurred on June 30, 1997 and the combined unaudited adjusted condensed pro forma pooled statements of operations as if the Merger and such other transactions had occurred on January 1, 1996.

     On March 28, 1996, Astrotech purchased the outstanding common stock of Graver and on May 1, 1997 Astrotech purchased the outstanding common stock of Trusco. On November 20, 1996 (effective November 1, 1996), ITEQ purchased all of the outstanding stock (excluding certain assets and liabilities) of Ohmstede. Each of Graver, Trusco and Ohmstede (collectively, the "Acquisitions") were accounted for using the purchase method of accounting and their results of operations were included from the date of acquisition forward. In May 1997, ITEQ sold 5.1 million shares of ITEQ Common Stock, realizing net proceeds of approximately $31.8 million. ITEQ is currently negotiating a new credit facility to refinance the existing credit facilities of the combined companies in accordance with the Merger Agreement. The combined unaudited adjusted condensed pro forma pooled balance sheet gives effect to the proposed refinancing of debt including the write-off of debt issuance costs and debt discounts as well as the effect of accruing nonrecurring costs related to the Merger as though these transactions had occurred on June 30, 1997. See "The Merger -- Business Combination Costs -- Anticipated Consolidation Benefits." The combined unaudited adjusted condensed pro forma pooled statement of operations for the six months ended June 30, 1997 and the combined unaudited adjusted condensed pro forma pooled statement of operations for the year ended December 31, 1996 assume that the Acquisitions had occurred on January 1, 1996. The adjusted statement of operations for each period gives effect to the sale by ITEQ of 5.1 million shares of ITEQ Common Stock and the application of the net proceeds therefrom as well as the estimated interest savings from the proposed refinancing of debt as if the offering and refinancing had occurred on January 1, 1996. These adjusted pro forma financial statements were prepared utilizing the consolidated financial statements of ITEQ and Astrotech and the historical financial statements of the Acquisitions, respectively.

     The pro forma financial statements may not be indicative of the Combined Company's actual results had the above transactions occurred on the indicated dates, nor do such statements purport to indicate the Combined Company's financial condition or results of operations at any future date or for any future period. Other than savings attributable to compensation and benefits for certain positions of Ohmstede which were required to be eliminated pursuant to the purchase agreement and which have since been eliminated, no expected benefits and/or cost reductions anticipated by ITEQ and Astrotech or additional revenues related to selling the Acquisitions' products through the ITEQ and Astrotech international marketing networks have been reflected in the combined unaudited adjusted condensed pro forma statement of operations. See "The
Merger -- Business Combination Costs -- Anticipated Consolidation Benefits."

                               ITEQ AND ASTROTECH

          COMBINED UNAUDITED CONDENSED PRO FORMA POOLED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)
                              AS OF JUNE 30, 1997
--------------------------------------------------------------------------------

                                                                            PRO FORMA    COMBINED
                                                      ITEQ     ASTROTECH   ADJUSTMENTS   COMPANY
                                                    --------   ---------   -----------   --------
                                             ASSETS

CURRENT ASSETS:
Cash and cash equivalents.........................  $  4,766   $    840       $          $  5,606
Due on contracts and other receivables, net.......    36,474     25,737                    62,211
Costs and estimated earnings in excess of billings
  on uncompleted contracts........................    18,956      8,574                    27,530
Inventories.......................................     6,264      7,056                    13,320
Prepaid expenses, deposits and other assets.......     1,719      1,238                     2,957
Deferred tax asset................................     1,149      1,389                     2,538
                                                    --------   --------       ----       --------
          Total Current Assets....................    69,328     44,834         --        114,162
Property and equipment, net.......................    13,751     29,203                    42,954
Other assets, net.................................    46,369     29,851                    76,220
                                                    --------   --------       ----       --------
TOTAL ASSETS......................................  $129,448   $103,888       $ --       $233,336
                                                    ========   ========       ====       ========

                              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable..................................  $ 14,023   $  5,939       $          $ 19,962
Accrued liabilities...............................    15,157     10,512                    25,669
Billings in excess of costs and estimated earnings
  on uncompleted contracts........................       963      8,364                     9,327
Progress billings.................................     5,332         --                     5,332
Earn-outs payable.................................        --      2,000                     2,000
Current maturities of long-term debt..............     4,752      3,887                     8,639
                                                    --------   --------       ----       --------
          Total Current Liabilities...............    40,227     30,702         --         70,929
LONG-TERM LIABILITIES:
Long-term obligations, less current maturities....    17,184     28,560                    45,744
Subordinated notes................................    12,879         --                    12,879
Deferred tax liability............................     1,026      3,954                     4,980
                                                    --------   --------       ----       --------
          Total Liabilities.......................    71,316     63,216         --        134,532
STOCKHOLDERS' EQUITY:
Common stock......................................        17         99        (90)(1)         26
Additional paid-in capital........................    56,518     59,996         90(1)     116,604
Retained earnings (deficit).......................     1,982    (19,423)                  (17,441)
Translation adjustment............................      (385)        --                      (385)
                                                    --------   --------       ----       --------
          Total Stockholders' Equity..............    58,132     40,672         --         98,804
                                                    --------   --------       ----       --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $129,448   $103,888       $ --       $233,336
                                                    ========   ========       ====       ========

---------------

(1) Pro forma adjustment to Astrotech common stock to reflect the pooling of interest based on a conversion rate of .93 and to reflect the par value of ITEQ Common Stock.

                               ITEQ AND ASTROTECH

                     COMBINED UNAUDITED CONDENSED PRO FORMA
                         POOLED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

                                                                             SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,            JUNE 30,
                                           ------------------------------   -------------------
                                             1994       1995       1996       1996       1997
                                           --------   --------   --------   --------   --------
Revenues.................................  $130,552   $213,367   $232,994   $102,891   $161,189
Cost of revenues.........................    97,662    166,291    179,332(1)  79,100(1) 124,538
Selling, general and administrative
  expenses...............................    24,217     32,117     34,436     16,457     22,111
Depreciation and amortization............     4,282      4,835      5,717      2,658      3,814
Restructuring charges and other
  nonrecurring costs.....................        --      1,335      3,704      3,500         --
                                           --------   --------   --------   --------   --------
Operating profit.........................     4,391      8,789      9,805      1,176     10,726
Interest expense, net....................    (2,121)    (2,835)    (3,991)    (1,460)    (4,184)
Other income.............................       206        807        634        278        383
                                           --------   --------   --------   --------   --------
Earnings (Loss) from continuing
  operations before change in accounting
  principle and provision for income
  taxes..................................     2,476      6,761      6,448         (6)     6,925
Provision for income taxes...............     1,201      3,270      2,524        124      2,724
                                           --------   --------   --------   --------   --------
Net earnings (loss) from continuing
  operations before change in accounting
  principle..............................  $  1,275   $  3,491   $  3,924   $   (130)  $  4,201
                                           ========   ========   ========   ========   ========
Net earnings (loss) from continuing
  operations before change in accounting
  principle per common share.............  $   0.07   $   0.17   $   0.19   $  (0.01)  $   0.18
                                           ========   ========   ========   ========   ========
Weighted average number of common and
  common equivalent shares outstanding...    19,407     20,746     20,881     20,899     23,230
                                           ========   ========   ========   ========   ========

---------------

(1) Includes $700 of restructuring charges. See Note 3 to ITEQ Consolidated Financial Statements.

     Nonrecurring merger costs, resulting from the Merger, will be included in ITEQ's statement of operations for the year ended December 31, 1997. These costs will include financial advisor, legal and accounting fees, severance costs, etc.

     Astrotech's historical statement of operations for the fiscal years ended September 30, 1994, 1995 and 1996 were combined with ITEQ's historical statement of operations for the years ended December 31, 1994, 1995 and 1996 to prepare the unaudited condensed pro forma pooled statement of operations for the years ended December 31, 1994, 1995 and 1996, respectively. Accordingly, Astrotech's historical operating results for the three months ended December 31, 1996 were excluded from the combined unaudited condensed pro forma pooled statement of operations for the 1996 period presented. Astrotech's revenues and net income for that three-month period were $33,804 and $1,182, respectively.

                               ITEQ AND ASTROTECH

                COMBINED UNAUDITED ADJUSTED CONDENSED PRO FORMA
                              POOLED BALANCE SHEET
                                 (IN THOUSANDS)
                              AS OF JUNE 30, 1997
--------------------------------------------------------------------------------

                                                           COMBINED     PRO FORMA      ADJUSTED
                                                           COMPANY     ADJUSTMENTS     BALANCE
                                                           --------    -----------     --------
                                            ASSETS
CURRENT ASSETS:
Cash and cash equivalents..............................    $  5,606     $              $  5,606
Due on contracts and other receivables, net............      62,211                      62,211
Costs and estimated earnings in excess of billings on
  uncompleted contracts................................      27,530                      27,530
Inventories............................................      13,320                      13,320
Prepaid expenses, deposits and other assets............       2,957                       2,957
Deferred tax asset.....................................       2,538                       2,538
                                                           --------     --------       --------
          Total Current Assets.........................     114,162                     114,162
Property and equipment, net............................      42,954                      42,954
Other assets, net......................................      76,220       (2,708)(1)     73,512
                                                           --------     --------       --------
TOTAL ASSETS...........................................    $233,336     $ (2,708)      $230,628
                                                           ========     ========       ========

                             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable.......................................    $ 19,962     $              $ 19,962
Accrued liabilities....................................      25,669        6,021(1)      31,690
Billings in excess of costs and estimated earnings on
  uncompleted contracts................................       9,327                       9,327
Progress billings......................................       5,332                       5,332
Earn-outs payable......................................       2,000                       2,000
Current maturities of long-term debt...................       8,639       (8,639)(1)         --
                                                           --------     --------       --------
          Total Current Liabilities....................      70,929       (2,618)        68,311
LONG-TERM LIABILITIES:
Long-term obligations, less current maturities.........      45,744       23,639(1)      69,383
Subordinated notes.....................................      12,879      (12,879)(1)         --
Deferred tax liability.................................       4,980                       4,980
                                                           --------     --------       --------
          Total Liabilities............................     134,532        8,142        142,674
STOCKHOLDERS' EQUITY:
Common stock...........................................          26                          26
Additional paid-in capital.............................     116,604                     116,604
Retained earnings (deficit)............................     (17,441)     (10,850)(1)    (28,291)
Translation adjustment.................................        (385)                       (385)
                                                           --------     --------       --------
          Total Stockholders' Equity...................      98,804      (10,850)        87,954
                                                           --------     --------       --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.............    $233,336     $ (2,708)      $230,628
                                                           ========     ========       ========

  See Notes to Combined Unaudited Adjusted Condensed Pro Forma Pooled Balance
                                     Sheet

                      NOTES TO COMBINED UNAUDITED ADJUSTED
                    CONDENSED PRO FORMA POOLED BALANCE SHEET
                                 (IN THOUSANDS)

--------------------------------------------------------------------------------

(1) Represents estimated nonrecurring merger related costs resulting from the Merger, which will be included in ITEQ's statement of operations for the year ended December 31, 1997. These costs include investment banking, legal, accounting, printing and miscellaneous stockholder meeting fees and expenses, costs relating to employee severance, estimated asset writedown and costs of disposal and integration of duplicate facilities, and the proposed refinancing of debt which includes the write-off of debt issuance costs of $2,708 and debt discounts of $2,121. See "The Merger -- Business Combination Costs -- Anticipated Consolidation Benefits" and "ITEQ Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     This adjustment is detailed as follows:

     a. Write-off of debt issuance costs and debt discounts

     b. Refinancing of existing debt

     c. Accrual of other nonrecurring merger costs

     d. Tax benefit related to the merger costs

                                      A.         B.         C.        D.       TOTAL
                                    -------   --------   --------   -------   --------
Other assets, net.................  $(2,708)  $          $          $         $ (2,708)
Accrued liabilities...............                         12,671    (6,650)     6,021
Current maturities of long-term
  debt............................              (8,639)                         (8,639)
Long-term obligations, less
  current maturities..............              23,639                          23,639
Subordinated notes................    2,121    (15,000)                        (12,879)
Retained earnings.................   (4,829)              (12,671)    6,650    (10,850)

                               ITEQ AND ASTROTECH

                COMBINED UNAUDITED ADJUSTED CONDENSED PRO FORMA
                         POOLED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
--------------------------------------------------------------------------------

                                                  COMBINED               PRO FORMA      ADJUSTED
                                                  COMPANY     TRUSCO    ADJUSTMENTS     BALANCE
                                                  --------    ------    -----------     --------
Revenues........................................  $161,189    $7,571      $             $168,760
Cost of revenues................................   124,538     6,240                     130,778
Selling, general and administrative expenses....    22,111     1,033                      23,144
Depreciation and amortization...................     3,814       189        (105)(1)       3,962
                                                                              64(2)
                                                  --------    ------      ------        --------
Operating profit................................    10,726       109          41          10,876
Interest expense, net...........................    (4,184)     (136)       (323)(3)      (2,143)
                                                                             123(4)
                                                                           2,377(6)
Other income....................................       383        70                         453
                                                  --------    ------      ------        --------
Earnings before provision for
  income taxes..................................     6,925        43       2,218           9,186
Provision for income taxes......................     2,724                   858(5)        3,582
                                                  --------    ------      ------        --------
Net Earnings....................................  $  4,201    $   43      $1,360        $  5,604
                                                  ========    ======      ======        ========
Net earnings per common share...................  $   0.18                              $   0.20
                                                  ========                              ========
Weighted average number of common and common
  equivalent shares outstanding(a)..............    23,230                                28,337(6)
                                                  ========                              ========

---------------

(a) Unaudited pro forma per share information is based on the combined average number of shares of ITEQ and Astrotech Common Stock adjusted by the Exchange Ratio for the respective period.

                                                                    INCREASE
                                                                   (DECREASE)
                                                                     INCOME
                                                                   ----------
(1)  Decrease in depreciation related to recording the Trusco fixed assets at fair market value, assigning new useful
     lives and using straight line depreciation method...........      105
(2)  Amortization of goodwill related to Trusco..................      (64)
(3)  Interest at the Astrotech borrowing rate on amounts borrowed to fund the purchase price of Trusco and repay certain
     existing outstanding indebtedness...........................     (323)
(4)  To eliminate interest expense on Trusco's existing debt
     which was repaid by Astrotech...............................      123
(5)  Represents the pro forma income tax effect..................     (858)
(6)  Represents interest savings resulting from the ITEQ equity offering of 5.1 million shares with the proceeds used to
     repay ITEQ indebtedness as of January 1, 1997 as well as
     estimated savings from the proposed debt refinancing........    2,377

                               ITEQ AND ASTROTECH

                COMBINED UNAUDITED ADJUSTED CONDENSED PRO FORMA
                         POOLED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                      FOR THE YEAR ENDED DECEMBER 31, 1996
--------------------------------------------------------------------------------

                                    COMBINED                                                 PRO FORMA     ADJUSTED
                                     COMPANY        GRAVER        TRUSCO       OHMSTEDE     ADJUSTMENTS    BALANCE
                                  -------------   ----------   ------------   -----------   -----------    --------
                                   YEAR ENDED                                     TEN
                                  DECEMBER 31,    SIX MONTHS       YEAR         MONTHS
                                    1996 AND        ENDED         ENDED          ENDED
                                  SEPTEMBER 30,   MARCH 31,    DECEMBER 31,   OCTOBER 31,
                                      1996           1996          1996          1996
                                  -------------   ----------   ------------   -----------
Revenues.........................   $232,994       $10,389       $24,809       $ 83,124       $            $351,316
Cost of revenues.................    179,332(a)      9,879        19,369         62,939                     271,519
Selling, general and
  administrative expenses........     34,436         1,735         2,638         10,301          (541)(4)    48,569
Depreciation and amortization....      5,717           115           521            999          (356)(1)     7,985
                                                                                                  989(2)
Restructuring charges and other
  nonrecurring costs.............      3,704                                                                  3,704
                                    --------       -------       -------       --------       -------      --------
Operating profit (loss)..........      9,805        (1,340)        2,281          8,885           (92)       19,539
Interest expense, net............     (3,991)          (86)         (273)          (301)       (5,654)(5)    (7,456)
                                                                                                2,849(6)
Other income.....................        634           340           120            284                       1,378
                                    --------       -------       -------       --------       -------      --------
Earnings (Loss) before provision
  for income taxes...............      6,448        (1,086)        2,128          8,868        (2,897)       13,461
Provision for income taxes.......      2,524                          30            444         2,252(3)      5,250
                                    --------       -------       -------       --------       -------      --------
Net earnings (loss)..............      3,924        (1,086)        2,098          8,424        (5,149)        8,211
                                    ========       =======       =======       ========       =======      --------
Net earnings per common share....   $   0.19                                                               $   0.32
                                    ========                                                               ========
Weighted average number of common
  and common equivalent shares
  outstanding(b).................     20,881                                                                 25,988(6)
                                    ========                                                               ========

---------------

(a) Includes $700 in restructuring charges. See Note 3 to ITEQ Consolidated Financial Statements.

(b) Unaudited pro forma per share information is based on the combined average number of shares of ITEQ and Astrotech Common Stock adjusted by the Exchange Ratio for the respective period.

                                                                                            INCREASE
                                                                                           (DECREASE)
                                                              GRAVER   TRUSCO   OHMSTEDE     INCOME
                                                              ------   ------   --------   ----------
                                                                    INCREASE (DECREASE) INCOME
(1) Decrease in depreciation related to recording the fixed
    assets at fair market value, assigning new useful lives
    and using straight line depreciation method.............     62      294                    356
(2) Increase in amortization of goodwill....................            (161)      (828)       (989)
(3) Represents the pro forma income tax effect..............                                 (2,252)
(4) Represents estimated savings attributable to salaries,
    bonuses and benefits for positions at Ohmstede that have
    been eliminated. No anticipated cost reductions,
    corporate allocations from ITEQ or additional costs
    related to association with a public company have been
    included in this adjustment.............................                        541         541
(5) Reflects the increase in interest expense at the
    applicable ITEQ or Astrotech borrowing rates related to
    the additional debt borrowed for the Graver, Trusco and
    Ohmstede acquisition and the amortization of both the
    debt financing costs and the subordinated debt discount
    related to Ohmstede, net of historical expense savings,
    from the paydown of historical debt.....................    (61)    (703)    (4,890)     (5,654)
(6) Represents interest savings resulting from the ITEQ
    equity offering of 5.1 million shares with the proceeds
    used to repay ITEQ indebtedness as of January 1, 1996 as
    well as estimated savings from the proposed debt
    refinancing.............................................                                  2,849

                                BUSINESS OF ITEQ

GENERAL

     ITEQ is a provider of manufactured equipment, engineered systems and services used in the processing, treatment, storage and movement of gases and liquids. It is the leading domestic manufacturer of shell and tube heat exchangers, principally for petrochemical and refining applications, and a leading producer of baghouses, scrubbers, fans and other filtration systems and components for environmental and general industrial applications. ITEQ also manufactures specialized process equipment, such as reactors, blenders, stacks, towers, columns and pressure vessels, principally for the refining, petrochemical and plastics industries. ITEQ operates internationally, with its equipment, systems and services sold or utilized in over 30 countries worldwide.

     ITEQ believes that through acquisitions of complementary businesses it has been able to capitalize on its relationships with existing customers through cross-selling opportunities. Additionally, through its international distribution network and broad offering of products and services, ITEQ has benefitted from its customers' continuing consolidation of their sources of supply.

     In recent years, annual worldwide capital expenditures for hydrocarbon process equipment and industrial air filtration equipment have averaged approximately $40 billion, of which approximately 30% represents the domestic market. Although there is no dominant manufacturer of equipment and systems for the highly fragmented domestic markets served by the company, ITEQ is the largest domestic manufacturer of shell and tube heat exchangers, with a market share of approximately 15%. Similarly, ITEQ believes it is one of the largest domestic producers of baghouses, scrubbers, fans and other filtration systems for the selected niche markets served (including steel mini-mills, ferrous and non-ferrous metal foundries, microelectronic manufacturers, waste incinerators and rock and mineral industries) and that its presence in the hydrocarbon process equipment market is significant, particularly for thin-wall, large-diameter vessels.

BUSINESS STRATEGY

     ITEQ's objective is to become a leading provider of manufactured equipment, engineered systems and services used in each of the niche industrial markets in which it operates and to expand its markets through acquisitions of complementary product and service lines. ITEQ has experienced rapid growth since its inception in 1990 through a combination of strategic acquisitions and internal growth.

     Acquisition Strategy. ITEQ pursues a strategy of acquiring leading providers of complementary manufactured products and services in highly fragmented industrial equipment markets, with a view to further consolidating those markets. ITEQ believes it is one of the few domestic acquirers and consolidators of businesses in those markets. In general, ITEQ pursues the acquisition of businesses which satisfy most of the following criteria:

     - Well managed domestic companies serving niche industrial markets.

     - Large defensible share of their respective markets, involving proven technologies.

     - Provide complementary products and services which afford cross-selling opportunities or are direct competitors.

     - Significant installed product bases and long operating histories.

     - Potential for significant expansion into international markets.

     - Predictable cash flow and earnings potential.

     - Potential for internal synergies and economies of scale.

     Internal Growth. ITEQ has experienced significant internal growth in recent years despite operating in mature markets. This growth has resulted from ITEQ's strategy of gaining additional market share by selling its products, and those acquired through acquisitions, to existing and new customers and industries, introducing new products, and developing its international markets. In addition, each of the acquired businesses has a substantial installed base of products, and ITEQ has achieved further revenue increases through additional emphasis on the maintenance and refurbishment aftermarkets.

     Increasingly, and consistent with ITEQ's overall growth strategy, major industrial concerns are consolidating their sources of supply for goods and services in an effort to obtain worldwide single-source suppliers for broad ranges of systems, equipment and services. In fragmented markets such as those served by ITEQ, further industry consolidation is to be expected. At present, ITEQ believes that no other supplier of products and services to the niche markets presently served offers as broad an array of products and services as those offered by the company. ITEQ believes its current product lines and its acquisition strategy position it to benefit from this ongoing trend.

ACQUISITION HISTORY

     Since its inception in 1990, ITEQ has experienced substantial growth through acquisitions. ITEQ business was originally focused on the highly regulated air pollution control industry. However, in 1995, with the Allied acquisition, ITEQ began to increase its focus on the process equipment business. Consistent with this focus, in 1996 ITEQ completed the acquisition of Ohmstede and sold Air-Cure, Inc. In addition, ITEQ completed the acquisition of Exell, Inc. ("Exell") in August 1997. The following table sets forth certain information concerning the businesses which have been acquired by ITEQ through the date hereof.

                                      DATE
         ACQUIRED COMPANY           ACQUIRED       PRINCIPAL PRODUCTS              INDUSTRY SERVED
         ----------------           --------       ------------------              ---------------
Air-Cure, Inc.(1).................    1990     Fabric filters                Electric utilities, coal
Interel, Inc......................    1991     Dry scrubbers, packed and     Waste treatment, foundry,
                                               mini scrubbers, heat          smelter
                                               exchangers
Ceilcote Air Pollution Control,
  Inc.............................    1992     Wet scrubbers, tower          Microelectronics, chemical
                                               internals, FRP fans           processing, waste
                                                                             treatment, food processing
VIC Environmental Systems, Inc....    1994     Carbon adsorption systems     Pharmaceutical, rubber
Amerex Industries, Inc............    1994     Fabric filters, wet and dry   Steel, cement and lime,
                                               scrubbers, heat exchangers    refining, foundry
Allied Industries, Inc.(2)........    1995     Air separation equipment,     Petrochemical, plastics,
                                               reactors, blenders, stacks,   refining
                                               towers and columns,
                                               pressure vessels
Ohmstede, Inc.....................    1996     Heat exchangers               Petrochemical, refining
Exell, Inc........................    1997     Heat exchangers               Petrochemical, refining

---------------

(1) Divested in November 1996.

(2) Accounted for as a pooling-of-interests; all other acquisitions accounted for as purchases.

PRODUCTS AND SERVICES

     The following table sets forth, for the periods indicated, the contribution to ITEQ's revenues from its significant classes of products and services:

                                   FISCAL YEAR   FISCAL YEAR   NINE MONTHS
                                      ENDED         ENDED         ENDED          YEAR ENDED DECEMBER 31,
                                    MARCH 31,     MARCH 31,    DECEMBER 31,   -----------------------------
                                      1992          1993           1993        1994       1995     1996(1)
                                   -----------   -----------   ------------   -------   --------   --------
                                                (IN THOUSANDS)
Filtration equipment.............    $7,026        $12,790        $27,859     $44,713   $ 74,511   $ 66,007
Heat exchangers and other process
  equipment......................        --             --             --      17,113     38,653     44,797
                                     ------        -------        -------     -------   --------   --------
                                     $7,026        $12,790        $27,859     $61,826   $113,164   $110,804
                                     ======        =======        =======     =======   ========   ========

---------------

(1) Ohmstede was acquired effective November 1, 1996 in a transaction accounted for as a purchase. The "Year Ended December 31, 1996" includes the reported revenues of Ohmstede for the period subsequent to acquisition.

     For information with respect to ITEQ's financial data by geographic location, see Note 10 to the ITEQ Consolidated Financial Statements.

     Heat Exchangers. ITEQ's line of custom-built shell and tube heat exchangers are marketed under the well-established Ohmstede and Exell names primarily to the petrochemical and refining industries in the Gulf Coast area. ITEQ intends to pursue increased sales of new heat exchangers by marketing its products throughout the United States and internationally by capitalizing on its existing distribution network and customer relationships. ITEQ has a substantial installed base of heat exchangers, since Ohmstede units were marketed for more than 40 years and Exell units were marketed for more than 20 years prior to acquisition. Aftermarket services are provided both in the field and on ITEQ premises and may consist of a variety of services ranging from minor field repair and maintenance to de-coking (i.e., the removal of fouling from tubes) or complete unit reconstruction.

     Shell and tube heat exchangers are used in a variety of temperature control, heating and cooling, and other plant operation applications and are integrated into a variety of industrial processes that allow heat to be transferred from one fluid or gas involved in the process to another. Usually the fluid being cooled runs through a series of tubes in the heat exchanger, while the cooling fluid flows simultaneously in the opposite direction in the void between the outer shell of the units and the tube bundles. In the petrochemical and power industries, this type of exchanger is used as feedwater heaters and surface condensers for plant operations.

     Process Equipment. ITEQ designs and manufactures custom process and containment equipment, which are marketed under the Allied Industries name, primarily to the refining, petrochemical and plastics industries. ITEQ intends to pursue increased sales of process equipment by cross-selling to Ohmstede's customers. It emphasizes the engineering and fabrication of large-diameter vessels, thin-walled aluminum vessels, cryogenic application vessels, and vessels requiring careful handling for applications in which cleanliness and corrosion resistance are vital to product purity. ITEQ has particular expertise in the fabrication of welded structures and vessels made of aluminum, stainless steel and such exotic metals as hastelloy, incoloy, and clad composite metals. Process and containment equipment is used in applications where fluid flow, heat transfer and mass transfer are employed in continuous batch processes to convert crude oil, natural gas and coal into fuel, lubricants, petrochemicals and specialty products, and in the air separation industry to separate component gases from air using cryogenic, absorption and membrane technologies.

     Filtration. Filtration products are marketed by ITEQ under the Amerex, VIC Environmental Systems, Ceilcote Air Pollution Control, Interel, Tellerette(R) and IWS tradenames to engineering and construction firms and directly to end-users for environmental and general industrial applications. Such systems operate by filtering air or gas through many large filter bags ("baghouses") that capture ambient particulate matter or by venting a particulate-laden air stream through an aerosol spray which captures the particulates ("scrubbers").

Baghouses and scrubbers are custom designed systems which may be of substantial scale and incorporate a variety of products manufactured by ITEQ. These include wet scrubbers, dry scrubbers, axial and centrifugal fiberglass reinforced plastic fans, heat exchangers, ductwork, aeration towers (strippers), scrubber packing, tower internals, air washers, carbon adsorption systems, quenches, cooling and condensing towers, mist eliminators and pneumatic conveying systems. Such products are sold as components to other systems fabricators or incorporated into complete systems designed and constructed by ITEQ.

SALES AND MARKETING

     ITEQ's products are marketed primarily through approximately 75 commission-based, independent representative organizations, each operating in an exclusive territory and serving engineering firms and specialized industrial customers located in that territory. In addition to sales activities at ITEQ offices, ITEQ also maintains sales offices in Denver, Pittsburgh and Ontario, Canada, from which its own marketing support personnel assist the representative organizations and, in those geographic areas not served by representative organizations, make direct marketing calls on potential customers. Inquiries from potential customers are referred to ITEQ engineering personnel for any necessary product or system design and for job cost estimation and preparation of price quotations or bid packages for submission to the prospective customer. The interval between customer inquiry and confirmation of an order or contract execution varies substantially. In general, orders are filled for components and small systems on a purchase order basis at fixed prices on normal 30-day trade terms, and larger, more complex systems involving long lead times are filled on a contract basis. Though contract terms are subject to considerable variation, contracts normally provide for progress payments, price adjustment provisions during periods when metal goods prices are subject to volatility and, except for sales from certain foreign subsidiaries, are either dollar denominated or payable in currencies with fixed exchange rates against the dollar. As a result, working capital, raw material pricing, and currency translation risks are not significant to ITEQ. Substantially all contracts for products to be exported for sale are secured by letters of credit drawn on major commercial banks. In certain instances, particularly in the performance of aftermarket heat exchanger services, work may be undertaken on a time and materials basis on normal 30-day credit terms.

     Consistent with emerging industry trends, ITEQ has also participated in "corporate alliances" with certain of its customers, under which ITEQ has been designated a preferred vendor for various products. ITEQ intends to continue to pursue additional strategic alliances or other corporate partnering arrangements. In addition, ITEQ will continue its emphasis on aftermarket sales and services in an effort to offset the cyclical nature of industry capital spending.

MARKET CONDITIONS AND COMPETITION

     Market Conditions. The industrial equipment markets in which ITEQ operates are mature. Worldwide capital expenditures for hydrocarbon processing equipment and air filtration equipment have averaged about $40 billion per year in recent years, with approximately 30% attributable to domestic spending. Although ITEQ's products and services are utilized in a number of industrial applications, a majority of its recent annual revenues has been attributable to the petrochemical and refining industries. A significant portion of ITEQ's revenues from those markets is attributable to plant expansion and upgrades, maintenance and the construction of new industrial capacity abroad. In an effort to minimize the effects of cyclical capital spending, ITEQ intends increasingly to emphasize greater market penetration in aftermarkets and diversification into less competitive international markets and other less cyclical domestic markets by capitalizing on its broad range of product lines with potential customers and through extension of its "corporate alliance" program into other industries. See "-- Significant Customers." In addition, ITEQ seeks to carry minimal inventories of raw materials and components and maintain a reasonable balance between the manufacture and purchase of product components and subassemblies. Since virtually all ITEQ's revenues are attributable to products and systems manufactured to customer specifications, it carries almost no finished goods inventory and purchases raw materials, components and subassemblies only on a job specific, often "just in time" basis. During the year ended December 31, 1996, certain components and subassemblies were purchased from numerous subcontrac-tors, typically under fixed price arrangements. Should the need arise, ITEQ believes that any subcontractor can be replaced without significant disruption to its business.

     Competition. All the markets in which ITEQ competes in North America are highly fragmented, and most competitors in these niche markets are relatively small, privately-held businesses. In North American markets, competition is based on several competitive factors, including reputation, manufacturing capabilities, availability of plant capacity, price, performance and dependability. In foreign markets, competition varies widely. In some international markets, price competition is more intense than that prevailing in North America while in others, where prior relationships and product quality receive more customer emphasis than do marginal pricing differentials, price competition is less intensive. As a result of innovative design solutions, quality of product workmanship and dependability of "on time" performance, ITEQ's product and services are sold, in some circumstances, in situations where it is not the low bidder. Although ITEQ does not typically maintain supply or service contracts with its customers, a significant portion of ITEQ's annual revenues represents repeat business from the same customers.

     With increasing frequency, ITEQ is asked by end-users to submit proposals or bids for entire filtration systems, thus bypassing engineering and construction firms in the procurement process. When awarded such jobs, ITEQ designs the entire system, purchases certain "off-the-shelf" or fabricated components from vendors or subcontractors, and manufactures those portions of the system for which it has particular expertise. The partially completed system is then delivered to the customer's site for final assembly and installation by field construction personnel who may be subcontractors for or supervised by ITEQ.

MANUFACTURING FACILITIES

     ITEQ operates eight manufacturing facilities, all located in the United States, which range in size from less than 10,000 square feet to approximately 185,000 square feet of manufacturing and related space, or an aggregate of approximately 696,600 square feet. Of this total, about 299,000 square feet of manufacturing and related space is located in leased premises under leases expiring at various dates through 2004. ITEQ believes its facilities are suitable for their present and intended purposes and more than adequate for its current level of operations.

ENVIRONMENTAL MATTERS

     ITEQ is subject to numerous federal, state, local and foreign laws and regulations relating to the storage, handling, emission and discharge of materials into the environment, including the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), the Clean Water Act, the Clean Air Act (including the 1990 Amendments) ("CAA") and the Resource Conservation and Recovery Act ("RCRA"). Each of these statutes allows the imposition of substantial civil and criminal penalties, as well as permit revocation, for violations of the requirements. Although ITEQ's operations may involve environmental management issues typically associated with manufacturing operations, ITEQ believes that it is in material compliance with all environmental laws. ITEQ has no current plans for substantial capital expenditures in this area. It is not a party to any threatened or pending legal proceedings or administrative actions relating to the environment. It is possible that future developments, such as changes in existing laws, regulations or enforcement practices under environmental laws, could lead to material costs of environmental compliance and cleanup by ITEQ.

SIGNIFICANT CUSTOMERS

     Historically, ITEQ's principal customers have been international refining and petrochemical processors, steel producers, foundries, mining and waste treatment concerns. Recently, ITEQ's customer base has been expanded to include steel mini-mills and microelectronics manufacturers. ITEQ is a designated preferred vendor for various products under "corporate alliance" programs with certain of its customers, including Amoco Corporation, Chevron Corporation, Lyondell-Citgo, Dow Chemical, E. I. Du Pont, Olin Corporation and Hoechst Celanese under which it is a preferred vendor for various types of equipment and services. Such customers accounted for approximately 6.4% and 16.2% of total revenues for the year ended December 31, 1996 and the six month period ended June 30, 1997, respectively. Although the terms of these arrangements vary widely, they do not involve any minimum purchase obligations, but set forth the basis upon which ITEQ is to be paid for work performed -- either on the basis of cost plus a predetermined profit margin or cost of goods sold plus agreed labor rates -- and involve the exchange of a broad range of information with the customer, including the customer's expected future requirements for the product and service classes covered by the arrangement and the expected timing of future job awards, and ITEQ's existing and expected future material and labor costs, as well as periodic reports on continuing productivity improvements and total quality management. Under such arrangements, ITEQ is afforded the first opportunity to furnish the covered products and services on the customer's tendered terms, which often are subject to further negotiation at the time of individual job award. However, these arrangements do not necessarily result in a material amount of sales to ITEQ. ITEQ intends to continue its focus on participating in additional strategic alliances or other corporate partnering arrangements. Due to the contractual nature of ITEQ's operations, it is anticipated that significant portions of future consolidated revenues may be attributable to a limited number of customers in any particular year, although it is likely that the particular customers may vary from year to year. For the year ended December 31, 1996, no single customer of ITEQ accounted for as much as 10% of its consolidated revenues.

BACKLOG

     At December 31, 1996, ITEQ's backlog was $56.7 million compared with $28.1 million at December 31, 1995. At June 30, 1997, ITEQ's backlog was $65.5 million. Such backlog consisted of written orders or commitments believed to be firm. Contracts for products and services are occasionally varied or modified by mutual consent and in certain instances may be cancelable by the customer on short notice without substantial penalty. As a result, ITEQ's backlog as of any particular date may not be indicative of ITEQ's actual operating results for any subsequent fiscal period. It is, however, anticipated that substantially all of the orders and commitments included in backlog at June 30, 1997 will be completed within the next twelve months.

EMPLOYEES

     At June 30, 1997, ITEQ employed approximately 1,000 full-time personnel, including approximately 180 unionized employees at four domestic manufacturing facilities who are subject to collective bargaining agreements. ITEQ considers its relations with its employees to be good.

EXECUTIVE OFFICERS AND DIRECTORS OF ITEQ

     The table below sets forth certain information regarding the current executive officers and directors of ITEQ:

                NAME                                      POSITION                       AGE
                ----                                      --------                       ---
Mark E. Johnson......................  Director, chairman of the board and chief         47
                                       executive officer
John Camardella......................  President and chief operating officer             53
Lawrance W. McAfee...................  Director, executive vice president, chief         42
                                       financial officer and secretary
Thomas N. Amonett....................  Director                                          52
Pierre S. Melcher....................  Director                                          37
T. William Porter....................  Director                                          56
James L. Rainey, Jr..................  Director                                          67
James A. Read........................  Director                                          46

     Mark E. Johnson. Mr. Johnson has been a director of ITEQ since December 1995 and chairman of the board and chief executive officer since March 1996. From February 1994 until December 1995, Mr. Johnson was a shareholder, director and president of Allied Industries, Inc. ("Allied"), a wholly-owned subsidiary of ITEQ since December 1995. Prior to that time, Mr. Johnson was a private investor and was a shareholder and served as chairman of the board, chief executive officer and president of Semco, Inc. ("Semco"), a manufacturer of pneumatic conveyancing equipment, and of Stillbrooke Corporation, a cemetery and funeral home holding company. From 1982 to 1986, Mr. Johnson served as a partner of KPMG Peat Marwick LLP.

     John Camardella. Mr. Camardella has been president and chief operating officer of ITEQ since May 1997. From 1995 until May 1997, Mr. Camardella served as executive vice president of Transportation & Transit Associates, Inc., a railcar manufacturer and assembler. From 1994 to 1995, Mr. Camardella served as chairman of the board of ITP Corporation, an oil restoration and filtration systems concern. From 1984 until 1994, he served in a series of progressively more responsible positions with ABB (Asea Brown Boveri), including president and chief executive officer of a worldwide business unit from 1991 until 1994.

     Lawrance W. McAfee. Mr. McAfee has been a director of ITEQ since December 1995 and executive vice president and chief financial officer since January 1993 and secretary since May 1993. From 1991 until the time he joined ITEQ in 1993, Mr. McAfee served as a director and chief financial officer of Waste Processor Industries, Inc., an environmental services company. Prior to that time, Mr. McAfee served as senior vice president and chief financial officer of Stillbrooke Corporation from 1989 to 1991. From 1982 to 1989, Mr. McAfee served as vice president and chief financial officer of U.S. Home Corporation, a residential builder, developer and financial services company.

     Thomas N. Amonett. Mr. Amonett has been a director of ITEQ since April 1996. Mr. Amonett served as acting chief executive officer of Weatherford Enterra, Inc., an energy services company, from July 1996 until June 1997, and has been a director since May 1974. From July 1992 to December 1995, he served as president and a director of Reunion Resources Company (previously known as Buttes Gas and Oil Company), a Houston-based oil and gas exploration, development and production company. Mr. Amonett also currently serves as a director of American Residential Services, Inc., a residential services company, and of PetroCorp Incorporated, an oil and gas producer.

     Pierre S. Melcher. Mr. Melcher has been a director of ITEQ since March 1996 and served as senior vice president and treasurer from April 1996 to September 1997. From February 1994 until December 1995, Mr. Melcher was a shareholder and served as director and senior vice president of Allied. Prior to that time, Mr. Melcher pursued private investments and was a shareholder and served as a director and senior vice president of Semco. From 1988 to 1991, Mr. Melcher served as an investment banker with Texas Commerce Bank.

     T. William Porter. Mr. Porter has served as a director of ITEQ since December 1995. Since 1981, Mr. Porter has been a partner of Porter & Hedges, L.L.P., a Houston-based law firm and ITEQ's principal outside legal counsel. Mr. Porter also serves on the board of Gundle/SLT Environmental, Inc., a manufacturer and supplier of lining systems used in waste and industrial containment systems, and Metals USA, Inc., a metals processing/service center operator.

     James L. Rainey. Mr. Rainey has served as a director of ITEQ since October 1993. He is an independent business consultant. From May 1986 through April 1991, he served as president and chief executive officer of Farmland Industries, Inc., the largest domestic agricultural supply cooperative. Prior to that time, he spent over 20 years with Kerr-McGee Corporation, including serving as president of Kerr-McGee Chemical Corporation. Mr. Rainey also serves on the boards of Jacobs Engineering Group, Inc., The Wirthlin Group and Biomat, Inc.

     James A. Read. Mr. Read has served as a director of ITEQ since January 1997. Since 1988, Mr. Read has served as a managing director of Mezzanine Management Limited, an independent private debt and equity fund management and advisory company. Mr. Read also serves on the boards of Core Laboratories N.V., JJI Lighting Group, Inc. and Western Sky Industries, Inc. in the United States and British Printing Co. Limited, Page One Communications Limited, Wellington Holding plc, CF Holdings Ltd. and CB Holdings SA in Europe.

                          ITEQ SELECTED FINANCIAL DATA

     The following selected historical financial data for each of the years ended March 31, 1992 and 1993, the nine month period ended December 31, 1993, and the years ended December 31, 1994, 1995 and 1996 is derived from the audited consolidated financial statements of ITEQ. The historical financial data for the six months ended June 30, 1997 is derived from the unaudited consolidated financial statements of ITEQ. In the opinion of management, this data contains all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the six months ended June 30, 1997. The selected financial data set forth below should be read in conjunction with "ITEQ Management's Discussion and Analysis of Financial Condition and Results of Operations," and the ITEQ Consolidated Financial Statements and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus.

                                    FISCAL      FISCAL         NINE             YEAR ENDED DECEMBER 31,              SIX
                                     YEAR        YEAR         MONTHS      ------------------------------------     MONTHS
                                     ENDED       ENDED        ENDED          1994          1995                     ENDED
                                   MARCH 31,   MARCH 31,   DECEMBER 31,       AS            AS                    JUNE 30,
                                     1992        1993          1993       RESTATED(1)   RESTATED(1)     1996        1997
                                   ---------   ---------   ------------   -----------   -----------   --------   -----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)               (UNAUDITED)
OPERATING DATA:
Revenue..........................   $7,026      $12,790      $27,859        $61,826      $113,164      110,804     $92,299
Cost of revenues(2)..............    5,339        9,821       20,725         49,135        93,262       88,949(3)    74,045
                                    ------      -------      -------        -------      --------     --------     -------
  Gross profit...................    1,687        2,969        7,134         12,691        19,902       21,855      18,254
Selling, general and
  administrative expenses........    1,645        3,843        5,677          8,926        11,645       11,977       9,571
Sales commissions................       --           --           --          1,327         2,477        2,755       1,301
Depreciation and amortization....      123          363          688            845         1,009        1,146         987
Merger costs, restructuring
  charges and other nonrecurring
  costs..........................       --           --           --             --         1,335        3,704          --
                                    ------      -------      -------        -------      --------     --------     -------
    Operating profit (loss)......      (81)      (1,237)         769          1,593         3,436        2,273       6,395
Interest expense, net............      (48)         (15)        (192)          (888)       (1,502)      (2,660)     (3,291)
Other income (expense)...........      164           31          128            112           326          305         217
                                    ------      -------      -------        -------      --------     --------     -------
Earnings (Loss) before provision
  (benefit) for income taxes.....       35       (1,221)         705            817         2,260          (82)      3,321
Provision (Benefit) for income
  taxes..........................       14         (396)         234            338         1,500            4       1,295
                                    ------      -------      -------        -------      --------     --------     -------
    Net earnings (loss)..........   $   21      $  (825)     $   471        $   479      $    760          (86)    $ 2,026
                                    ======      =======      =======        =======      ========     ========     =======
Net earnings (loss) per common
  share..........................   $  .01      $  (.22)     $   .08        $   .04      $    .07     $   (.01)    $   .15
                                    ======      =======      =======        =======      ========     ========     =======
Weighted average common and
  common equivalent shares
  outstanding....................    2,991        3,763        5,928         10,891        11,552       11,481      13,639
                                    ======      =======      =======        =======      ========     ========     =======

                                                                               DECEMBER 31
                                                              ----------------------------------------------
                                                                           1994          1995
                                        MARCH 31   MARCH 31                 AS            AS                    JUNE 30,
                                          1992       1993      1993     RESTATED(1)   RESTATED(1)     1996        1997
                                        --------   --------   -------   -----------   -----------   --------   -----------
                                                                          (IN THOUSANDS)                       (UNAUDITED)
BALANCE SHEET DATA:
Total assets..........................   $7,344    $26,585    $25,887     $52,800       $70,844     $136,388    $129,448
Working capital.......................    3,382      4,038      4,197       7,964        17,834       29,851      29,101
Long-term obligations.................    1,698      3,698      1,964      10,773        21,555       73,153      34,815
Stockholders' equity..................    5,404     14,540     14,627      21,474        21,403       23,253      58,132

---------------

(1) See Note 1 to ITEQ Consolidated Financial Statements.

(2) Includes depreciation and amortization of $668, $622, $719 and $564 for the years ended December 31, 1994, 1995 and 1996, and the six months ended June 30, 1997, respectively.

(3) Includes $700 in restructuring charges. See Note 3 to ITEQ Consolidated Financial Statements.

        ITEQ MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following discussion should be read in conjunction with the "ITEQ Selected Historical Financial Data" and ITEQ's Consolidated Financial Statements and the notes thereto included elsewhere herein. All statements other than statements of historical facts included in the following discussion regarding ITEQ's financial position, business strategy, and plans of management for future operations are forward-looking statements. Although ITEQ believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.

GENERAL

     Since its inception in 1990 ITEQ has acquired eight businesses. Due to the magnitude of these acquisitions and the integration of the acquired operations with ITEQ's existing businesses, results of operations for prior periods are not necessarily comparable with or indicative of results of operations for current or future periods.

     ITEQ records revenues from long-term contracts using the percentage-of-completion method. Under this method, ITEQ recognizes as revenues that portion of the total contract price which the cost of work completed to date bears to the estimated total cost of the work included in the contract. Because contracts may extend over more than one fiscal period, revisions of cost and profit estimates are made periodically and are reflected in the accounting period in which they are determined. If the estimate of total costs on a contract indicates a loss, the total anticipated loss is recognized immediately. Contract costs include all direct material, labor and subcontracting costs and those indirect costs related to contract performance, such as supplies, tools and repairs.

     ITEQ recognizes revenue from certain short-term contracts using the completed contract method. Revenue is recognized when a project is substantially complete. The contracts under this revenue recognition method are typically less than three months in duration.

     During the fourth quarter of 1996, effective January 1, 1996, ITEQ estimated percentage-of-completion for the materials portion of its long-term contracts at Allied Industries, Inc. ("Allied") is based on when the material was placed into production, whereas previously such estimates were based on when the liability for the cost of the material was legally incurred. The new method of applying the percentage-of-completion accounting method was adopted to better reflect the economics of Allied's revenue and profit earnings process, and financial statements of prior years and interim periods have been restated to apply the revised method retroactively.

     ITEQ historically has experienced quarterly fluctuations in its operating results. Operating results in any quarter are dependent upon the timing of equipment and system sales, which may vary considerably among periods.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

     Revenues

     Revenues for the six months ended June 30, 1997 increased $46,435, or 101%, to $92,299 from $45,864 for the six months ended June 30, 1996. The increase was primarily attributable to the November 1996 acquisition of Ohmstede, which contributed revenues of $53,587 for the six months ended June 30, 1997. This increase was partially offset by the disposition in November 1996 of Air Cure, Inc. ("ACI") and Pipkorn, Inc. ("Pipkorn"), both of which were formerly subsidiaries of ITEQ. For the six months ended June 30, 1996, ACI and Pipkorn contributed $2,989 in revenues. The revenues of ITEQ's Singapore subsidiary declined $1,608 in 1997 to $2,316 compared to $3,924 in 1996, primarily due to a temporary decrease in sales to the microelectronics industry.

     Gross Profits

     ITEQ's gross profits for the six months ended June 30, 1997 increased $9,777, or 115%, to $18,254 compared to $8,477 in 1996 primarily as a result of the acquisition of Ohmstede in November 1996. Ohmstede's gross profit of $11,571 for the six months ended June 30, 1997 was partially offset by the sale of ACI and Pipkorn, (which contributed $577 of gross profits during the six months ended June 30, 1996), competitive bidding that resulted in reduced margins in the vessel product line and reduced gross profits related to the temporary decrease in sales in the microelectronics industry.

     Selling, General and Administrative Expenses

     Selling, general and administrative ("SG&A") expenses increased by $4,579 from $4,992 to $9,571, which was primarily attributable to the Ohmstede acquisition. Ohmstede's SG&A expense for the six months ended June 30, 1997 was $4,705, which was partially offset by a $362 reduction in SG&A expense related to the sale of ACI and Pipkorn.

     Sales Commissions

     Sales commissions represent commissions paid to third party sales representatives or distributors. The commissions vary from period to period with the projects and products sold and the arrangement between ITEQ and the sales representative.

     Depreciation and Amortization

     Depreciation and amortization expense for the six months ended June 30, 1997 increased $504 to $987 (excluding amounts included in cost of revenues of $564 and $285 for the six months ended June 30, 1997 and 1996, respectively) due to the Ohmstede acquisition. Ohmstede's depreciation and amortization expense for the six months ended June 30, 1997 was $530.

     Interest Expense, net

     Interest expense for the six months ended June 30, 1997 and 1996 was $3,291 and $853, respectively. The borrowings required to finance the Ohmstede acquisition, which aggregated $56,100, caused the increase in interest expense.

     Income Taxes

     The effective rate for the six months ended June 30, 1997 and 1996 was 39% and 37%, respectively.

  1996 COMPARED WITH 1995

     Revenues

     Revenues for the year ended December 31, 1996 declined $2,360, or 2%, to $110,804 from $113,164 for the year ended December 31, 1995. This decrease resulted primarily from a decrease in total sales of filtration systems in 1996 compared with 1995 due to the commencement and completion of an $11,800 order in 1995 which was not replaced in full by other orders in 1996, and to a $10,900 decrease in process equipment sales, excluding sales by Ohmstede. Such aggregate decrease was partially offset by a $17,039 revenue increase resulting from the operations of Ohmstede for the two months following its acquisition.

     In 1996, ITEQ's sales to the petrochemical and refining industries increased due to the acquisition of Ohmstede, which had sales to these two industries only. ITEQ's sales to the microelectronics and the cement and lime industries also increased during 1996.

     Gross Profits

     Although revenues declined in 1996 as compared with 1995, gross profits increased by $1,953 to $21,855. The gross margin also improved to 19.7% in 1996 from 17.6% in 1995. These improvements were primarily the result of increased sales of higher margin wet scrubbers and fans and the addition of Ohmstede, which contributed $3,517 in gross profits, at a 20.9% gross margin, for the two month period subsequent to its acquisition.

     Selling, General and Administrative Expenses

     SG&A expenses for the years ended December 31, 1996 and 1995 were relatively unchanged at $11,977 and $11,645, respectively.

     Sales Commissions

     Sales commissions represent commissions paid to third party sales representatives or distributors. The commissions vary with the project and products sold and the arrangement between ITEQ and the sales representative.

     Depreciation and Amortization

     Depreciation and amortization expense (excluding amounts included in cost of revenues) for the year ended December 31, 1996 increased $137 to $1,146. The increase was primarily as a result of the Ohmstede acquisition.

     Merger Costs, Restructuring Charges and Other Nonrecurring Expenses

     During 1996, ITEQ incurred a restructuring charge of $4,400, of which $3,700 and $700 were recorded as restructuring charges and cost of revenues, respectively. The charge included (i) a provision for the contractually required severance obligations to the former president and chief executive officer who was replaced in March 1996 and (ii) the cost of implementing new management's plan to reduce ITEQ's overall cost structure including employee severance, lease and other contract buyouts, inventory and other asset impairments, losses related to termination of unprofitable business lines, excess machinery disposal and other related costs.

     During 1995, ITEQ recorded a nonrecurring charge of approximately $1,100 for acquisition costs related to the Allied acquisition, which is more fully described in Note 2 to the ITEQ Consolidated Financial Statements. In addition, operational consolidation during 1995, and unrelated litigation settlement costs, resulted in a one-time charge of approximately $200.

     Interest Expense

     Interest expense for the years ended December 31, 1996 and 1995 was $2,660 and $1,502, respectively. The borrowings required to finance the Ohmstede acquisition, which aggregated $56,100, accounted for 75% of the increase. ITEQ's average interest rate on borrowings for 1996 and 1995 was 9.6% and 8.7%, respectively. As further described in Note 5 to the ITEQ Consolidated Financial Statements, the interest rate charged to ITEQ by its lenders increases or decreases based on ITEQ's leverage ratio. As a result of the Ohmstede acquisition, ITEQ's leverage increased, resulting in higher average interest rates.

     Income Taxes

     The decrease in income tax expense in 1996 resulted from both a decrease in 1996 pre-tax earnings and increased 1995 tax expense resulting from the 1995 acquisition of Allied, as more fully described in Notes 2 and 7 to the ITEQ Consolidated Financial Statements. The earnings decrease accounted for approximately $800 in reduced federal and state tax expenses. The acquisition of Allied in 1995 resulted in additional 1995 tax expense of approximately $500. The majority of the 1995 tax expense increase was attributable to deferred tax expense incurred when Allied was converted from an S corporation to a C corporation.

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

  1995 COMPARED WITH 1994

     Revenues

     Revenues for the year ended December 31, 1995 increased $51,338 to $113,164, or 83%, from revenues of $61,826 for the year ended December 31, 1994. Filtration equipment revenues increased approximately $29,800 in 1995, partially as the result of an $11,800 filtration system job, as well as the inclusion of Amerex and VIC operations in 1995 for the full year as compared to the seven months of Amerex and VIC operations included in 1994 following their acquisition. Process equipment revenues in 1995 increased by $21,600 to $38,700. In addition to 1995 sales of process equipment being unusually high compared to prior years, the increase was also attributable to 1994 revenues including only eleven months of Allied revenues subsequent to its inception.

     During 1995, ITEQ experienced growth in sales to a number of industry groups, including the steel, chemical, petrochemical, cement, air separation and microelectronics industries. Petrochemical industry sales increased both internationally and domestically primarily because of increased marketing efforts. Similarly, revenue growth from process equipment sales to the air separation industry reflected ITEQ's increased marketing to customers within that industry. ITEQ's revenues were also positively impacted by the growth in ITEQ's filtration sales to the microelectronics industry. Sales to the utility industry decreased in 1995 from 1994.

     Gross Profits

     Gross profits for the years ended December 31, 1995 and 1994 were $19,902 and $12,691, respectively. The corresponding gross margins for the periods were 17.6% and 20.5%, respectively. Filtration equipment margins improved to 22.8% in 1995 compared with 21.9% in 1994. Processing equipment margins in 1995 were 8% compared with 17.0% in 1994. This decrease resulted from competitive bidding on several large orders performed at reduced margins and from losses on several jobs. The job losses related principally to products and services that ITEQ discontinued, as reflected in ITEQ's restructuring charge taken in 1996, which is more fully described in Note 3 to the ITEQ Consolidated Financial Statements.

     Selling, General and Administrative Expenses

     SG&A expenses for the years ended December 31, 1995 and 1994 were $11,645 and $8,926, respectively. The increase is related primarily to the inclusion of the operations of Allied, Amerex and VIC, which were acquired in 1994, for a full twelve months in 1995 compared with eleven months for Allied and seven months for both Amerex and VIC in 1994.

     Sales Commissions

     Sales commissions represent commissions paid to third party sales representatives or distributors. The commissions vary with the project and products sold and the arrangement between ITEQ and the sales representative.

     Depreciation and Amortization

     Depreciation and amortization expense (excluding amounts included in cost of revenues) was $1,009 and $845 for the years ended December 31, 1995 and 1994, respectively. The increase was primarily a result of the acquisitions of Amerex and VIC in May 1994. Depreciation and amortization expense for Amerex and VIC was approximately $300 and $200 for the twelve months ended December 31, 1995 and the seven months ended December 31, 1994, respectively.

     Merger Costs, Restructuring Charges and Other Nonrecurring Expenses

     During 1995, ITEQ recorded a nonrecurring charge of approximately $1,100 for acquisition costs related to the Allied acquisition, which is more fully described in Note 2 to the Consolidated Financial Statements. In

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

addition, operational consolidation during 1995, and unrelated litigation settlement costs, resulted in a one-time charge of approximately $200.

     Interest Expense

     Interest expense in 1995 was $1,502 compared to $888 in 1994. The corresponding average interest rates were 8.7% and 9.3% in 1995 and 1994, respectively. The expense increase reflects the additional borrowings required to finance the Amerex, VIC and Allied acquisitions.

     Income Taxes

     The increase in income tax expense for 1995 compared to 1994 resulted from higher pre-tax earnings and the Allied acquisition in 1995, as more fully described previously and in Notes 2 and 7 to the Consolidated Financial Statements. The majority of the 1995 tax expense increase was attributable to deferred tax expense incurred when Allied was converted from an S corporation to a C corporation.

LIQUIDITY AND CAPITAL RESOURCES

     At June 30, 1997 ITEQ's cash position was $4,766 compared with $6,475 at December 31, 1996. Net working capital at June 30, 1997 was $29,101 compared to $29,851 at December 31, 1996. Net working capital at December 31, 1996 increased to $29,851 from $17,834 at December 31, 1995, primarily as a result of the Ohmstede acquisition.

     ITEQ's existing capital resources consist of cash balances, cash provided by its operating activities and funds available under its line of credit. ITEQ's operating activities provided $4,278 in cash during the six months ended June 30, 1997. Cash provided by operations in 1996 was $8,052. During 1995, ITEQ's operating activities used $5,959 in cash, while 1994 provided $2,302 in cash. During 1996, cash provided by operating activities was approximately $14,011 greater as compared to 1995, partially as a result of ITEQ's program to reduce the amount of accounts receivable, increase progress billings and reduce inventory levels.

     ITEQ's cash requirements consist of its general working capital needs, capital expenditures, obligations under its leases and promissory notes, and capital required for future acquisitions. ITEQ's general working capital requirements consist of salary costs and related overhead and the purchase price of materials and components, and may also include subcontract costs incurred prior to the receipt of corresponding progress payments under the contract with respect to which such costs are incurred. Management anticipates that ITEQ will make capital expenditures of approximately $2,400 in 1997 as compared to approximately $1,000 in 1996. The increase in capital expenditures relates primarily to a full year of the Ohmstede operations. The capital expenditures at Ohmstede relate primarily to planned equipment upgrades and replacement. Excluding payments under ITEQ's revolving line of credit, principal payments made under promissory notes totaled approximately $2,500 for the year ended 1996. Approximately $6,000 and $7,300 in principal will be payable during 1997 and 1998, respectively, under ITEQ's current debt agreements.

     In November 1996, ITEQ amended its principal credit agreement to increase its maximum borrowings in conjunction with the Ohmstede acquisition. The financing consisted of a $35,000 term loan and a $38,000 revolving line of credit facility.

     In May 1997, ITEQ sold approximately 5,058 shares of Common Stock and used the net proceeds (approximately $31,795) to reduce debt. This reduced the term loan and revolving line of credit outstanding as of June 30, 1997 to $19,500 and $2,400, respectively.

     In addition to the bank financing, in November 1996, ITEQ issued Senior Subordinated Notes ("Subordinated Notes") to two institutional lenders in an aggregate amount of $15,000. The Subordinated Notes mature November 18, 2003 and bear interest at 12% through December 31, 1997, which rate increases by 0.5% per year for each year the Subordinated Notes remain outstanding. As additional consideration, the Subordinated Note holders received warrants to purchase an aggregate of 1,760 shares of ITEQ's common stock at $5.10 per share, subject to adjustment. The warrants may be exercised at any time prior to expiration on November 18, 2003. Approximately $2,300 of warrant value was reflected as equity and as debt discount

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

that is being amortized as additional interest expense over the seven year life of the Subordinated Notes. In August 1997, ITEQ repaid the Subordinated Notes which resulted in an extraordinary charge of $1,909, net of an estimated income tax benefit of $1,273.

     ITEQ's principal credit facility requires ITEQ to maintain certain levels of working capital and stockholders' equity and contain other restrictive covenants. Such instruments also limit the ability of ITEQ to incur additional indebtedness and to make acquisitions and certain investments. At June 30, 1997, ITEQ was in compliance with the provisions of its debt agreements.

     In connection with the Merger, ITEQ will refinance its and Astrotech's existing credit facilities under a new non-amortizing revolving credit facility, which is currently structured provides for no principal payments over the next two years.

     Except with respect to the funding of any future acquisitions, including the proposed merger with Astrotech, management believes that funds available under its credit facilities, together with cash generated from operations, will be sufficient to meet ITEQ's anticipated cash requirements for 1997. Management further believes that ITEQ could obtain additional capital to make acquisitions primarily through either issuances of common or preferred stock, or debt or lease financing, although no assurance can be given with respect to whether such financing would be available when required or whether such financing can be obtained on terms acceptable to ITEQ.

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

                             BUSINESS OF ASTROTECH

GENERAL

     Astrotech provides engineering, design, fabrication and maintenance services and constructs steel structures for a variety of industries, including refining, petrochemical, water storage, pulp and paper, mining, alcohol, agriculture, wastewater treatment, power generation and process systems. Astrotech's broad range of products includes large aboveground storage tanks (and related parts and constituent products), pressure vessels, bins, silos, stacks and liners, scrubbers and shop built tanks (both underground and aboveground). Astrotech also provides non-destructive testing and inspection services for large aboveground storage tanks ("ASTs"), pressure vessels and piping and also offers mobile storage tank leasing services. The industrial storage industry is the only business segment in which Astrotech operates.

GROWTH OPPORTUNITIES AND STRATEGIES

     Approximately 60% of Astrotech's revenues are derived from the petroleum and petrochemical industries. The American Petroleum Institute (the "API"), in a report published in 1989, estimated that there are approximately 100,000 large ASTs in the United States, i.e., those ASTs with a capacity in excess of 1,000 barrels used in the storage of petroleum and petrochemical liquids. These tanks are owned primarily by large integrated oil companies and petrochemical companies and are typically located at petroleum and petrochemical terminals, refineries, marketing outlets and pipeline facilities. Astrotech estimates that there are at least 200,000 large ASTs located outside the United States, although Astrotech believes that the average maintenance budget for these tanks is substantially less than the average maintenance budget for similar tanks in the United States.

     According to the API, over 50% of large, domestic ASTs were constructed more than 30 years ago, and over 90% are over 10 years old. However, as oil and gas production and refining increase outside the United States, Astrotech believes that the increased activity will require the construction of new ASTs as part of the construction of new terminals, refineries and pipeline facilities.

     ASTs require periodic maintenance as a result of the corrosive effects of weather and the storage of petroleum and volatile organic liquids. For most of its history, much of the petroleum industry's maintenance of ASTs has been non-systematic and conducted on an as-needed basis. In recent years, however, heightened awareness and concern for the environment and the need to comply with the increasingly stringent domestic safety and environmental laws, together with tightening industry standards, have increased the demand for storage tank repair and maintenance services. These factors have prompted the need for new products and design methods that render product storage more efficient and permit more precise and comprehensive leak detection. The principal environmental laws and regulations that affect AST owners and operators have been promulgated by federal, state and local authorities generally in two areas: air pollution and soil and water contamination. These laws and regulations encourage owners and operators of ASTs to maintain and inspect their tanks on a regular basis and, in many cases, to install primary and secondary seals, double tank bottoms and other secondary containment systems to reduce the incidence of leakage and allow for early detection of leaks. In addition, such laws and regulations require that ASTs be equipped with roof and seal assemblies that substantially decrease atmospheric emissions from petroleum products, petrochemicals and other volatile organic liquids. Increasing costs of compliance with these laws and regulations, however, may lead to decreased utilization of ASTs if domestic refineries and other petroleum storage facilities are partially or completely closed.

     In January 1991, the API adopted API Standard 653 ("API 653"), which sets forth industry standards for storage tank inspection, repair, alteration and reconstruction. API 653 also provides standards for continued service suitability of ASTs, materials, design considerations, tank dismantling and reconstruction, welding, examination and testing and recordkeeping. Under the standards of API 653, any storage tank leaks are unacceptable, regardless of size, and tank inspections are required at intervals not longer than five, ten or 20 years, depending on the type of inspection. Many storage tank owners have adopted the standards set forth in API 653, and Astrotech expects more storage tank owners to adopt API 653 in the future, both in

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

recognition of changing industry standards and to decrease liability in the event of a storage tank leak or rupture.

     AST repair and maintenance have historically been provided primarily by in-house maintenance crews and by small, regional service companies. However, as the service and product requirements for ASTs have become more sophisticated, creating greater numbers of more complicated engineering options, owners of large ASTs have begun more frequently to engage outside contractors and upgrade the quality of their outside service providers and product vendors. As a result, technical engineering and environmental expertise and dependable quality products and service have become important factors in awarding contracts for the repair and maintenance of ASTs.

     Astrotech's operations also include service to other industries that require controlled storage of a variety of solids, liquids and gasses. Other industries serviced by Astrotech include water, wastewater treatment, pulp and paper, electrical production, alcohol, agriculture, mining, power generation and process industries.

ACQUISITION HISTORY

     Astrotech was originally incorporated in 1973 as a non-diversified, closed-end investment company registered under the Investment Company Act of 1940, as amended. Beginning in late 1983, with the approval of its stockholders, Astrotech began its conversion to an operating company. In August 1988, Astrotech underwent a recapitalization, which was the culmination of its efforts to completely restructure Astrotech and its operations.

     After the 1988 recapitalization, the management of Astrotech searched for potential acquisition candidates that would be compatible with Astrotech's goals of growth and stability. In February 1989, Astrotech acquired HMT Inc. ("HMT"), a provider of proprietary products and maintenance and construction services for large ASTs. In December 1989, Astrotech acquired HMT Thermal Systems, Inc., a specialty manufacturer of portable vapor thermal oxidation units and other products. In September 1991, Astrotech acquired Tonkawa Tank Company, Inc. ("Tonkawa"), which provides maintenance and construction services for ASTs. In January 1992, Astrotech acquired Texoma Tank Company, Inc. ("Texoma"), a company that leases mobile storage tanks. During fiscal 1994, Astrotech acquired HMT Rubbaglas Limited ("Rubbaglas") and Brown-Minneapolis Tank & Fabricating Company ("BMT"). BMT fabricates and erects ASTs as well as other various steel structures, including bins, stacks, vessels and shop-built tanks. Rubbaglas designs, manufactures and installs equipment for the AST industry in the European, African and Middle East markets. On March 28, 1996, Astrotech acquired Graver. Graver designs, manufactures and erects storage tanks and pressure vessels for the petroleum and process industries. Graver also provides nickel-clad installations for the air pollution and power generation industries, including fabrication and erection of scrubbers, chimneys and stack liners.

     On May 1, 1997, Astrotech acquired the capital stock of Trusco and two parcels of real property used in Trusco's business and owned by two of Trusco's shareholders. Trusco is a full-range designer, fabricator and field erector of steel structures, including storage tanks, pressure vessels and shop-built tanks (both aboveground and underground). Trusco's customers include municipal water districts, wastewater treatment facilities, oil companies, industrial facilities, wineries and various process industries.

PRODUCTS AND SERVICES

     New Tank Construction. Astrotech designs, fabricates and erects storage tanks, bins, silos, vessels and shop-built tanks. These shop-built tanks include both aboveground and underground tanks used primarily for the storage of petrochemical products. With the acquisition of Trusco, Astrotech now provides new tank construction for the municipal water storage industry. Astrotech has been involved in state of the art wastewater treatment projects in the United States. In addition, Astrotech is involved in the construction of proven conservation and air pollution control structures suited for the storage of methane, nitrogen and related gasses. Primary users of this product have been the coal and steel industries.

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

     Tank Inspection, Engineering, Reconstruction and Repair. Astrotech provides "total solution" tank maintenance and repair. As a first step, Astrotech's personnel offer sophisticated inspection and engineering services of the type required to determine AST compliance with environmental regulations and industry standards, including API 653. These services include ultrasonic thickness testing and magnetic flux exclusion testing (both designed to test AST structural integrity), primary and secondary seal inspection and gap measurement, floating roof pontoon inspection and leak detection, weld seam testing and visual site inspection. In addition, Astrotech's personnel will prepare condition reports and assist tank owners in the preparation of repair option recommendations based on inspection results. Relying on the engineering experience and technical abilities of its employees, Astrotech is able to offer detailed recommendations for reconstruction and repair of ASTs, including specifications and drawings, budgeting and pricing options and tank maintenance programs.

     Astrotech offers a broad range of repair and reconstruction services, including emergency welding work, firefighting foam systems installations, fixed cone roof construction, external and internal floating roof construction and installation (often including the installation of Astrotech's own floating roof seals and floating roof drain system products) and tank foundation repair.

     Astrotech also offers its customers a fully integrated tank maintenance management program, including the development of a tank database for maintenance and repair history, the scheduling of on-site in-service and out-of-service inspections, the preparation of detailed tank inspection and tank condition reports (including governmental reports), recommendations for annual and emergency tank maintenance and repair budgets, development of product specifications, and management of repair planning, scheduling and subcontractor selection and supervision.

     Chimneys and Scrubbers. Astrotech fabricates and erects a broad range of scrubbers, chimneys and stack liners for the air pollution and power generation industries.

     Pressure Vessels. Astrotech fabricates "in-shop" and field erected vessels for the petroleum and process industries. Shop vessels range up to 22 feet in diameter, 300 feet in length and up to 600 tons in weight and field erected vessels are limited in size only by on site conditions.

     Floating Roof Seals. Astrotech designs, manufactures, markets and installs primary and secondary tank seals for all types of floating roof ASTs. A floating roof consists of a circular welded steel or aluminum roof that floats on the surface of stored petroleum product. A floating roof minimizes vapor emissions and losses of stored petroleum products. The tank seal spans the gap between the rim of the roof and the tank wall, thereby minimizing vapor emissions from the perimeter of the roof. Because the seal is attached to the floating roof and not to the tank, the roof and seal are free to move up and down as the level of product in the tank changes. In addition, the seal, together with a roof drainage system (another of Astrotech's products, as described below), prevents substantially all of the rain water captured on the floating roof from mixing with the product stored in the tank. The most popular type of seal sold by Astrotech consists of both a primary and a secondary seal. In addition to producing many proprietary primary and secondary seal systems, Astrotech also produces several specialty seal products, including the foam log primary seal, the double wiper seal and, under license, the S.M.I. Mobil Seal for riveted shell tanks.

     Floating Roof Drain Systems. Astrotech designs, manufactures and installs floating roof drain systems, which are needed to drain rainwater out of floating roof ASTs. Traditionally, roof drain systems have consisted either of flexible hoses or of fixed pipes connected by rigid swivel joints. Astrotech's patented HMT Pivot Master is a combination of both, using steel pipes connected by flexible composite hose joints. Unlike traditional fixed pipe systems, the Pivot Master is designed for submerged use, requires no maintenance or lubrication and contains no O-rings, bearings or seals, the deterioration of which causes leaks and requires repair. The Pivot Master can also be designed for dual-use as part of a fire-fighting foam delivery system.

     The Pivot Master roof drain system is complemented by Astrotech's patented Check Mate(R) Hydrocarbon Sensing Valve, which is designed to detect the presence of hydrocarbons in the water passing through the valve. Connected to the drain gate valve at the end of the Pivot Master (or any other roof drain system), the Check Mate(R) permits rainwater to drain freely. Should hydrocarbons leak into the drain system, however, an

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internal sensing device in the Check Mate(R) will cause the valve to shut automatically and will trigger both visual and remote indicators of the shutdown. The Check Mate(R) requires no external power source and permits year-round unrestricted draining thereby reducing wintertime drain system freeze-ups and floating roof collapse caused by severe rainstorms.

     Internal Floating Roof. Astrotech fabricates an aluminum internal floating roof marketed worldwide under the Aluminator(R) trademark. Astrotech introduced this product to the petroleum industry in 1993 after several years of development and testing. The Aluminator(R) floating roof is installed inside covered roof tanks and floats on the stored product. This roof, together with Astrotech's patented seal system, greatly reduce evaporation losses on tanks containing volatile organic compounds. Astrotech believes that its roof design contains several unique features that eliminate problems encountered with this type of roof in the past, improves vapor containment and provides longer service life in severe operating conditions.

     Secondary Containment and Leak Detection. Astrotech constructs and installs secondary containment systems that help control AST leaks and permit tank owners to detect them before soil or groundwater contamination occurs. While Astrotech constructs a variety of secondary containment systems, including those designed by its customers, the system most commonly installed by Astrotech is a "double-bottom" system, consisting of the installation of a new tank bottom approximately four inches above the existing tank bottom. The space between the two tank bottoms is filled with a liner membrane composed of either high density polyethylene or polyurethane installed over the tank bottom and a layer of concrete or sand containing zinc or magnesium anodes to prevent corrosion of the new tank bottom. Leak detection channels and openings between the two tank bottoms are constructed to allow visual or electronic detection of leaks, permitting the containment of those leaks when they do occur, and when they do not, providing assurance that the tank is not the source of contamination that may be present in the area.

     Astrotech also markets a fiber optic fluid detection and control system for various applications, including use in virtually any secondary containment system to provide continuous leak monitoring. This system employs non-electrical, safe fiber optic sensors that discriminate between various fluids based upon their particular refractive index. These sensors are highly resistant to corrosion and do not require replacement, resetting or re-calibration after exposure.

     Tank Leasing Services. Astrotech leases mobile tanks for the storage of fluids. Such tanks may be transported to and from refineries and petroleum facilities to handle the temporary storage needs of such facilities.

CUSTOMERS AND MARKETING

     The majority of Astrotech's customers are major integrated oil companies. Astrotech also services power generation facilities, independent petroleum refining and marketing companies, major petrochemical companies, independent terminal operating companies, and the mining, alcohol, sugar processing, pulp and paper, agricultural, municipal water and specialty construction industries. Most of Astrotech's major customers operate at multiple locations and through various divisions and subsidiaries. No customer accounted for more than 10% of revenues during the last three fiscal years.

     Astrotech's marketing efforts are primarily through the efforts of regional and area offices and in-house salespeople. Astrotech maintains offices and/or manufacturing facilities throughout the United States in close proximity to the operating facilities of existing and potential customers so that Astrotech's regional and area personnel can maintain frequent personal contact with the individuals who make purchasing decisions. Astrotech also maintains operations in Australia and Singapore, which service the Pacific Rim, while Astrotech's United Kingdom subsidiary, headquartered in London, sells products in Europe, Africa and the Middle East. HMT Canada Ltd. services the Canadian market.

     Decisions to utilize Astrotech's products or services are generally made on a project-by-project basis as construction specific upgrade, maintenance or repair projects are identified. In most cases, potential customers request bids for a specific project from Astrotech and one or more of its competitors. Although most of

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Astrotech's work is obtained through a competitive bid process, many contracts are obtained without bids through direct negotiation or through various alliance agreements with customers.

COMPETITION

     Astrotech's major competitors include approximately four other nationally recognized, large firms. Astrotech believes that it can continue to compete effectively with its larger competitors by emphasizing its leadership in construction services and products. Astrotech also competes with numerous other firms that service a limited geographic area and that are smaller than Astrotech in terms of scope of operations. Such smaller operators compete primarily on the basis of price and generally do not offer the proprietary product features, technical expertise, quality and safety programs offered by Astrotech. Astrotech believes that it obtains business primarily because of its reputation for high quality products and services, the technical expertise of its regional and area personnel, its relationships with existing customers and its ability to respond quickly and effectively to customer needs in various locations.

FOREIGN OPERATIONS

     Astrotech maintains offices in Australia, Canada, Singapore and England and has sales representatives in other countries. Internationally, Astrotech's revenues are derived primarily from product sales without installation. Astrotech's current international sales strategy is to emphasize product sales rather than maintenance and construction services due to the higher margins provided by product sales and the limited availability of, and the transportation costs associated with providing, qualified service personnel in foreign countries.

RAW MATERIALS

     The principal raw materials used in the manufacture of Astrotech's products are steel, aluminum and various elastomeric materials. Raw materials are obtained from a number of commercial sources at prevailing prices, and Astrotech does not depend on any single supplier for any substantial portion of raw materials. Astrotech does not anticipate any problems in obtaining its raw materials.

PATENTS, TRADEMARKS, AND LICENSES

     Astrotech utilizes certain patents, including (i) a secondary seal for the floating roof of welded tanks, (ii) a maintenance-free roof drain system marketed under the name "Pivot Master" and (iii) a primary shoe seal for floating roof tanks, which expire in 1999, 2005 and 2009, respectively. Astrotech also holds a U.S. patent on its Check Mate(R) Hydrocarbon Sensing Valve, which expires in 2008. In addition to its patents, Astrotech holds distribution rights for a patented secondary seal for riveted shell tanks, an exclusive license for its Tank Sentry fiber optic detection and control system and has patent applications pending for an aluminum internal floating roof marketed under the name Aluminator(R). Astrotech believes that, while these patents and distribution rights are advantageous to its marketing efforts, they are not critical to the operation of its business. Accordingly, Astrotech believes that the expiration of such patents and/or distribution rights will not materially affect its business.

BACKLOG

     The amounts of backlog orders, as of September 30, 1995, September 30, 1996 and March 31, 1997, were $36.7 million, $43.5 million and $46.5 million, respectively, including both the uncompleted portion of contracts in progress and contracts awarded and not then started. Substantially all of these contracts are expected to be completed during the next fiscal year.

EMPLOYMENT

     At June 30, 1997, Astrotech employed approximately 1,200 persons. The number of employees tends to fluctuate as additional employees are employed on a project-by-project basis, as needed. Employees who meet certain requirements, including age and length of service, are entitled to participate in a number of employee

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benefit programs, including hospitalization, insurance and certain retirement plans. Approximately 153 of Astrotech's employees are covered by collective bargaining agreements. Astrotech considers its relations with its employees to be good.

ENVIRONMENTAL

     Astrotech's policy is to comply with federal, state and local provisions enacted to regulate the discharge of materials into the environment. Astrotech has made no material expenditures during fiscal 1996 to comply with environmental regulations and no material expenditures are anticipated to be made for fiscal 1997.

     The operations of Astrotech are subject to the requirements of the Occupational Safety and Health Act ("OSHA") and comparable state laws. Regulations promulgated under OSHA by the U.S. Department of Labor require employers of persons in the refining and petrochemical industries, including independent contractors, to implement work practices, medical surveillance systems and personnel protection programs in order to protect employees from equipment safety hazards and exposure to hazardous chemicals.

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PROPERTIES

     Astrotech believes that its properties are adequate and suitable to meet its current requirements, and some are capable of being utilized further to accommodate growth. While the HMT Thermal Systems and the HMT Tonkawa facilities are not significantly under-utilized, storage space and land are capable of being utilized further to accommodate growth. The following table sets forth Astrotech's principal properties:

                                                DESCRIPTION AND                                   MONTHLY
              LOCATION                        PRODUCTIVE CAPACITY                  STATUS          RENT
              --------                        -------------------                  ------         -------
Pittsburgh, Pennsylvania............  Executive Office -- 5,000 sq. ft.       Leased through      $5,625
                                                                              July 31, 2002(1)
Houston, Texas......................  HMT offices -- 9,400 sq. ft.            Leased through      $7,707
                                                                              April 30, 2001
                                      HMT Thermal Systems office and          Owned                N/A
                                      equipment manufacturing facility --
                                      28,000 sq. ft. on 13 acres
Beaumont, Texas.....................  HMT Tank Service operation center --    Owned                N/A
                                      6,950 sq. ft. on 4.6 acres
Kelton, Pennsylvania................  HMT Construction Services -- 22,000     Owned                N/A
                                      sq. ft. on 4 acres
Tonkawa, Oklahoma...................  HMT Tonkawa Tank Division offices       Owned                N/A
                                      and fabrication facility -- 10,000
                                      sq. ft. on 9 acres
St. Paul, Minnesota.................  BMT headquarters offices and tank       Owned(2)             N/A
                                      fabrication facility -- 88,628 sq.
                                      ft. on 17.9 acres
Birmingham, Alabama.................  BMT tank fabrication                    Owned(2)             N/A
                                      facility -- 76,558 sq. ft. on 20
                                      acres
Orem, Utah..........................  BMT tank fabrication                    Owned(2)             N/A
                                      facility -- 36,720 sq. ft. on 16.8
                                      acres
Houston, Texas......................  BMT Offices -- 2,627 sq. ft.            Leased through      $2,100
                                                                              September 30,
                                                                              1998
Pasadena, Texas.....................  Graver offices and fabrication          Owned(2)             N/A
                                      facility -- 154,000 sq. ft. on 18.7
                                      acres
San Luis Obispo, CA.................  Trusco offices, storage and             Owned(2)             N/A
                                      fabrication facility -- 21,500 sq.
                                      ft. on 10 acres
Fresno, CA..........................  Trusco offices, storage and             Leased through      $8,000
                                      fabrication facility -- 90,000 sq.      April 30,
                                      ft. on 7 acres                          2007(3)

---------------

(1) Subject to early termination after the Effective Date of the Merger. Unless sublet sooner, lease will terminate 30 months after Effective Date.

(2) Facilities are mortgaged.

(3) Subject to Put Agreement, dated May 1, 1997, to purchase the real property for $3.2 million. The Put Agreement expires April 30, 1999.

     Other leased office and storage spaces are located in: Anaheim, California; Bixby, Oklahoma; Baton Rouge, Port Allen and Westlake, Louisiana; Evans, Georgia; Edgecliff, N. S. Wales, Australia; and Calgary, Alberta, Canada. Astrotech also owns and leases facilities in London, England.

LEGAL PROCEEDINGS

     On March 19, 1996, HMT was served with a complaint filed in Superior Court of California, County of Contra Costa. This matter arises out of a tank fire that occurred in June of 1995, at a refinery in northern California, where Astrotech employees were replacing seals on an aboveground storage tank. The complaint, filed by Valerie Vega-Wright, seeks to certify a class of persons affected by the fire under theories of negligence, nuisance, battery, trespass and strict liability. The complaint seeks damages for, among other things, personal injuries and loss of property value, and requests unspecified compensatory and punitive damages. Astrotech has removed this litigation to the U.S. District Court for the Northern District of California. On October 22, 1996, HMT was served with a complaint in Allison v. Unocal et al, which was simultaneously filed in the Contra Costa Superior Court. The complaint seeks damages for alleged personal injuries, property damage and punitive damages. Two hundred sixteen plaintiffs contend that they were injured as a result of the tank fire and seek damages against HMT as well as the owner of the refinery. Astrotech is currently attempting to request that the federal court remand all actions back to the state court based on this second complaint. Astrotech's insurance carriers (both primary and excess) have been notified, and both Astrotech and its insurance carriers are assessing the claims and related policy coverages. This matter is in its initial stages and investigative activities are continuing. While the ultimate outcome cannot now be determined because of the uncertainties that exist, Astrotech believes that its insurance coverages are adequate to address its potential liability, if any. Any unfavorable result not covered by insurance could result in a material charge that has not been reflected in the accompanying financial statements. Astrotech intends to defend vigorously this action.

     Astrotech is a party to certain other legal proceedings occurring in the ordinary course of business. Based upon information presently available to it, Astrotech does not believe that the final outcome of any of these other matters will have a material adverse effect on the consolidated financial position, results of operations or liquidity of Astrotech.

EXECUTIVE OFFICERS AND DIRECTORS OF ASTROTECH

     The table below sets forth certain information regarding executive officers and directors of Astrotech:

                   NAME                     AGE                   POSITION(S)
                   ----                     ---                   -----------
S. Kent Rockwell..........................  53    Chairman, chief executive officer, chief
                                                  financial officer, and director
Robert F. Kastelic........................  63    Director
John Henry................................  71    Director
Roger W. Thiltgen.........................  46    Director
Fred E. Baxter, Jr........................  54    Director
T. Richard Mathews........................  49    Director, president and chief operating
                                                  officer
Raymond T. Royko..........................  51    Vice President, secretary, and general
                                                  counsel
Helen Vardy Gricks........................  35    Treasurer and chief accounting officer

     S. Kent Rockwell. Mr. S. Kent Rockwell has been chairman of Astrotech since August 1989, chief executive officer and chief financial officer of Astrotech since August 1987 and president of Astrotech from April 1988 to October 1995.

     Robert F. Kastelic. Mr. Kastelic is chairman of Quasitronics, Inc., and president of Xetca, Inc. (d/b/a X-Mark Industries "X-Mark"), formerly wholly-owned subsidiaries of Astrotech. Quasitronics, Inc. is a designer and manufacturer of computer peripheral hardware and instrumentation and control systems for industry and is located at 211 Vandale Drive, Houston, Pennsylvania 15342. X-Mark is engaged in the precision fabrication business and is located at 2001 N. Main Street, Washington, Pennsylvania 15301. Mr. Kastelic served as executive vice president, treasurer and chief financial officer of Astrotech from July 1985 to September 1986.

     John Henry. Since 1978, Mr. Henry has been president and vice-chairman of Sinclair & Rush, Inc., a plastics manufacturer located in St. Louis, Missouri. From 1967 to 1978, Mr. Henry was a senior vice president of Rockwell International Corporation and served as president of its Admiral Corporation subsidiary. Mr. Henry serves on the board of directors of Sinclair & Rush, Inc., and is a member of the board of trustees of Duquesne University in Pittsburgh, Pennsylvania.

     Roger W. Thiltgen. Mr. Thiltgen served as vice president-market development of Astrotech from March 6, 1992, to May 9, 1995. Prior thereto, Mr. Thiltgen had provided consulting services to Astrotech for intellectual property matters and various development projects for the three-year period ended February 21, 1992. From December 1978 until February 22, 1989, Mr. Thiltgen was president of HMT. Mr. Thiltgen is president of DIASU Building, Inc. and HMT Investments, Inc., both leasing companies. Mr. Thiltgen is also president of Champion Resources, Inc., an oil and gas and real estate firm, chairman of G.S. Evans Sales and Manufacturing located in Little Rock, Arkansas and Tanglewood Resort and Conference Center located in Pottsboro, Texas.

     Fred E. Baxter, Jr. Since September 1992, Mr. Baxter has been a sole practitioner in his independent law office. He practiced previously as partner at the law firm of Grogan, Graffam, McGinley & Lucchino at Three Gateway Center, 22nd Floor, Pittsburgh, Pennsylvania 15222. Prior to February 1988, Mr. Baxter practiced with and was the president of the law firm of Gondleman, Baxter, McVerry, Smith, Yatch & Trimm, P.C., 450 Fifth Avenue, Pittsburgh, Pennsylvania 15219. He became associated with that law firm in 1972. Since 1983, he has been a director of the Central Blood Bank of Pittsburgh, which is located at 812 Fifth Avenue, Pittsburgh, Pennsylvania 15219.

     T. Richard Mathews. From December 1978 until February 22, 1989, Mr. Mathews was vice-president and secretary of HMT. From February 22, 1989 to October 3, 1985, Mr. Mathews served as president and chief operating officer of HMT. Mr. Mathews was appointed president and chief operating officer of Astrotech on October 3, 1995.

     Raymond T. Royko. Mr. Royko has served as vice president, secretary and general counsel of Astrotech since October 1986. From September 1975 to March 1986, he served as secretary and general counsel of The Union Corporation. From March 1986 through December 1986, he served as a consultant to The Union Corporation. The Union Corporation is principally engaged in financial services and is located in Greenwich, Connecticut.

     Helen Vardy Gricks. Ms. Gricks was appointed Astrotech's treasurer and chief accounting officer on May 17, 1994. Prior to her appointment as treasurer, Ms. Gricks served Astrotech as director-corporate accounting beginning in 1989 and prior thereto was manager-consolidation accounting. Ms. Gricks joined Astrotech in 1985.

                       ASTROTECH SELECTED FINANCIAL DATA

     The following selected historical financial data for each of the years ended September 30, 1992 through 1996, are derived from the audited consolidated financial statements of Astrotech. The historical financial data for the nine months ended June 30, 1997 is derived from the unaudited consolidated financial statements of Astrotech. In the opinion of management, these data contain all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the nine months ended June 30, 1997. The selected financial data set forth below should be read in conjunction with "Astrotech Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Astrotech Financial Statements and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus.

                                                                                      NINE MONTHS
                                              YEAR ENDED SEPTEMBER 30,                   ENDED
                                  -------------------------------------------------    JUNE 30,
                                   1992      1993      1994       1995       1996        1997
                                  -------   -------   -------   --------   --------   -----------
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)         (UNAUDITED)
Operating Data:
  Revenues......................  $50,954   $39,549   $68,726   $100,203   $122,190    $102,694
  Operating profit..............    4,315     1,277     2,798      5,353      7,532       6,499
  Earnings from continuing
     operations before change in
     accounting principle and
     provision for income
     taxes......................    3,741       771     1,659      4,501      6,530       5,561
  Provision for income taxes....      550       184       863      1,770      2,520       2,204
  Earnings from continuing
     operations before change in
     accounting principle.......    3,191       587       796      2,731      4,010       3,357
  Earnings from discontinued
     operations.................      379       564       154         --         --          --
  Cumulative effect of change in
     accounting principle for
     income taxes...............       --        --     2,931         --         --          --
  Net earnings..................    3,570     1,151     3,881      2,731      4,010       3,357
  Net earnings applicable to
     common shares..............    3,326     1,151     3,881      2,731      4,010       3,357
                                  =======   =======   =======   ========   ========    ========
  Earnings from continuing
     operations before change in
     accounting principle per
     common share...............     $.40(1)    $.07     $.09       $.28       $.40          $.33
  Cumulative effect of change in
     accounting principle per
     common share...............       --        --       .32         --         --          --
  Net earnings per common
     share......................      .46       .14       .42        .28        .40         .33
                                  =======   =======   =======   ========   ========    ========
  Weighted average common and
     common equivalent shares
     outstanding................    7,292     8,053     9,157      9,886     10,108      10,313
                                  =======   =======   =======   ========   ========    ========

                                                      SEPTEMBER 30,
                                     -----------------------------------------------    JUNE 30,
                                      1992      1993      1994      1995      1996        1997
                                     -------   -------   -------   -------   -------   -----------
                                                     (IN THOUSANDS)                    (UNAUDITED)
Balance Sheet Data:
  Total assets.....................  $32,506   $34,012   $64,906   $66,551   $88,364    $103,888
  Working capital..................    5,381     7,161     8,928    10,283    12,722      14,132
  Long-term obligations............    4,760     5,731    12,334    12,482    20,917      32,447
  Stockholders' equity.............   19,551    21,133    30,005    33,318    37,053      40,672

---------------

(1) Astrotech paid $244 of preferred stock dividends in 1992.

     See Notes 1, 2, and 9 of Notes to the Astrotech Consolidated Financial Statements included herein for a discussion of change in accounting principle for income taxes, acquisitions and discontinued operations, respectively, which affected comparability among years.

               ASTROTECH MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                 (IN THOUSANDS)

     The following discussion provides information that Astrotech's management believes is relevant to an assessment and understanding of Astrotech's operations and financial condition. This discussion should be read in conjunction with the consolidated financial statements and accompanying notes.

     Management believes Astrotech's growth opportunities will be enhanced by increased expenditures by refineries, storage terminals and pipeline facilities as high capacity utilization may generate more capital and maintenance spending as well as increased spending for preventative maintenance and to comply with current and proposed environmental regulations and industry standards. Management also expects increased activity in the international markets.

     Historically, Astrotech's second fiscal quarter results have tended to fluctuate, principally due to climatic conditions affecting some of Astrotech's operations and the timing of maintenance budgets at some of Astrotech's customers. Consequently, Astrotech's second quarter ending March 31 typically includes lower revenues than the other three quarters.

RESULTS OF OPERATIONS

     Astrotech's revenues are recognized on the percentage-of-completion method. The following table presents, as a percentage of revenues, certain selected financial data for Astrotech for the periods indicated.

                                                                            NINE MONTHS
                                              YEAR ENDED SEPTEMBER 30,     ENDED JUNE 30,
                                             --------------------------    --------------
                                              1994      1995      1996     1996     1997
                                             ------    ------    ------    -----    -----
Revenues...................................   100.0%    100.0%    100.0%   100.0%   100.0%
Cost of revenues...........................    71.6      73.5      74.5     73.7     74.3
                                              -----     -----     -----    -----    -----
Gross profit...............................    28.4      26.5      25.5     26.3     25.7
Depreciation and amortization expense......     4.0       3.2       3.2      3.3      3.3
Selling, general and administrative
  expenses.................................    20.3      18.0      16.1     16.9     16.0
                                              -----     -----     -----    -----    -----
Operating profit...........................     4.1       5.3       6.2      6.1      6.4
Interest and other income..................      .1        .5        .3       .3       .2
Interest expense...........................     1.8       1.3       1.1      1.1      1.2
Income tax expense.........................     1.2       1.8       2.1      2.1      2.1
                                              -----     -----     -----    -----    -----
Net Income.................................     1.2%      2.7%      3.3%     3.2%     3.3%
                                              =====     =====     =====    =====    =====

     The results of operations of the Rubbaglas, BMT, and Graver acquisitions are included in the consolidated financial statements since the respective dates of acquisition.

NINE MONTHS ENDED JUNE 30, 1997 COMPARED WITH NINE MONTHS ENDED JUNE 30, 1996

  Revenues

     Astrotech's revenues increased by $6,464, or 20%, in the third quarter of fiscal 1997 and $19,757, or 24%, in the first nine months of fiscal 1997 as compared to the same periods a year ago. Approximately 67% of the increase in the third quarter was a result of the inclusion of Trusco in 1997, coupled with a change in the revenue mix of Astrotech's business. Approximately 73% of the increase in the nine-month period was a result of the inclusion of Graver and Trusco in fiscal 1997.

  Backlog

     The total amounts of contracts in backlog, as of June 30, 1997 and 1996, were approximately $54,235 and $49,556, respectively, including both the uncompleted portion of contracts in progress and contracts awarded but not yet started. The increase in backlog of $4,679 was primarily due to the addition of Trusco. The majority of the backlog at June 30, 1997 is expected to be completed within a year.

  Gross Profit Margin

     Gross profit margin on revenues decreased from 26.3% in the first nine months of fiscal 1996 to 25.7% in the first nine months of fiscal 1997 and decreased from 25.3% in the third quarter of fiscal 1996 to 25.0% in the third quarter of fiscal 1997. This was primarily a net result of a change in the revenue mix of the business, coupled with the addition of Trusco and Graver in fiscal 1997.

  Selling, General and Administrative Expense

     SG&A expenses increased $2,425, or 17%, from the first nine months of fiscal 1996 to fiscal 1997 and increased $559, or 10%, from the third quarter of fiscal 1996 to the third quarter of fiscal 1997. Substantially all of the increase for the third quarter was a result of the inclusion of Trusco's costs in fiscal 1997. Approximately 50% of the increase for the nine-month period was a result of the inclusion of Graver's and Trusco's costs in fiscal 1997. The remainder of the increase was primarily a result of increased costs associated with Astrotech's investment in a corporate-wide management information system. However, due to the increase in revenues, SG&A expenses, as a percentage of revenues, decreased from 16.9% in the first nine months of fiscal 1996 to 16.0% in the first nine months of fiscal 1997 and from 16.1% in the third quarter of fiscal 1996 to 14.9% in the third quarter of fiscal 1997.

  Operating Profit

     Astrotech had operating profit of $2,787 for the third quarter of fiscal 1997 compared to $2,005 for the third quarter of fiscal 1996 and $6,499 for the first nine months of fiscal 1997 compared to $5,050 for the same period of 1996. The increase resulted primarily from the operating profit generated by Graver and Trusco and the increase in revenues from repair and maintenance services.

  Interest Expense

     Interest expense increased by $212, or 62%, from the third quarter of fiscal 1996 to the third quarter of fiscal 1997 and $309, or 35%, from the first nine months of fiscal 1996 to the first nine months of fiscal 1997. This increase was due to increased debt levels resulting from borrowings to fund the Graver and Trusco acquisitions.

  Income Taxes

     Current income tax expense consists of federal, state and foreign income taxes. Deferred income taxes consist principally of federal income taxes. Astrotech's effective income tax rate was 39.6% and 40.4% of income before income taxes in the first nine months of 1997 and 1996, respectively and was 38.3% and 42.1% for the three months ended June 30, 1997 and 1996, respectively. The rate varied from the statutory rate primarily due to state taxes and certain nondeductible goodwill amortization.

  Net Income

     Astrotech had net income of $1,443 for the third quarter of fiscal 1997 compared to 1,082 for the third quarter of fiscal 1996 and $3,357 for the first nine months of fiscal 1997 compared to $2,644 for the same period of fiscal 1996. The majority of the increase resulted from the inclusion of Graver and Trusco for a longer period of time in fiscal 1997 than 1996 as discussed above and higher volumes of repair and maintenance revenues.

  Other

     Effective October 1996, Astrotech adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed Of." The adoption of SFAS No. 121 did not have a material effect on Astrotech's financial position or results of operations.

     Effective October 1996, Astrotech adopted SFAS No. 123, "Accounting for Stock-Based Compensation." This new standard defines a fair value based method of accounting for an employee stock option or similar equity instrument. This statement gives entities a choice of recognizing related compensation expense by adopting the new fair value method or continuing to measure compensation using the intrinsic value approach under Accounting Principles Board (APB) Opinion No. 25, the former standard. Astrotech elected to continue using the measurement prescribed by APB Opinion No. 25. Accordingly, the adoption of this pronouncement did not affect Astrotech's financial position or results of operations.

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share", which is effective for financial statements issued for periods ending after December 15, 1997. At that time, Astrotech will be required to change the methods currently used to compute earnings per share
(EPS) and to restate all prior periods. SFAS No. 128 replaces the current presentation of "primary" EPS with "basic" EPS, with the principle difference being that common stock equivalents are not considered in computing "basic" EPS. The statement also requires the replacement of current "fully diluted" EPS with "diluted" EPS. "Diluted" EPS will be computed similarly to "fully diluted" EPS. The adoption of this statement will not have any material impact on Astrotech's EPS computation.

     In June 1997 the FASB issued SFAS No. 130, "Reporting Comprehensive Income", which is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Astrotech is currently assessing the impact that adoption of this statement will have on its financial position and results of operation.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which is effective for financial statements for periods beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 also requires that a public business enterprise report descriptive information about the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the enterprises general-purpose financial statements and changes in the measurement of segment amounts from period to period. Astrotech is currently assessing the impact that adoption of this statement will have on its financial position and results of operation.

FISCAL 1996 COMPARED WITH FISCAL 1995

  Revenues

     Astrotech's revenues increased by $21,987, or 22%, in fiscal 1996 as compared to fiscal 1995. Approximately 57% of the increase was a result of the inclusion of Graver for the period from March 29, 1996 to September 30, 1996. The remainder of the increase was primarily a result of an increase in demand for Astrotech's tank construction services and increased revenues from international operations.

  Backlog

     The total amounts of contracts in backlog as of September 30, 1996 and 1995 were approximately $43,492 and $36,723, respectively, including both the uncompleted portion of contracts in progress and contracts awarded but not yet started. The increase was principally attributable to the addition of Graver's backlog, which was offset by a decrease in construction backlog. The majority of the backlog at September 30, 1996 is expected to be completed within a year.

  Gross Profit Margin

     Gross profit margin on revenues decreased from 26.5% in fiscal 1995 to 25.5% in fiscal 1996. This decrease was primarily a net result of a change in the revenue mix of the business.

  Selling, General and Administrative Expense

     SG&A expenses increased $1,709, or 10%, from fiscal 1995 to 1996. Approximately 54% of the increase was a result of the acquisition of Graver. The remainder of the increase was primarily a result of increased costs associated with Astrotech's investment in a corporate wide management information system and the addition of new offices to serve expanded geographic markets. However, due to the increase in revenues, SG&A expenses, as a percentage of revenues, decreased from 18.0% in fiscal 1995 to 16.1% in fiscal 1996.

  Operating Profit

     Astrotech had operating profit of $7,532 for fiscal 1996 compared to $5,353 for fiscal 1995 as a result of the items discussed above. Approximately 36% of the increase resulted from the acquisition of Graver.

  Interest Expense

     Interest expense remained relatively constant from 1995 to 1996 despite increased debt levels due to decreased interest rates negotiated pursuant to the first amendment to Astrotech's credit facility.

  Income Taxes

     Current income tax expense consists of federal, state and foreign income taxes. Deferred income taxes consist principally of federal income taxes. Astrotech's effective income tax rate was 38.6% and 39.3% of income from continuing operations before income taxes in fiscal years 1996 and 1995, respectively. The rate varied from the statutory rate primarily due to goodwill amortization, which is not deductible for tax purposes, state taxes, and because, based on Astrotech's utilization of federal tax net operating loss carryforwards, Astrotech reversed $270 in 1996 and $240 in 1995 of its valuation allowance, which represents investment and research and development tax credits expiring principally in 2000 that are now expected to be utilized for tax purposes. The benefit for existing federal net operating loss carryforwards was recorded at the beginning of fiscal 1995 when Astrotech changed its method of accounting for income taxes. Therefore, although utilization of these carryforwards reduces Astrotech's liability for payment of federal income taxes, it does not benefit net income in current periods. At September 30, 1996, Astrotech had investment and research and development tax credit carryforwards of approximately $375, which expire principally in 2000, and alternative minimum tax credit carryforwards of approximately $670, which have no expiration date.

  Net Income

     Astrotech had net income of $4,010 for fiscal 1996 compared to $2,731 for fiscal 1995. The majority of the increase resulted from higher volumes of revenues and the inclusion of Graver for the second half of the year in 1996.

FISCAL 1995 COMPARED WITH FISCAL 1994

  Revenues

     Astrotech's revenues increased by $31,477, or 46%, in fiscal 1995 as compared to fiscal 1994. Approximately $19,300, or 61%, of this increase was attributable to revenues of BMT during the first five months of fiscal 1995. The remainder of the increase is primarily a result of an increase in demand for Astrotech's tank construction services and installation of its proprietary products.

  Gross Profit Margin

     Gross profit margin on revenues decreased from 28.4% in fiscal 1994 to 26.5% in fiscal 1995. The overall decrease in gross profit margins for the period was primarily caused by the impact of BMT, whose tank construction projects had lower gross profit margins than the margins associated with Astrotech's other operations. The decrease was somewhat offset, however, by an increase in gross margin in Astrotech's tank service business due to the emphasis management has placed on product sales and related installation contracts, which have higher margins than Astrotech's repair and maintenance services. In addition, Astrotech has combined the insurance requirements of all of its operations and restructured the overall insurance programs, which, coupled with Astrotech's loss control measures and ongoing safety programs, resulted in a reduction of the insurance cost component of costs of revenues in fiscal 1995.

  Selling, General and Administrative Expense

     SG&A expenses increased $4,031, or 29%, from fiscal 1994 to fiscal 1995. The increase is primarily a result of the inclusion of BMT since its date of acquisition. However, due to the increase in revenues, SG&A expenses decreased as a percentage of revenues from 20.3% to 18.0%.

  Operating Profit

     Astrotech had operating profit of $5,353 for fiscal 1995 compared to $2,798 for fiscal 1994. Approximately 17% of the increase was due to the inclusion of the operating profit of BMT for the full period in fiscal 1995, and the remainder was due to increased operating profit in all of Astrotech's operations resulting from increased volume discussed above.

  Other Income and Interest Expense

     Other income in fiscal 1995 includes a gain on the sale of land and buildings of $312. Interest expense increased from $1,233 during fiscal 1994 to $1,333 in fiscal 1995 principally due to increased term borrowing during fiscal 1994 to fund capital expenditures and fund the acquisitions of Rubbaglas and BMT. The increase was offset somewhat due to Astrotech's increased operating cash flow, decreased interest rates and the flexibility in cash management allowed by the consolidation of Astrotech's debt as discussed above.

  Income Tax Expense

     Current income tax expense consists of state and foreign income taxes. Deferred income taxes consist principally of federal income taxes. Astrotech's effective income tax rate decreased from 52% of income from continuing operations before income taxes in fiscal 1994 to 39% in fiscal 1995. This decrease was due to higher earnings in fiscal 1995, relatively constant goodwill amortization which is not deductible for tax purposes, and the reversal of the valuation allowance in fiscal 1995 discussed above.

  Operating Income

     Astrotech had income from continuing operations of $2,731 for fiscal 1995 compared to $796 during fiscal 1994. The majority of the increase resulted from higher volumes of revenues and higher gross margins in Astrotech's tank service business due to the emphasis management placed on increased product sales and related installation contracts.

  Other

     During fiscal 1994, Astrotech recorded a gain from discontinued operations of $154, net of federal income tax of $80, representing a gain on the sale of assets of Astrotech Space Operations, Inc. In addition, in fiscal 1994, Astrotech recorded a gain of $2,931 as a result of the cumulative effect of a change in accounting for income taxes.

     Operating results for the three-year period ended September 30, 1996 were not significantly affected by inflation.

LIQUIDITY AND CAPITAL RESOURCES

     During the two years following its recapitalization in August 1988, Astrotech financed its acquisitions and activities principally with cash on hand and cash generated from the operations of its acquired businesses. Since that time, Astrotech has entered into bank credit facilities to supplement its necessary cash resources and finance its acquisitions.

     On April 30, 1997, Astrotech executed an Amended and Restated Revolving Credit and Term Loan Agreement (the "Astrotech Credit Facility") with Bank One, which consolidated then existing term indebtedness and provided financing to be used for the acquisition of Trusco, working capital support, capital expenditures, and other general corporate purposes. During fiscal 1996, Astrotech executed two amendments to the Astrotech Credit Facility providing for, among other things, financing for the acquisition of Graver and an increase in permitted capital expenditures in fiscal year 1996.

     The Astrotech Credit Facility, as restated and amended, consists of the following:

          (i) A term loan in the original amount of $25,000, bearing interest at Astrotech's option at either a spread ranging from the bank's base rate minus 1/2 percent to the bank's base rate plus 1/4 percent or at various LIBOR rates plus spreads ranging from 1 1/4 percent to 2 3/4 percent. The applicable spread is based upon the ratio of Astrotech's total funded debt to earnings before interest, taxes, depreciation and amortization, as defined. Interest is payable either quarterly or at certain LIBOR contract termination dates. The term loan is payable in equal quarterly installments of $893 until February 28, 2004.

          (ii) A revolving line of credit of up to $20,000, bearing interest at the same optional rates as the term loan. In addition, Astrotech pays a quarterly commitment fee of 1/4 percent per annum on the average daily unused amount. The borrowing amount is based on Astrotech's eligible accounts receivable and inventory, as defined. The principal amount outstanding plus all accrued and unpaid interest is due on February 28, 2000.

          (iii) A $5,000 advancing term loan available until February 28, 1998 for capital expenditures bearing interest at the same optional rates as the term loan. Beginning on May 28, 1998, any principal amount then outstanding will be payable in equal quarterly installments until February 28, 2004.

     All obligations of Astrotech under the Astrotech Credit Facility are collateralized by substantially all of the assets of Astrotech and the pledge by Astrotech of the common stock of each of its direct subsidiaries. The obligations of Astrotech are guaranteed by each direct and indirect subsidiary. The Astrotech Credit Facility contains certain covenants that provide for, among other things, maintenance of various financial ratios. At June 30, 1997, Astrotech was in compliance with all such covenants in effect at that time.

NINE MONTHS ENDED JUNE 30, 1997 COMPARED WITH NINE MONTHS ENDED JUNE 30, 1996

     Cash provided by operating activities was $9,068 for the first nine months of fiscal 1997, as compared to $3,504 for the first nine months of fiscal 1996. Net cash provided by operating activities resulted from net cash inflows from net income plus non-cash items aggregating $7,919 and $6,766 in the first nine months of fiscal 1997 and fiscal 1996, respectively, and net cash flows due to changes in working capital items.

     Cash used in investing activities of $15,550 for the first nine months of fiscal 1997 was primarily used for the acquisition of Trusco. In addition, cash used in investing activities for the third quarter of fiscal 1997 included capital expenditures and payments of contingent purchase consideration in connection with the acquisitions of BMT and Graver. Net cash used in investing activities of $7,678 for the first nine months of fiscal 1996 was primarily used for capital expenditures and the acquisition of Graver. Capital expenditures during the first nine months of fiscal 1997 totaled $2,419 compared to the prior period's expenditures of $5,044. Astrotech has currently budgeted an additional $1,000 for capital expenditures during the fourth quarter of fiscal 1997 including $400 principally for machinery and equipment, $200 for tanks held for lease, $200 for computer hardware and software and $200 for facility improvements. Astrotech expects to be able to finance these expenditures with available working capital and credit facilities.

     On March 1, 1994, Astrotech acquired all of the capital stock of BMT. The consideration paid by Astrotech to Mr. Jacobs was comprised of the following:
(i) $11,515 in cash; (ii) 1,600 shares of Common Stock; (iii) a $500 unsecured subordinated promissory note; and (iv) contingent annual cash payments for a period of five years beginning as of October 1, 1993, in an amount equal to 50% of the BMT Calculated Profit Amount (as defined in the Stock Purchase Agreement) ("Earn-Out") for each of the fiscal years ended September 30, 1994 through 1998, inclusive; provided, however that in no event shall the aggregate contingent payments exceed $9,000. For fiscal years 1995 and 1996, this contingent purchase consideration amounted to $424 and $1,355, respectively. On February 28, 1997 the parties amended the Stock Purchase Agreement to provide for a complete settlement of all remaining contingent purchase consideration for a cash payment of $2,600. Astrotech paid $600 upon signing the amendment and recorded an additional $2,000 of Earn-Out payable which is due and payable by September 30, 1997.

     On July 23, 1997, the Astrotech board of directors approved and Astrotech executed the Merger Agreement. Pursuant to the Merger Agreement, Astrotech will be merged into ITEQ, with ITEQ being the surviving corporation. The terms of the proposed transaction call for Astrotech's shareholders to receive 0.93 shares of ITEQ common stock for each share of Astrotech Common Stock. The Merger Agreement is subject to shareholder and regulatory approval. The transaction will be accounted for as a pooling-of-interests and is expected to close in October 1997.

     Astrotech is currently focusing on a reengineering effort designed to examine and improve its core business processes with a goal to better serve customers and to enhance the future performance of Astrotech. Costs incurred associated with the reengineering effort through June 30, 1997 have not been significant. Astrotech believes this reengineering effort will be enabled by Astrotech's new management information system.

     Net cash provided by financing activities of $6,807 in the first nine months of fiscal 1997 was primarily a result of borrowings for the acquisition of Trusco, which borrowings were offset by the payment of Trusco's existing bank obligations totaling $4,500 and regularly scheduled payments on long-term debt. Cash provided by financing activities of $4,174 in the first nine months of fiscal 1996 was primarily a result of borrowing for the acquisition of Graver and net borrowings under Astrotech's revolving line of credit and 1995 capital expenditure advancing term loan, which borrowings were offset by the payment of Graver's existing bank obligations totaling $2,420 and regularly scheduled payments on long-term debt. During November 1995, Astrotech completed a program to repurchase small shareholders' common stock at no cost to the shareholders. Through this program Astrotech repurchased and retired 90 shares of stock at an aggregate purchase price of $293.

     Astrotech believes that its existing funds, amounts generated by operations, and amounts available for borrowing under the Astrotech Credit Facility will be sufficient to meet its working capital needs through fiscal 1997. Management continues to review acquisition opportunities. It is anticipated that any significant acquisition will require acquisition financing and will require the consent of Bank One. No assurances can be made that any such acquisition will be made, or that any such financing will be obtained on terms and conditions satisfactory to Astrotech.

FORWARD-LOOKING STATEMENTS

     This report contains certain forward-looking statements and information relating to Astrotech that are based on the beliefs of Astrotech's management, as well as assumptions made by and information currently available to Astrotech's management. When used herein, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to Astrotech or Astrotech's management, identify forward-looking statements. Such statements reflect the current views of Astrotech with respect to future events and are subject to certain risks, uncertainties and assumptions, relating to the operations and results of operations of Astrotech including, but not limited to, seasonality and level of customer demand, competitive pressures and the ability to integrate acquisitions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, estimated, expected or intended.

FISCAL 1994 THROUGH FISCAL 1996

     Cash provided by operating activities was $5,029 for fiscal 1996, as compared to $6,663 for fiscal 1995 and $2,137 for fiscal 1994. The net cash provided in operating activities resulted from net cash inflows from net income plus non-cash items aggregating $9,604, $6,868 and $4,071 in fiscal years 1996, 1995 and 1994, respectively.

     Cash used in investing activities of $9,852 for fiscal 1996 was primarily used for capital expenditures and the acquisition of Graver. The base purchase price recorded by Astrotech was $2,900. The seller is entitled to receive additional cash proceeds of up to $1,250 pursuant to the terms of an earn-out arrangement based on future profits (as defined) of Graver during each of the three fiscal years ending September 30, 1998. In fiscal year 1996, this contingent purchase consideration amounted to $236 and will be paid in fiscal 1997. These payments could affect liquidity in future years. In addition, Astrotech repaid Graver's existing bank obligations totaling $2,420. Net cash used in investing activities of $3,964 for fiscal 1995 was primarily used for capital expenditures and the acquisition of an exclusive worldwide license to use and market certain technology. Capital expenditures during fiscal year 1996 totaled $7,300 compared to last year's expenditures of $3,993. The 1996 amount includes $3,000 principally for machinery and equipment, $2,400 for tanks held for lease, $1,300 for a new computer system, including hardware and software, and $600 for facility improvements. During fiscal 1996, Astrotech completed the installation of a new corporate-wide management information system, and in July Astrotech acquired substantially all of the fixed assets of CTI Inspection Services, Inc., which is engaged in the business of providing non-destructive testing and inspection services for ASTs and automated ultrasonic inspection of pressure vessels and piping. The acquisition of these assets was not included in Astrotech's original 1996 capital expenditure budget. Net cash used in investing activities of $12,778 for fiscal 1994 was primarily used for the acquisitions of BMT and Rubbaglas. Net capital expenditures during fiscal 1995 totaled $3,993.

     Net cash provided by financing activities of $5,338 in fiscal 1996 was primarily a result of borrowing for the acquisition of Graver and net borrowings under Astrotech's revolving line of credit and Astrotech's 1995 capital expenditure advancing term loan offset by the payment of Graver's existing bank obligations totaling $2,420 and regularly scheduled payments on long-term debt. During November 1995, Astrotech completed a program to repurchase small shareholders' common stock at no cost to the shareholders. Through this program, Astrotech repurchased and retired 90 shares of stock at an aggregate purchase price of $293. Net cash used in financing activities of $4,023 in fiscal 1995 was primarily a result of net repayment of Astrotech's revolving lines of credit and regularly scheduled payments on long-term debt. In February 1989, Astrotech acquired all the capital stock of HMT. As partial consideration for the acquisition, Astrotech issued a promissory note in the principal amount of $1,500 to each of the two sellers. During fiscal 1995, Astrotech prepaid, in cash, the note payable to one of the sellers, who is now a director of Astrotech, and converted the note payable to the other seller, who is a director and executive officer of Astrotech, into 183 shares of common stock. At the date of this transaction, each note had an outstanding principal balance of $583 and bore interest at the rate of 12% per annum. Net cash provided by financing activities of $9,979 in fiscal 1994 was primarily a result of bank borrowings used to finance the acquisitions of BMT and Rubbaglas totaling approximately $11,000.

     Astrotech believes that its existing funds, amounts generated by operations, and amounts available for borrowing under the Astrotech Credit Facility will be sufficient to meet its working capital needs through fiscal 1997. Management continues to review acquisition opportunities. It is anticipated that any significant acquisition will require acquisition financing and will require the consent of Bank One. No assurances can be made that any such acquisition will be made, or that any such financing will be obtained on terms and conditions satisfactory to Astrotech.

                         PRINCIPAL STOCKHOLDERS OF ITEQ

     The following table sets forth certain information regarding (a) the beneficial ownership of ITEQ's Common Stock as of September 30, 1997 by (i) each person known by ITEQ to be the beneficial owner of more than 5% of ITEQ's Common Stock, (ii) each of ITEQ's directors and executive officers and (iii) all directors and officers as a group and (b) the beneficial ownership of such persons of the Combined Company's common stock immediately after the Merger.

                                           BENEFICIAL OWNERSHIP       BENEFICIAL OWNERSHIP
                                              PRIOR TO MERGER           AFTER THE MERGER
                                          -----------------------    -----------------------
                                          NUMBER OF    PERCENT OF    NUMBER OF    PERCENT OF
                  NAME                    SHARES(1)      CLASS       SHARES(1)      CLASS
                  ----                    ---------    ----------    ---------    ----------
Mark E. Johnson.........................  1,368,062        8.0%      1,368,062        5.1%
  2727 Allen Parkway, Suite 760
  Houston, Texas 77019
Pierre S. Melcher.......................  1,619,034        9.5%      1,619,034        6.1%
  2727 Allen Parkway, Suite 760
  Houston, Texas 77019
International Mezzanine Capital,
  B.V.(2)...............................  1,525,333        8.2%      1,525,333        5.4%
  Manfield House
  376-379 Strand
  London WCZR-OLR
  United Kingdom
Lawrance W. McAfee......................    144,562       *            144,562       *
John Camardella.........................         --       *
Thomas N. Amonett.......................     22,000       *             22,000       *
T. William Porter.......................     25,000       *             25,000       *
James L. Rainey, Jr.....................     40,000       *             40,000       *
James A. Read...........................     15,000       *             15,000       *
All directors and executive officers as
  a group (nine persons)(3).............  3,233,658       18.7%      3,233,658       12.0%

---------------

 *  Less than 1% of outstanding shares.

(1) Includes shares which may be acquired on the exercise of outstanding stock options, as follows: Mr. Amonett -- 22,000; Mr. McAfee -- 130,312; Mr. Porter -- 25,000; Mr. Rainey -- 40,000; and Mr. Read -- 15,000.

(2) Represents shares which may be acquired on the exercise of outstanding warrants. The board of directors of International Mezzanine Capital, B.V. ("IMC") has investment and voting power with respect to shares attributable to IMC; the members of the board of directors of IMC are Kipp Koester, Steve Weber, Hamish Mair, Franz Horhager, Tom Abbott, Charlie Symington, Muneef Othman and Ian Cotterill. Such persons disclaim beneficial ownership of shares attributable to IMC.

(3) Includes all shares referred to in note (1) above.

                      PRINCIPAL STOCKHOLDERS OF ASTROTECH

     The following table sets forth certain information regarding (a) the beneficial ownership of Astrotech's Common Stock as of September 30, 1997 by (i) each person known by Astrotech to be the beneficial owner of more than 5% of Astrotech's Common Stock, (ii) each of Astrotech's directors and executive officers (iii) all directors and officers as a group and (b) the beneficial ownership of such persons of the Combined Company's common stock immediately after the Merger.

                                                   BENEFICIAL OWNERSHIP       BENEFICIAL OWNERSHIP
                                                      PRIOR TO MERGER           AFTER THE MERGER
                                                  -----------------------    -----------------------
                                                  NUMBER OF    PERCENT OF    NUMBER OF    PERCENT OF
                      NAME                        SHARES(1)      CLASS        SHARES        CLASS
                      ----                        ---------    ----------    ---------    ----------
T. Richard Mathews..............................    670,260(2)     6.5%        623,341        2.3%
  4422 F.M. 1960 W., Suite 350
  Houston, TX 77068
Roger W. Thiltgen...............................    517,260(3)     5.0%        481,051        1.8%
  14650 Champion Forest Dr., #1801
  Houston, TX 77069
S. Kent Rockwell................................  1,452,152(4)    14.2%      1,350,501        5.1%
  407 Landon Gate
  Fox Hall
  Pittsburgh, PA 15238
Irwin Jacobs....................................  1,600,000       15.6%      1,488,000        5.6%
  c/o Jacobs Management Corporation
  100 South Fifth Street
  Minneapolis, MN 55402
Fred E. Baxter..................................     10,540       *              9,802       *
Helen V. Gricks.................................      8,166       *              7,594       *
John Henry......................................     30,000       *             27,900       *
Robert E. Kastelic..............................     12,472(5)    *             11,599       *
Raymond T. Royko................................     44,200       *             41,106       *
All directors and executive officers as a group
  (eight persons)...............................  2,745,050       26.6%      2,552,894        9.6%

---------------

 *  Less than 1% of outstanding shares.

(1) Includes shares that may be acquired on the exercise of outstanding stock options as follows: Mr. Baxter -- 10,000; Mrs. Gricks -- 7,166; Mr.
    Henry -- 10,000; and Mr. Royko -- 39,500.

(2) Includes 34,877 shares held of record by Mr. Mathews' minor son as to which Mr. Mathews shares voting and investment power.

(3) Includes 12,690 shares held of record by Mr. Thiltgen's minor children as to which Mr. Thiltgen shares voting and investment power.

(4) Includes 1,380,052 shares held of record by Rockwell Venture Capital, Inc. The sole stockholder of Rockwell Venture Capital, Inc. is Mr. Rockwell and, as such, he has sole voting and investment power with respect to said shares.

(5) Includes 1,100 shares held by Mr. Kastelic's wife.

                       DESCRIPTION OF ITEQ CAPITAL STOCK

     ITEQ's Restated Certificate, which will become effective if the Merger is consummated, provides for authorized capital stock of 41,000,000 shares, consisting of 40,000,000 shares of ITEQ Common Stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.01 per share ("ITEQ Preferred Stock"). The following summary description of the capital stock of ITEQ is a summary, does not purport to be complete or to give effect to applicable statutory or common law, is subject in all respects to the applicable provisions of the ITEQ Restated Certificate, and the information is qualified in its entirety by this reference.

COMMON STOCK

     Holders of ITEQ Common Stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of ITEQ Common Stock are not entitled to cumulative voting rights. Therefore, subject to the voting rights that may be granted to holders of ITEQ Preferred Stock, pursuant to the ITEQ Restated Bylaws which will become effective if the Merger is consummated, holders of a plurality of the shares of ITEQ Common Stock present in person or represented by proxy at the meeting and entitled to vote can elect all of the directors of ITEQ. Subject to the terms of any outstanding series of ITEQ Preferred Stock, the holders of ITEQ Common Stock are entitled to dividends in such amounts and at such times as may be declared by ITEQ's board of directors out of funds legally available therefor. The ITEQ Common Stock is not subject to any calls or assessments. Upon liquidation or dissolution, holders of ITEQ Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of ITEQ Preferred Stock. Holders of ITEQ Common Stock have no redemption, conversion or preemptive rights.

PREFERRED STOCK

     Shares of ITEQ Preferred Stock may be issued without stockholder approval. The ITEQ board of directors is authorized to issue up to 1,000,000 shares of ITEQ Preferred Stock in one or more series and to determine, with respect to any series of ITEQ Preferred Stock, the terms and rights of such series, including, without limitation (i) the number of shares and the name of the series, (ii) the rate and times at which dividends will be payable on the shares of the series, and the status of such dividends as cumulative or non-cumulative and as participating or non-participating, (iii) the prices, times and terms, if any, at or upon which shares of the series will be subject to redemption, (iv) the rights, if any, to convert such shares into, or exchange such shares for, shares of any other class of stock of ITEQ, (v) the terms of the sinking fund or redemption or purchase account, if any, to be provided for shares of the series,
(vi) the rights and preferences, if any, of shares of the series upon any liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, ITEQ, (vii) the limitations, if any, applicable while the series is outstanding, on the payment of dividends or making of distributions on, or the acquisition of, ITEQ Common Stock or any other class of stock that does not rank senior to the shares of the series and (viii) the voting rights, if any, to be provided for shares of the series. ITEQ has no current plans for issuance of any shares of ITEQ Preferred Stock. Any issuance of shares of ITEQ Preferred Stock may adversely affect the voting powers or rights of the holders of ITEQ Common Stock.

WARRANTS

     ITEQ has issued warrants to purchase an aggregate of 1,933,675 shares of ITEQ Common Stock, of which, warrants to purchase an aggregate of 1,760,000 shares are exercisable at a price of $5.10 per share and expire in November 2003 (the "Financing Warrants"), warrants to purchase 140,000 shares are exercisable at a price of $4.42 per share and expire in September 1997 (the "Advisor Warrants") and warrants to purchase 33,675 shares are exercisable at a price of $4.72 per share and expire in April 1998. The exercise price and, if applicable, the number of shares underlying these warrants are subject to adjustment upon, among other things, the declaration or payment of certain dividends on the ITEQ Common Stock (subject to certain exceptions) and stock splits, combinations and reclassifications of shares. In addition, the exercise price of the Financing Warrants is subject to adjustment upon the issuance of additional shares of ITEQ Common Stock (including the grant of options) and the issuance of securities convertible into ITEQ Common Stock, subject to certain exceptions, at certain price levels. In the case of certain extraordinary transactions including, without limitation, a merger or consolidation in which ITEQ is not the surviving entity, or a sale of all or substantially all of the assets of ITEQ, all of the above warrants become exercisable for the number of shares of stock, securities, or other property that holders of ITEQ Common Stock issuable upon exercise of such warrants would have been entitled upon such transactions, together with any necessary adjustments.

CERTAIN ANTI-TAKEOVER PROVISIONS

     The ITEQ Restated Certificate and the ITEQ Restated Bylaws contain certain provisions that could make more difficult the acquisition of ITEQ by means of a tender or exchange offer, a proxy contest or otherwise. The description of such provisions set forth below is intended only as a summary and is qualified in its entirety by reference to the pertinent sections of the ITEQ Restated Certificate, the ITEQ Restated Bylaws and the DGCL.

     Preferred Stock. Although the board of directors has no intention at the present time of doing so, it could issue a series of ITEQ Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The board of directors will make any determination to issue such shares based on its judgment as to the best interests of ITEQ and its stockholders. The board of directors, in so acting, could issue ITEQ Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be otherwise able to change the composition of the board of directors, including a tender or exchange offer or other transaction that some, or a majority, of ITEQ's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-market price of such stock.

     Stockholder Meetings. The ITEQ Restated Certificate provides that stockholder action may only be taken at an annual or special meeting. The ITEQ Restated Certificate and the ITEQ Restated Bylaws provide that special meetings of stockholders can be called by the chairman of the board, the chief executive officer or the president. The business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of meeting given by ITEQ. In addition, stockholder meetings are subject to postponement or adjournment by majority vote of the board of directors or by the chairman of the board. These provisions would prevent non-director stockholders of ITEQ from forcing stockholder consideration of a proposal by calling a special meeting of stockholders before the time the board believes such consideration to be appropriate.

     Nomination of Directors. The ITEQ Restated Certificate provides that, except for nominations by the board of directors or a committee thereof, advance notice of director nominations must be given as provided in the ITEQ Restated Bylaws. The ITEQ Restated Bylaws require that nominations be received within certain time periods prior to any annual or special meeting at which directors are to be elected. This provision, coupled with the restrictions on who may call special meetings of the stockholders, would hinder an interested stockholder from gaining control of the board in order to approve a proposal.

     Anti-Takeover Legislation. As a Delaware corporation, ITEQ is subject to
Section 203 of the DGCL ("Section 203"). In general, Section 203 prohibits ITEQ from engaging in a "business combination" (as defined therein) with an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) for three years following the time such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination was approved by the board of the corporation and authorized at a meeting of the stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

LIMITATION ON DIRECTORS' LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The ITEQ Restated Certificate contains a provision that eliminates, to the extent currently allowed under Section 102(b)(7) of the DGCL, the personal monetary liability of a director to ITEQ and its stockholders for breach of his fiduciary duty of care as a director. If a director were to breach the duty of care in performing his duties as a director, neither ITEQ nor its stockholders could recover monetary damages from the director, and the only course of action available to ITEQ's stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of the fiduciary duty of care. To the extent certain claims against directors are limited to equitable remedies, this provision of the ITEQ Restated Certificate may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors for breach of their duty of care. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of a transaction or an event authorized by the board of directors, the remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, such stockholder would have no effective remedy against the directors. Liability for monetary damages remains for (i) any breach of the duty of loyalty to ITEQ or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase or redemption of ITEQ's stock under
Section 174 of the DGCL or (iv) any transaction from which the director derived an improper personal benefit. The ITEQ Restated Certificate further provides that if Section 102(b)(7) of the DGCL is amended or supplemented to allow further elimination or limitation of the liability of directors, then the liability of ITEQ's directors shall be limited to the fullest extent permitted by the amended DGCL.

     The DGCL permits a corporation to indemnify certain persons, including officers and directors, who are (or are threatened to be made) parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of their being officers or directors of the corporation. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by an indemnified officer or director, provided he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best interests and, in the case of criminal proceedings, provided he had no reasonable cause to believe that his conduct was unlawful. The ITEQ Restated Certificate provides indemnification for ITEQ's directors and officers to the fullest extent allowed pursuant to the foregoing provisions of the DGCL.

     The DGCL further permits a corporation to indemnify certain persons, including officers and directors, who are (or are threatened to be made) parties to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of their being officers or directors of the corporation. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by the indemnified officer or director, provided he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best interests. However, no such person will be indemnified as to matters for which he is found to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, indemnification is ordered by a court. The ITEQ Restated Certificate provides indemnification of ITEQ's directors and officers to the fullest extent allowed pursuant to the foregoing provisions of the DGCL.

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

     The ITEQ Restated Certificate also requires that ITEQ advance expenses incurred by an officer or director in defending an action or suit in advance of final disposition thereof to the fullest extent allowed by the DGCL or other applicable law. The DGCL currently allows advancement of such expenses provided that the officer or director undertakes to repay such amount if it is ultimately determined that indemnification was not authorized under the DGCL.

     Delaware corporations also are authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. The ITEQ Restated Certificate provides that ITEQ has the authority to purchase such insurance. The foregoing indemnification provisions are not exclusive of any other right to indemnity to which a director or officer may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank, New York, New York.

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

           COMPARISON OF RIGHTS OF STOCKHOLDERS OF ITEQ AND ASTROTECH

     If the Merger is consummated, Astrotech stockholders will receive shares of ITEQ Common Stock, and the rights of such stockholders will be governed by the ITEQ Restated Certificate and the ITEQ Restated Bylaws. The following is a summary of material differences between the rights of holders of ITEQ Common Stock and the rights of holders of Astrotech Common Stock. As each of ITEQ and Astrotech is organized under the laws of Delaware, these differences arise primarily from various provisions of the ITEQ Restated Certificate and the ITEQ Restated Bylaws and the Certificate of Incorporation and Bylaws of Astrotech. This summary does not purport to be a complete statement of the rights of holders of ITEQ Common Stock and Astrotech Common Stock under, and is qualified in its entirety by reference to, the DGCL and the respective Certificate of Incorporation and Bylaws of ITEQ and Astrotech.

AUTHORIZED CAPITAL

     Astrotech. The authorized capital stock of Astrotech consists of 30,000,000 shares, 20,000,000 of which are shares of Astrotech Common Stock, par value $.01 per share, and 10,000,000 of which are shares of Astrotech preferred stock, par value $.10 per share (the "Astrotech Preferred Stock"). The Astrotech Certificate of Incorporation, (the "Astrotech Certificate"), grants specific authority to the board of directors to designate the classes and series of the Astrotech Preferred Stock and the relative rights and preferences thereof. As of the Astrotech Record Date, 10,251,286 shares of Astrotech Common Stock were outstanding and no shares of Astrotech Preferred Stock were outstanding. The holders of Astrotech Common Stock are entitled to such dividends as may be declared from time to time by the board of directors from funds legally available therefor, and upon liquidation are entitled to receive pro rata all assets of Astrotech available for distribution to such holders.

     ITEQ. The authorized capital stock of ITEQ consists of 41,000,000 shares, 40,000,000 of which are shares of ITEQ Common Stock, par value $.001 per share, and 1,000,000 of which are shares of ITEQ Preferred Stock, par value $.01 per share. The ITEQ Restated Certificate grants specific authority to the board of directors to fix the designation, powers, and preferences, and the conversion, redemption, dividend, voting and other rights, powers, restrictions and limitations, of each series of ITEQ Preferred Stock. As of the ITEQ Record Date, 17,084,449 shares of ITEQ Common Stock, and no shares of ITEQ Preferred Stock, were outstanding. The ITEQ Restated Certificate specifically denies stockholders the right of cumulative voting and preemptive rights. The holders of ITEQ Common Stock have the same rights as holders of Astrotech Common Stock with respect to dividends and distributions upon liquidation.

VOTING REQUIREMENTS AND QUORUMS OF STOCKHOLDER MEETINGS

     Astrotech. Since Astrotech Certificate and Astrotech's Bylaws (the "Astrotech Bylaws") are silent on the matter, the DGCL controls with respect to certain quorum and voting matters. The DGCL provides that at any meeting of stockholders, the holders of a majority of the outstanding shares entitled to vote, and present in person or by proxy, will constitute a quorum for the transaction of any business. In addition, the DGCL provides that when a quorum is present, the affirmative vote of the holders of a majority of the stock present, in person or by proxy, and entitled to vote on the subject matter will be required for the acts of the stockholders; except for the election of directors, which requires the affirmative vote of a plurality of the votes cast; and except that the Astrotech Certificate requires the affirmative vote of at least 80% of the shares entitled to vote in order to amend the provisions of the Astrotech Bylaws relating to the number of, retirement age of, restrictions on, and indemnity and liability of directors. In addition, the Astrotech Certificate requires the affirmative vote of at least 80% of the shares entitled to vote in order (i) to approve certain transactions involving an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder (as such terms are defined in the Astrotech Certificate) or (ii) unless unanimously recommended by the board of directors if all directors are eligible to serve as Continuing Directors (as defined in the Astrotech Certificate), to amend, alter or adopt provisions inconsistent with the provisions relating to transactions with Interested Stockholders. The Astrotech Bylaws provide that amendment of the provisions thereof relating to the board of directors' power to select, retain and remove, and determine the compensation of, officers requires the affirmative vote of holders of at least 80% of the outstanding shares entitled to vote thereon.

     ITEQ. The ITEQ Restated Bylaws provide that holders of a majority of the shares entitled to vote, present in person or by proxy, will constitute a quorum and further specify that the affirmative vote of a majority of the shares present at a meeting of stockholders will decide any matter submitted to such meeting, unless the matter is one upon which the vote of a different number is required by law or express provision of the ITEQ Restated Certificate or the ITEQ Restated Bylaws.

ELECTION OF DIRECTORS

     Astrotech. The Astrotech Certificate classifies directors into three classes elected for staggered terms of three years each. The Astrotech Certificate does not provide for cumulative voting by stockholders.

     ITEQ. Cumulative voting by stockholders in the election of directors is expressly denied by the ITEQ Restated Certificate. In addition, the ITEQ Restated Bylaws provide that only persons nominated in accordance with the procedures set forth therein are eligible to serve as directors.

VACANCIES ON THE BOARD OF DIRECTORS

     Astrotech. The Astrotech Certificate and the Astrotech Bylaws provide that vacancies arising on the board of directors may be filled by a two-thirds vote of the remaining directors.

     ITEQ. The ITEQ Restated Bylaws provide that a majority of the remaining directors may fill vacancies occurring on the board of directors.

NUMBER AND TERM OF DIRECTORS

     Astrotech. The Astrotech Bylaws provide that the number of directors may be fixed from time to time by a vote of two-thirds of the directors then in office. The Astrotech Certificate provides that the board of directors is divided into three classes, each as nearly equal in size as possible, with one class elected at each annual meeting for a term of three years.

     ITEQ. The ITEQ Restated Bylaws provide that the number of directors may be increased or decreased by resolution of the board of directors and that the directors are elected at each annual meeting and serve until a successor is elected and qualifies.

REMOVAL OF DIRECTORS

     Astrotech. Since the Astrotech Certificate and the Astrotech Bylaws do not provide for removal of directors, removal is controlled by the DGCL, which provides that, since the board of directors is classified, any director or the entire board of directors may only removed for cause by a majority of the shares entitled to vote at an election of directors.

     ITEQ. The ITEQ Restated Certificate provides that any director, or the entire board of directors, may be removed with or without cause by the affirmative vote of a majority of the shares entitled to vote in the election of directors, voting together as a single class.

AMENDMENT OF BYLAWS

     Astrotech. The Astrotech Bylaws vest in the board of directors the ability to amend or repeal the Astrotech Bylaws, or adopt new bylaws, subject to the power of the stockholders to adopt, amend or repeal the bylaws, and require such board action to be approved by a majority of the directors; provided that the affirmative vote of at least 80% of the shares entitled to vote thereon is required (i) to alter, amend, repeal or substantially interfere with the board of directors' power to select, retain, remove, and determine the compensation of, officers.

     ITEQ. The ITEQ Restated Bylaws expressly provide that the board of directors may amend or repeal the ITEQ Restated Bylaws, or adopt new bylaws, by a majority vote of the directors and that the stockholders, at an annual or special meeting, may do so by the affirmative vote of a majority of the shares entitled to vote thereon; provided that, under the ITEQ Restated Certificate, the required stockholder vote is a majority of the

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

shares entitled to vote in the election of directors voting together as a single class.

ACTION BY WRITTEN CONSENT AND SPECIAL MEETINGS OF STOCKHOLDERS

     Astrotech. The Astrotech Bylaws provide that action may be taken by written consent of the stockholders but specify that the consent or consents setting forth in writing the action to be taken must be signed by all the stockholders entitled to vote on the subject matter thereof. The Astrotech Bylaws provide that special meetings of the stockholders may only be called by the chairman of the board, the vice chairman of the board, the president if there is no vice chairman of the board, the board of directors and the holders of 80% of the shares entitled to vote thereon.

     ITEQ. The ITEQ Restated Certificate provides that stockholder action may only be taken at an annual or special meeting of stockholders, and stockholders are prohibited from taking any action without a meeting. The ITEQ Restated Certificate and the ITEQ Restated Bylaws provide that, except as otherwise provided by law, special meetings of the stockholders may only be called by the chairman of the board, the chief executive officer or the president.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Astrotech. The Astrotech Certificate and the Astrotech Bylaws provide that Astrotech will indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and necessarily incurred in connection with any action, suit or proceeding in which such persons are a party by reason of having been an officer or director of Astrotech, or at its request, any other corporation or entity. Indemnification is made only upon a determination that the officer or director acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Astrotech and, with respect to criminal matters, had no reasonable cause to believe his conduct was unlawful. The determination is made (i) by the board of directors by majority vote of a quorum of the unaffected directors, (ii) if such quorum is not attainable, or if attainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders. The Astrotech Certificate provides that directors are not personally liable for breach of their fiduciary duty except to the extent elimination or limitation of liability is expressly prohibited by the DGCL. The Astrotech Bylaws provide that Astrotech will pay expenses incurred by directors and officers in advance of the final disposition of an action, suit or proceeding upon an undertaking by such officer or director to repay advanced amounts upon determination that he was not entitled to indemnification.

     ITEQ. The ITEQ Restated Bylaws provide that ITEQ will, to the fullest extent permitted by law, indemnify each of its directors or officers against reasonable expenses, fines, penalties, judgments, amounts paid in settlement, and other liabilities actually and reasonably incurred by such person in connection with any proceeding to which such person is or may be a party by reason of having served in the capacity of director or officer of ITEQ or, at its request, any other corporation or other entity or employee benefit plan, provided such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of ITEQ and, with respect to criminal matters, had no reasonable cause to believe his conduct was unlawful. ITEQ is obligated to convene a meeting for consideration of any matter as required by statute in order to determine eligibility for indemnification. The ITEQ Restated Certificate provides that directors are not liable for breach of their fiduciary duty except that liability is not eliminated or limited for (i) breach of the duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends, stock repurchases and redemptions and (iv) transactions involving improper personal benefit. In addition, the ITEQ Restated Certificate provides that ITEQ will pay expenses incurred by directors and officers in advance of final disposition or any action, suit or proceeding to the fullest extent permitted by the DGCL or other applicable laws.

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

               PROPOSAL TO ADOPT ITEQ RESTATED STOCK OPTION PLAN

     At the ITEQ Meeting, holders of ITEQ Common Stock as of the ITEQ Record Date will be asked to approve and adopt the Restated Option Plan, which was adopted by the ITEQ board of directors on July 23, 1997. The description set forth below summarizes the principal terms and conditions of the Restated Plan, does not purport to be complete and is qualified in its entirety by reference to the Restated Plan, a copy of which is attached herein as Appendix D.

GENERAL

     The purposes of the Restated Option Plan are, among others, to (i) align the interests of ITEQ's key employees and consultants to those of the ITEQ stockholders by providing them with a ownership interest in ITEQ, (ii) attract and retain key employees and consultants by providing competitive incentive compensation opportunities and (iii) enable ITEQ's key employees and consultants to share in the long-term growth and success of ITEQ.

     ITEQ has reserved 2,000,000 shares of ITEQ Common Stock for use in connection with the Restated Option Plan (which includes 833,462 shares subject to options previously granted). Beginning with ITEQ's first fiscal quarter after August 1, 1997 (the "Plan Effective Date") and continuing each fiscal quarter thereafter, the number of shares of ITEQ Common Stock authorized for issuance under the Restated Option Plan will be the greater of 2,000,000 or 10% of the number of shares of ITEQ Common Stock outstanding on the first day of such quarter; provided, however, the number of shares (a) may not exceed 3,000,000
(b) may not be decreased as a result of a reduction in ITEQ's outstanding shares (other than due to a reverse stock split or similar transaction) or (c) exceed 2,000,000 shares for incentive stock options granted under the Restated Option Plan.

ELIGIBILITY

     Persons eligible for awards (herein, "Awards") under the Restated Option Plan are key employees and consultants of ITEQ or any parent or subsidiary corporation thereof. Consultants are not eligible to receive Awards in the form of incentive stock options. The compensation committee of the ITEQ board of directors (or a subcommittee thereof) (the "Committee") selects employees and consultants to whom Awards may be granted, based upon such factors as the nature of services rendered and their contributions to ITEQ's success.

ADMINISTRATION

     The Restated Option Plan is administered by the Committee, which consists of not less than two directors and each whom constitutes an "outside director" within the meaning of the Code and a "non-employment director" within the meaning of Rule 16b-3 under the Exchange Act. Committee members, none of whom is eligible to receive Awards under the Restated Plan, are appointed by and serve at the pleasure of ITEQ's board of directors. The Committee, among other things, selects the key employees and consultants to whom Awards are to be granted, determines the terms and conditions of the Award and resolves all questions of application or interpretation of the Restated Option Plan. Each member of the Committee is indemnified by ITEQ against any loss incurred with respect to matters relating to the Restated Option Plan.

TYPES OF AWARDS

     Awards granted under the Restated Option Plan may be in the form of incentive stock options within the meaning of Section 422 of the Code ("ISOs") and non-qualified options ("NQSOs") (ISOs and NQSOs are collectively referred to as "Options"). In addition, the Committee may grant to key employees and consultants supplemental cash awards ("Supplemental Payment") associated with the exercise or NQSOs, which payments may not exceed the amount necessary to pay the federal and state income taxes payable with respect to the exercise of the NQSO and receipt of the Supplemental Payment.

     Each Option will contain such terms and conditions as the Committee deems appropriate, but each option agreement will provide for an exercise price per share of (i) 100% of the fair market value of a share

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

ITEQ Common Stock at the time of grant in the case of ISOs and (ii) not less than 75% of the fair market value of a share of ITEQ Common Stock at the time of grant in the case of NQSOs. Each Option shall be exercisable in such installments, which need not be equal, at such times and subject to such conditions as designated by the Committee. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires. The Restated Option Plan provides that no Option may be exercisable after ten years from the date of grant and, unless otherwise provided in the option agreement, terminates Options to the extent not exercisable and imposes certain restrictions on the exercisability of the remaining Options on termination of the optionee's employment with ITEQ.

     Options may be exercised from time to time, by written notice to ITEQ stating the full number of shares of ITEQ Common Stock with respect to which the Option is being exercised, accompanied by full payment for the shares. The option price is payable in cash or, subject to the approval of the Committee, by
(i) tendering previously acquired shares of ITEQ Common Stock, (ii) withholding shares which would otherwise be acquired on the exercise or (ii) a combination of cash and items (i) and (ii) above. In addition, the Committee may also allow a "cashless exercise" pursuant to the Federal Reserve Board's Regulation T.

     No Awards granted under the Restated Option Plan are transferable or assignable other than by will or by the laws of descent and distribution. During the lifetime of an optionee, Options are exercisable only by the holder.

AMENDMENT

     The Restated Plan may be amended or terminated at any time by ITEQ's board of directors; provided, however, no amendment may, without ITEQ Stockholder approval, increase the maximum number of shares which may be issued under the Restated Option Plan (or available for grant for ISOs), change the requirements as to the class of employees eligible to receive Awards under the Restated Option Plan or permit Committee members to receive Awards under the Restated Option Plan, extend the term of the Restated Option Plan or decrease the authority granted to the Committee under the Restated Option Plan in contravention to Rule 16b-3 of the Exchange Act. No amendment or termination of the Restated Option Plan may alter any outstanding Option to the detriment of an optionee without his consent.

OTHER MATTERS

     Subject to the provisions relating to a change in control of ITEQ, in the event of (i) a subdivision or consolidation of shares of ITEQ Common Stock, payment of a stock dividend, stock split, recapitalization or other increase or decrease in the number of shares of ITEQ Common Stock outstanding, without the receipt of consideration therefor, appropriate adjustments will be made in the aggregate number of shares covered by the Restated Option Plan and in the number of shares and exercise price of outstanding Options or (ii) ITEQ is reorganized, merged or consolidated or is a party to a plan of exchange with another corporation, and ITEQ Stockholders receive any shares of ITEQ Common Stock, or other securities or property, each optionee is entitled to receive an option to acquire the property he would have been entitled to receive had he exercised his Option immediately preceding such corporate action, with such adjustments as the Committee deems appropriate.

     Upon a change of control, all outstanding Options automatically become 100% vested and immediately exercisable as of the date of the change of control. For purposes of the Restated Option Plan, a "change of control" means (i) acquisition of beneficial ownership of 20% of the voting power of ITEQ, subject to certain limited exceptions, (ii) during the period of two consecutive calendar years, individuals who at the beginning of such period constitute the ITEQ board of directors, and any newly elected stockholder nominee if approved by two-thirds of the ITEQ board then in office, cease to comprise a majority of the ITEQ board of directors, (iii) ITEQ is a party to a merger, consolidation or share exchange with another corporation in which either ITEQ is not the surviving corporation or the ITEQ's Common Stock will be converted into shares of another company (subject to limited exceptions), (iv) the ITEQ Stockholders approve a merger, consolidation of shares or exchange with another corporation, and immediately thereafter the former ITEQ Stockholders hold

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

securities representing 50% or less of the combined voting power of the surviving entity, (v) a complete liquidation of ITEQ or sale of all or substantially all of ITEQ's assets, subject to limited exceptions or (vi) any other event that a majority of the ITEQ board of directors determines constitutes a change in control. Notwithstanding the occurrence of any of the above events, the ITEQ board of directors (as constituted immediately prior to such event) may determine, if deemed to be in ITEQ's best interest, that a change in control did not occur.

TAX CONSEQUENCES

     The tax consequences under current federal income tax law that may be expected by an optionee who is a United States citizen or resident with respect to Options and other interests awarded pursuant to the Restated Option Plan are as discussed below. Currently, all outstanding compensatory options of ITEQ and Astrotech are NQSOs:

     Incentive Stock Options. Taxable income will not be recognized by an optionee on the grant or qualified exercise of an ISO. Instead, a taxable event will occur on disposition of stock acquired pursuant to the exercise of an ISO. If an optionee does not dispose of the shares acquired on exercise of an ISO within both two years after the grant of the ISO and one year after the exercise of the ISO, the gain or loss (if any) on a subsequent stock disposition will generally be a long-term capital gain or loss. Gain or loss is measured with respect to the exercise price paid by the optionee with respect to the stock sold.

     If the optionee sells the shares acquired on the exercise of an ISO within either two years after the date of grant of the ISO or within one year after the exercise of the ISO, the sale is a "disqualifying disposition." The optionee will recognize ordinary income in the year of the disqualifying disposition equal to the excess of the fair market value of the shares at the time the ISO was exercised over the exercise price and the balance (if any) will be long-term or short-term capital gain depending on whether the shares were sold more than one year after the ISO was exercised. If the disqualifying disposition is a sale or exchange at a price between the exercise price and the fair market value at exercise, the amount of such income is measured with respect to the sale or exchange price. If the optionee sells the shares in a disqualifying disposition at a price below the exercise price, the loss will generally be a short-term capital loss if the optionee has held the shares for one year or less, and otherwise will be a long-term capital loss. Special rules apply to optionees who are officers or directors of the Company and who are subject to the provisions of Section 16(b) of the Exchange Act.

     The excess of the fair market value of the stock at exercise of an ISO over the price paid is a positive adjustment for alternative minimum tax purposes. Alternative minimum tax paid due to such an adjustment will generate an alternative minimum tax credit which may reduce a Participant's regular income tax in the future. When stock acquired by exercise of an ISO is disposed of in the year of exercise for an amount less than the fair market value at exercise, the alternative minimum tax adjustment will be measured with respect to the amount realized on disposition.

     ITEQ is not entitled to a deduction as the result of the grant or exercise of an ISO. If an optionee recognizes ordinary income as a result of a disqualifying disposition, ITEQ will recognize an equal deduction in the taxable year of ITEQ in which such disposition occurs (subject to certain limitations for dispositions by covered employees).

     Non-Qualified Stock Options. An optionee will not recognize any income at the time a NQSO is granted, nor will ITEQ be entitled to a deduction at that time. However, when any part of a NQSO is exercised, the optionee will recognize ordinary income in an amount equal to the difference between the exercise price of the NQSO and the current fair market value of the shares received. ITEQ will recognize a deduction in an amount equal to, and at the time of, the income recognized by the optionee (subject to certain limitations to NQSO granted to covered employees).

     An optionee will generally recognize capital gain or loss on disposition of stock acquired by exercise of a NQSO. The optionee's tax basis in such shares will be equal to the fair market value of such stock at exercise. In the event stock is sold at a loss, an optionee may be limited in the amount of such loss that is currently deductible.

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

     Supplement Payment. The recipient of a Supplemental Payment generally will recognize taxable income in an amount equal to the cash payment in the year received, and ITEQ will be entitled to a deduction in the same amount.

     Deduction Limitation Applicable to Covered Employees. Subject to certain exceptions, Section 162(m) of the Code denies a tax deduction for annual compensation paid to covered employees in excess of $1 million, including compensation attributable to option awards. A covered employee includes for any given tax year, the company's chief executive officer and the other four highest paid employees for that year. The Restated Option Plan provides that unless the committee determines otherwise, all awards to covered employees are intended to qualify for the performance-based exception to the Section 162(m) tax deduction limitation.

     The ITEQ board of directors recommends a vote "FOR" the approval of the Restated Option Plan.

                                 LEGAL MATTERS

     The validity of the shares of ITEQ Common Stock offered by this Joint Proxy Statement/Prospectus will be passed upon for ITEQ by Porter & Hedges, L.L.P. T. William Porter, a partner of the firm of Porter & Hedges, L.L.P., ITEQ's principal outside legal counsel, is a director of ITEQ.

                                    EXPERTS

     The audited consolidated financial statements and schedules of ITEQ included in this Joint Proxy Statement/Prospectus have been audited by Arthur Andersen LLP and KPMG Peat Marwick LLP, independent auditors, as indicated in their reports appearing herein, and have been so included in reliance upon such reports given upon the authority of the firms as experts in accounting and auditing.

     The audited consolidated financial statements and schedules of Astrotech included in this Joint Proxy Statement/Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, as indicated in their report appearing herein, and have been so included in reliance upon such report given upon the authority of the firm as experts in accounting and auditing.

     The audited consolidated financial statements of Graver incorporated by reference into this Joint Proxy Statement/Prospectus have been audited by Coopers & Lybrand L.L.P. and Ernst & Young LLP, independent auditors, as indicated in their reports appearing in Form 8-K/A dated June 7, 1996, and have been so incorporated by reference in reliance upon such reports given upon the authority of these firms as experts in accounting and auditing.

     The audited financial statements of Ohmstede incorporated by reference into this Joint Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, Melton & Melton and KPMG Peat Marwick LLP, independent auditors, as indicated in their reports appearing in Form 8-K/A dated February 3, 1997, and have been so incorporated by reference in reliance upon such reports given upon the authority of those firms as experts in accounting and auditing.

     The audited combined financial statements of Trusco incorporated by reference into this Joint Proxy Statement/Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, as indicated in their reports appearing in Form 8-K/A dated July 11, 1997, and have been so incorporated by reference in reliance upon such reports given upon the authority of those firms as experts in accounting and auditing.

     The financial statements of the HMT Inc. 401(k) Profit Sharing Plan and Trust incorporated by reference into this Joint Proxy Statement/Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, as indicated in their report appearing in Form 11-K dated June 27, 1997 and have been so incorporated by reference in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
ITEQ, INC.
  Consolidated balance sheets as of December 31, 1996 and
     June 30, 1997 (unaudited)..............................  F-2
  Consolidated statements of operations for the six months
     ended June 30, 1996 (unaudited) and 1997 (unaudited)...  F-3
  Consolidated statements of cash flows for the six months
     ended June 30, 1996 (unaudited) and 1997 (unaudited)...  F-4
  Notes to consolidated financial statements (unaudited)....  F-5
  Reports of independent public accountants.................  F-8,9
  Consolidated balance sheets as of December 31, 1995 and
     1996...................................................  F-10
  Consolidated statements of operations for the years ended
     December 31, 1994, 1995 and 1996.......................  F-11
  Consolidated statements of stockholders' equity for the
     years ended December 31, 1994, 1995 and 1996...........  F-12
  Consolidated statements of cash flows for the years ended
     December 31, 1994, 1995, 1996..........................  F-13
  Notes to consolidated financial statements................  F-14
ASTROTECH INTERNATIONAL CORPORATION
  Consolidated condensed balance sheets as of September 30,
     1996 and June 30, 1997
     (unaudited)............................................  F-28
  Consolidated condensed income statement for the three
     months ended June 30, 1996 (unaudited) and 1997
     (unaudited)............................................  F-29
  Consolidated condensed income statement for the nine
     months ended June 30, 1996 (unaudited) and 1997
     (unaudited)............................................  F-30
  Consolidated condensed statement of cash flows for the
     nine months ended June 30, 1996 (unaudited) and 1997
     (unaudited)............................................  F-31
  Consolidated condensed statement of stockholders' equity
     for the nine months ended June 30, 1997 (unaudited)....  F-32
  Notes to consolidated condensed financial statements
     (unaudited)............................................  F-33
  Report of independent public accountants..................  F-38
  Consolidated balance sheets as of September 30, 1995 and
     1996...................................................  F-39
  Consolidated income statements for the years ended
     September 30, 1994, 1995 and 1996......................  F-40
  Consolidated statements of shareholders' equity (deficit)
     for the years ended September 30, 1994, 1995 and
     1996...................................................  F-41
  Consolidated statements of cash flows for the years ended
     September 30, 1994, 1995 and 1996......................  F-42
  Notes to consolidated financial statements................  F-43

                          ITEQ, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                   AS OF DECEMBER 31, 1996 AND JUNE 30, 1997

                                 (IN THOUSANDS)
--------------------------------------------------------------------------------

                                          DECEMBER 31,     JUNE 30,
                                              1996           1997
                                          ------------    -----------
                                                          (UNAUDITED)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents...............    $  6,475       $  4,766
Due on contracts and other receivables,
  net...................................      34,230         36,474
Costs and estimated earnings in excess
  of billings on uncompleted
  contracts.............................      20,690         18,956
Inventories.............................      10,649          6,264
Prepaid expenses, deposits and other
  assets................................         881          1,719
Deferred tax asset......................       1,979          1,149
                                            --------       --------
          Total Current Assets..........      74,904         69,328
                                            --------       --------
Property and Equipment, net.............      13,661         13,751
Other Assets, net.......................      47,823         46,369
                                            --------       --------
          TOTAL ASSETS..................    $136,388       $129,448
                                            ========       ========

                LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable........................    $ 14,568       $ 14,023
Accrued liabilities:
  Job costs.............................       8,171          8,222
  Warranties............................         353            340
  Compensation..........................       5,067          3,086
  Other.................................       4,260          2,972
Billings in excess of costs and
  estimated earnings on uncompleted
  contracts.............................         958            963
Progress billings.......................       5,137          5,332
Current maturities of long-term debt....       6,012          4,752
Income taxes payable....................         527            537
                                            --------       --------
          Total Current Liabilities.....      45,053         40,227
LONG-TERM LIABILITIES:
Borrowings under line of credit.........      25,400          2,400
Other long-term obligations, less
  current maturities....................      29,029         14,784
Subordinated notes......................      12,712         12,879
Deferred tax liability..................         941          1,026
                                            --------       --------
          Total Liabilities.............     113,135         71,316
                                            --------       --------
STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 1,000
  shares authorized, no shares issued or
  outstanding...........................          --             --
Common stock, $.001 par value; 30,000
  shares authorized, 11,510 and 16,966
  shares issued and outstanding at
  December 31, 1996 and June 30, 1997,
  respectively..........................          11             17
Additional paid-in capital..............      23,161         56,518
Retained earnings (deficit).............         (44)         1,982
Translation adjustment..................         125           (385)
                                            --------       --------
          Total Stockholders' Equity....      23,253         58,132
                                            --------       --------
          TOTAL LIABILITIES AND
            STOCKHOLDERS' EQUITY........    $136,388       $129,448
                                            ========       ========

                 See Notes to Consolidated Financial Statements

                          ITEQ, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)
--------------------------------------------------------------------------------

                                                            THREE MONTHS ENDED    SIX MONTHS ENDED
                                                                 JUNE 30,             JUNE 30,
                                                            ------------------   ------------------
                                                              1996                 1996
                                                               AS                   AS
                                                            RESTATED    1997     RESTATED    1997
                                                            --------   -------   --------   -------
Revenues..................................................  $23,735    $43,805   $45,864    $92,299
Cost of revenues..........................................   19,957     35,175    37,387     74,045
                                                            -------    -------   -------    -------
  Gross profit............................................    3,778      8,630     8,477     18,254
Selling, general and administrative expenses..............    2,345      4,764     4,992      9,571
Sales commissions.........................................      655        656     1,702      1,301
Depreciation and amortization.............................      238        506       483        987
Merger costs, restructuring charges and other nonrecurring
  costs...................................................       --         --     3,500         --
                                                            -------    -------   -------    -------
     Operating profit.....................................      540      2,704    (2,200)     6,395
                                                            -------    -------   -------    -------
Other income (expense):
     Interest expense, net................................     (468)    (1,484)     (853)    (3,291)
     Other income.........................................       26        115        44        217
                                                            -------    -------   -------    -------
          Total other expense.............................     (442)    (1,369)     (809)    (3,074)
                                                            -------    -------   -------    -------
Earnings (Loss) before provision for income taxes.........       98      1,335    (3,009)     3,321
Provision (Benefit) for income taxes......................      109        482    (1,101)     1,295
                                                            -------    -------   -------    -------
     Net earnings (loss)..................................  $   (11)   $   853   $(1,908)   $ 2,026
                                                            =======    =======   =======    =======
Net earnings (loss) per common share......................  $ (0.00)   $  0.06   $ (0.17)   $  0.15
                                                            =======    =======   =======    =======
Weighted average common and common equivalent shares
  outstanding.............................................   11,562     14,755    11,465     13,639
                                                            =======    =======   =======    =======

                 See Notes to Consolidated Financial Statements

                          ITEQ, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997

                                 (IN THOUSANDS)

                                  (UNAUDITED)
--------------------------------------------------------------------------------

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              ----------------------
                                                                 1996
                                                                  AS
                                                               RESTATED       1997
                                                              -----------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss).........................................    $(1,908)     $ 2,026
Adjustments to reconcile net earnings (loss) to net cash
  provided (used) by operating activities:
  Non cash interest.........................................         --          436
  Depreciation and amortization.............................        840        1,534
  Provision (Benefit) for deferred income taxes.............         14          905
  Changes in assets and liabilities:
     Due on contracts and other receivables.................      6,771       (2,228)
     Inventories............................................        150        4,372
     Costs and estimated earnings in excess of billings on
      uncompleted contracts.................................     (5,500)       1,201
     Prepaid expenses, deposits and other assets............       (380)        (856)
     Refundable income taxes................................        503           --
     Accounts payable and accrued liabilities...............     (2,208)      (3,373)
     Billings in excess of costs and estimated earnings on
      uncompleted contracts.................................         63           57
     Progress billings......................................         --          239
     Income taxes payable...................................       (651)          10
     Other..................................................          2          (45)
                                                                -------      -------
          Net cash provided (used) by operating
           activities.......................................     (2,304)       4,278
                                                                -------      -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquired businesses, net of cash acquired.....       (268)          --
Purchases of property and equipment.........................       (227)        (790)
                                                                -------      -------
          Net cash used by investing activities.............       (495)        (790)
                                                                -------      -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of long-term obligations...........................       (833)     (15,493)
Net borrowings (payments) under line of credit..............      3,791      (23,000)
Net proceeds from common stock offering.....................         --       31,795
Proceeds from exercise of stock options and warrants........         85        1,568
                                                                -------      -------
          Net cash provided (used) by financing
           activities.......................................      3,043       (5,130)
                                                                -------      -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................        (42)         (67)
                                                                -------      -------
Net increase/(decrease) in cash and cash equivalents........        202       (1,709)
Cash and cash equivalents, beginning of period..............      2,299        6,475
                                                                -------      -------
Cash and cash equivalents, end of period....................    $ 2,501      $ 4,766
                                                                =======      =======

                 See Notes to Consolidated Financial Statements

                          ITEQ, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

NOTE 1 -- BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with regulation S-X pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading.

     In the opinion of management, the unaudited consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the financial position as of June 30, 1997, the results of operations for the three and six months ended June 30, 1996 and 1997, and the cash flows for the six months ended June 30, 1996 and 1997.

     The unaudited consolidated financial statements include the accounts of ITEQ, Inc. and its wholly-owned subsidiaries ("ITEQ" or the "Company"). Significant intercompany balances and transactions have been eliminated. Certain reclassifications have been made to the prior year's consolidated financial statements to conform with the current year presentation.

     During the fourth quarter of 1996, effective January 1, 1996, the Company estimated percentage-of-completion for the materials portion of its long-term contracts at its Allied Industries, Inc. ("Allied") subsidiary, based on when purchased material was placed into production, whereas previously, such estimates were based on when the liability for the cost of the material was legally incurred. This method of applying the percentage-of-completion accounting principle was adopted to better reflect the economics of Allied's revenue and profit earnings process. Financial statements of prior years and interim periods have been restated to apply the revised method retroactively. The effect of the accounting change on previously reported net earnings (loss) for the three months and six months ended June 30, 1996 are as follows:

                                                              INCREASE/(DECREASE)
                                                     --------------------------------------
                                                     THREE MONTHS ENDED    SIX MONTHS ENDED
                                                       JUNE 30, 1996        JUNE 30, 1996
                                                     ------------------    ----------------
Net earnings (loss)................................       $(1,079)             $(1,060)
Net earnings (loss) per common share...............       $  (.09)             $  (.10)

NOTE 2 -- DUE ON CONTRACTS AND OTHER RECEIVABLES

     At December 31, 1996 and June 30, 1997, due on contracts and other receivables consist of:

                                                              DECEMBER 31,    JUNE 30,
                                                                  1996          1997
                                                              ------------    --------
Billings on completed contracts and contracts in progress...    $34,273       $36,098
Retained contract receivables...............................        544           666
Other miscellaneous receivables.............................        125           163
Allowance for doubtful accounts.............................       (712)         (453)
                                                                -------       -------
                                                                $34,230       $36,474
                                                                =======       =======

                          ITEQ, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

NOTE 3 -- INVENTORIES

     Inventories consist of costs for which no related revenue has been recognized. Inventories include materials used in the manufacturing process, purchased parts and equipment held for resale and are valued at the lower of cost or market. Cost is determined by the average cost for materials and the first-in, first-out (FIFO) method for purchased parts. At December 31, 1996 and June 30, 1997, inventories consist of the following:

                                                              DECEMBER 31,    JUNE 30,
                                                                  1996          1997
                                                              ------------    --------
Raw Materials...............................................    $ 3,514        $3,303
Work in Progress............................................      7,135         2,961
                                                                -------        ------
Total.......................................................    $10,649        $6,264
                                                                =======        ======

NOTE 4 -- OTHER ASSETS

     At December 31, 1996 and June 30, 1997, other assets consist of the following:

                                                                DECEMBER 31,    JUNE 30,
                                                                    1996          1997
                                                                ------------    --------
Excess of costs over net assets acquired, net of accumulated amortization of $1,789 and $2,233 at December 31, 1996 and
  June 30, 1997, respectively...............................      $32,941       $32,081
Licenses, trademarks and tradenames, net of accumulated
  amortization of $878 and $1,223 at December 31, 1996 and
  June 30, 1997, respectively...............................       11,880        11,535
Debt issuance costs, net of accumulated amortization of $45
  and $314 at December 31, 1996 and June 30, 1997,
  respectively..............................................        2,957         2,708
Other.......................................................           45            45
                                                                  -------       -------
  Total.....................................................      $47,823       $46,369
                                                                  =======       =======

NOTE 5 -- BUSINESS ACQUISITIONS

     On August 13, 1997, the Company purchased all of the capital stock of Exell, Inc. ("Exell") for total cash consideration of approximately $7,900 plus assumption of certain liabilities. Exell is a manufacturer of shell and tube heat exchangers and a competitor of the Company's Ohmstede, Inc. operation. For its fiscal year ended September 30, 1996, Exell reported revenues of approximately $24,300. The transaction will be accounted for using the purchase method of accounting.

NOTE 6 -- RESTRUCTURING COSTS

     A restructuring charge of $4,200 was taken during the three months ended March 31, 1996, of which $3,500 and $700 were recorded as restructuring charges and cost of revenues, respectively. The charge included (i) a provision for the contractually required severance obligations to the former president and chief executive officer who was replaced in March 1996, and (ii) the cost of implementing new management's plan to reduce the Company's overall cost structure including employee severance, lease and other contract buyouts, inventory and other asset impairments, losses related to termination of unprofitable product lines, excess machinery disposal and other related costs.

                          ITEQ, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

NOTE 7 -- RECENT DEVELOPMENTS

     In March 1997, a vessel at the Company's Allied subsidiary was damaged by a subcontractor during the final stages of completion. The Company entered into a second contract with the customer to construct a replacement vessel. The direct cost of the original and replacement vessels will be substantially recovered from the customer. The Company expects to recover additional amounts from the subcontractor or from insurance proceeds.

     In May 1997, the Company sold approximately 5,058 shares of ITEQ common stock. The primary use of the offering proceeds of approximately $31,795 was to reduce debt incurred for the Company's acquisition program.

NOTE 8 -- SUBSEQUENT EVENTS

     On July 23, 1997, ITEQ entered into an agreement whereby Astrotech International Corporation ("Astrotech") will be merged into ITEQ. Under the terms of the merger agreement, each share of Astrotech common stock will be exchanged for 0.93 shares of ITEQ common stock, resulting in the issuance of approximately 9,266 shares of ITEQ common stock upon consummation of the merger. Astrotech is a designer, fabricator and supplier of products for a variety of industries, including refining, petrochemical, wastewater treatment, agricultural, pulp and paper, mining, water storage, power generation and process systems. Astrotech also provides inspection, engineering, construction and maintenance services for large aboveground storage tanks and also offers mobile storage tank leasing services.

     On August 6, 1997, ITEQ and Astrotech filed a joint proxy statement with the SEC pertaining to the pending merger, which was refiled with the SEC as a joint proxy statement/prospectus on Form S-4 in September 1997. Both companies have received clearance to consummate the Merger from the United States antitrust authority under the Hart Scott Rodino Act. The transaction, which is subject to stockholder and regulatory approval, is expected to close in October 1997 and will be treated for accounting purposes as a pooling-of-interests.

     In August 1997, ITEQ repaid the Subordinated Notes which resulted in an extraordinary charge of $1,909, net of an estimated income tax benefit of $1,273.

                          ITEQ, INC. AND SUBSIDIARIES

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

To the Stockholders and Board of Directors of ITEQ, Inc.:

     We have audited the accompanying consolidated balance sheets of ITEQ, Inc. (a Delaware corporation, formerly Air-Cure Technologies, Inc.) and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. We did not audit the financial statements of Allied Industries, Inc., a company acquired during 1995 in a transaction accounted for as a pooling of interests, as discussed in Note 2, for the period from January 28, 1994 to December 31, 1994. The statement of operations and cash flows for Allied Industries, Inc. is included in the 1994 consolidated statements of operations and cash flows of ITEQ, Inc. and reflects total revenues of 28% of the consolidated total. These statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to amounts included for Allied Industries, Inc., is based solely upon the report of other auditors. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audit and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ITEQ, Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

     As explained in Note 1 to the consolidated financial statements, the Company has given retroactive effect to the change in accounting for percentage-of-completion on long-term contracts.

                                            ARTHUR ANDERSEN LLP

Houston, Texas
February 24, 1997

                          ITEQ, INC. AND SUBSIDIARIES

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

The Board of Directors
Allied Industries, Inc.:

     We have audited the balance sheet of Allied Industries, Inc. (the Company) as of December 31, 1994, and the related statements of operations, retained earnings and cash flows for the period from January 28, 1994 (date of inception) to December 31, 1994 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Allied Industries, Inc. as of December 31, 1994, and the results of its operations and its cash flows for the period from January 28, 1994 (date of inception) to December 31, 1994 in conformity with generally accepted accounting principles.

     As explained in Note 1 to the financial statements, the Company has given retroactive effect to the change in accounting for percentage of completion on long-term contracts.

                                            KPMG PEAT MARWICK LLP

Houston, Texas
March 31, 1995, except as to Note 1 which is as of February 24, 1997

                          ITEQ, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                        AS OF DECEMBER 31, 1995 AND 1996

                                 (IN THOUSANDS)
--------------------------------------------------------------------------------

                                                              DECEMBER 31,
                                                                  1995
                                                              AS RESTATED    DECEMBER 31,
                                                                (NOTE 1)         1996
                                                              ------------   ------------
                                         ASSETS
CURRENT ASSETS
Cash and cash equivalents...................................    $ 2,216        $  6,331
Restricted cash.............................................         83             144
Due on contracts and other receivables including retainages
  of $1,279 and $544 at December 31, 1995 and 1996,
  respectively, net.........................................     22,926          34,230
Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................     18,067          20,690
Inventories.................................................      3,944          10,649
Refundable income taxes.....................................        832              --
Prepaid expenses, deposits and other assets.................        502             881
Deferred tax asset..........................................        240           1,979
                                                                -------        --------
         Total Current Assets...............................     48,810          74,904
PROPERTY AND EQUIPMENT, NET.................................      5,392          13,661
OTHER ASSETS, NET...........................................     16,642          47,823
                                                                -------        --------
         TOTAL ASSETS.......................................    $70,844        $136,388
                                                                =======        ========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable............................................    $11,799        $ 14,568
Accrued liabilities
  Job costs.................................................     10,854           8,171
  Warranties................................................        419             353
  Compensation..............................................      2,358           5,067
  Other.....................................................      1,260           4,260
Billings in excess of costs and estimated earnings on
  uncompleted contracts.....................................        815             958
Progress billings...........................................         --           5,137
Current maturities of long-term debt........................      3,347           6,012
Income taxes payable........................................        124             527
                                                                -------        --------
         Total Current Liabilities..........................     30,976          45,053
LONG-TERM LIABILITIES
Borrowings under line of credit.............................     11,499          25,400
Other long-term obligations, less current maturities........      6,709          29,029
Subordinated notes..........................................         --          12,712
Deferred tax liability......................................        257             941
                                                                -------        --------
         Total Liabilities..................................     49,441         113,135
                                                                -------        --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value; 1,000 shares authorized, no
  shares issued or outstanding..............................         --              --
Common stock, $.001 par value; 30,000 shares authorized,
  11,453 and 11,510 shares issued and outstanding at
  December 31, 1995 and 1996, respectively..................         11              11
Additional paid-in capital..................................     20,901          23,161
Retained earnings (deficit).................................         42             (44)
Translation adjustment......................................        449             125
                                                                -------        --------
         Total Stockholders' Equity.........................     21,403          23,253
                                                                -------        --------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.........    $70,844        $136,388
                                                                =======        ========

                 See Notes to Consolidated Financial Statements

                          ITEQ, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                                                1994        1995
                                                                 AS          AS
                                                              RESTATED    RESTATED
                                                              (NOTE 1)    (NOTE 1)      1996
                                                              --------    --------    --------
Revenues....................................................  $61,826     $113,164    $110,804
Cost of revenues............................................   49,135       93,262      88,949
                                                              -------     --------    --------
  Gross profit..............................................   12,691       19,902      21,855
Selling, general and administrative expenses................    8,926       11,645      11,977
Sales commissions...........................................    1,327        2,477       2,755
Depreciation and amortization...............................      845        1,009       1,146
Merger costs, restructuring charges and other nonrecurring
  costs.....................................................       --        1,335       3,704
                                                              -------     --------    --------
  Operating profit..........................................    1,593        3,436       2,273
                                                              -------     --------    --------
Other income (expense):
  Interest expense, net.....................................     (888)      (1,502)     (2,660)
  Other income..............................................      112          326         305
                                                              -------     --------    --------
          Total other expense...............................     (776)      (1,176)     (2,355)
                                                              -------     --------    --------
Earnings (loss) before provision for income taxes...........      817        2,260         (82)
Provision for income taxes..................................      338        1,500           4
                                                              -------     --------    --------
          Net earnings (loss)...............................  $   479     $    760    $    (86)
                                                              =======     ========    ========
Net earnings (loss) per common share........................  $  0.04     $   0.07    $  (0.01)
                                                              =======     ========    ========
Weighted average common and common equivalent shares
  outstanding...............................................   10,891       11,552      11,481
                                                              =======     ========    ========

                 See Notes to Consolidated Financial Statements

                          ITEQ, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                 (IN THOUSANDS)
--------------------------------------------------------------------------------

                                                     COMMON STOCK     ADDITIONAL   RETAINED                      TOTAL
                                                    ---------------    PAID-IN     EARNINGS    TRANSLATION   STOCKHOLDERS'
                                                    SHARES   AMOUNT    CAPITAL     (DEFICIT)   ADJUSTMENT       EQUITY
                                                    ------   ------   ----------   ---------   -----------   -------------
BALANCE, DECEMBER 31, 1993........................   5,906    $ 6      $14,577      $   236       $(192)        $14,627
Stock issued for business combinations............   1,390      1        5,167           --          --           5,168
Stock issued for the employee stock purchase
  plan............................................       2     --            2           --          --               2
Costs related to issuance of stock................      --     --          (76)          --          --             (76)
Change in foreign currency translation
  adjustment......................................      --     --           --           --         335             335
Equity transactions of pooled company.............   4,140      4          935           --          --             939
Net earnings......................................      --     --           --          479          --             479
                                                    ------    ---      -------      -------       -----         -------
BALANCE, DECEMBER 31, 1994 As Restated (Note 1)...  11,438     11       20,605          715         143          21,474
Stock issued for the employee stock purchase
  plan............................................      15     --           46           --          --              46
Stock issued for the exercise of stock options....      --     --            1           --          --               1
Costs related to issuance of stock................      --     --          (14)          --          --             (14)
Compensation expense in connection with
  non-qualified stock option grants...............      --     --           13           --          --              13
Change in foreign currency translation
  adjustment......................................      --     --           --           --         306             306
Equity transactions of pooled company.............      --     --          250       (1,433)         --          (1,183)
Net earnings......................................      --     --           --          760          --             760
                                                    ------    ---      -------      -------       -----         -------
BALANCE, DECEMBER 31, 1995 As Restated (Note 1)...  11,453     11       20,901           42         449          21,403
Stock issued for the employee stock purchase
  plan............................................      15     --           44           --          --              44
Stock issued for the exercise of stock options....      42     --          134           --          --             134
Warrants issued to Subordinated Lenders, net of
  issuance costs..................................      --     --        2,082           --          --           2,082
Change in foreign currency translation
  adjustment......................................      --     --           --           --        (324)           (324)
Net loss..........................................      --     --           --          (86)         --             (86)
                                                    ------    ---      -------      -------       -----         -------
BALANCE, DECEMBER 31, 1996........................  11,510    $11      $23,161      $   (44)      $ 125         $23,253
                                                    ======    ===      =======      =======       =====         =======

                 See Notes to Consolidated Financial Statements

                          ITEQ, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996

                                 (IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                1994       1995
                                                                 AS         AS
                                                              RESTATED   RESTATED
                                                              (NOTE 1)   (NOTE 1)     1996
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings (loss).......................................  $    479   $   760    $    (86)
  Adjustments to reconcile net earnings (loss) to net cash
    provided (used) by operating activities:
    Depreciation and amortization...........................     1,513     1,631       1,865
    Provision (benefit) for deferred income taxes...........      (444)      118        (156)
    Gain on sale of investment in subsidiary................        --        --        (160)
    Non-cash interest.......................................        --        --         302
    Changes in assets and liabilities, net of effects of
     businesses acquired:
      Restricted cash.......................................      (293)      552         (61)
      Due on contracts and other receivables, net...........       (26)   (7,537)      6,944
      Inventories...........................................       616      (664)      2,863
      Costs and estimated earnings in excess of billings on
       uncompleted contracts................................       153    (9,937)     (3,409)
      Prepaid expenses, deposits and other assets...........       (20)     (122)       (390)
      Accounts payable and accrued liabilities..............       479    11,988      (3,176)
      Billings in excess of costs and estimated earnings on
       uncompleted contracts................................      (296)   (2,695)        184
      Progress billings.....................................        --        --       4,128
      Income taxes payable..................................       147       (26)         21
      Other.................................................        (6)      (27)       (817)
                                                              --------   -------    --------
         Net cash provided (used) by operating activities...     2,302    (5,959)      8,052
                                                              --------   -------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash paid for acquired businesses, net of cash acquired...    (2,087)       --     (52,786)
  Purchases of property and equipment.......................      (657)     (932)       (991)
  Proceeds from sale of investment in subsidiary............        --        --       1,000
                                                              --------   -------    --------
         Net cash used by investing activities..............    (2,744)     (932)    (52,777)
                                                              --------   -------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term obligations.......................     3,000    10,000      27,499
  Proceeds from subordinated debt and warrants..............        --        --      15,000
  Payments of long-term obligations.........................   (11,247)   (9,279)     (2,499)
  Net borrowings under line of credit.......................     8,906     8,117      11,977
  Debt issuance costs.......................................        --        --      (3,002)
  Capital contributions from (distributions to) shareholders
    of pooled company.......................................       939    (1,433)         --
  Proceeds from exercise of stock options...................         2        47         178
  Costs relating to issuance of warrants and stock..........       (75)       --        (206)
                                                              --------   -------    --------
         Net cash provided by financing activities..........     1,525     7,452      48,947
                                                              --------   -------    --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................        72       114        (107)
                                                              --------   -------    --------
Net increase in cash and cash equivalents...................     1,155       675       4,115
Cash and cash equivalents, beginning of period..............       386     1,541       2,216
                                                              --------   -------    --------
Cash and cash equivalents, end of period....................  $  1,541   $ 2,216    $  6,331
                                                              ========   =======    ========
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................  $    729   $   569    $  1,718
                                                              ========   =======    ========
  Cash paid for income taxes................................  $    546   $ 2,168    $    126
                                                              ========   =======    ========
Supplemental schedule of non-cash investing and financing
  activities:
  Financing of non-compete agreements.......................        --        --    $    500
                                                              ========   =======    ========
  Net business assets disposed through Company financing or
    non-cash consideration..................................        --        --    $    950
                                                              ========   =======    ========

                 See Notes to Consolidated Financial Statements

                          ITEQ, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

NOTE 1 -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ITEQ, Inc. (formerly Air-Cure Technologies, Inc.) and its subsidiaries (the "Company") is a provider of manufactured equipment, engineered systems and services used in the processing, treatment and movement of gases and liquids. It is a domestic manufacturer of shell and tube heat exchangers, principally for petrochemical and refining applications, and a producer of baghouses, scrubbers, fans and other filtration systems and components for environmental and general industrial applications. ITEQ also manufactures specialized process equipment, such as reactors, blenders, stacks, towers, columns and pressure vessels, principally for the refining, petrochemical and plastics industries. The Company has operations in the United States, Canada, Germany and Singapore.

     A summary of the Company's significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of ITEQ, Inc. and its wholly-owned subsidiaries. Significant intercompany balances and transactions have been eliminated. The consolidated financial statements have also been restated to reflect the merger with Allied Industries, Inc. ("Allied") on December 28, 1995, which was accounted for as a pooling-of-interests. (See
Note 2).

REVENUE RECOGNITION

     The Company records revenues from long-term contracts using the percentage-of-completion method. Under this method, the Company recognizes as revenues that portion of the total contract price which the cost of work completed to date bears to the estimated total cost of the work included in the contract. Because contracts may extend over more than one fiscal period, revisions of cost and profit estimates are made periodically and are reflected in the accounting period in which they are determined. If the estimate of total costs on a contract indicates a loss, the total anticipated loss is recognized immediately. Contract costs include all direct material, labor and subcontracting costs and those indirect costs related to contract performance, such as supplies, tools and repairs.

     The Company recognizes revenue from certain short-term contracts using the completed contract method. Revenue is recognized when a project is substantially complete. The contracts under this revenue recognition method are typically less than three months in duration.

     "Costs and estimated earnings in excess of billings on uncompleted contracts" represents revenues recognized in excess of amounts billed. Such revenues are expected to be billed and collected within one year. "Billings in excess of costs and estimated earnings on uncompleted contracts" represents billings in excess of revenues recognized.

                          ITEQ, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

     Beginning in 1996, the Company estimated percentage-of-completion for the materials portion of its long-term contracts at Allied based on when the material was placed into production, whereas previously such estimates were based on when the liability for the cost of the material was legally incurred. The new method of applying the percentage-of-completion accounting principle was adopted to better reflect the economics of Allied's revenue and profit earnings process, and financial statements of prior years have been restated to apply the revised method retroactively. The effect of the accounting change on previously reported 1994 and 1995 results and net earnings of 1996 is as follows:

                                                                INCREASE (DECREASE)
                                                              ------------------------
                                                              1994     1995      1996
                                                              ----    -------    -----
Net earnings (loss).........................................   $94    $(1,608)   $ 321
Net earnings (loss) per common share........................    --    $  (.14)   $ .03

     The balances of retained earnings at December 31, 1994 and 1995 have been increased (reduced) by $94 and $(1,514), respectively, for the effect (net of income taxes) of applying retroactively the revised method of accounting. The change in method had no effect on periods prior to 1994, since Allied is included in the Company's historical financial statements beginning January 28, 1994, the date of inception of Allied.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid temporary investments including those with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist primarily of interest bearing accounts.

RESTRICTED CASH

     From time to time, the Company pledges cash to financial institutions as security for bonds.

ACCOUNTS RECEIVABLE

     The allowance for doubtful accounts totaled $195 and $712 at December 31, 1995 and 1996, respectively. All retainages as of December 31, 1996 are expected to be collected by December 31, 1997.

INVENTORIES

     Inventories consist of costs for which no related revenue has been recognized. Inventories include materials used in the manufacturing process, purchased parts and equipment held for resale and are valued at the lower of cost or market. Cost is determined by the average cost method for materials and the first-in, first-out (FIFO) method for purchased parts. Inventory consists of the following:

                                                             DECEMBER 31,    DECEMBER 31,
                                                                 1995            1996
                                                             ------------    ------------
Raw Materials..............................................     $3,529         $ 3,514
Work in Progress...........................................         --           7,135
Other......................................................        415              --
                                                                ------         -------
          Total............................................     $3,944         $10,649
                                                                ======         =======

                          ITEQ, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, including costs to ready assets for use. Depreciation and amortization of property and equipment are computed on the straight-line method over the estimated useful lives of the assets as follows:

                                                                USEFUL LIVES
                                                                ------------
Furniture and Fixtures......................................  3 to 15 Years
Machinery and Equipment.....................................  7 to 15 Years
Patterns and Molds..........................................  5 Years
Transportation Equipment....................................  3 Years
Buildings and Improvements..................................  7 to 39 Years
Leasehold Improvements......................................  Life of the lease

     At December 31, 1995 and 1996, Property and Equipment was comprised of the following items:

                                            DECEMBER 31,        DECEMBER 31,
                                                1995                1996
                                            ------------        ------------
Land....................................       $    --            $    700
Furniture and fixtures..................           427                 668
Machinery and equipment.................         6,341               9,176
Patterns and molds......................           625                 602
Transportation equipment................           186                 540
Buildings and improvements..............            --               4,382
Leasehold improvements..................           252                 330
                                               -------            --------
                                                 7,831              16,398
  Less accumulated depreciation and
     amortization.......................        (2,439)             (2,737)
                                               -------            --------
          Net property and equipment....       $ 5,392            $ 13,661
                                               =======            ========

     Repair and maintenance costs are expensed as incurred while major renewals and betterments are capitalized. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains and losses resulting from property disposals are included in "Other income."

     Under the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company reviews certain long-lived assets for impairment whenever events indicate that the carrying amount of an asset may not be recoverable and recognizes an impairment loss under certain circumstances in the amount by which the carrying value exceeds the fair value of the asset. The Company's adoption of SFAS No. 121 had no material effect on the Company's results of operations or financial position.

AMORTIZATION OF INTANGIBLES

     The excess of cost over net assets acquired and licenses, trademarks and tradenames are amortized on a straight-line basis over periods ranging from five to forty years. The Company maintains separate financial records for each of its acquired entities and performs periodic strategic and long-range planning for each entity. This practice enables the Company to monitor each entity's historical and expected performance in the context of the value assigned to acquisition intangibles and to the amortization period applied to each intangible asset. The Company assesses the recoverability of its goodwill whenever adverse events or changes in circumstances or business climate indicate that expected future cash flows (undiscounted and without interest charges) for individual business units may not be sufficient to support recorded goodwill. The

                          ITEQ, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

Company modifies the life and/or the carrying amount of an acquisition intangible if an impairment is identified. Amortization expense was $0.7 million, $0.8 million and $0.8 million for the years ended December 31, 1994, 1995 and 1996, respectively.

     At December 31, 1995 and 1996, other assets was comprised of the following items:

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1995           1996
                                                              ------------   ------------
Excess costs over net assets acquired, net of accumulated
  amortization, of $1,370 and $1,789 at December 31, 1995
  and 1996, respectively....................................    $12,191        $32,941
Licenses, trademarks and tradenames, net of accumulated
  amortization of $600 and $878 at December 31, 1995 and
  1996, respectively........................................      4,400         11,880
Debt issuance costs, net of accumulated amortization of $45
  at December 31, 1996......................................         --          2,957
Other.......................................................         51             45
                                                                -------        -------
          Net Other Assets..................................    $16,642        $47,823
                                                                =======        =======

INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires deferred taxes to be provided based on temporary differences between the book and tax basis of assets and liabilities using presently enacted tax rates.

NET EARNINGS (LOSS) PER COMMON SHARE

     Primary and fully diluted earnings per share are computed based upon the weighted average number of common and dilutive common equivalent shares outstanding. The dilutive effect of common equivalent shares is calculated through the use of the Treasury Stock Method. Common Stock equivalents consist of stock options and warrants.

TRANSLATION ADJUSTMENT

     The financial activity of the Company's non-U.S. operations located in Canada, Germany and Singapore are translated into U.S. dollars in accordance with SFAS No. 52, "Foreign Currency Translation." Net assets of non-U.S. operations whose "functional" currencies are other than the U.S. dollar are translated at year end rates of exchange. Income and expense items are translated at the average exchange rate for the year.

USE OF ESTIMATES

     The presentation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUES

     The carrying amounts of cash, accounts receivable, accounts payable and accrued liabilities are reasonable estimates of their fair values due to the short maturities of these instruments. The fair value of long-term obligations is estimated based on ITEQ's current financing agreement and approximates carrying value.

                          ITEQ, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company maintains its cash with various financial institutions. Accounts receivable at any given time are concentrated in a number of primarily domestic customers. An allowance for doubtful accounts has been provided for estimated losses. To mitigate credit risk, the Company may require customers to make advance payments. At December 31, 1996, the Company had collected approximately $2,018 in such advance payments which are included in progress billings.

RECLASSIFICATIONS

     Certain reclassifications have been made to the prior years' consolidated financial statements to conform with the December 31, 1996 presentation.

NOTE 2 -- BUSINESS COMBINATIONS

OHMSTEDE

     On November 20, 1996 (effective November 1, 1996), the Company purchased all the outstanding stock (excluding certain assets and liabilities) of Ohmstede, Inc. ("Ohmstede") for approximately $52.9 million in cash. Assets not purchased included the majority of receivables due from, and a 99 percent equity investment in, C&D Robotics ("C&D"), a partnership formerly consolidated by Ohmstede; a federal tax deposit made by the owners; and the cash surrender value of life insurance policies for certain owners. Additionally, the former owners received approximately $0.6 million in dividends just prior to the transaction, as set forth in the agreement with the Company. As the Company continues to rent operating space to C&D, rental fees charged to C&D are included in the financial statements.

     The Company paid $52 million for Ohmstede's stock and $0.9 million for related acquisition costs. The acquisition has been accounted for using the purchase method of accounting, and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon the estimated fair values at the date of the acquisition, as follows:

Working capital.............................................  $14,800
Property and equipment......................................    8,453
Intangibles.................................................    7,500
Excess of costs over net assets acquired....................   21,914
Imputed interest expense....................................      257
                                                              -------
          Total purchase price..............................  $52,924
                                                              =======

     The following unaudited pro forma consolidated results of operations assume that the purchase occurred on January 1, 1995 and include merger costs, restructuring charges, and other non-recurring expenses:

                                                              YEAR ENDED      YEAR ENDED
                                                             DECEMBER 31,    DECEMBER 31,
                                                                 1995            1996
                                                             ------------    ------------
Revenues...................................................    $201,917        $193,928
Net earnings...............................................    $    699        $  2,253
Net earnings per share.....................................    $    .06        $    .19

                          ITEQ, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

ALLIED

     On December 28, 1995, the Company issued 4,140 shares of its common stock in exchange for all of the outstanding common stock of Allied. The merger has been accounted for as a pooling-of-interests and, accordingly, the Company's consolidated financial statements have been restated to include the accounts and operations of Allied effective January 28, 1994, the date of inception of Allied.

     Effective January 1, 1995, Allied was granted S Corporation tax status. Accordingly, Allied did not pay U.S. Federal income taxes during 1995. Allied was included in the Company's income tax return effective December 28, 1995, and, therefore, a deferred tax liability and corresponding charge to income tax expense of approximately $0.5 million, or $.04 per share, was recorded upon closing to reflect Allied's net taxable temporary differences.

     Revenues, net earnings and related per share amounts of the merged entities are presented in the following table. The table includes unaudited pro forma net earnings and per share amounts reflecting the elimination of the nonrecurring merger costs and pro forma adjustments to present income taxes on the basis on which they will be reported in future periods.

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1994           1995
                                                              AS RESTATED    AS RESTATED
                                                               (NOTE 1)       (NOTE 1)
                                                              -----------    -----------
Net revenues:
  ITEQ......................................................    $44,713       $ 74,457
  Allied....................................................     17,113         38,707
                                                                -------       --------
          Total.............................................    $61,826       $113,164
                                                                =======       ========
Net earnings:
  ITEQ......................................................    $  (298)      $  1,557
  Allied....................................................        777           (797)
                                                                -------       --------
          Net earnings, as reported.........................        479            760
Pro forma adjustments:
  Allied merger costs, net of tax...........................         --            973
  Allied Subchapter S status................................         --           (321)
  Allied deferred tax liability.............................         --            491
  Interest on convertible debt..............................         --             12
                                                                -------       --------
          Pro forma net earnings............................    $   479       $  1,915
                                                                =======       ========
Net earnings per common share:
  As reported...............................................    $   .04       $    .07
  Pro forma.................................................    $   .04       $    .17

     The "Allied merger costs, net of tax" balance of $973 related to $1.1 million in nonrecurring merger costs, the majority of which was non-deductible.

AMEREX

     On May 25, 1994, Amerex, Inc. and Amerex Industries, Inc. (collectively "Amerex") were merged into a subsidiary of the Company. In the merger, the stockholders of Amerex received $4 million and 1,256 shares of ITEQ Common Stock with a fair market value of $3.69 per share at the acquisition date. The excess of the total acquisition costs over the fair value of the net assets acquired in the amount of $5.9 million is being

                          ITEQ, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

amortized on a straight-line basis over 25 years. Amerex produces and markets filtration, gas cleaning and heat recovery equipment.

     The accounts of Amerex have been included in the accompanying financial statements for the period from the date of acquisition through December 31, 1996. This acquisition has been accounted for as a purchase with the purchase price allocated to the assets acquired and liabilities assumed based upon their estimated fair market values.

NOTE 3 -- MERGER COSTS, RESTRUCTURING CHARGES AND OTHER NONRECURRING COSTS

     During 1996, the Company incurred a restructuring charge of $4.4 million, of which $3.7 million and $0.7 million were recorded as restructuring charges and cost of revenues, respectively. The charge included (i) a provision for the contractually required severance obligations to the former president and chief executive officer who was replaced in March 1996, and (ii) the cost of implementing new management's plan to reduce the Company's overall cost structure, including employee severance, lease and other contract buyouts, inventory and other asset impairments, losses related to termination of unprofitable product lines, excess machinery disposal and other related costs.

     The following table summarizes the major components of the restructuring charge:

Termination pay and benefits........................  $1,300
Discontinued product lines..........................   1,656
Office relocation and consolidation.................     564
Legal...............................................     242
Other...............................................     642
                                                      ------
                                                      $4,404
                                                      ======

     When the Company committed to its restructuring plan during the first quarter, it made the decision to terminate 15 employees, including the former president and chief executive officer. By December 31, 1996, all 15 employees had been terminated. Approximately $0.9 million in severance pay and benefits, unpaid as of December 31, 1996, was paid during the first quarter of fiscal 1997. Substantially all of the terminated employees were either in management positions or were professionals such as engineers and accountants.

     During the fourth quarter of fiscal 1995, the Interel and VIC subsidiaries were reorganized and combined. The reorganization of these operations and costs of settling a lawsuit resulted in a one-time charge of approximately $0.2 million. In the fourth quarter of 1995, the Company recorded a nonrecurring charge of approximately $1.1 million for acquisition costs related to the Allied merger, which is more fully described in Note 2 to the financial statements.

NOTE 4 -- CONTRACTS IN PROGRESS

     The Company obtains substantially all of its contracts through competitive bids. The Company's prerequisites for billing on contracts vary with individual contract terms. The Company sometimes has bonds or letters of credit as collateral on accounts receivable, and generally all amounts are due in the month following performance under the contract, except for retainages that are collected upon completion of the contract. The Company has lien rights on certain contracts.

                          ITEQ, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

     Costs incurred to date, estimated earnings and the related progress billings to date on contracts in progress are as follows:

                                                                 1995
                                                              AS RESTATED
                                                               (NOTE 1)        1996
                                                              -----------    --------
Costs incurred to date......................................   $ 49,137      $ 53,037
Estimated earnings..........................................     14,801        17,701
                                                               --------      --------
Revenue recognized..........................................     63,938        70,738
Progress billings to date...................................    (48,867)      (51,961)
Costs incurred for which no revenues were recognized to
  date......................................................      2,181           955
                                                               --------      --------
                                                               $ 17,252      $ 19,732
                                                               ========      ========

     The preceding is included in the accompanying consolidated balance sheets as follows:

                                                                 1995
                                                              AS RESTATED
                                                               (NOTE 1)       1996
                                                              -----------    -------
Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................    $18,067      $20,690
Billings in excess of costs and estimated earnings on
  uncompleted contracts.....................................       (815)        (958)
                                                                -------      -------
                                                                $17,252      $19,732
                                                                =======      =======

NOTE 5 -- LONG-TERM OBLIGATIONS

     Long-term obligations include the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1995       1996
                                                              -------    -------
Secured term loan note ("term loan"), maturing October 31,
  2001; due in quarterly installments of $1,500 commencing
  January 31, 1997 and increasing to $1,813 after the first
  four payments, with interest (December 31, 1996 -- 8.6%)
  fluctuating with the Offshore Rate or Base Rate defined
  below.....................................................  $10,000    $35,000
Secured note maturing November 18, 2001, under a revolving
  credit facility ("line of credit") totaling $38,000, with
  interest (December 31, 1996 -- 8.9%) fluctuating with the
  Offshore Rate or Base Rate defined below..................   11,499     25,400
Unsecured senior subordinated notes maturing November 18,
  2003, bearing interest at 12% through 1997 and increasing
  0.5% per year through maturity............................       --     15,000
Less debt discount related to issuance of detachable
  warrants in conjunction with senior subordinated notes....       --     (2,288)
Other.......................................................       56         41
                                                              -------    -------
                                                               21,555     73,153
Less current maturities.....................................   (3,347)    (6,012)
                                                              -------    -------
Long-term obligations, net of current maturities............  $18,208    $67,141
                                                              =======    =======

                          ITEQ, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

     Scheduled maturities of long-term obligations are as follows:

1997........................................................  $ 6,012
1998........................................................    7,262
1999........................................................    7,262
2000........................................................    7,255
2001........................................................   32,650
Thereafter..................................................   12,712
                                                              -------
                                                              $73,153
                                                              =======

     On November 18, 1996, the Company revised its financing agreement to, among other things, increase its credit facilities with participating financial institutions ("Lenders"), including Bank of America National Trust and Savings Association ("BoA"), as agent for the Lenders. The financing consists of a $35 million term loan and a $38 million revolving line of credit facility. The term loan currently bears interest at the BoA Offshore Rate ("Offshore Rate"), as defined by BoA, plus a spread, and the line of credit bears interest at the Offshore Rate or the Base Rate plus spreads. The spread can range from 2% to 3% above the Offshore Rate and from 0.25% to 1.25% above the Base Rate. The spread increases or decreases based on the Company's leverage ratio. Substantially all of the assets of the Company serve as collateral.

     In addition to the bank financing, on November 18, 1996, the Company entered into two Senior Subordinated Notes ("Subordinated Notes") with International Mezzanine Capital, B.V. and First Commerce Capital, (collectively, the "Subordinated Note Holders"), for $13 million and $2 million, respectively. The Subordinated Notes, which mature November 18, 2003, bear interest at 12% through December 31, 1997 and increase by 0.5% per year for each year they remain unpaid. As further consideration, the Subordinated Note Holders received warrants to purchase an aggregate of 1,760 shares of ITEQ's Common Stock at $5.10 per share, subject to adjustment. The warrants may be exercised at any time or from time to time until they expire on November 18, 2003. The warrants were valued at approximately $2.3 million, which was reflected as equity and as a debt discount at the date of their issuance, and will be amortized as additional interest expense over the seven-year life of the Subordinated Notes.

     The debt obligations require the Company to maintain certain levels of working capital and stockholders' equity and contain other provisions, some of which restrict expenditures for the purchase of the Company's stock, for capital expenditures and for payment of dividends. Such agreements also limit, subject to the Lenders' and Subordinated Note Holders' consent, the creation, incurrence or assumption of indebtedness (as defined by the agreements) and acquisitions and investments. At December 31, 1996, the Company was in compliance with the provisions of its debt agreements.

                          ITEQ, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

NOTE 6 -- LEASE COMMITMENTS

     The Company and its subsidiaries are obligated under various leases for office and manufacturing facilities and certain machinery, equipment and fixtures. Certain leases have renewal or escalation clauses or both. The following is a schedule of minimum rental commitments under all noncancellable leases, which expire at various dates:

YEAR ENDING DECEMBER 31,
------------------------
        1997..............................................................  $  924
        1998..............................................................     795
        1999..............................................................     667
        2000..............................................................     599
        2001..............................................................     571
        Thereafter........................................................   1,579
                                                                            ------
                                                                            $5,135
                                                                            ======

     The leases provide for payment of maintenance and other expenses by the Company. Rent expense was $1.1 million, $1.2 million, and $1.2 million for the years ended December 31, 1994, 1995 and 1996, respectively.

NOTE 7 -- INCOME TAXES

     Provision for income taxes consists of the following:

                                               YEAR ENDED DECEMBER 31,
                                          ---------------------------------
                                           1994         1995         1996
                                          -------      -------      -------
Current:
  Federal...............................  $   644      $ 1,069      $    --
  State.................................      105          201           --
  Foreign...............................       33          112          160
                                          -------      -------      -------
                                              782        1,382          160
                                          -------      -------      -------
Deferred:
  Federal...............................      119           99         (419)
  State.................................        6           19          (74)
  Foreign...............................     (569)          --          337
                                          -------      -------      -------
                                             (444)         118         (156)
                                          -------      -------      -------
Provision for income taxes..............  $   338      $ 1,500      $     4
                                          =======      =======      =======

     The earnings before taxes relating to foreign operations totaled approximately $0.1 million and $1.4 million for the years ended December 31, 1995 and 1996, respectively. The loss before taxes relating to foreign operations totaled approximately $1.3 million for the year ended December 31, 1994.

                          ITEQ, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

     The tax effects of the financial reporting and income tax reporting basis differences which give rise to the deferred income tax asset and liability are as follows:

                                              DECEMBER 31,
                                          --------------------
                                           1995         1996
                                          -------      -------
Net current deferred income tax assets:
  Compensation recognition..............  $    --      $   382
  Accruals and reserves.................      439        1,056
  Tax benefit carryforwards.............       --          825
  Contract accounting...................     (213)        (316)
  Other.................................       14           32
                                          -------      -------
                                          $   240      $ 1,979
                                          =======      =======
Net non-current deferred income tax
  liabilities:
  Tax benefit carryforwards.............  $   524      $   208
  Property and equipment................     (444)        (692)
  Intangible assets.....................     (197)        (313)
  Other.................................        6            2
  Valuation allowance...................     (146)        (146)
                                          -------      -------
                                          $  (257)     $  (941)
                                          =======      =======

     The valuation allowance relates to deferred tax assets established under SFAS No. 109 for losses incurred in foreign subsidiaries. These losses will be carried forward to future years for utilization and are not expected to expire.

     As of December 31, 1995 and 1996, the Company had regular U.S. and foreign net operating loss carryforwards for tax reporting purposes totaling approximately $1.3 million and $2.6 million, respectively. The majority of the foreign net operating loss carryforwards do not have an expiration date.

     Differences between the Company's effective income tax rate and the statutory federal income tax rate are as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                              1994      1995      1996
                                                              -----    -------    -----
Tax provision at the federal statutory income tax rate......   $277     $  768     $(28)
Differences in foreign versus U.S. tax rates................    (79)         7        9
State income taxes, net of federal benefit..................     46        178      (74)
Amortization of intangible assets...........................     70        104       84
Non-deductible acquisition costs............................     --        234       --
S Corporation income........................................     --       (202)      --
Conversion from S-Corporation...............................     --        491       --
Valuation allowance.........................................     --       (137)      --
Other.......................................................     24         57       13
                                                               ----     ------     ----
          Total Tax Provision...............................   $338     $1,500     $  4
                                                               ====     ======     ====

     During 1995, the valuation allowance was reduced by $137 in order to properly recognize the portion of the Company's deferred tax asset which was more likely than not to be realized.

                          ITEQ, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

NOTE 8 -- STOCK WARRANTS AND OPTIONS

STOCK WARRANTS

     Following is a summary of the warrants outstanding at December 31, 1996:

                                                              STOCK      EXERCISE
                                              OUTSTANDING    ISSUABLE     PRICE
                                     DATE         AND          UPON        PER       EXPIRATION
           DESCRIPTION              ISSUED    EXERCISABLE    EXERCISE     SHARE         DATE
           -----------              ------    -----------    --------    --------    ----------
Financial advisor:
  Warrants........................   6/92          100          140       $4.42         6/97
  Warrants........................   4/96           34           34       $4.72         4/98
Underwriter warrants..............  12/92           50           50       $4.80        12/97
Subordinated debt warrants........  11/96        1,760        1,760       $5.10        11/03
                                                 -----        -----
          Total...................               1,944        1,984
                                                 =====        =====

     No warrants have been exercised. The exercise price of the subordinated debt warrants and the financial advisor warrants issued in June of 1992 are subject to adjustment.

STOCK OPTIONS

     On October 1, 1990, the Company's Board of Directors approved an Employee Stock Option Plan (the "Plan") which was subsequently amended and which provides for the issuance of up to 10% of the Company's outstanding shares of Common Stock shares but initially not less than 1,250 shares of Common Stock (subject to anti-dilution provisions). Options granted expire in five to ten years, and the option price, which must be at least the fair market value of the Company's stock at the date of grant can be paid in cash or in shares of the Company's Common Stock. Options may not be transferred by the optionee other than by will or the laws of descent and distribution.

     The Company's Board of Directors approved the Directors' Stock Option Plan on May 19, 1993, which provides for the issuance of up to 200 shares of Common Stock (subject to anti-dilution provisions). The plan currently provides that each outside director will be granted an option to purchase 10 shares of Common Stock at the fair market value of the Common Stock at the date of grant at each time the director is elected, re-elected or appointed to the Board of Directors. Options granted under this plan expire after ten years, and the option price must be paid in cash. Options may not be transferred by the optionee other than by will or the laws of descent and distribution.

                          ITEQ, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

     The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with SFAS No. 123 "Accounting for Stock-Based Compensation", the Company's net earnings (loss) and net earnings (loss) per common share would have been reduced to the following pro forma amounts:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              -------------
                                                              1995     1996
                                                              -----    ----
Net earnings (loss):
  As reported...............................................  $ 760    $(86)
  Pro forma.................................................    730    (199)
Net earnings (loss) per common share:
  As reported...............................................    .07    (.01)
  Pro forma.................................................    .06    (.02)

     Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of the pro forma cost to be expected in future years. The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions:

                                                     1995 GRANTS         1996 GRANTS
                                                   ---------------    -----------------
Expected dividend yield..........................        0%                  0%
Expected stock price volatility..................  39.74% - 45.09%     42.88% - 44.85%
Risk free interest rate..........................   5.43% - 6.48%       5.38% - 6.93%
Expected life of options.........................   5 to 10 years      4.25 - 10 years

     A summary of the status of the Company's two stock option plans at December 31, 1995 and 1996 and changes during the years then ended is presented in the table below.

                                                       1995                   1996
                                                -------------------    -------------------
                                                           WTD AVG                WTD AVG
                                                SHARES    EX PRICE     SHARES    EX PRICE
                                                ------    ---------    ------    ---------
Outstanding at beginning of year..............    751      $ 4.00        953      $ 3.63
Granted.......................................    249        2.50        385        3.66
Exercised.....................................     --       (3.38)       (42)      (3.15)
Forfeited.....................................    (47)      (3.52)      (201)      (3.42)
Expired.......................................     --          --         --          --
                                                -----      ------      -----      ------
Outstanding at end of year....................    953      $ 3.63      1,095      $ 3.70
                                                =====      ======      =====      ======
Exercisable at end of year....................    474      $ 3.96        681      $ 3.88
                                                =====      ======      =====      ======
Weighted average fair value of options
  granted.....................................  $1.19                  $1.78
                                                =====                  =====

     The options outstanding at December 31, 1996 have exercise prices between $2.44 and $4.75 and a weighted average remaining contractual life of 4.44 years.

     The Company maintains an Employee Stock Purchase Plan whereby all employees are eligible for participation after ninety days of service. Under this plan, employees may purchase stock at 90% of the current market price of the stock. During the years ended December 31, 1995 and December 31, 1996, 15 and 15 shares, respectively, were issued under the plan.

                          ITEQ, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

NOTE 9 -- COMMITMENTS AND CONTINGENCIES

     The Company is party to certain legal proceedings which are considered by management to be customary and incidental to its business. In the opinion of management, after consulting with legal counsel, the ultimate disposition of these lawsuits will not have a material adverse effect on the Company's financial position or results of operations.

NOTE 10 -- MAJOR CUSTOMERS AND FOREIGN OPERATIONS

     Due to the nature of the Company's business, contracts are generally nonrecurring. For the year ended December 31, 1996, no single customer accounted for 10% of revenues. For the years ended December 31, 1994 and 1995, a single customer accounted for revenues of 11% and 10%, respectively.

     Financial data by geographical area is as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                     --------------------------------------
                                                         1994         1995
                                                          AS           AS
                                                       RESTATED     RESTATED
                                                       (NOTE 1)     (NOTE 1)       1996
                                                     ------------   --------    -----------
Revenue:
  North America....................................    $56,764      $101,546     $ 96,024
  Europe...........................................      1,913         6,974        8,866
  Asia.............................................      3,149         4,644        5,914
                                                       -------      --------     --------
          Total....................................    $61,826      $113,164     $110,804
                                                       =======      ========     ========
Operating profit (loss):
  North America....................................    $ 2,558      $  2,640        1,237
  Europe...........................................     (1,140)          404          620
  Asia.............................................        175           392          416
                                                       -------      --------     --------
          Total....................................    $ 1,593      $  3,436     $  2,273
                                                       =======      ========     ========
Identifiable assets:
  North America....................................    $47,916      $ 63,983     $128,915
  Europe...........................................      3,214         4,276        5,633
  Asia.............................................      1,670         2,585        1,840
                                                       -------      --------     --------
          Total....................................    $52,800      $ 70,844     $136,388
                                                       =======      ========     ========

     Including exports, international sales accounted for approximately 23% of total revenues in 1996.

NOTE 11 -- SUBSEQUENT EVENT (UNAUDITED)

     In May 1997, the Company sold approximately 5,058 shares of ITEQ common stock. The primary use of the offering proceeds of approximately $31,795 was to reduce debt incurred for the Company's acquisition program.

              ASTROTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET
                   AS OF SEPTEMBER 30, 1996 AND JUNE 30, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                                              SEPTEMBER 30,     JUNE 30,
                                                                  1996            1997
                                                              -------------    -----------
                                                                    *          (UNAUDITED)
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................     $   515        $    840
  Trade accounts receivable.................................      28,490          25,737
  Inventories (Note 2)......................................       4,622           7,056
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................       6,046           8,574
  Deferred income taxes.....................................       2,042           1,389
  Prepaid expenses and other current assets.................       1,283           1,238
                                                                 -------        --------
          TOTAL CURRENT ASSETS..............................      42,998          44,834
PROPERTY, PLANT AND EQUIPMENT
  Land......................................................       2,404           3,768
  Buildings.................................................       6,751           7,752
  Furniture and office equipment............................       2,801           3,443
  Machinery and equipment...................................      16,895          18,902
  Tanks and trucks held for lease...........................       7,336           7,855
                                                                 -------        --------
                                                                  36,187          41,720
  Less accumulated depreciation and amortization............      10,082          12,517
                                                                 -------        --------
                                                                  26,105          29,203
OTHER ASSETS
  Costs in excess of net assets acquired, net of accumulated amortization of $4,327 at September 30, 1996 and $4,814
     at June 30, 1997.......................................      17,690          27,614
  Other assets..............................................       1,571           2,237
                                                                 -------        --------
          TOTAL ASSETS......................................     $88,364        $103,888
                                                                 =======        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable..........................................     $ 7,621        $  5,939
  Note payable..............................................          70              --
  Accrued compensation and benefits.........................       3,996           3,628
  Accrued expenses and other current liabilities............       7,959           6,884
  Earn-Outs payable.........................................       1,670           2,000
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................       5,587           8,364
  Current portion of long-term debt.........................       3,373           3,887
                                                                 -------        --------
          TOTAL CURRENT LIABILITIES.........................      30,276          30,702
LONG-TERM DEBT..............................................      17,544          28,560
DEFERRED INCOME TAXES.......................................       3,491           3,954
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Common Stock, $.01 par value, authorized 20,000 shares;
     issued and outstanding 9,869 shares at September 30,
     1996 and 9,961 at June 30, 1997........................          99              99
  Additional capital........................................      59,734          59,996
  Retained earnings (deficit)...............................     (22,780)        (19,423)
                                                                 -------        --------
                                                                  37,053          40,672
                                                                 -------        --------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........     $88,364        $103,888
                                                                 =======        ========

---------------

* Summarized from audited balance sheet included in the Company's 1996 Annual Report on Form 10-K.

           See Notes to Condensed Consolidated Financial Statements.

              ASTROTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                    CONDENSED CONSOLIDATED INCOME STATEMENT
               FOR THE THREE MONTHS ENDED JUNE 30, 1996 AND 1997
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                                              THREE MONTHS    THREE MONTHS
                                                                 ENDED           ENDED
                                                                JUNE 30,        JUNE 30,
                                                                  1996            1997
                                                              ------------    ------------
                                                                      (UNAUDITED)
Revenues....................................................    $33,008         $39,472
Cost of revenues............................................     24,647          29,594
Depreciation and amortization expense.......................      1,024           1,200
Selling, general and administrative expenses................      5,332           5,891
                                                                -------         -------
          OPERATING PROFIT..................................      2,005           2,787
Interest and other income...................................        208             107
Interest expense............................................       (344)           (556)
                                                                -------         -------
          INCOME BEFORE INCOME TAXES........................      1,869           2,338
Income tax expense:
  Current...................................................       (211)           (460)
  Deferred..................................................       (576)           (435)
                                                                -------         -------
                                                                   (787)           (895)
                                                                -------         -------
          NET INCOME........................................    $ 1,082         $ 1,443
                                                                =======         =======
Earnings per common and dilutive common equivalent share
  (Note 3):
  Net income................................................      $0.11           $0.14
  Weighted average shares outstanding.......................     10,179          10,331

           See Notes to Condensed Consolidated Financial Statements.

              ASTROTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                    CONDENSED CONSOLIDATED INCOME STATEMENT
                FOR THE NINE MONTHS ENDED JUNE 30, 1996 AND 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                                              NINE MONTHS    NINE MONTHS
                                                                 ENDED          ENDED
                                                               JUNE 30,       JUNE 30,
                                                                 1996           1997
                                                              -----------    -----------
                                                                     (UNAUDITED)
Revenues....................................................    $82,937       $102,694
Cost of revenues............................................     61,093         76,336
Depreciation and amortization expense.......................      2,762          3,402
Selling, general and administrative expenses................     14,032         16,457
                                                                -------       --------
          OPERATING PROFIT..................................      5,050          6,499
Interest and other income...................................        269            253
Interest expense............................................       (882)        (1,191)
                                                                -------       --------
          INCOME BEFORE INCOME TAXES........................      4,437          5,561
Income tax expense:
  Current...................................................       (433)        (1,044)
  Deferred..................................................     (1,360)        (1,160)
                                                                -------       --------
                                                                 (1,793)        (2,204)
                                                                -------       --------
          NET INCOME........................................    $ 2,644       $  3,357
                                                                =======       ========
Earnings per common and dilutive common equivalent share
  (Note 3):
  Net income................................................      $0.26          $0.33
  Weighted average shares outstanding.......................     10,144         10,313

           See Notes to Condensed Consolidated Financial Statements.

              ASTROTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                FOR THE NINE MONTHS ENDED JUNE 30, 1996 AND 1997

                                 (IN THOUSANDS)
--------------------------------------------------------------------------------

                                                              NINE MONTHS    NINE MONTHS
                                                                 ENDED          ENDED
                                                               JUNE 30,       JUNE 30,
                                                                 1996           1997
                                                              -----------    -----------
                                                                     (UNAUDITED)
NET CASH PROVIDED BY OPERATING ACTIVITIES...................   $  3,504       $  9,068
                                                               --------       --------
Cash flows from investing activities:
  Capital expenditures......................................     (5,044)        (2,419)
  Contingent purchase consideration paid....................       (544)        (2,270)
  Cash paid for acquisition of subsidiary, net of cash
     acquired...............................................     (2,836)       (10,958)
  Proceeds from notes receivable from employee..............        613             --
  Cash received from sale of land, buildings and
     equipment..............................................        133             97
                                                               --------       --------
          NET CASH USED IN INVESTING ACTIVITIES.............     (7,678)       (15,550)
                                                               --------       --------
Cash flows from financing activities:
  Proceeds under revolving lines of credit and notes
     payable................................................     33,631         32,400
  Proceeds from long-term debt..............................      5,000          8,950
  Repayments under revolving lines of credit and notes
     payable................................................    (31,072)       (32,159)
  Repayments of long-term debt..............................     (3,416)        (2,596)
  Checks not yet presented for payment, net.................        329             --
  Cash paid for stock repurchase............................       (293)            --
  Other.....................................................         (5)           212
                                                               --------       --------
          NET CASH PROVIDED BY (USED IN) FINANCING
            ACTIVITIES......................................      4,174          6,807
                                                               --------       --------
Increase in cash and cash equivalents.......................   $     --       $    325
                                                               ========       ========
Supplemental cash flow disclosures of noncash investing and
  financing activities:
  Earn-Out payable in connection with the acquisition of BMT
     (Note 4)...............................................   $     --       $  2,000
  Long-term debt and notes payable refinanced...............         --         16,100
  Details of the Trusco Tank, Inc. acquisition follow:
     Fair value of assets acquired..........................         --         20,302
     Fair value of liabilities assumed......................         --          8,844
                                                               --------       --------
          Net assets acquired...............................         --         11,458
                                                               ========       ========
  Details of the Graver Tank & Mfg. Co., Inc. acquisition
     follow:
     Fair value of assets acquired..........................     12,964             --
     Fair value of liabilities assumed......................     10,064             --
                                                               --------       --------
          Net assets acquired...............................   $  2,900       $     --
                                                               ========       ========

           See Notes to Condensed Consolidated Financial Statements.

              ASTROTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                    FOR THE NINE MONTHS ENDED JUNE 30, 1997

                                 (IN THOUSANDS)

                                  (UNAUDITED)
--------------------------------------------------------------------------------

                                                                                      RETAINED
                                                              COMMON    ADDITIONAL    EARNINGS
                                                              STOCK      CAPITAL      (DEFICIT)
                                                              ------    ----------    ---------
BALANCE AT SEPTEMBER 30, 1996...............................   $99       $59,734      $(22,780)
  Net income................................................    --            --         3,357
  Exercise of stock options.................................    --           262            --
                                                               ---       -------      --------
BALANCE AT JUNE 30, 1997....................................   $99       $59,996      $(19,423)
                                                               ===       =======      ========

           See Notes to Condensed Consolidated Financial Statements.

              ASTROTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

1. BASIS OF PRESENTATION

     The accompanying condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information for commercial and industrial companies and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. Operating results for the three and nine-month periods ended June 30, 1997 are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended September 30, 1996.

     The condensed consolidated financial statements include the accounts of Astrotech International Corporation and its subsidiaries (the "Company"). Intercompany accounts and transactions have been eliminated in consolidation.

2. INVENTORIES

     Inventories are valued at the lower of cost or market using the first-in, first-out method and consisted of the following:

                                                        SEPTEMBER 30,    JUNE 30,
                                                            1996           1997
                                                        -------------    --------
Raw materials and components parts....................     $3,589         $5,553
Work in process.......................................        596            424
Finished goods........................................        437          1,079
                                                           ------         ------
                                                           $4,622         $7,056
                                                           ======         ======

3. EARNINGS PER COMMON SHARE

     Earnings per share are computed by dividing the respective income statement caption by the weighted average number of common and dilutive common equivalent shares outstanding during the period.

4. ACQUISITIONS

TRUSCO TANK, INC.

     On May 1, 1997, the Company acquired all of the issued and outstanding shares of capital stock of Trusco Tank, Inc. ("Trusco") and two parcels of real property used in Trusco's business and owned by two of its shareholders. Trusco is a full-range designer, fabricator and field erector of steel structures, including storage tanks, pressure vessels and shop-built tanks (both aboveground and underground). Trusco's customers include municipal water districts, wastewater treatment facilities, oil companies, industrial facilities, wineries, and various process industries.

     The base purchase price recorded by the Company of $11,458 consisted of $10,958 in cash and $500 of acquisition-related expenses. The purchase price was paid in cash using proceeds from the amended credit facility discussed below. In addition, the Company repaid Trusco's existing bank obligations totaling $4,500. The acquisition has been accounted for using the purchase method of accounting. The results of operations of Trusco commencing May 2, 1997 are included in the condensed consolidated financial statements.

              ASTROTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONDENSED CONSOLIDATED FINANCIAL
                     STATEMENTS (UNAUDITED) -- (CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

     The following unaudited pro forma information shows the results of operations of the Company and Trusco for the nine months ended June 30, 1996 and 1997, assuming the companies had combined as of October 1, 1995.

                                                          1996        1997
                                                          ----        ----
Revenues..............................................  $101,478    $115,633
Net income............................................  $  2,882    $  3,663
Net income per share..................................  $    .28    $    .36

     This pro forma information does not purport to be indicative of the results that actually would have been obtained if the companies had been combined during the periods presented and is not intended to be a projection of future results.

GRAVER TANK & MFG. CO., INC.

     On March 28, 1996, the Company acquired Graver Holding Company and its wholly-owned subsidiary, Graver Tank & Mfg. Co., Inc. (collectively "Graver"). Graver designs, manufactures and erects storage tanks and pressure vessels for the petroleum and process industries. Graver also provides nickel-clad installations for the power generation and air pollution industries, providing fabrication and erection of scrubbers, chimneys, and stack liners.

     The base purchase price recorded by the Company of $2,900 consisted of $2,750 in cash and $150 of acquisition-related expenses. In addition, the Company repaid Graver's existing bank obligations totaling $2,420. The seller is entitled to receive additional cash proceeds of up to $1,250 pursuant to the terms of an earn-out arrangement based on future profits (as defined) of Graver during each of the three fiscal years ending September 30, 1998. For the fiscal year ended September 30, 1996, the amount earned was $236 which was paid during the second quarter of fiscal 1997.

     The acquisition has been accounted for using the purchase method of accounting. The results of operations of Graver commencing March 29, 1996 are included in the consolidated financial statements. Costs of the acquisition in excess of net assets of the business acquired were approximately $1,154.

BROWN-MINNEAPOLIS TANK & FABRICATING CO. ("BMT")

     On March 1, 1994, the Company acquired all of the capital stock of BMT. The consideration paid by the Company to Mr. Jacobs was comprised of the following:
(i) $11,515 in cash; (ii) 1,600 shares of Common Stock; (iii) a $500 unsecured subordinated promissory note; and (iv) contingent annual cash payments for a period of five years beginning as of October 1, 1993, in an amount equal to 50% of the BMT Calculated Profit Amount (as defined in the Stock Purchase Agreement) ("Earn-Out") for each of the fiscal years ended September 30, 1994 through 1998, inclusive; provided, however that in no event shall the aggregate contingent payments exceed $9,000. For fiscal year 1995 and 1996, this contingent purchase consideration amounted to $424 and $1,355, respectively. On February 28, 1997 the parties amended the Stock Purchase Agreement to provide for a complete settlement of all remaining contingent purchase consideration for a cash payment of $2,600. The Company paid $600 upon signing the amendment and recorded an additional $2,000 of Earn-Out payable which is due and payable by September 30, 1997. All contingent purchase consideration increases costs in excess of net assets acquired at the time it is earned and is amortized over the remaining amortization period of such intangible asset. The Company recorded the entire settlement amount of the BMT Earn-Out on February 28, 1997 accordingly.

              ASTROTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONDENSED CONSOLIDATED FINANCIAL
                     STATEMENTS (UNAUDITED) -- (CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

5. CHANGES IN ACCOUNTING AND NEW ACCOUNTING STANDARDS

     Effective October 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed Of." The adoption of SFAS No. 121 did not have a material effect on the Company's financial position or results of operations.

     Effective October 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." This new standard defines a fair value based method of accounting for an employee stock option or similar equity instrument. This statement gives entities a choice of recognizing related compensation expense by adopting the new fair value method or to continue to measure compensation using the intrinsic value approach under Accounting Principles Board (APB) Opinion No. 25, the former standard. The Company has elected to continue using the measurement prescribed by APB Opinion No. 25, and accordingly, the adoption of this pronouncement did not affect the Company's financial position or results of operations. Management plans to include the required disclosures under SFAS No. 123 in the notes to its fiscal year 1997 consolidated financial statements.

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share" which is effective for financial statements issued for periods ending after December 15, 1997. At that time, the Company will be required to change the methods currently used to compute earnings per share
(EPS) and to restate all prior periods. SFAS No. 128 replaces the current presentation of "primary" EPS with "basic" EPS, with the principle difference being that common stock equivalents are not considered in computing "basic" EPS. The statement also requires the replacement of current "fully diluted" EPS with "diluted" EPS. "Diluted" EPS will be computed similarly to "fully diluted" EPS. The adoption of this statement will not have a material impact on the Company's EPS computation.

     In June 1997 the FASB issued SFAS No. 130, "Reporting Comprehensive Income", which is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Company is currently assessing the impact that adoption of this statement will have on its financial position and results of operations.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which is effective for financial statements for periods beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 also requires that a public business enterprise report descriptive information about the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the enterprises general-purpose financial statements, and changes in the measurement of segment amounts from period to period. The Company is currently assessing the impact that adoption of this statement will have on its financial position and results of operations.

              ASTROTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONDENSED CONSOLIDATED FINANCIAL
                     STATEMENTS (UNAUDITED) -- (CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

6. CONTINGENCIES

     On March 19, 1996, the Company's HMT Inc. subsidiary ("HMT") was served with a complaint filed in Superior Court of California, County of Contra Costa. This matter arises out of a tank fire which occurred in June of 1995, at a refinery in northern California, where Company employees were replacing seals on an aboveground storage tank. This complaint, filed by Valerie Vega-Wright, seeks to certify a class of persons affected by the fire under theories of negligence, nuisance, battery, trespass and strict liability. The complaint seeks damages for, among other things, personal injuries and loss of property value, and is requesting unspecified compensatory and punitive damages. The Company has removed this litigation to the U.S. District Court for the Northern District of California. On October 22, 1996, HMT was served with a complaint in Allison v. Unocal et al, which was simultaneously filed in the Contra Costa Superior Court. The complaint seeks damages for alleged personal injuries, property damage and punitive damages. Two hundred sixteen plaintiffs contend that they were injured as a result of the tank fire and seek damages against HMT as well as the owner of the refinery. The Company is currently attempting to request that the federal court remand all actions back to the state court based on this second complaint. The Company's insurance carriers (both primary and excess) have been notified and both the Company and its insurance carriers are assessing the claims and related policy coverages. This matter is in its initial stages and investigative activities are continuing. While the ultimate outcome cannot now be determined because of the uncertainties that exist, the Company believes that its insurance coverages are adequate to address its potential liability, if any. Any unfavorable result not covered by insurance could result in a material charge which has not been reflected in the accompanying financial statements. The Company intends to defend vigorously this action.

     The Company is a party to certain other legal proceedings occurring in the ordinary course of business. Based upon information presently available to it, the Company does not believe that the final outcome of any of these other matters will have a materially adverse effect on the consolidated financial position, results of operations or liquidity of the Company.

7. LONG-TERM DEBT

     On April 30, 1997, the Company executed an Amended and Restated Revolving Credit and Term Loan Agreement (the "Credit Facility") with Bank One, which consolidated then existing term indebtedness and provided financing to be used for the acquisition of Trusco, working capital support, capital expenditures, and other general corporate purposes.

     The Credit Facility, as restated and amended, consists of the following:

(i) A term loan in the original amount of $25,000, bearing interest at the Company's option at either a spread ranging from the bank's base rate minus 1/2 percent to the bank's base rate plus 1/4 percent or at various LIBOR rates plus spreads ranging from 1 1/4 percent to 2 3/4 percent. The applicable spread is based upon the ratio of the Company's total funded debt to earnings before interest, taxes, depreciation and amortization, as defined. Interest is payable either quarterly or at certain LIBOR contract termination dates. The term loan is payable in equal quarterly installments of $893 until February 28, 2004.

(ii) A revolving line of credit of up to $20,000, bearing interest at options equal to those available under the term loan. In addition, the Company pays a quarterly commitment fee of 1/4 percent per annum on the average daily unused amount. The borrowing amount is based on the Company's eligible accounts receivable and inventory, as defined. The principal amount outstanding plus all accrued and unpaid interest is due on February 28, 2000.

              ASTROTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONDENSED CONSOLIDATED FINANCIAL
                     STATEMENTS (UNAUDITED) -- (CONTINUED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

7. LONG-TERM DEBT, CONTINUED
(iii) A $5,000 advancing term loan available until February 28, 1998 for capital expenditures bearing interest at the same options as the term loan. Beginning on May 28, 1998, any principal amount then outstanding will be payable in equal quarterly installments until February 28, 2004.

     All obligations of the Company under the Credit Facility are collateralized by substantially all of the assets of the Company and the pledge by the Company of the Common Stock of each of its direct subsidiaries. The obligations of the Company are guaranteed by each direct and indirect subsidiary. The Credit Facility contains certain covenants which provide for, among other things, maintenance of various financial ratios.

     Long-term debt at September 30, 1996 and June 30, 1997 consisted of the following:

                                                     SEPTEMBER 30,     JUNE 30,
                                                          1996           1997
                                                          ----           ----
Term Loan..........................................     $ 8,700        $24,107
Revolving line of credit...........................       7,452          7,813
1995 Advancing term loan...........................       1,750             --
Acquisition loan...................................       2,750             --
Other..............................................         265            527
                                                        -------        -------
                                                         20,917         32,447
Less current portion...............................       3,373          3,887
                                                        -------        -------
                                                        $17,544        $28,560
                                                        =======        =======

     Required principal payments on long-term debt to related parties and long-term debt outstanding at June 30, 1997 for the remainder of fiscal 1997 and the next five fiscal years are as follows:

1997.........................................  $   995
1998.........................................  $ 3,751
1999.........................................  $ 3,667
2000.........................................  $11,483
2001.........................................  $ 3,571
Thereafter...................................  $ 8,980

8. SUBSEQUENT EVENTS

     On July 23, 1997, the Board of Directors approved and the Company executed a Plan and Agreement of Merger ("Merger Agreement") with ITEQ, Inc. ("ITEQ"). Pursuant to the Merger Agreement, the Company will be merged into ITEQ, with ITEQ being the surviving corporation. The terms of the proposed transaction call for the Company's shareholders to receive 0.93 shares of ITEQ common stock for each share of the Company's Common Stock. The Merger Agreement is subject to shareholder and regulatory approval. The transaction will be accounted for as a pooling-of-interests and is expected to close in late September or early October 1997.

                       REPORT OF INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------

To the Board of Directors and Stockholders
Astrotech International Corporation:

     We have audited the consolidated balance sheet of Astrotech International Corporation and subsidiaries as of September 30, 1995 and 1996 and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Astrotech International Corporation and subsidiaries as of September 30, 1995 and 1996 and the consolidated results of their operations and cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles. In addition, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly the information required to be included therein.

     As discussed in Note 1, the Company changed its method of accounting for income taxes in fiscal 1994.

                                        COOPERS & LYBRAND L.L.P.

600 Grant Street
Pittsburgh, Pennsylvania
December 6, 1996

              ASTROTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                          SEPTEMBER 30, 1995 AND 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                                               1995            1996
                                                               ----            ----
ASSETS
CURRENT ASSETS
  Cash......................................................  $    --         $   515
  Trade accounts receivable, net of allowance of $170 in
    1995 and $176 in 1996 (Note 3)..........................   19,821          28,490
  Inventories (Note 4)......................................    4,225           4,622
  Costs and estimated earnings in excess of billings on
    uncompleted contracts (Note 5)..........................    4,348           6,046
  Deferred income taxes (Notes 1 and 10)....................    2,143           2,042
  Prepaid expenses and other current assets.................      887           1,283
                                                              -------         -------
         TOTAL CURRENT ASSETS...............................   31,424          42,998
PROPERTY, PLANT AND EQUIPMENT
  Land......................................................    2,134           2,404
  Buildings.................................................    4,066           6,751
  Furniture and office equipment............................    1,546           2,801
  Machinery and equipment...................................   13,034          16,895
  Tanks and trucks held for lease...........................    4,980           7,336
                                                              -------         -------
                                                               25,760          36,187
  Less accumulated depreciation and amortization............    7,658          10,082
                                                              -------         -------
                                                               18,102          26,105
OTHER ASSETS
  Costs in excess of net assets acquired, net of accumulated amortization of $3,740 in 1995 and $4,327 in 1996 (Note
    2)......................................................   15,689          17,690
  Other assets..............................................    1,336           1,571
                                                              -------         -------
         TOTAL ASSETS.......................................  $66,551         $88,364
                                                              =======         =======
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Checks not yet presented for payment, net.................  $   443         $    --
  Accounts payable..........................................    6,630           7,621
  Notes payable.............................................       19              70
  Accrued compensation and benefits.........................    2,811           3,996
  Accrued expenses and other current liabilities............    5,555           7,959
  Earn-Outs payable.........................................      544           1,670
  Billings in excess of costs and estimated earnings on
    uncompleted contracts (Note 5)..........................    2,743           5,587
  Current portion of long-term debt (Note 6)................    2,396           3,373
                                                              -------         -------
         TOTAL CURRENT LIABILITIES..........................   21,141          30,276
LONG-TERM DEBT (Note 6).....................................   10,086          17,544
DEFERRED INCOME TAXES (Notes 1 and 10)......................    2,006           3,491
COMMITMENTS AND CONTINGENCIES (Note 12)
STOCKHOLDERS' EQUITY
  Common Stock, $.01 par value, authorized 20,000 shares;
    issued and outstanding
    9,929 shares in 1995 and 9,869 shares in 1996 (Notes 7
    and 8)..................................................       99              99
  Additional capital........................................   60,009          59,734
  Retained earnings (deficit)...............................  (26,790)        (22,780)
                                                              -------         -------
                                                               33,318          37,053
                                                              -------         -------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.........  $66,551         $88,364
                                                              =======         =======

                See Notes to Consolidated Financial Statements.

              ASTROTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                         CONSOLIDATED INCOME STATEMENTS

             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                                            1994         1995          1996
                                                            ----         ----          ----
Continuing operations:
  Revenues..............................................  $  68,726    $ 100,203    $  122,190
  Cost of revenues......................................     49,195       73,651        91,102
  Depreciation and amortization expense.................      2,769        3,204         3,852
  Selling, general and administrative expenses..........     13,964       17,995        19,704
                                                          ---------    ---------    ----------
          OPERATING PROFIT..............................      2,798        5,353         7,532
  Interest and other income.............................         94          481           329
  Interest expense......................................     (1,233)      (1,333)       (1,331)
                                                          ---------    ---------    ----------
          INCOME FROM CONTINUING OPERATIONS BEFORE
            INCOME TAXES................................      1,659        4,501         6,530
  Income tax expense....................................       (863)      (1,770)       (2,520)
                                                          ---------    ---------    ----------
          INCOME FROM CONTINUING OPERATIONS.............        796        2,731         4,010
                                                          ---------    ---------    ----------
Discontinued operations (Note 9):
  Gain on sale of assets of ASO, net of income tax
     expense of $80.....................................        154           --            --
                                                          ---------    ---------    ----------
          INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN
            ACCOUNTING PRINCIPLE........................        950        2,731         4,010
Cumulative effect of change in accounting principle for
  income taxes (Note 1).................................      2,931           --            --
                                                          ---------    ---------    ----------
          NET INCOME....................................  $   3,881    $   2,731    $    4,010
                                                          =========    =========    ==========
Earnings per common and dilutive common equivalent share
  (Note 1):
  Income from continuing operations.....................  $    0.09    $    0.28    $     0.40
  Income before cumulative effect of change in
     accounting principle...............................  $    0.10    $    0.28    $     0.40
  Cumulative effect of change in accounting principle...  $    0.32           --            --
  Net income............................................  $    0.42    $    0.28    $     0.40
  Weighted average shares outstanding...................      9,157        9,886        10,108

                See Notes to Consolidated Financial Statements.

              ASTROTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996

                                 (IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                                       RETAINED
                                                               COMMON    ADDITIONAL    EARNINGS
                                                               STOCK      CAPITAL      (DEFICIT)
                                                               -----      -------      ---------
BALANCE AT SEPTEMBER 30, 1993..............................     $81       $54,454       $(33,402)
  Net income...............................................                                3,881
  Issuance of Common Stock issued in connection with the
     acquisition of BMT (Note 2)...........................      16         4,984
  Costs of extending the Warrants, net of Warrants
     exercised.............................................                    (9)
                                                                ---       -------       --------
BALANCE AT SEPTEMBER 30, 1994..............................      97        59,429        (29,521)
  Net income...............................................                                2,731
  Issuance of 183 shares of Common Stock, net of costs of
     issuance (Note 6).....................................       2           575
  Stock options and Warrants exercised.....................                     5
                                                                ---       -------       --------
BALANCE AT SEPTEMBER 30, 1995..............................      99        60,009        (26,790)
  Net income...............................................                                4,010
  Repurchase of 90 shares (Note 7).........................      (1)         (292)
  Exercise of stock options, net of costs of issuance......       1            17
                                                                ---       -------       --------
BALANCE AT SEPTEMBER 30, 1996..............................     $99       $59,734       $(22,780)
                                                                ===       =======       ========

                See Notes to Consolidated Financial Statements.

              ASTROTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

             FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996

                                 (IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                1994        1995        1996
                                                                ----        ----        ----
Cash flows from operating activities:
  Net income................................................  $  3,881    $  2,731    $  4,010
    Adjustments to reconcile net income to net cash provided
       by operating activities of continuing operations:
         Depreciation.......................................     2,258       2,629       3,227
         Amortization.......................................       511         575         625
         Deferred income taxes..............................       595       1,280       1,790
         Net gain on sale of land, buildings, and
           equipment........................................        (9)       (347)        (48)
         Income from discontinued operations................      (234)         --          --
         Cumulative effect of change in accounting
           principle........................................    (2,931)         --          --
         Cash provided (used) by assets and liabilities:
           Trade accounts receivable........................    (3,283)       (936)     (3,246)
           Inventories......................................      (717)       (743)       (250)
           Costs and estimated earnings in excess of
              billings on uncompleted contracts.............        (7)        268        (730)
           Prepaid expenses and other assets................       163        (536)       (128)
           Accounts payable.................................     2,311        (590)        232
           Accrued compensation and benefits................       184         992         576
           Accrued expenses.................................      (743)        804         352
           Billings in excess of costs and estimated
              earnings on uncompleted contracts.............       (28)        536      (1,381)
           Other liabilities................................       186          --          --
                                                              --------    --------    --------
           NET CASH PROVIDED BY OPERATING ACTIVITIES........     2,137       6,663       5,029
                                                              --------    --------    --------
Cash flows from investing activities:
  Capital expenditures......................................    (2,083)     (3,993)     (7,300)
  Contingent purchase consideration paid....................        --          --        (544)
  Cash paid for license agreement...........................        --        (265)         --
  Net cash paid for acquisition of subsidiaries
    and related expenses, net of cash acquired..............   (11,104)         --      (2,836)
  Proceeds from notes receivable from employee..............        --          --         613
  Cash received from sale of subsidiary.....................       234          --          --
  Cash received from sale of land, buildings and
    equipment...............................................       175         294         215
                                                              --------    --------    --------
           NET CASH USED IN INVESTING ACTIVITIES............   (12,778)     (3,964)     (9,852)
                                                              --------    --------    --------
Cash flows from financing activities:
              Proceeds under revolving lines of credit and
                notes payable...............................    28,515      22,080      47,081
  Proceeds from long-term debt..............................    10,061         400       5,000
  Repayments under revolving lines of credit and notes
    payable.................................................   (26,309)    (23,780)    (41,626)
  Repayments of long-term debt to related parties...........      (417)       (968)       (160)
  Repayments of other long-term debt........................    (1,862)     (2,193)     (4,239)
  Checks not yet presented for payment, net.................        --         443        (443)
  Cash paid for stock repurchase............................        --          --        (293)
  Other.....................................................        (9)         (5)         18
                                                              --------    --------    --------
           NET CASH PROVIDED BY (USED IN) FINANCING
              ACTIVITIES....................................     9,979      (4,023)      5,338
                                                              --------    --------    --------
Increase (decrease) in cash.................................  $   (662)   $ (1,324)   $    515
                                                              ========    ========    ========

                See Notes to Consolidated Financial Statements.

              ASTROTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     The Company provides engineering, design, fabrication, maintenance services and construction of steel structures for a variety of industries, including refining, petrochemical, water storage, pulp and paper, mining, alcohol, agriculture, wastewater treatment, power generation and process systems. The Company's broad range of products include large aboveground storage tanks (and related parts and constituent products), pressure vessels, bins, silos, stacks and liners, scrubbers and shop built tanks (both underground and aboveground). The Company also provides non-destructive testing and inspection services for large aboveground storage tanks, pressure vessels and piping and also offers mobile storage tank leasing services.

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Astrotech International Corporation and its subsidiaries (the "Company"). Intercompany accounts and transactions have been eliminated in consolidation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ACQUISITIONS

     Acquisitions have been accounted for using the purchase method of accounting. The results of operations for the periods since the respective dates of acquisition are included in the consolidated financial statements. Costs in excess of net assets acquired are amortized on the straight-line method principally over forty years. Any contingent purchase consideration accrued or paid increases costs in excess of net assets acquired and is amortized over the remaining amortization period of such intangible asset. The Company reviews, on a quarterly basis, the individual components of the balances of all of its long term assets in relation to the operating performance and future undiscounted cash flows of the underlying businesses. Adjustments are made if the sum of expected future net cash flows is less than book value by comparing the projected future discounted cash flows to the book value.

NEW ACCOUNTING PRONOUNCEMENTS

     Effective October 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The adoption of SFAS No. 121 will not have a material effect on the Company's financial position or results of operations.

     Effective October 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." This new standard defines a fair value based method of accounting for an employee stock option or similar equity instrument. This statement gives entities a choice of recognizing related compensation expense by adopting the new fair value method or to continue to measure compensation using the intrinsic value approach under Accounting Principles Board (APB) Opinion No. 25, the former standard. If the former standard for measurement is elected, SFAS No. 123 requires supplemental disclosure to show the effects of using the new measurement criteria. The Company intends to continue using the measurement prescribed by

              ASTROTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

APB Opinion No. 25, and accordingly, this pronouncement will not affect the Company's financial position or results of operations.

PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment are stated at cost. Expenditures for additions and improvements are capitalized, while those for maintenance and repairs are expensed as incurred. The cost and accumulated depreciation or amortization of assets sold or retired are removed from the respective accounts and any gain or loss is reflected in results of operations. Provisions for depreciation are computed for financial reporting purposes using the straight-line method based on estimated useful lives. Depreciation for tax reporting purposes is computed principally on accelerated methods. Total accumulated depreciation on tanks and trucks held for lease at September 30, 1995 and 1996 was $904 and $1,374, respectively.

OTHER ASSETS

     Included in other assets are patents and license agreements which are recorded at cost and are being amortized on the straight-line method based on their respective estimated useful lives ranging up to 17 years.

REVENUE RECOGNITION

     Revenues primarily arise from contracts and are recognized on the percentage-of-completion method. Revenues are measured by the percentage of costs incurred to date to total costs estimated for some contracts and the percentage of direct labor dollars earned for other contracts. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. It is reasonably possible that future operating results may be affected if actual contract costs incurred differ from total contract costs currently estimated by management.

     The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed and costs incurred. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized. Generally, contracts are progress billed as work progresses.

OPERATING CYCLE

     In accordance with industry practice, the Company classifies as current assets amounts relating to long-term construction contracts which may have terms extending beyond one year but are expected to be realized during the normal operating cycle of the Company. The liabilities in the accompanying balance sheets which have been classified as current liabilities are those expected to be satisfied by the use of assets classified as current assets.

RESEARCH AND DEVELOPMENT

     Expenditures for research and development activities are expensed as incurred. For the years ended September 30, 1994, 1995 and 1996, research and development expenses were $334, $439, and $381, respectively.

INCOME TAXES

     The Company computes income taxes under the liability method. Under this method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities, as measured by the enacted tax rates which will be in effect when these differences reverse, and based on the

              ASTROTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

expected utilization of net operating loss and tax credit carryforwards. Deferred tax expense or benefit is the result of changes in such basis differences, enacted rates and expected utilization of carryforwards.

     As a result of the adoption of SFAS No. 109 in fiscal 1994, the Company recorded a gain from cumulative effect of change in accounting principle of $2,931. The gain arose principally from the tax effect of anticipated use of net operating loss carryforwards existing at October 1, 1993. As of September 30, 1996, the Company has used all of its previously available net operating loss carryforwards.

EARNINGS PER COMMON SHARE

     Earnings per common and dilutive common equivalent share are computed by dividing income from continuing operations, income before cumulative effect of change in accounting principle and net income, respectively, by the weighted average number of shares and dilutive common equivalent shares of common stock outstanding during the year. Outstanding Warrants were anti-dilutive and certain outstanding stock options have a dilutive effect in the three years presented.

FOREIGN CURRENCY TRANSLATION

     The functional currencies for the Company's foreign operations are the applicable local currencies. The translation of the applicable foreign currencies into U.S. dollars for balance sheet accounts is performed using rates of exchange in effect at the balance sheet date. Income statements are translated at average exchange rates during the period. For the years ended September 30, 1994, 1995 and 1996, such translation adjustments were not significant.

CONCENTRATION OF CREDIT RISK

     The Company grants credit to customers involved primarily in the petroleum and petrochemical industries. The Company performs ongoing credit evaluations of its customers to minimize its credit risk.

RECLASSIFICATIONS

     Certain amounts in the 1994 and 1995 financial statements have been reclassified to conform to the current year presentation.

2. ACQUISITIONS

A. GRAVER TANK & MFG. CO., INC.

     On March 28, 1996, the Company acquired Graver Holding Company and its wholly-owned subsidiary, Graver Tank & Mfg. Co., Inc. (collectively "Graver"). Graver designs, manufactures and erects storage tanks and pressure vessels for the petroleum and process industries. Graver also provides nickel-clad installations for the power generation and air pollution industries, providing fabrication and erection of scrubbers, chimneys, and stack liners.

     The base purchase price recorded by the Company of $2,900 consisted of $2,750 in cash and $150 of acquisition-related expenses. The seller is entitled to receive additional cash proceeds of up to $1,250 pursuant to the terms of an earn-out arrangement based on future profits (as defined) of Graver during each of the three fiscal years ending September 30, 1998. For fiscal year 1996, this contingent purchase consideration amounted to $236. In addition, the Company repaid Graver's existing bank obligations totaling $2,420. A portion of the cash consideration paid for Graver was provided through a credit facility with Bank One, Texas, N.A. See Note 6.

              ASTROTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

     The acquisition has been accounted for using the purchase method of accounting. The results of operations of Graver commencing March 29, 1996 are included in the consolidated financial statements. Costs of the acquisition in excess of net assets of the business acquired were approximately $1,154.

     The following unaudited pro forma information shows the results of operations of the Company and Graver for the fiscal years ended September 30, 1995 and 1996, assuming the companies had combined as of October 1, 1994:

                                                          1995        1996
                                                          ----        ----
Revenues..............................................  $130,329    $132,579
Net income............................................  $    959    $  3,344
Net income per common share...........................  $    .10    $    .33

     This pro forma information does not purport to be indicative of the results that actually would have been obtained if the companies had been combined during the periods presented and is not intended to be a projection of future results.

B. BROWN-MINNEAPOLIS TANK & FABRICATING CO. ("BMT")

     On March 1, 1994, the Company acquired BMT, a designer, fabricator and field erector of steel structures including storage tanks, bins, stacks, vessels and shop-built tanks (both underground and aboveground). The base purchase price recorded by the Company of $17,040 consisted of $11,540 in cash, a $500 subordinated promissory note, and 1,600 shares of Astrotech common stock with an aggregate assigned value of $5,000 based on the market price of the stock on March 1, 1994. The remaining balance of $425 on the subordinated promissory note is included in long-term debt. The seller of BMT is also entitled to contingent purchase consideration of up to $9,000 in cash based upon future gross profits (as defined) of BMT during the five-year period ending September 30, 1998. For fiscal 1994, no such consideration was earned and for fiscal years 1995 and 1996, this contingent purchase consideration amounted to $424 and $1,355, respectively. This contingent purchase consideration increases the costs in excess of net assets acquired at the time it is earned and is amortized over the remaining amortization period of such intangible asset.

     The results of operations of BMT commencing March 1, 1994 are included in the consolidated financial statements. Costs of the acquisition in excess of net assets of the business acquired were approximately $5,425.

C. HMT RUBBAGLAS LIMITED

     On November 19, 1993, the Company acquired all the capital stock of HMT Rubbaglas Limited, a privately-held British company headquartered in London, England. HMT Rubbaglas designs, manufactures and installs equipment for the aboveground storage tank industry. HMT Rubbaglas has a manufacturing facility in London, England and a sales network and distribution system throughout the United Kingdom, Continental Europe, Africa and the Middle East. The purchase price paid by the Company for all of the outstanding stock of HMT Rubbaglas was $2,250. In addition, the Company will be obligated to pay a contingent purchase consideration in the form of an Earn-Out of up to L850 pounds sterling based upon future operating profits of Rubbaglas during each of the five years ending September 30, 1998. No such consideration was earned for fiscal years 1994, 1995 or 1996. Costs of the acquisition in excess of the net assets acquired were approximately $1,500.

              ASTROTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

     The following unaudited pro forma information shows the results of operations of the Company, BMT, and HMT Rubbaglas for the fiscal year ended September 30, 1994, assuming the companies had combined as of October 1, 1993:

                                                                 1994
                                                                 ----
Revenues....................................................    $83,663
Income from continuing operations...........................    $   321
Income from continuing operations per common share..........    $   .03
Net income..................................................    $ 3,406
Net income per common share.................................    $   .35

     This pro forma information does not purport to be indicative of the results that actually would have been obtained if the companies had been combined during the periods presented and is not intended to be a projection of future results.

3. TRADE ACCOUNTS RECEIVABLE

     Trade accounts receivable at September 30, 1995 and 1996 arose from the following:

                                                           1995       1996
                                                           ----       ----
Completed contracts and product sales...................  $ 7,282    $10,626
Uncompleted contracts...................................    9,868     14,779
Retainage...............................................    2,671      3,085
                                                          -------    -------
                                                          $19,821    $28,490
                                                          =======    =======

4. INVENTORIES

     Inventories are valued at the lower of cost or market using the first-in, first-out method. At September 30, 1995 and 1996, inventories consisted of the following:

                                                             1995      1996
                                                             ----      ----
Raw materials and component parts.........................  $3,283    $3,589
Work in process...........................................     306       596
Finished goods............................................     636       437
                                                            ------    ------
                                                            $4,225    $4,622
                                                            ======    ======

5. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

     Costs and estimated earnings on uncompleted contracts at September 30, 1995 and 1996 consisted of the following:

                                                          1995        1996
                                                          ----        ----
Costs incurred on uncompleted contracts...............  $ 51,364    $ 95,609
Estimated earnings....................................    10,026      15,150
                                                        --------    --------
                                                          61,390     110,759
Less billings to date.................................    59,785     110,300
                                                        --------    --------
                                                        $  1,605    $    459
                                                        ========    ========

              ASTROTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

     Included in the accompanying consolidated balance sheet under the following captions:

                                                             1995      1996
                                                             ----      ----
Costs and estimated earnings in excess of billings on
  uncompleted contracts...................................  $4,348    $6,046
Billings in excess of costs and estimated earnings on
  uncompleted contracts...................................   2,743     5,587
                                                            ------    ------
                                                            $1,605    $  459
                                                            ======    ======

6. LONG-TERM DEBT

     On February 28, 1995, the Company executed a Revolving Credit and Term Loan Agreement (the "Credit Facility") with Bank One, which consolidated then existing term indebtedness previously incurred at the subsidiary levels and provided financing to be used for working capital support, capital expenditures, possible acquisitions and other general corporate purposes. During fiscal 1996, the Company executed two amendments to the Credit Facility providing for, among other things, financing for the acquisition of Graver and an increase in permitted capital expenditures in fiscal year 1996.

     The Credit Facility, as amended, consists of the following:

      (i) A term loan in the original amount of $12,000 which consolidated all of the term bank borrowings previously existing at the Company's subsidiary level, bearing interest at the Company's option at either the bank's base rate plus a spread ranging from 1/4 percent to 1/2 percent or at various LIBOR rates plus spreads ranging from 1 3/4 percent to 2 3/4 percent. The applicable spread is based upon the ratio of the Company's total liabilities to tangible net worth, as defined. Interest is payable either quarterly or at certain LIBOR contract termination dates. At September 30, 1996, the interest rate was 7.2%. The term loan is payable in equal quarterly installments of $550 until February 28, 2000, when the remaining outstanding balance will be due.

      (ii) A revolving line of credit of up to $14,000 bearing interest at options 1/4 percent below the same options available under the term loan. In addition, the Company pays a quarterly commitment fee of 1/4 percent per annum on the average daily unused amount. The borrowing amount is based on the Company's eligible accounts receivable and inventory, as defined. At September 30, 1996, the weighted average interest rate was 7.1%. The principal amount outstanding plus all accrued and unpaid interest is due on February 28, 1998. Outstanding letters of credit, which totaled $2,854 at September 30, 1996, reduce the amount available for borrowing. On September 30, 1996, $3,694 was available for borrowing.

     (iii) An advancing term loan which was available until February 28, 1996 for capital expenditures bearing interest at the same options as the term loan. During fiscal 1996, the Company borrowed $2,000 under this loan which is payable in equal quarterly installments of $125 until February 28, 2000. At September 30, 1996, the interest rate was 7.2%.

      (iv) A $3,000 acquisition loan used to purchase Graver. This loan bears interest at the same options as the term loan and is payable in equal quarterly installments of $125 until February 28, 2000 when the remaining outstanding balance will be due. At September 30, 1996, the interest rate was 7.2%.

      (v) A $2,000 advancing term loan available until February 28, 1997 for capital expenditures bearing interest at the same options as the term loan. Beginning on May 28, 1997, any principal amount then outstanding will be payable in equal quarterly installments until February 28, 2001. At September 30, 1996, no amounts were outstanding under this loan.

              ASTROTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

     All obligations of the Company under the Credit Facility are collateralized by substantially all of the assets of the Company and the pledge by the Company of the Common Stock of each of its direct subsidiaries. The obligations of the Company are guaranteed by each direct and indirect subsidiary. The Credit Facility contains certain covenants which provide for, among other things, maintenance of various financial ratios. At September 30, 1996, the Company was in compliance with all such covenants.

     As partial consideration for the acquisition of HMT Inc. in 1989, the Company issued a promissory note in the principal amount of $1,500 to each of the two sellers. During the third quarter of fiscal 1995, the Company prepaid, in cash, the note payable to one of the sellers, who is now a director of the Company and converted the note payable to the other seller, who is a director and executive officer of the Company, into 183 shares of common stock. The conversion rate was based on the market price of the Common Stock at the time of the exchange. Each note had an outstanding principal balance of $583 and bore interest at the rate of 12% per annum.

     Long-term debt at September 30, 1995 and 1996 consisted of the following:

                                                           1995       1996
                                                           ----       ----
Term loan...............................................  $10,900    $ 8,700
Revolving line of credit................................    1,050      7,452
1995 Advancing term loan................................       --      1,750
Acquisition loan........................................       --      2,750
Other...................................................      532        265
                                                          -------    -------
                                                           12,482     20,917
Less current portion....................................    2,396      3,373
                                                          -------    -------
                                                          $10,086    $17,544
                                                          =======    =======

     Required principal payments on long-term debt outstanding at September 30, 1996 for the next five fiscal years are as follows:

1997.................  $ 3,373
1998.................  $10,744
1999.................  $ 3,200
2000.................  $ 2,850
2001.................  $   750

     Effective October 1, 1995, the Company adopted SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," which requires disclosure about fair value of all financial instruments. At September 30, 1996, the only financial instruments held by the Company are its long-term debt obligation. Based on interest rates currently available, management believes that the carrying amount of long-term debt is a reasonable estimation of fair value.

7. COMMON STOCK AND WARRANTS TO PURCHASE COMMON STOCK

     Each share of Common Stock is entitled to one vote on all matters considered at a meeting of stockholders unless otherwise provided in fixing the relative rights and preferences on one or more classes of preferred stock which may be established.

     On March 31, 1995, all of the Company's outstanding Warrants (858) expired in accordance with their terms. Each Warrant had entitled the holder thereof to purchase one share of Common Stock at a price of $6.00 per share.

              ASTROTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

     During November 1995, the Company completed a program to repurchase small shareholders' common stock at no cost to the shareholder. Through this program the Company repurchased 90 shares of stock at an aggregate purchase price of $293.

8. STOCK OPTIONS

A. 1984 STOCK OPTION PLAN

     In 1984, the Company adopted a Stock Option Plan (the "1984 Plan") for eligible employees, including officers and directors. At September 30, 1995 and 1996, options to purchase 19 shares of Common Stock were outstanding and exercisable at a price of $1.94 per share. No additional options may be granted under the 1984 Plan.

B. 1989 STOCK INCENTIVE PLAN

     In 1989, the Company's Board of Directors adopted the 1989 Stock Incentive Plan (the "Stock Incentive Plan") which was approved by the stockholders at the annual meeting held on May 18, 1989. Options may be granted to key employees of the Company and to directors who are employees or consultants of the Company. The Stock Incentive Plan is intended to attract and retain key employees and consultants of outstanding competence and to provide such employees and consultants with an incentive to achieve long-term corporate objectives by giving them an opportunity to acquire an equity interest in the Company. No Stock Appreciation Rights and Restricted Stock Options, allowed by the plan, have been granted.

     During 1996, options to purchase 15 shares of Common Stock expired, options to purchase 30 shares of Common Stock at an average price of $1.78 per share were exercised and options to purchase 35 shares of Common Stock were issued. At September 30, 1996, options to purchase 415 shares of Common Stock were outstanding and exercisable at an average price of $3.40 per share. Pursuant to the Stock Incentive Plan, 516 shares of Common Stock, including 102 shares reserved for options which are available for grant, were reserved at September 30, 1996 for issuance by the Company.

     During 1995, options to purchase 22 shares of Common Stock expired, options to purchase 4 shares of Common Stock at an average price of $1.13 per share were exercised and options to purchase 60 shares of Common Stock were issued. At September 30, 1995, options to purchase 424 shares of Common Stock were outstanding and exercisable at an average price of $3.33 per share. Pursuant to the Stock Incentive Plan, 546 shares of Common Stock, including 122 shares reserved for options which are available for grant, were reserved at September 30, 1995 for issuance by the Company.

C. 1994 STOCK OPTION PLAN FOR EMPLOYEES OF BROWN-MINNEAPOLIS TANK & FABRICATING CO.

     In connection with the Company's acquisition of BMT, the Company's Board of Directors adopted the 1994 Stock Option Plan for Employees of BMT ("1994 BMT Plan") which was approved by the Company's stockholders at the annual meeting held on May 17, 1994. Pursuant to the 1994 BMT Plan (which became effective on March 1, 1994, the day the Company completed the acquisition of BMT), 400 shares of Common Stock were reserved for issuance by the Company in connection with awards of stock options under the 1994 BMT Plan. These shares are available for issuance to key employees of BMT or any BMT subsidiary. Effective March 1, 1994, stock options to purchase 400 shares of Common Stock were awarded to 19 key employees of BMT (none of whom are executive officers or directors of the Company). The exercise price of each stock option was $3.125 (equal to the fair market value, as defined in the 1994 BMT Plan, on the date of grant). Such options are not exercisable during the first year after grant and are exercisable, cumulatively, at the rate of 20% for each year thereafter until the fifth anniversary of the date of grant when such options become vested and fully exercisable.

              ASTROTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

     The 1994 BMT Plan is intended to promote the future growth and financial success of the Company and its BMT subsidiary by attracting and retaining key employees of outstanding competence for BMT and providing such employees an incentive to achieve long term corporate objectives by giving them an opportunity to acquire an equity interest in the Company.

     At September 30, 1995 and 1996, options to purchase 400 shares of Common Stock were outstanding, 80 and 195, respectively, of which were exercisable on that date and 400 shares of Common Stock were reserved for issuance by the Company.

D. 1995 NONEMPLOYEE DIRECTORS STOCK OPTION PLAN

     In February 1995, the Company's Board of Directors adopted the 1995 Nonemployee Directors Stock Option Plan ("Directors Plan") which was approved by the Company's stockholders on May 9, 1995. All directors of the Company who are not employees are eligible to receive options to purchase Common Stock under the Directors Plan. Each of the four eligible directors received an option to purchase 10 shares at an exercise price of $3.1875 (equal to the fair market value of the Common Stock on the date of grant). Such options were not exercisable during the first year after grant and are fully exercisable thereafter until the tenth anniversary of the grant date. In addition, current directors are ineligible to receive additional options under the Directors Plan, although any new eligible director will be granted, at election or appointment, an option to purchase 10 shares at an exercise price equal to the fair market value on the date of grant. The maximum number of shares which may be issued pursuant to the Directors Plan is 100. At September 30, 1996, options to purchase 40 shares of Common Stock were outstanding, all of which were exercisable on that date and 40 shares of Common Stock were reserved for issuance by the Company.

9. DISCONTINUED OPERATIONS

     On October 29, 1987, substantially all of the assets of Astrotech Space Operations, Inc. ("ASO") were sold. During fiscal year 1994, the Company recorded an additional gain on the sale of the assets of ASO of $234 representing additional purchase consideration earned for the preceding calendar year. No further amounts can be earned under the terms of the purchase agreement.

10. INCOME TAXES

     The income tax provisions for the years ended September 30, 1994, 1995 and 1996 consisted of the following:

                                                    1994     1995      1996
                                                    ----     ----      ----
Current:
  Federal.........................................  $ --    $   --    $  150
  State...........................................   204       450       420
  Foreign.........................................   144        40       160
Deferred:
  Federal.........................................   539     1,370     1,730
  State...........................................   (24)      (90)       60
                                                    ----    ------    ------
                                                    $863    $1,770    $2,520
                                                    ====    ======    ======

     Foreign income taxes arise from income before taxes aggregating $403, $43 and $467 in fiscal 1994, 1995 and 1996, respectively, from the combined operations of the Company's Australian, British and Canadian subsidiaries and all other income taxes arise principally from the domestic operations of the Company.

              ASTROTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

     Deferred tax assets (liabilities) at September 30, 1995 and 1996 are comprised of the following:

                                                           1995       1996
                                                           ----       ----
Net operating loss carryforwards........................  $   459    $   159
Tax credit carryforwards................................      780      1,045
Accrued expenses, deductible when paid..................    1,685      1,138
                                                          -------    -------
  Gross deferred tax assets.............................    2,924      2,342
Gross deferred tax liability -- fixed asset basis
  differences...........................................   (2,517)    (3,791)
Valuation allowance.....................................     (270)        --
                                                          -------    -------
                                                          $   137    $(1,449)
                                                          =======    =======

     The valuation allowance in 1995 represented tax credit carryforwards which were not expected to be utilized prior to expiration. During fiscal 1995 and 1996, based on the Company's utilization of federal tax net operating loss carryforwards resulting from higher than expected earnings, the Company reversed $240 and $270, respectively of its valuation allowance representing investment and research and development tax credits expiring principally in 2000 which are now expected to be utilized.

     The provision for income taxes from income from continuing operations in 1994, 1995 and 1996 varied from the U.S. statutory rate for the following reasons:

                                                              1994      1995     1996
                                                              ----      ----     ----
Federal statutory rate......................................   34.0%    34.0%    34.0%
Amortization of goodwill....................................   10.3      4.3      3.3
Foreign income..............................................   (8.3)     (.3)    (2.4)
Foreign income taxes........................................    8.7       .9      2.5
State income taxes, net of federal benefit..................    8.1      5.3      4.8
Other, net..................................................    (.8)      .4       .5
Reversal of valuation allowance.............................     --     (5.3)    (4.1)
                                                              -----     ----     ----
                                                               52.0%    39.3%    38.6%
                                                              =====     ====     ====

     At September 30, 1996, the Company had investment and research and development tax credit carryforwards of approximately $375 which expire principally in 2000 and alternative minimum tax credit carryforwards of approximately $670 which have no expiration date.

              ASTROTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

11. CONSOLIDATED STATEMENT OF CASH FLOWS SUPPLEMENTAL DISCLOSURES

     The following noncash investing and financing transactions have been excluded from the Consolidated Statement of Cash Flows:

     During the year ended September 30, 1994, the Company issued shares of Common Stock with an assigned value of $5,000 and a promissory note of $500 in connection with the acquisition of BMT. The Company also refinanced long-term debt of $3,043.

     During the year ended September 30, 1995, the Company received a mortgage note in the amount of $497 for the sale of land and buildings and issued shares of Common Stock to a related party in exchange for a promissory note payable of $583. The Company also refinanced long-term debt and notes payable of $13,111.

     During the year ended September 30, 1996, the Company acquired Graver Tank & Mfg. Co., Inc. Fair value of net assets acquired was $2,900 consisting of assets acquired of $12,964 and liabilities assumed of $10,064.

     For the years ended September 30, 1995 and 1996, the Company has recorded contingent purchase consideration related to prior acquisitions totaling $544 and $1,591, respectively. These amounts are accrued in the year earned and paid in the following year.

     For the years ended September 30, 1994, 1995 and 1996, the Company made cash payments for income taxes of $214, $647 and $718, respectively. Cash paid for interest was $1,261, $1,334, and $1,305 for the years ended September 30, 1994, 1995 and 1996, respectively.

12. COMMITMENTS AND CONTINGENCIES

A. LEASES

     The Company leases certain facilities and equipment under operating leases which contain renewal options and escalation clauses in some cases. Rent expense for these operating leases for the years ended September 30, 1994, 1995 and 1996 amounted to $496, $553 and $699, respectively.

     The Company leases office space from two entities in which a director and a director-officer of the Company have ownership interests. During 1994, 1995 and 1996, total lease payments to related parties were $230, $223 and $154, respectively.

     Future annual minimum payments under noncancellable operating leases at September 30, 1996 are as follows:

                 YEAR ENDING SEPTEMBER 30,
                 -------------------------
1997........................................................  $287
1998........................................................   216
1999........................................................   146
2000........................................................    96
2001........................................................    46
                                                              ----
                                                              $791
                                                              ====

B. LITIGATION

     On March 19, 1996, the Company's HMT Inc. subsidiary was served with a Complaint filed in Superior Court of California, County of Contra Costa. This matter arises out of a tank fire which occurred in June of 1995, at a refinery in northern California, where Company employees were replacing seals on an aboveground

              ASTROTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

storage tank. This Complaint, filed by Valerie Vega-Wright, seeks to certify a class of persons affected by the fire under theories of negligence, nuisance, battery, trespass and strict liability. The Complaint seeks damages for, among other things, personal injuries and loss of property value, and is requesting unspecified compensatory and punitive damages. The Company has removed this litigation to the U.S. District Court for the Northern District of California. On October 22, 1996, HMT was served with a Complaint in Allison v. Unocal et al, which was simultaneously filed in the Contra Costa Superior Court. The Complaint seeks damages for alleged personal injuries, property damage and punitive damages. Two hundred sixteen plaintiffs contend that they were injured as a result of the tank fire and seek damages against HMT as well as the owner of the refinery. The Company is currently attempting to request the federal court that all actions be remanded back to the state court based on this second Complaint. The Company's insurance carriers (both primary and excess) have been notified and both the Company and its insurance carriers are assessing the claims and related policy coverages. This matter is in its initial stages and investigative activities are continuing. While the ultimate outcome cannot now be determined because of the uncertainties which exist, the Company believes that its insurance coverages are adequate to address its potential liability, if any; and any unfavorable result not covered by insurance could result in a material charge which has not been reflected in the accompanying financial statements. The Company intends to vigorously defend this action.

     The Company is a party to certain other legal proceedings occurring in the ordinary course of business. Based upon information presently available to it, the Company does not believe that the final outcome of any of these other matters will have a materially adverse effect on the consolidated financial position, results of operations or liquidity of the Company.

C. INSURANCE

     The Company's insurance program for workers' compensation, general liability and group medical is partially self-insured. Estimated costs of claims outstanding of $4,667 at September 30, 1996 under these self-insurance agreements are included in accrued liabilities in the accompanying consolidated balance sheet. The Company accrues for the estimated losses from both asserted and unasserted claims when such losses are probable. The estimate of liability for unasserted claims arising from unreported incidents is based on an analysis of historic claims data. It is reasonably possible that the ultimate cost of claims outstanding could differ from management's current estimates. In connection with the Company's insurance programs, a standby letter of credit has been issued by the Company in the amount of $2,764 to cover reimbursement obligations for self-insurance claims to be paid by the Company's insurer.

13. RETIREMENT PLANS

     The Company maintains three separate 401(k) retirement savings plans. Eligible employees, as defined, can contribute varying amounts, up to 18% of eligible salary. The Company (i) may make discretionary contributions based upon profits as determined by the Board of Directors and (ii) matches employee participant contributions in an amount equal to (a) 25% of each participant's contribution up to a maximum of 4% of a participant's salary, (b) 75% of each participating employee's contribution of up to a maximum of 6% of the participating employee's compensation for each year or (c) 50% of each participating employee's contribution of up to a maximum of 4% of the participating employee's compensation for each year. The plans are funded currently and the Company has recorded expense, pursuant to the Company match, of $266, $344 and $404, for the years ended September 30, 1994, 1995 and 1996, respectively.

     The Company also contributes to union-sponsored retirement plans for its employees covered under collective bargaining agreements. Amounts contributed are determined based upon a percentage of wages paid or amounts per hour worked by such employees or a match of the employees' contributions.

              ASTROTECH INTERNATIONAL CORPORATION AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

14. MAJOR CUSTOMERS, FOREIGN OPERATIONS AND EXPORT SALES INFORMATION

     The industrial storage industry is the only business segment in which the Company operates. No customer accounted for more than 10% of revenues in fiscal years 1994, 1995 and 1996.

     The Company has operations in Australia, Singapore, England and Canada which generated aggregate revenues of $7,384, $6,024 and $8,173 and aggregate net income of $259, $3 and $305 during the years ended September 30, 1994, 1995 and 1996, respectively. Aggregate identifiable assets of these foreign operations at September 30, 1995 and 1996 were $5,142 and $6,104, respectively.

     The Company also has export sales to various countries which amounted to $1,210, $1,089 and $4,765 for the years ended September 30, 1994, 1995 and 1996, respectively.

15. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

          1995 FISCAL QUARTERS                 FIRST       SECOND        THIRD       FOURTH         1995
          --------------------                 -----       ------        -----       ------         ----
Revenues................................      $24,871      $22,832      $23,551      $28,949      $100,203
Gross profit before depreciation and
  amortization expense..................        6,589        6,454        6,167        7,342        26,552
Net income..............................          659          475          591        1,006         2,731
Net income per common share*............          .07          .05          .06          .10           .28

          1996 FISCAL QUARTERS                 FIRST       SECOND        THIRD       FOURTH         1996
          --------------------                 -----       ------        -----       ------         ----
Revenues................................      $25,910      $24,019      $33,008      $39,253      $122,190
Gross profit before depreciation and
  amortization expense..................        6,815        6,667        8,361        9,245        31,088
Net income..............................          866          696        1,082        1,366         4,010
Net income per common share*............          .09          .07          .11          .14           .40

---------------

* Quarterly figures may not total to year-end numbers due to rounding.

                      ASTROTECH INTERNATIONAL CORPORATION

               VALUATION & QUALIFYING ACCOUNTS (SEC SCHEDULE II)

                             (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                         BALANCE AT
                                          BEGINNING      CHARGED                                 BALANCE AT
            CLASSIFICATION                OF PERIOD    TO EXPENSE     DEDUCTIONS      OTHER     END OF PERIOD
            --------------                ---------    ----------     ----------      -----     -------------
YEAR ENDED SEPTEMBER 30, 1994:
Allowance for Doubtful Accounts........     $ --          $ --           $  (8)(1)     $38(2)       $ 30
Deferred income tax valuation
  allowance............................     $ --          $510(3)        $  --         $--          $510

YEAR ENDED SEPTEMBER 30, 1995:
Allowance for Doubtful Accounts........     $ 30          $140           $  --         $--          $170
Deferred income tax valuation
  allowance............................     $510          $ --           $(240)(5)     $--          $270

YEAR ENDED SEPTEMBER 30, 1996:
Allowance for Doubtful Accounts........     $170          $ --           $ (35)        $41(4)       $176
Deferred income tax valuation
  allowance............................     $270          $ --           $(270)(5)     $--          $ --

---------------

(1) Accounts written off, less recoveries.

(2) Acquired through acquisition of BMT.

(3) Included in cumulative effect of change in accounting principle for income taxes.

(4) Acquired through acquisition of Graver.

(5) Reversal of allowance due to expected utilization of investment and research and development tax credits expiring principally in 2000.

                                                                      APPENDIX A

                          PLAN AND AGREEMENT OF MERGER


       PLAN AND AGREEMENT OF MERGER ("Agreement"), dated as of June 30, 1997, by and between ITEQ, Inc., a Delaware corporation ("ITEQ" or the "Surviving Corporation"), and Astrotech International Corporation, a Delaware corporation ("AIX"). ITEQ and AIX are hereinafter collectively referred to as the "Merging Corporations."

                              W I T N E S S E T H:

       WHEREAS, ITEQ is a corporation duly organized and validly existing under the laws of the State of Delaware, with its registered office at 1013 Centre Road, Wilmington, Delaware 19805 and its principal executive office at 2727 Allen Parkway, Suite 760, Houston, Texas 77019;

       WHEREAS, the authorized capital stock of ITEQ consists of 1,000,000 shares of preferred stock, par value $.01 per share, of which at June 30, 1997, no shares were issued or outstanding; and 30,000,000 shares of common stock, par value $.001 per share ("ITEQ Common Stock"), of which at June 30, 1997, 16,966,231 shares were issued and outstanding; 1,052,325 shares were reserved for issuance in conjunction with options outstanding under various ITEQ benefit plans and another 1,927,221 shares were reserved for issuance upon exercise of outstanding warrants; at the same date, 791 shares of Common Stock were held in ITEQ's treasury;

       WHEREAS, AIX is a corporation duly organized and validly existing under the laws of the State of Delaware, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and its principal executive office at 960 Penn Avenue, Suite 800, Pittsburgh, Pennsylvania 15222;

       WHEREAS, the authorized capital stock of AIX consists of 20,000,000 shares of common stock, par value $.01 per share (the "AIX Common Stock"), of which at June 30, 1997, 9,962,920 shares were issued and outstanding, and an additional 832,832 shares were reserved for issuance in conjunction with various employee benefit plans; at the same date, no shares were held in AIX's treasury; and

       WHEREAS, the respective boards of directors of ITEQ and AIX deem it desirable and in the best interests of their respective corporations and their respective stockholders that AIX be merged into ITEQ, pursuant to the provisions of Section 251 of the General Corporation Law of the State of Delaware ("DGCL"), in exchange for the consideration herein provided for, and have proposed, declared advisable, and approved such merger pursuant to this Plan and Agreement of Merger (the "Agreement"), which Agreement has been duly approved by resolutions of the respective boards of directors of ITEQ and AIX;

       NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and in order to set forth the terms and conditions of the merger, the mode of carrying the same into effect, the manner and basis of converting the presently outstanding shares of AIX Common Stock into shares of ITEQ Common Stock, and such other details and provisions as are deemed necessary or proper, the parties hereto agree as follows:

                                   ARTICLE I

                                     MERGER

       1.1. Surviving Corporation. Subject to the adoption and approval of this Agreement by the requisite vote of the stockholders of each of the Merging Corporations and to the other conditions hereinafter set forth, ITEQ and AIX shall be, upon the Effective Date of the merger (as defined in Section 1.3 hereof), merged into a single surviving corporation, which shall be ITEQ, one of the Merging Corporations, which shall continue its corporate existence and remain a Delaware corporation governed by and subject to the laws of that state.

       1.2. Stockholder Approval. This Agreement shall be submitted for adoption and approval by the stockholders of each of the Merging Corporations in accordance with their respective certificates of incorporation and the applicable laws of the State of Delaware, at separate meetings called and held for such purpose.

       1.3. Effective Date. The merger shall become effective upon the filing by ITEQ of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 251(c) of the DGCL. The date upon which the merger shall become effective is referred to in this Agreement as the "Effective Date."

       1.4.   Name and Continued Corporate Existence of Surviving Corporation

              1.4.1. Name and Existence. On the Effective Date, the Certificate of Incorporation of ITEQ, the corporation whose corporate existence is to survive the merger and continue thereafter as the surviving corporation, shall be amended and restated in its entirety [reference to omitted appendix] (the "Restated Certificate of Incorporation"). In all other respects the identity, existence, purposes, powers, objects, franchises, rights, and immunities of ITEQ, the surviving corporation of the merger, shall continue unaffected and unimpaired by the merger, and the corporate identity, existence, purposes, powers, objects, franchises, rights, and immunities of AIX shall be wholly merged into ITEQ, the Surviving Corporation, and ITEQ shall be fully vested therewith. Accordingly, on the Effective Date, the separate existence of AIX, except insofar as continued by statute, shall cease.

              1.4.2. Federal Income Tax Treatment of Merger. The merger is intended to qualify as and, subject to the requirements of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), shall be characterized as a tax-free merger transaction described in Section 368(a)(1)(A) of the Code.

       1.5. Governing Law and Certificate of Incorporation of Surviving Corporation. The laws of Delaware shall continue to govern the Surviving Corporation. On the Effective Date, the Restated Certificate of Incorporation shall be the certificate of incorporation of ITEQ until further amended in the manner provided by law.

       1.6. Bylaws of Surviving Corporation. Effective as of the Effective Date, the bylaws of ITEQ shall be amended and restated in their entirety [reference to omitted appendix] (the "Restated Bylaws"), and the Restated Bylaws shall be the bylaws of the Surviving Corporation until altered, amended, or repealed, or until new bylaws shall be adopted in accordance with the provisions of law, the Restated Certificate of Incorporation and the Restated Bylaws.

       1.7.   Directors of Surviving Corporation

              1.7.1. Directors of Surviving Corporation. The names and addresses of the persons who, upon the Effective Date, shall constitute the board of directors of the Surviving Corporation, and who shall hold office until the first annual meeting of stockholders of the Surviving Corporation next following the Effective Date, are as follows:

                       NAME                         ADDRESS
                       ----                         -------
       Thomas N. Amonett                      515 Post Oak Boulevard
                                              Houston, Texas 77027

       Nathan M. Avery                        4900 Woodway
                                              Houston, Texas 77056

       Mark E. Johnson, Chairman              2727 Allen Parkway
                                              Houston, Texas  77019

       Lawrance W. McAfee                     2727 Allen Parkway
                                              Houston, Texas  77019

       Pierre S. Melcher                      2727 Allen Parkway
                                              Houston, Texas  77019

       T. William Porter                      700 Louisiana Street
                                              Houston, Texas  77002

       James L. Rainey                        4009 Birdneck
                                              Edmond, Oklahoma 73003

       James A. Read                          Manfield House
                                              One Southampton Street
                                              London WC2R OLR
                                              England

       S. Kent Rockwell                       960 Penn Avenue, Suite 800
                                              Pittsburgh, Pennsylvania 15222





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              1.7.2. Vacancies.  On or after the Effective Date, if a vacancy shall exist for any reason in the board of directors of the Surviving Corporation, such vacancy shall be filled in the manner provided in the Restated Certificate of Incorporation and/or Restated Bylaws of the Surviving Corporation.

       1.8. Capital Stock of Surviving Corporation. The authorized number of shares of capital stock of the Surviving Corporation, and the par value, designations, preferences, rights, and limitations thereof, and the express terms thereof, shall be as set forth in the Restated Certificate of Incorporation.

       1.9.   Conversion of Securities upon Merger

              1.9.1. General. The manner and basis of converting the issued and outstanding shares of the capital stock of AIX into shares of the capital stock of ITEQ shall be as hereinafter set forth in this Section 1.9.

              1.9.2. Conversion of AIX Common Stock. On the Effective Date, each share of AIX Common Stock then issued and outstanding, without any action on the part of the holders thereof, shall automatically become and be converted into the right to receive certificates evidencing 0.93 of a fully paid and nonassessable share of issued and outstanding ITEQ Common Stock (the "ITEQ Shares") upon surrender, in accordance with Paragraph 1.9.3 hereof, of certificates theretofore evidencing shares of AIX Common Stock. The ITEQ Shares are hereinafter referred to collectively as the "Merger Consideration."

              1.9.3. Exchange of AIX Common Stock Certificates. Commencing on the Effective Date, each holder of an outstanding certificate or certificates theretofore representing shares of AIX Common Stock may surrender the same to an exchange agent designated by ITEQ, and such holder shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing the number of whole ITEQ Shares into which the shares of AIX Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted as aforesaid. However, before surrender, each outstanding certificate representing issued and outstanding AIX Common Stock shall be deemed, for all purposes, only to evidence ownership of the number of whole ITEQ Shares into which such shares have been so converted. Unless and until such outstanding certificates formerly representing AIX Common Stock are so surrendered, no dividend payable to holders of record of ITEQ Common Stock as of any date after the Effective Date shall be paid to the holders of such outstanding certificates in respect thereof. Upon surrender of such outstanding certificates, however, there shall be paid to the holders of the certificates of ITEQ Shares issued in partial exchange therefor the amount of dividends, if any, which theretofore (but after the Effective
       Date) became payable with respect to such full ITEQ Shares. No interest shall be payable with respect to the payment of such dividends on surrender of outstanding certificates. The holder of fractional share interests, as such, shall





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       not be entitled to any dividends or to any distribution in the event of liquidation or to any voting or other privileges of a stockholder of ITEQ.

              1.9.4. ITEQ Fractional Shares. No certificates for fractional share interests of ITEQ Common Stock will be issued, but, in lieu thereof, ITEQ will settle all such fractional share interests in cash on the basis of the closing price for ITEQ Common Stock on the Nasdaq National Market (as reported in The Wall Street Journal) on the last trading day before the Effective Date.

              1.9.5. AIX's Transfer Books Closed. Upon the Effective Date, the stock transfer books of AIX shall be deemed closed, and no transfer of any certificates theretofore representing shares of AIX shall thereafter be made or consummated.

       1.10. Treatment of Stock Options. On the Effective Date, each of the then outstanding options to purchase AIX Common Stock (collectively, the "AIX Options")(which includes all outstanding options granted under AIX's stock option plans (the "AIX Option Plans")) will and without any further action on the part of any holder thereof (herein, an "optionholder"), be exchanged for an option to purchase that number of shares of ITEQ Common Stock determined by multiplying the number of shares of AIX Common Stock subject to such AIX Option at the Effective Date by 0.93, at an exercise price per share of ITEQ Common Stock equal to the exercise price per share of such AIX Option divided by 0.93. If the foregoing calculation results in an exchanged AIX Option being exercisable for a fraction of a share of ITEQ Common Stock, then the number of shares of ITEQ Common Stock subject to such option will be rounded down to the nearest whole number of shares, and the total exercise price for the option will be reduced by the exercise price of the fractional share. The term, exerciseability, vesting schedule, and all other terms and conditions of the AIX Options will otherwise be unchanged by the provisions of this Section 1.10 and shall operate in accordance with their terms. All shares of ITEQ Common Stock issued upon exercise of the exchanged AIX Options shall be registered under an effective Form S-8 Registration Statement (or other comparable form) filed with the Securities and Exchange Commission (the "Commission").

       1.11.  Assets and Liabilities

              1.11.1. Assets and Liabilities of Merging Corporations Become Those of Surviving Corporation. On the Effective Date, all rights, privileges, powers, immunities, and franchises of each of the Merging Corporations, both of a public and private nature, and all property, real, personal, and mixed, and all debts due on whatever account, as well as stock subscriptions and all other choses or things in action, and all and every other interest of or belonging to or due to either of the Merging Corporations, shall be taken by and shall be vested in the Surviving Corporation without further act or deed, and all such rights, privileges, powers, immunities, and franchises, property, debts, choses or things in action, and all and every other interest of each of the Merging Corporations shall be thereafter as effectually the property of the Surviving Corporation as they were of the respective Merging Corporations, and the title to any real or other property, or any interest therein, whether





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       vested by deed or otherwise, in either of the Merging Corporations, shall not revert or be in any way impaired by reason of the merger, provided, however, that all rights of creditors and all liens upon any properties of each of the Merging Corporations shall be preserved unimpaired, and all debts, liabilities, restrictions, obligations, and duties of the respective Merging Corporations, including without limitation all obligations, liabilities and duties as lessee under any existing lease, shall thenceforth attach to the Surviving Corporation and may be enforced against and by it to the same extent as if such debts, liabilities, duties, restrictions and obligations had been incurred or contracted by it. Any action or proceeding pending by or against either of the Merging Corporations may be prosecuted to judgment as if the merger had not taken place, or the Surviving Corporation may be substituted in place of either of the Merging Corporations.

              1.11.2. Conveyances to Surviving Corporation. The Merging Corporations hereby agree, respectively, that from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, they will execute and deliver or cause to be executed and delivered, all such deeds, conveyances, assignments, permits, licenses and other instruments, and will take or cause to be taken such further or other action as the Surviving Corporation, its successors or assigns, may deem necessary or desirable to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises, and interests referred to in this Paragraph 1.11.2 and otherwise carry out the intent and purposes of this Agreement.

              1.11.3. Accounting Treatment. The assets and liabilities of the Merging Corporations shall be taken up on the books of the Surviving Corporation in accordance with generally accepted accounting principles, and the capital surplus and retained earnings accounts of the Surviving Corporation shall be determined, in accordance with generally accepted accounting principles, by the board of directors of the Surviving Corporation. Nothing herein shall prevent the board of directors of the Surviving Corporation from making any future changes in its accounts in accordance with law.

              1.11.4. Unclaimed Merger Consideration; No Escheat. Subject to any contrary provision of governing law, all consideration deposited with the exchange agent or held by ITEQ for the payment of the consideration into which the outstanding shares of AIX Common Stock shall have been converted, and remaining unclaimed for one year after the Effective Date, shall be paid or delivered to ITEQ; and the holder of any unexchanged certificate or certificates which before the Effective Date represented shares of AIX Common Stock shall thereafter look only to ITEQ for exchange or payment thereof upon surrender of such certificate or certificates to ITEQ.

              1.11.5. Dissenting Stockholders of AIX. AIX (or ITEQ on behalf of AIX) agrees that, if the merger contemplated hereby becomes effective, it will promptly pay to any dissenting stockholder of AIX the amount, if any, to which such holder is entitled under the provisions of Section 262 of the DGCL, provided such dissenter acts in strict compliance with such provisions.

       1.12. Material Adverse Effect. "Material Adverse Effect" or "Material Adverse Change" means any effect, change, event, circumstance or condition which when considered with all other effects, changes, events, circumstances or conditions would reasonably be expected to result in a "loss" having the effect of adversely affecting the business, results of operations, or financial prospects of ITEQ or AIX, in each case including its respective subsidiaries together with it taken as a whole, as the case may be, so that the benefits reasonably expected to be obtained by the other party to the merger contemplated by this Agreement more likely than not would be jeopardized. In no event shall any of the following constitute a Material Adverse Effect or a Material Adverse Change: (i) a change in the trading prices of either of ITEQ's or AIX's equity securities between the date hereof and the Effective Date, in and of itself; (ii) effects, changes, events, circumstances or conditions generally affecting the industry in which either ITEQ or AIX operate or arising from changes in general business or economic conditions; (iii) effects, changes, events, circumstances or conditions directly attributable to (a) out-of-pocket fees and expenses (including without limitation legal, accounting, investigatory, investment banking, and other fees and expenses) incurred in connection with the transactions contemplated by this Agreement, or (b) the payment by ITEQ or AIX of all amounts due to any officers or employees of AIX under employment contracts, non-competition agreements, employee benefit plans or severance arrangements; (iv) any effects, changes, events, circumstances or conditions resulting from any change in law or generally accepted accounting principles, which affect generally entities such as ITEQ and AIX; and (v) any effect resulting from compliance by ITEQ or AIX with the terms of this Agreement. For purposes of this subparagraph, the term "loss" shall mean any and all direct or indirect payments, obligations, assessments, losses, loss of income, liabilities, fines, penalties, costs and expenses paid or incurred or more likely than not to be paid or incurred, or diminutions in value of any kind or character (whether known or unknown, conditional or unconditional, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise) that are more likely than not to occur, including without limitation penalties, interest on any amount payable to a third party as a result of the foregoing and any legal or other expenses reasonably incurred or more likely than not to be incurred in connection with investigating or defending any demands, claims, actions or causes of action that, if adversely determined, would likely result in losses, and all amounts paid in settlement of claims or actions; provided, however, that losses shall be net of any insurance proceeds entitled to be received from a nonaffiliated insurance company on account of such losses (after taking into account any costs incurred in obtaining such proceeds and any increase in insurance premiums as a result of a claim with respect to such proceeds).





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                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                     OF AIX

       2.1. Representations and Warranties of AIX. AIX represents and warrants as follows:

              2.1.1. Organization and Standing. AIX is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full requisite corporate power and authority to carry on its business as it is currently conducted, and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect on AIX.

              2.1.2. Agreement Authorized and its Effect on Other Obligations. Upon approval of this Agreement by the stockholders of AIX, the consummation of the transactions contemplated hereby will have been duly and validly authorized by all necessary corporate action on the part of AIX, and this Agreement will be a valid and binding obligation of AIX enforceable against AIX (subject to normal equitable principles) in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally. At the Effective Date, and except as specified in Schedule 2.1.2 [omitted], the consummation of the merger contemplated by this Agreement will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default under (i) the certificate of incorporation or bylaws of AIX or
       (ii) any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which AIX or any of its subsidiaries is a party or by which any of them or their properties are bound, other than such violations, breaches or defaults as could not reasonably be expected to have a Material Adverse Effect on AIX.

              2.1.3. Capitalization. The authorized capitalization of AIX consists of 20,000,000 shares of common stock, par value $.01 per share (the "AIX Common Stock"), of which at June 30, 1997, 9,962,920 shares were issued and outstanding, and an additional 832,832 shares were reserved for issuance in conjunction with various employee benefit plans; at the same date, no shares were held in AIX's treasury.

              2.1.4. Subsidiaries. Schedule 2.1.4 [omitted] lists the subsidiary corporations of AIX existing at June 30, 1997, and shows as to each of such subsidiary corporations the percentage of the total outstanding stock thereof which is owned by AIX. Except as specified in
       Schedule 2.1.4 [omitted], all outstanding shares of stock of the subsidiary corporations owned by AIX are validly issued, fully paid, and nonassessable, and AIX has good and marketable title thereto free and clear of any mortgage, pledge, lien, charge, security interest, option, right of first refusal, preferential purchase right, defect, encumbrance or other right or interest of any other person (collectively, an "Encumbrance"). Each such subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction under which it is incorporated and has full requisite corporate power and authority to own its property and carry on its business as presently conducted by it and is, or on the Effective Date will be, duly qualified or licensed to do business and is, or on the Effective Date will be, in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted makes such qualification or licensing necessary, except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect on AIX. As hereinafter used in this Article II, the term "AIX" also includes any and all of its directly and indirectly held subsidiaries, except where the context indicates to the contrary.

              2.1.5. Reports and Financial Statements. AIX has previously furnished to ITEQ true and complete copies of (a) all annual reports filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since September 30, 1994, (b) AIX's quarterly and other reports filed with the Commission since September 30, 1994, (c) all definitive proxy solicitation materials filed with the Commission since September 30, 1994, and (d) any registration statements declared effective by the Commission since September 30, 1994. The consolidated financial statements of AIX and its subsidiaries included in AIX's most recent report on Form 10-K and most recent report on Form 10-Q, and any other reports filed with the Commission by AIX under the Exchange Act (collectively, the "AIX Reports") were, or (if filed after the date hereof) will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present, or will present, the consolidated financial position for AIX and its subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (except with respect to interim period financial statements, for normal year-end adjustments which are not material); and the AIX Reports did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since September 30, 1994, AIX has filed with the Commission all reports required to be filed by AIX under the Exchange Act and the rules and regulations of the Commission.

              2.1.6. Liabilities. AIX does not have any liabilities or obligations, either accrued, absolute, contingent, or otherwise, or have any knowledge of any potential liabilities or obligations, which could reasonably be expected to have a Material Adverse Effect on AIX, other than those (i) disclosed in the AIX Reports or (ii) set forth on
       Schedule 2.1.6 hereto [omitted].

              2.1.7. Additional AIX Information. Attached as Schedule 2.1.7 [omitted] are true, complete and correct lists of the following items (which will be periodically updated by AIX and delivered to ITEQ through the Effective Date), and AIX agrees that upon the request of ITEQ, it will furnish to ITEQ true, complete and correct copies of any documents referred to in such lists:

                     2.1.7.1. Employee Compensation Plans. All bonus, incentive compensation, stock option, deferred compensation, profit-sharing, retirement, pension, welfare, group insurance, death benefit, or other fringe benefit plans, arrangements or trust agreements covering active, former or retired employees of AIX (collectively, "AIX Plans"), together with copies of the most recent reports with respect to such plans, arrangements, or trust agreements filed with any governmental agency and all Internal Revenue Service determination letters that have been received with respect to such plans;

                     2.1.7.2. Certain Salaries. The names and salary rates of all present officers and employees of AIX whose current regular annual salary rate is $50,000 or more, together with any bonuses paid or payable to such persons for the fiscal year ended September 30, 1996, or since that date, and, to the extent existing on the date of this Agreement, all arrangements with respect to any bonuses to be paid to them from and after the date of this Agreement;

                     2.1.7.3. Employee Agreements. Any collective bargaining agreements of AIX with any labor union or other representative of employees, including amendments, supplements, and understandings, and all employment and consulting agreements of AIX;

                     2.1.7.4. Guaranties. All third party indebtedness, liabilities and commitments of others as to which AIX is a guarantor, endorser, co-maker, surety, or accommodation maker, or is contingently liable therefor (excluding liabilities as an endorser of checks and the like in the ordinary course of business) and all letters of credit, whether stand-by or documentary, issued by any third party;

                     2.1.7.5. Environmental. All environmental orders and decrees material to current operations conducted by AIX and all environmental audits, assessments, investigations and reviews conducted within the last five years on any property owned or used by AIX.

              Schedule 2.1.7 [omitted] shall be true, complete and correct as of the Effective Date.

              2.1.8. No Undisclosed Defaults. Except as may be specified in the AIX Reports or Schedule 2.1.8 [omitted], AIX is not a party to, or bound by, any material contract or arrangement of any kind to be performed after the Effective Date, nor is AIX in default in





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       any material obligation or covenant on their part to be performed under any material obligation, lease, contract, order, plan or other arrangement except as identified in Schedule 2.1.8 [omitted].

              2.1.9. Absence of Certain Changes and Events. Except as set forth in Schedule 2.1.9 hereto [omitted], other than as a result of the transactions contemplated by this Agreement, since March 31, 1997, there has not been:

                     2.1.9.1. Financial Change. Any adverse change in the financial condition, backlog, operations, assets, liabilities or business of AIX which could reasonably be expected to have a Material Adverse Effect on AIX;

                     2.1.9.2. Property Damage. Any damage, destruction, or loss to the business or properties of AIX (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect on AIX;

                     2.1.9.3. Dividends. Any declaration, setting aside, or payment of any dividend or other distribution in respect of the common stock of AIX, or any direct or indirect redemption, purchase or any other acquisition by AIX of any such stock;

                     2.1.9.4. Capitalization Change. Any change in the capital stock or in the number of shares or classes of AIX's authorized or outstanding capital stock as described in Paragraph 2.1.3;

                     2.1.9.5. Labor Disputes. Any labor dispute (other than routine grievances); or

                     2.1.9.6. Other Material Changes. Any other event or condition known to AIX particularly pertaining to and adversely affecting the operations, assets or business of AIX (other than events or conditions which are of a general or industry-wide nature and of general public knowledge) which could reasonably be expected to have a Material Adverse Effect on AIX.

              2.1.10. Taxes. Except as set forth in Schedule 2.1.10 [omitted], and except with respect to failures which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on AIX, proper and accurate Federal, state and local income, value added, sales, use, franchise, gross revenue, turnover, excise, payroll, property, employment, customs duties and any and all other tax returns, reports, and estimates have been filed with appropriate governmental agencies, domestic and foreign, by AIX for each period for which any returns, reports, or estimates were due (taking into account any extensions of time to file before the date hereof); all taxes shown by such returns to be payable and any other taxes due and payable have been paid other than those being contested in good faith by AIX; and the tax provision reflected in AIX's most recent balance sheet included in the AIX Reports is





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       adequate, in accordance with generally accepted accounting principles, to cover liabilities of AIX at the date thereof for all taxes, including any interest, penalties and additions to taxes of any character whatsoever applicable to AIX or its assets or business. Except as set forth on Schedule 2.1.10 [omitted], no waiver of any statute of limitations executed by AIX with respect to federal or state income or other tax is in effect for any period. The Federal income tax returns of AIX have never been examined by the Internal Revenue Service. There are no tax liens on any assets of AIX except for taxes not yet currently due and those which could not reasonably be expected to have a Material Adverse Effect on AIX.

              2.1.11.  Intellectual Property.  Except as set forth in Schedule
       2.1.11 [omitted], AIX owns or possesses licenses to use all patents, patent applications, trademarks and service marks (including registrations and applications therefor), trade names, copyrights and written know-how, trade secrets and all other similar proprietary data and the goodwill associated therewith (collectively, the "Intellectual Property") that are either material to the business of AIX or that are necessary for the manufacture, use or sale of any products manufactured, used or sold by AIX. The AIX Intellectual Property is owned or licensed by AIX free and clear of any Encumbrance other than such Encumbrances as are listed in Schedule 2.1.11 [omitted]. Except as otherwise indicated in such Schedule, AIX has not granted to any other person any license to use any Intellectual Property. AIX has not received any notice of infringement, misappropriation, or conflict with, the intellectual property rights of others in connection with the use by AIX of the AIX Intellectual Property.

              2.1.12. Title to Properties. With minor exceptions which in the aggregate are not material, and except for merchandise and other property sold, used or otherwise disposed of in the ordinary course of business for fair value, AIX has good and marketable title to all its properties, interests in properties and assets, real and personal, reflected in the most recent balance sheet of AIX included in the AIX Reports, free and clear of any Encumbrance of any nature whatsoever, except (i) liens and Encumbrances reflected in the most recent balance sheet of AIX included in the AIX Reports, (ii) liens for current taxes not yet due and payable, and (iii) such imperfections of title, easements and Encumbrances, if any, as are not substantial in character, amount, or extent and do not and will not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby, or otherwise materially impair business operations. All leases pursuant to which AIX leases (whether as lessee or lessor) any substantial amount of real or personal property are in good standing, valid, and effective; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by AIX and in respect to which AIX has not taken adequate steps to prevent a default from occurring. The buildings and premises of AIX that are used in its business are in good operating condition and repair, subject only to ordinary wear and tear. All major items of equipment of AIX are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, and are free from any known defects except as may be repaired by routine maintenance and such minor defects as





                                      A-12
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       do not substantially interfere with the continued use thereof in the conduct of normal operations.

              2.1.13. Litigation. Except to the extent set forth in the AIX Reports or in Schedule 2.1.13 [omitted], there is no suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation pending to which AIX is a party or, to the knowledge of AIX, might become a party or which particularly affects AIX, nor is any change in the zoning or building ordinances directly affecting the real property or leasehold interests of AIX, pending or, to the knowledge of AIX, threatened.

              2.1.14.  Environmental Compliance.  Except as set forth in
       Schedule 2.1.14 [omitted];

                       2.1.14.1. Environmental Conditions. There are no environmental conditions or circumstances, such as the presence or release of any hazardous substance, on any real property owned by AIX that could reasonably be expected to have a Material Adverse Effect on AIX.

                       2.1.14.2. Permits, etc. AIX has in full force and effect all environmental permits, licenses, approvals and other authorizations required to conduct its operations and is operating in material compliance thereunder.

                       2.1.14.3. Compliance. AIX's operations and use of its assets do not violate any applicable federal, state or local law, statute, ordinance, rule, regulation, order or notice requirement pertaining to (a) the condition or protection of air, groundwater, surface water, soil, or other environmental media,
              (b) the environment, including natural resources or any activity which affects the environment, or (c) the regulation of any pollutants, contaminants, waste, substances (whether or not hazardous or toxic), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 1609 et seq.), the Clean Water Act (33 U.S.C. 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (17 U.S.C. Section 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 201 and Section 300f et seq.), the Rivers and Harbors Act (33 U.S.C. Section 401 et seq.), the Oil Pollution Act (33 U.S.C. Section 2701 et seq.) and analogous state and local provisions, as any of the foregoing may have been amended or supplemented from time to time (collectively the "Applicable Environmental Laws"), except for violations which, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on AIX.

                       2.1.14.4. Environmental Claims. No notice has been served on AIX from any entity, governmental agency or individual regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Applicable





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              Environmental Laws, or regarding any claims for remedial
              obligations or contribution under any Applicable Environmental Laws, other than any of the foregoing which, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on AIX.

                       2.1.14.5. Renewals. AIX does not know of any reason ITEQ would not be able to renew any of the permits, licenses, or other authorizations required pursuant to any Applicable Environmental Laws to operate and use any of AIX's assets for their current purposes and uses.

              2.1.15. Compliance with Other Laws. Except as set forth in the AIX Reports or in Schedule 2.1.15 [omitted], AIX is not in violation of or in default with respect to, or in alleged violation of or alleged default with respect to, the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) as amended ("OSHA"), or any other applicable law or any applicable rule, regulation, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, or delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency or instrumentality, except for violations which, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on AIX.

              2.1.16. Finder's Fee. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by AIX and its counsel directly with ITEQ and its counsel, without the intervention of any other person as the result of any act of AIX, and so far as is known to AIX, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or any similar payments, other than financial advisory fees to be paid (i) by ITEQ to Simmons & Company International, Inc. ("Simmons") and Deutsche Morgan Grenfell ("DMG") in connection with the transaction (including the rendition of a fairness opinion to ITEQ) and (ii) by AIX to Rauscher Pierce Refsnes, Inc. ("RPR") under financial arrangements approved in advance by ITEQ for the rendition of a fairness opinion to AIX in connection with the merger contemplated by this Agreement.

              2.1.17. Compliance with ERISA. AIX has made available to ITEQ a copy of each AIX Plan, any related trust agreement and annuity or insurance contract, if any, and each plan's most recent annual report filed with the Internal Revenue Service, if any, and: (i) each AIX Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, and is, to the extent required by applicable law or contract, fully funded without having any deficit or unfunded actuarial liability; (ii) all required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof and no past service funding liabilities exist thereunder; (iii) each AIX Plan that is required or intended to be qualified under applicable law or registered or approved by a governmental agency or authority has been so qualified, registered or





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       approved by the appropriate governmental agency or authority, and nothing has occurred since the date of the last qualification, registration or approval to materially and adversely affect, or cause, the appropriate governmental agency or authority to revoke such qualification, registration or approval; (iv) to the extent applicable, the AIX Plans comply, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and any AIX Plan intended to be qualified under
       Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred to cause the loss of such qualified status; (v) no AIX Plan is covered by Title IV of ERISA or Section 412 of the Code; (vi) there are no pending or anticipated material claims against or otherwise involving any of the AIX Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of AIX Plan activities) has been brought against or with respect to any AIX Plan; (vii) all material contributions, reserves or premium payments, required to be made as of the date hereof to the AIX Plans have been made or provided for; (viii) AIX has not incurred any liability under subtitle C or D of Title IV of ERISA with respect to any "single-employer plan," within the meaning of
       Section 4001(a)(15) of ERISA, currently or formerly maintained by AIX or any entity which is considered one employer with AIX under Section 4001 of ERISA; (ix) AIX has not incurred any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any "multiemployer plan," within the meaning of Section 4001(a)(3) of ERISA; and (x) AIX has no obligations for retiree health and life benefits under any AIX Plan, except as set forth on Schedule 2.1.17 [omitted], and there are no restrictions on the rights of AIX to amend or terminate any such AIX Plan without incurring any liability thereunder.

              2.1.18.  Investigations; Litigation.   Except as required
       pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1978 and the rules and regulations promulgated thereunder (collectively, "HSR") and any applicable comparable foreign laws and regulations, (i) no investigation or review by any governmental entity with respect to AIX or any of the transactions contemplated by this Agreement is pending or, to the best of AIX's knowledge, threatened, nor has any governmental entity indicated to AIX an intention to conduct the same, and (ii) there is no action, suit or proceeding pending or, to the best of AIX's knowledge, threatened against or affecting AIX at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on AIX.

              2.1.19. Product Warranty. There are no existing liabilities or, to the knowledge of AIX, potential liabilities, arising from claims regarding the performance or design of the products and services sold by AIX either in the past or at present that in the aggregate could reasonably be expected to have a Material Adverse Effect on AIX.

              2.1.20. Information for Proxy Statement. All information and data (including financial statements) concerning AIX which is or will be included in the registration





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
       statement and proxy statement (collectively, the "Proxy Statement") issued in connection with the transactions contemplated by this Agreement will be furnished by AIX for inclusion therein and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

              2.1.21. Investment Company. AIX is not an "investment company," or an "affiliated person of" or "promoter" or "principal underwriter" of an investment company, as those terms are defined in the Investment Company Act of 1940, as amended (the "Investment Company Act").

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF ITEQ

       3.1. Representations and Warranties of ITEQ. ITEQ represents and warrants as follows:

              3.1.1. Organization and Standing. ITEQ is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full requisite corporate power and authority to carry on its business as it is currently conducted, and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect on ITEQ.

              3.1.2. Agreement Authorized and its Effect on Other Obligations. Upon approval of this Agreement by the stockholders of ITEQ, the consummation of the transactions contemplated hereby will have been duly and validly authorized by all necessary corporate action on the part of ITEQ, and this Agreement will be a valid and binding obligation of ITEQ enforceable against ITEQ (subject to normal equitable principles) in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally. At the Effective Date and except as specified in Schedule 3.1.2 [omitted], the consummation of the merger contemplated by this Agreement will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default under (i) the certificate of incorporation or bylaws of ITEQ or
       (ii) any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which ITEQ or any of its subsidiaries is a party or by which any of them or their properties are bound, other than such violations, breaches or defaults as could not reasonably be expected to have Material Adverse Effect on ITEQ.

              3.1.3. Capitalization. The capitalization of ITEQ consists of 1,000,000 shares of preferred stock, par value $.01 per share, of which at June 30, 1997 no shares were issued





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       or outstanding; and 30,000,000 shares of ITEQ Common Stock, par value
       $.001 per share, of which at June 30, 1997, 16,966,231 shares were issued and outstanding, 1,052,325 shares were reserved for issuance in connection with options outstanding under various ITEQ benefit plans and another 1,927,221 shares were reserved for issuance upon exercise of outstanding warrants; at the same date, 791 shares of ITEQ Common Stock were held in ITEQ's treasury.

              3.1.4. Subsidiaries. All outstanding shares of stock of the subsidiary corporations owned by ITEQ are validly issued, fully paid, and nonassessable, ITEQ has good and marketable title thereto free and clear of any Encumbrance, except as specified in Schedule 3.1.4 [omitted], and ITEQ owns all outstanding shares of stock of said subsidiary corporations. Each such subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction under which it is incorporated and has full requisite corporate power and authority to own its property and carry on its business as presently conducted by it and is, or on the Effective Date will be, duly qualified or licensed to do business and is, or on the Effective Date will be, in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted makes such qualification or licensing necessary, except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect on ITEQ. As hereinafter used in this Article III, the term "ITEQ" also includes any and all of its directly and indirectly held subsidiaries, except where the context indicates to the contrary.

              3.1.5. Reports and Financial Statements. ITEQ has previously furnished to AIX true and complete copies of (a) all annual reports filed with the Commission pursuant to the Exchange Act, since December 31, 1994, (b) ITEQ's quarterly and other reports filed with the Commission since December 31, 1994, (c) all definitive proxy solicitation materials filed with the Commission since December 31, 1994, and (d) any registration statements declared effective by the Commission since December 31, 1994. The consolidated financial statements of ITEQ and its subsidiaries included in ITEQ's most recent report on Form 10-K and most recent report on Form 10-Q, and any other reports filed with the Commission by ITEQ under the Exchange Act (the "ITEQ Reports") were, or (if filed after the date hereof) will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present, or will present, the consolidated financial position for ITEQ and its subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (except with respect to interim period financial statements, for normal year-end adjustments which are not material); and the ITEQ Reports did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 1994, ITEQ has filed with the Commission all reports required to be filed by ITEQ under the Exchange Act and the rules and regulations of the Commission.





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              3.1.6. Liabilities.  ITEQ does not have any liabilities or obligations, either accrued, absolute, contingent, or otherwise, or have any knowledge of any potential liabilities or obligations, which would have a Material Adverse Effect on ITEQ, other than those (i) disclosed in the ITEQ Reports or (ii) set forth on Schedule 3.1.6 hereto [omitted].

              3.1.7. No Undisclosed Defaults. Except as may be specified in the ITEQ Reports or in Schedule 3.1.7 [omitted], ITEQ is not a party to, or bound by, any material contract or arrangement of any kind to be performed after the Effective Date, nor is ITEQ in default in any material obligation or covenant on its part to be performed under any material obligation, lease, contract, order, plan or other arrangement except as identified in Schedule 3.1.7 [omitted].

              3.1.8. Absence of Certain Changes and Events in ITEQ. Except as set forth in Schedule 3.1.8 hereto [omitted], other than as a result of the transactions contemplated by this Agreement, since March 31, 1997, there has not been:

                     3.1.8.1. Financial Change. Any adverse change in the financial condition, operations, assets or business of ITEQ which could reasonably be expected to have a Material Adverse Effect on ITEQ;

                     3.1.8.2. Property Damage. Any material damage, destruction, or loss to the business or properties of ITEQ (whether or not covered by insurance);

                     3.1.8.3. Dividends. Any declaration, setting aside, or payment of any dividend or other distribution in respect of ITEQ's capital stock, or any direct or indirect redemption, purchase or any other acquisition of such stock;

                     3.1.8.4. Capitalization Change. Any change in the capital stock or in the number of shares or classes of ITEQ's authorized or outstanding capital stock as described in Paragraph 3.1.3;

                     3.1.8.5. Labor Disputes. Any labor dispute (other than routine grievances); or

                     3.1.8.6. Other Material Changes. Any other event or condition known to ITEQ particularly pertaining to and adversely affecting the operations, assets or business of ITEQ (other than events or conditions which are of a general or industry-wide nature and of general public knowledge) which could reasonably be expected to have a Material Adverse Effect on ITEQ.

              3.1.9. Taxes. Except as set forth in Schedule 3.1.9 [omitted], and except with respect to failures which in the aggregate, could not reasonably be expected to have a Material Adverse Effect on ITEQ, proper and accurate Federal, state and local income, value added,





                                      A-18
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       sales, use, franchise, gross revenue, turnover, excise, payroll, property, employment, customs duties and any and all other tax returns, reports, and estimates have been filed with appropriate governmental agencies, domestic and foreign, by ITEQ for each period for which any returns, reports, or estimates were due (taking into account any extensions of time to file before the date hereof); all taxes shown by such returns to be payable and any other taxes due and payable have been paid other than those being contested in good faith by ITEQ; and the tax provision reflected in ITEQ's most recent balance sheet included in the ITEQ Reports is adequate, in accordance with generally accepted accounting principles, to cover liabilities of ITEQ at the date thereof for all taxes, including any interest, penalties and additions to taxes of any character whatsoever applicable to ITEQ or its assets or business. Except as set forth on Schedule 3.1.9 [omitted], no waiver of any statute of limitations executed by ITEQ with respect to Federal or state income or other tax is in effect for any period. The Federal income tax returns of ITEQ have never been examined by the Internal Revenue Service, but notice with respect to an audit of the year ended December 31, 1994 has been received by ITEQ. There are no tax liens on any assets of ITEQ except for taxes not yet currently due and those which could not reasonably be expected to have a Material Adverse Effect on ITEQ.

              3.1.10.  Intellectual Property.  Except as set forth in Schedule
       3.1.10 [omitted], ITEQ owns or possesses licenses to use all ITEQ Intellectual Property that is either material to the business of ITEQ or that is necessary for the manufacture, use or sale of any products manufactured, used or sold by ITEQ. The ITEQ Intellectual Property is owned or licensed by ITEQ free and clear of any Encumbrance other than such Encumbrances as are listed in Schedule 3.1.10 [omitted]. Except as otherwise indicated in such Schedule, ITEQ has not granted to any other person any license to use any ITEQ Intellectual Property. ITEQ has not received any notice of infringement, misappropriation, or conflict with, the intellectual property rights of others in connection with the use by ITEQ of the ITEQ Intellectual Property.

              3.1.11. Title to Properties. With minor exceptions which in the aggregate are not material, and except for merchandise and other property sold, used or otherwise disposed of in the ordinary course of business for fair value, ITEQ has good and marketable title to all its properties, interests in properties and assets, real and personal, reflected in the most recent financial statements contained in the ITEQ Reports, free and clear of any Encumbrance of any nature whatsoever, except (i) liens and Encumbrances reflected in the most recent balance sheet of ITEQ included in the ITEQ Reports, (ii) liens for current taxes not yet due and payable, and (iii) such imperfections of title, easements and Encumbrances, if any, as are not substantial in character, amount, or extent and do not and will not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby, or otherwise materially impair business operations. All leases pursuant to which ITEQ leases (whether as lessee or lessor) any substantial amount of real or personal property are in good standing, valid, and effective; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both,





                                      A-19
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       would constitute a default by ITEQ and in respect to which ITEQ has not taken adequate steps to prevent a default from occurring. The buildings and premises of ITEQ that are used in its business are in good operating condition and repair, subject only to ordinary wear and tear. All major items of equipment of ITEQ are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, and are free from any known defects except as may be repaired by routine maintenance and such minor defects as to not substantially interfere with the continued use thereof in the conduct of normal operations.

              3.1.12. Litigation. Except to the extent set forth in the ITEQ Reports or in Schedule 3.1.12 [omitted], there is no suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation pending to which ITEQ is a party or, to the knowledge of ITEQ, might become a party or which particularly affects ITEQ, nor is any change in the zoning or building ordinances directly affecting the real property or leasehold interests of ITEQ, pending or, to the knowledge of ITEQ, threatened.

              3.1.13.  Environmental Compliance.  Except as set forth in
       Schedule 3.1.13 [omitted];

                     3.1.13.1. Environmental Conditions. There are no environmental conditions or circumstances such as the presence or release of any hazardous substance on any real property owned by ITEQ that could reasonably be expected to have a Material Adverse Effect on ITEQ.

                     3.1.13.2. Permits, etc. ITEQ has in full force and effect all environmental permits, licenses, approvals and other authorizations required to conduct its operations and is operating in material compliance thereunder.

                     3.1.13.3. Compliance. ITEQ's operations and use of its assets do not violate any Applicable Environmental Laws, except for violations which, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on ITEQ.

                     3.1.13.4. Environmental Claims. No notice has been served on ITEQ from any entity, governmental agency or individual regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Applicable Environmental Laws, or regarding any claims for remedial obligations or contribution under any Applicable Environmental Laws, other than any of the foregoing which, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on ITEQ.

                     3.1.13.5. Renewals. ITEQ does not know of any reason ITEQ would not be able to renew any of the permits, licenses, or other authorizations required pursuant to any Applicable Environmental Laws to operate and use any of ITEQ's assets for their current purposes and uses.

              3.1.14. Compliance with Other Laws. Except as set forth in the ITEQ Reports or in Schedule 3.1.14 [omitted], ITEQ is not in violation of or in default with respect to, or in alleged violation of or alleged default with respect to, OSHA or any other applicable law or any applicable rule, regulation, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, or delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency or instrumentality, except for violations which, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on ITEQ.

              3.1.15. Finder's Fee. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by ITEQ and its counsel, directly with AIX or its counsel, without the intervention of any other person as the result of an act of ITEQ and, so far as known to ITEQ, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or any similar payments, other than financial advisory fees to be paid by (i) ITEQ to Simmons and DMG and (ii) AIX to RPR in connection with the merger contemplated by this Agreement.

              3.1.16. Compliance With ERISA. All bonus, incentive compensation, stock option, deferred compensation, profit-sharing, retirement, pension, welfare, group insurance, death benefit, or other fringe benefit plans, arrangements or trust agreements covering active, former or retired employees of ITEQ (collectively, the "ITEQ Plans") are listed in Schedule 3.1.16 [omitted]. ITEQ has made available to AIX a copy of each ITEQ Plan, any related trust agreement and annuity or insurance contract, if any, and each plan's most recent annual report filed with the Internal Revenue Service, if any, the most recent reports with respect to such plans, trust agreements and annuity or insurance contracts filed with any governmental agency, all Internal Revenue Service determination letters that have been received with respect to such plans and: (i) each ITEQ Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, and is, to the extent required by applicable law or contract, fully funded without having any deficit or unfunded actuarial liability; (ii) all required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof and no past service funding liabilities exist thereunder; (iii) each ITEQ Plan that is required or intended to be qualified under applicable law or registered or approved by a governmental agency or authority has been so qualified, registered or approved by the appropriate governmental agency or authority, and nothing has occurred since the date of the last qualification, registration or approval to adversely affect, or cause, the appropriate governmental agency or authority to revoke such qualification, registration or approval; (iv) to the extent applicable, the ITEQ Plans comply, in all material respects, with the requirements of ERISA





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       and the Code, and any ITEQ Plan intended to be qualified under Section
       401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred to cause the loss of such qualified status; (v) no ITEQ Plan is covered by Title IV of ERISA or
       Section 412 of the Code; (vi) there are no pending or anticipated material claims against or otherwise involving any of the ITEQ Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of ITEQ Plan activities) has been brought against or with respect to any ITEQ Plan; (vii) all material contributions, reserves or premium payments, required to be made as of the date hereof to the ITEQ Plans have been made or provided for; (viii) ITEQ has not incurred any liability under subtitle C or D of Title IV of ERISA with respect to any "single-employer plan," within the meaning of
       Section 4001(a)(15) of ERISA, currently or formerly maintained by ITEQ or any entity which is considered one employer with ITEQ under Section 4001 of ERISA; (ix) ITEQ has not incurred any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any "multiemployer plan," within the meaning of Section 4001(a)(3) of ERISA; and (x) ITEQ does not have any obligations for retiree health and life benefits under any ITEQ Plan, except as set forth on Schedule 3.1.16 [omitted], and there are no restrictions on the rights of ITEQ to amend or terminate any such ITEQ Plan without incurring any liability thereunder.

              3.1.17. Investigations; Litigation. Except as required pursuant to HSR and any applicable comparable foreign laws and regulations, (i) no investigation or review by any governmental entity with respect to ITEQ in connection with any of the transactions contemplated by this Agreement is pending or, to the best of ITEQ's knowledge, threatened, nor has any governmental entity indicated to ITEQ an intention to conduct the same and (ii) there is no action, suit or proceeding pending or, to the best of ITEQ's knowledge, threatened against or affecting ITEQ or its subsidiaries at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on ITEQ.

              3.1.18. Product Warranty. There are no existing liabilities or, to the knowledge of ITEQ, potential liabilities, arising from claims regarding the performance or design of the products sold by ITEQ either in the past or at present that in the aggregate could reasonably be expected to have a Material Adverse Effect on ITEQ.

              3.1.19. Information for Proxy Statement. All information and data (including financial statements) concerning ITEQ which is or will be included in the Proxy Statement to be issued in connection with the transactions contemplated by this Agreement will be furnished by ITEQ for inclusion therein and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.





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              3.1.20.  Investment Company.  ITEQ is not an "investment
       company," or an "affiliated person of" or "promoter" or "principal underwriter" of an investment company, as those terms are defined in the Investment Company Act.

                                   ARTICLE IV

                       OBLIGATIONS PENDING EFFECTIVE DATE

       4.1. Agreements of ITEQ and AIX. Each of ITEQ and AIX agrees that from the date hereof to the Effective Date, it will:

              4.1.1. Maintenance of Present Business. Other than as contemplated by this Agreement, operate its business only in the usual, regular, and ordinary manner so as to maintain the goodwill it now enjoys and, to the extent consistent with such operation, use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers, jobbers, distributors, and others having business dealings with it;

              4.1.2. Maintenance of Properties. At its expense, maintain all of its property and assets in customary repair, order, and condition, reasonable wear and use and damage by fire or unavoidable casualty excepted;

              4.1.3. Maintenance of Books and Records. Maintain its books of account and records in the usual, regular, and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis;

              4.1.4. Compliance with Law. Duly comply in all material respects with all laws applicable to it and to the conduct of its business; and

              4.1.5. Compliance with Agreement. At its expense, take all commercially reasonable actions as may be necessary (i) to insure that the representations and warranties made by it herein are true and correct at the Effective Date, (ii) to fully perform all covenants made by it herein and (iii) to satisfy timely all other obligations imposed upon it by this Agreement (including, without limitation, the obligation from the date of this Agreement to take no action which either alone or in combination with actions previously taken would disqualify the merger from "pooling of interests" accounting treatment).

              4.1.6. Inspection of Each Merging Corporation. Permit the other party hereto, and their officers and authorized representatives, during normal business hours, to inspect its records and to consult with its officers, employees, attorneys, and agents for the purpose of determining the accuracy of the representations and warranties hereinabove made and the compliance with covenants contained in this Agreement.





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       4.2.   Additional Agreements of ITEQ and AIX.  ITEQ and AIX agree to take the following actions after the date hereof:

              4.2.1. Hart-Scott-Rodino. Each party shall file such materials as are required under the HSR Act with respect to the transaction contemplated hereby and shall cooperate with the other party to the extent necessary to assist the other party in the preparation of such filings.

              4.2.2. Proxy Statement. ITEQ and AIX shall cooperate in the preparation and prompt filing of the Proxy Statement with the Commission with respect to the meetings of their stockholders called for the purpose of, among other things, securing stockholder approval of the merger contemplated by this Agreement and the consummation of the transaction herein contemplated. Each of ITEQ and AIX shall use all reasonable efforts to have the Proxy Statement cleared by the Commission.

              4.2.3. Notice of Material Developments. Each of ITEQ and AIX will promptly notify the other party in writing of (i) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of such party contained in this Agreement untrue or inaccurate in any material respect, (ii) any Material Adverse Effect on such party and (iii) breach by such party of any covenant or agreement contained in this Agreement.

       4.3. Additional Agreements of AIX. AIX agrees that from the date hereof to the Effective Date, it will:

              4.3.1. Prohibition of Certain Employment Contracts. Not enter into any contracts of employment which (i) cannot be terminated on notice of 14 days or less or (ii) provide for any severance payments or benefits covering a period beyond the termination date (other than those which ITEQ has previously approved) except as may be required by law;

              4.3.2. Prohibition of Certain Loans. Not incur any borrowings except (i) the refinancing of indebtedness now outstanding or additional borrowings under its existing revolving credit facilities, (ii) the prepayment by customers of amounts due or to become due for goods sold or services rendered or to be rendered in the future, (iii) trade payables incurred in the ordinary course of business, (iv) other borrowings incurred in the ordinary course of business to finance normal operations or (v) as is otherwise agreed to in writing by ITEQ;

              4.3.3. Prohibition of Certain Commitments. Not enter into commitments of a capital expenditure nature or incur any contingent liability which would exceed $1,000,000, in the aggregate, except (i) as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business, (ii) as may be required by law or (iii) as is otherwise agreed to in writing by ITEQ;





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              4.3.4. Disposal of Assets.  Not sell, dispose of, or encumber, any property or assets, except (i) in the ordinary course of business or
       (ii) as is otherwise agreed to in writing by ITEQ;

              4.3.5. Maintenance of Insurance. Maintain insurance (or self insurance reserves) upon all its properties and with respect to the conduct of its business of such kinds and in such amounts as is customary in the type of business in which it is engaged, but not less than that presently carried by it, which insurance (or self insurance reserves) may be added to from time to time in its discretion; provided, that if during the period from the date hereof to and including the Effective Date any of its property or assets are damaged or destroyed by fire or other casualty, the obligations of ITEQ and AIX under this Agreement shall not be affected thereby (subject, however, to the provision that the coverage limits of such policies are adequate in amount to cover the replacement value of such property or assets and loss of profits during replacement, less commercially reasonable deductibles, if of material significance to the assets or operations of
       AIX) but it shall promptly notify ITEQ in writing thereof and proceed with the repair or restoration of such property or assets in such manner and to such extent as may be approved by ITEQ, and upon the Effective Date all proceeds of insurance and claims of every kind arising as a result of any such damage or destruction shall remain the property of Surviving Corporation;

              4.3.6. AIX Acquisition Proposals.  Not directly or indirectly:

                     4.3.6.1. No Solicitation. Authorize or permit any of its respective agents to: (i) solicit, initiate, encourage (including by way of furnishing information) or take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any acquisition or purchase of a substantial amount of assets of, or an equity interest of 30% or more in, AIX or any merger, consolidation, business combination, sale of substantially all assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving AIX (other than the transactions contemplated by this Agreement) or any other material corporate transaction the consummation of which would, or could reasonably be expected to, impede, interfere with, prevent or materially delay the merger contemplated by this Agreement (collectively, "AIX Transaction Proposals") or agree to or endorse any AIX Transaction Proposal or (ii) propose, enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to another person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, an effort or attempt by any other person to do or seek any of the foregoing, provided, however, that the foregoing clauses (i) and (ii) shall not prohibit AIX from (A) furnishing information pursuant to an appropriate confidentiality letter concerning AIX and its businesses, properties or assets to a third party who has made a Superior AIX Transaction Proposal (as defined below), (B) engaging in discussions or negotiations with a third party who has made a Superior





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              AIX Transaction Proposal or (C) following receipt of a Superior
              AIX Transaction Proposal, taking and disclosing to its stockholders a position with respect thereto or changing the recommendation by AIX's board of directors but in each case referred to in the foregoing clauses (A) through (C) only after the board of directors of AIX concludes in good faith following advice of its outside counsel that such action is reasonably necessary in order for the board of directors of AIX to comply with its fiduciary obligations to stockholders under applicable law. If the board of directors of AIX receives an AIX Transaction Proposal, then AIX shall immediately inform ITEQ of the terms and conditions of such proposal and the identity of the person making it and shall keep ITEQ fully informed of the status and details of any such AIX Transaction Proposal and of all steps it is taking in response to such AIX Transaction Proposal; provided that nothing contained in this Paragraph 4.3.6.1 shall prohibit AIX or its board of directors from making such disclosure to AIX's stockholders or taking any action which, in the good faith judgment of AIX's board of directors, may be required under applicable law, including Rules 14d-9 and 14e-2 promulgated under the Exchange Act. For purposes of this Agreement, the term "Superior AIX Transaction Proposal" shall mean a bona fide AIX Transaction Proposal that the board of directors of AIX determines in good faith after consultation with (and based in part on the advice of) its independent financial advisors to be more favorable to AIX's stockholders than the merger contemplated by this Agreement, is reasonably capable of being financed and is not subject to any material contingencies relating to financing.

                     4.3.6.2. Acceptance of Superior AIX Transaction Proposals. If (i) (A) this Agreement is terminated by AIX pursuant to Paragraph 6.1.5 hereof, (B) AIX shall violate the covenant set forth in Paragraph 4.3.6.1 hereof, or (C) AIX modifies or withdraws its board of directors' recommendation in favor of the transactions contemplated by this Agreement or (ii) AIX enters into an agreement which provides for Another AIX Transaction (as defined below) or Another AIX Transaction is consummated (in each case with any third party which after the date of this Agreement and before termination of this Agreement has communicated to it an AIX Transaction Proposal), in either case within twelve months after the date of termination of this Agreement, then, in any such event, AIX shall pay to ITEQ within two days after demand by ITEQ in the case of the occurrence of any of the events specified in clause (i) above, and immediately upon the first to occur of the entering into an agreement providing for, or the consummation of, Another AIX Transaction in the case of clause (ii) above (by wire transfer of immediately available funds to an account designated by ITEQ for such purpose), a fee (the "Break-Up Fee") in an amount equal to $2,500,000. AIX agrees that the Break-Up Fee is a reasonable determination, in light of the uncertainty and difficulty of ascertaining the exact amount thereof, of the loss that ITEQ would actually sustain in respect of one of the events described in this Paragraph 4.3.6.2. For purposes of this Paragraph 4.3.6.2, the term "Another AIX Transaction" shall mean any transaction pursuant to which





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              (i) any person, entity or group (within the meaning of Section
              13(d)(3) of the Exchange Act) (each, a "Third Party") acquires 50% or more of the outstanding AIX Common Stock, (ii) a Third Party acquires 25% or more of the total assets of AIX taken as a whole, (iii) a Third Party merges, consolidates or combines in any other way with AIX other than in a transaction in which holders of AIX Common Stock continue to own at least 75% of the equity of the surviving corporation, or (iv) AIX distributes or transfers to its stockholders, by dividend or otherwise, assets constituting 25% or more of the market value or earning power of AIX on a consolidated basis (it being understood that stock of subsidiaries constitute assets of AIX for purposes of this Paragraph 4.3.6.2). Notwithstanding anything contained in this Agreement to the contrary, ITEQ agrees that if AIX pays the Break-Up Fee to ITEQ in accordance with this Paragraph 4.3.6.2 either because AIX shall have violated the covenant set forth in Paragraph 4.3.6.1 hereof, or under any other circumstances where ITEQ has been paid the Break-Up Fee by AIX, then following such payment AIX shall have no further liability to ITEQ under this Agreement.

              4.3.7. No Amendment to Certificate of Incorporation, etc. Prior to the receipt by ITEQ of the Break-Up Fee pursuant to Section 4.3.6.2 or without the consent of ITEQ, not amend its certificate of incorporation or bylaws or other organizational documents or merge or consolidate with or into any other corporation or change in any manner the rights of its capital stock or the character of its business;

              4.3.8. No Issuance, Sale, or Purchase of Securities. Prior to the receipt by ITEQ of the Break-Up Fee pursuant to Section 4.3.6.2 or without the consent of ITEQ, not issue or sell, or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell (upon conversion or otherwise), any shares of its capital stock or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock; provided, that nothing in this Paragraph shall restrict or prohibit the issuance by AIX of shares of AIX Common Stock upon exercise of options previously granted under existing benefit plans;

              4.3.9. Prohibition on Dividends. Prior to the receipt by ITEQ of the Break-Up Fee pursuant to Section 4.3.6.2 or without the consent of ITEQ, not declare or pay any dividend on shares of its capital stock or make any other distribution of assets to the holders thereof;

              4.3.10. Supplemental Financial Statements. Deliver to ITEQ, within 45 days after the end of each fiscal quarter of AIX beginning June 30, 1997 and through the Effective Date, unaudited consolidated balance sheets and related unaudited statements of income, retained earnings and cash flows as of the end of each fiscal quarter of AIX, and as of the corresponding fiscal quarter of the previous fiscal year. AIX hereby represents and warrants that such unaudited consolidated financial statement shall (i) be complete in all material respects except for the omission of notes and schedules contained in audited financial statements, (ii) present fairly the financial condition of AIX as at the dates indicated and the





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       results of operations for the respective periods indicated (except for normal year-end adjustments which are not material) (iii) shall have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as noted therein and
       (iv) shall contain all adjustments which AIX considers necessary for a fair presentation of its results for each respective fiscal period;

              4.3.11. Notice of Material Developments. Promptly furnish to ITEQ copies of all communications from AIX to its stockholders and all AIX Reports.

              4.3.12. Stockholders' Meeting. Call and hold a meeting of stockholders within 45 days after the Commission has indicated that it has no further comments on the Proxy Statement for the purpose of considering and acting a proposal to approve this Agreement and the merger contemplated hereby.

       4.4. Additional Agreements of ITEQ. ITEQ agrees that from the date hereof to the Effective Date, it will:

              4.4.1. Prohibition of Certain Employment Contracts. Not enter into any contracts of employment which (i) cannot be terminated on notice of 14 days or less or (ii) provide for any severance payments or benefits covering a period beyond the termination date (other than those which AIX has previously been approved) except as may be required by law; provided, however, that nothing in this Paragraph shall prohibit ITEQ from entering into an employment agreement with its chief executive officer on substantially the terms previously disclosed in writing to AIX;

              4.4.2. Prohibition of Certain Loans. Except as contemplated by Paragraph 4.4.13, not incur any borrowings except (i) the refinancing of indebtedness now outstanding, or additional borrowings under its existing revolving credit facilities, (ii) the prepayment by customers of amounts due or to become due for goods sold or services rendered or to be rendered in the future, (iii) trade payables incurred in the ordinary course of business, (iv) other borrowings incurred in the ordinary course of business to finance normal operations or (v) as is otherwise agreed to in writing by AIX;

              4.4.3. Prohibition of Certain Commitments. Not enter into commitments of a capital expenditure nature or incur any contingent liability which would exceed $1,000,000, in the aggregate, except (i) as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business, (ii) as may be required by law or (iii) as is otherwise agreed to in writing by AIX;

              4.4.4. Disposal of Assets. Not sell, dispose of, or encumber, any property or assets, except (i) in the ordinary course of business or
       (ii) as is otherwise agreed to in writing by AIX;





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              4.4.5. Maintenance of Insurance.  Maintain insurance upon all its properties and with respect to the conduct of its business of such kinds and in such amounts as is customary in the type of business in which it is engaged, but not less than that presently carried by it, which insurance may be added to from time to time in its discretion; provided, that if during the period from the date hereof to and including the Effective Date any of its property or assets are damaged or destroyed by fire or other casualty, the obligations of ITEQ and AIX under this Agreement shall not be affected thereby (subject, however, to the provision that the coverage limits of such policies are adequate in amount to cover the replacement value of such property or assets and loss of profits during replacement, less commercially reasonable deductible, if of material significance to the assets or operations of
       ITEQ) but it shall promptly notify AIX in writing thereof and proceed with the repair or restoration of such property or assets in such manner and to such extent as may be approved by AIX, and upon the Effective
       Date all proceeds of insurance and claims of every kind arising as a result of any such damage or destruction shall remain the property of Surviving Corporation;

              4.4.6. No Amendment to Certificate of Incorporation, etc. Except as otherwise provided herein, not amend its certificate of incorporation or bylaws or other organizational documents or merge into any other corporation or change in any manner the rights of its Common Stock;

              4.4.7. No Issuance, Sale, or Purchase of Securities. Not issue or sell, or issue options (other than (i) options previously authorized by the compensation committee of ITEQ's board of directors or (ii) options granted to new personnel upon commencement of employment) or rights to subscribe to, or enter into any contract or commitment to issue or sell (upon conversion or otherwise), any shares of its capital stock or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock; provided, that nothing in this Paragraph shall restrict or prohibit the issuance by ITEQ of shares of ITEQ Common Stock upon exercise of options previously granted under existing employee benefit plans, the issuance of shares of ITEQ Common Stock upon exercise of outstanding warrants, or the issuance of up to 1,000,000 shares of ITEQ Common Stock in the acquisition of other businesses in "non-dilutive" (for financial reporting purposes) transactions if such acquired businesses would not individually or collectively constitute a "significant subsidiary" of ITEQ;

              4.4.8. Prohibition on Dividends. Not declare or pay any dividend on shares of its capital stock or make any other distribution of assets to the holders thereof;

              4.4.9. Stockholders' Meeting. Call and hold a meeting of stockholders within 45 days after the Commission has indicated that it has no further comments on the Proxy Statement for the purpose of considering and acting upon proposals to approve this Agreement and the merger contemplated hereby;





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              4.4.10.  Issuance of ITEQ Common Stock.  Take all action it deems reasonably necessary to register the "issuance" of ITEQ Common Stock to the stockholders of AIX in connection with the merger contemplated by this Agreement under the Securities Act of 1933, as amended (the "Securities Act"). ITEQ also shall take any action reasonably required to be taken under state blue sky or securities laws in connection with the issuance of the ITEQ Common Stock pursuant to the merger;

              4.4.11. Listing of ITEQ Stock. Take such steps as are required to accomplish, as of the Effective Date, the Notification of Additional Listing of the shares of ITEQ Common Stock to be issued pursuant to this Agreement on the Nasdaq National Market;

              4.4.12. Notice of Material Developments. Promptly furnish to AIX copies of all communications from ITEQ to its stockholders and all ITEQ Reports; and

              4.4.13. Refinancing of Outstanding Indebtedness. Use all reasonable commercial efforts to arrange for the payment or assumption by it of all outstanding debt of AIX on the Effective Date on such terms as could not reasonably be expected to have a Material Adverse Effect on ITEQ, including (i) the borrowing by ITEQ of up to an additional $35,000,000 to fund any such repayment and (ii) the amendment or refunding of its present long-term and revolving indebtedness (the "Refinancing").

                                   ARTICLE V

                       CONDITIONS PRECEDENT TO OBLIGATIONS

       5.1. Conditions Precedent to Obligations of AIX. The obligations of AIX to consummate and effect the merger hereunder shall be subject to the satisfaction of the following conditions, or to the waiver thereof by AIX in the manner contemplated by Section 6.4 before the Effective Date:

              5.1.1. Representations and Warranties of ITEQ True at Effective Date. The representations and warranties of ITEQ herein contained shall be, in all material respects, true as of and at the Effective Date with the same effect as though made at such date, except as affected by transactions permitted or contemplated by this Agreement; ITEQ shall have performed and complied with all covenants required by this Agreement to be performed or complied, in all material respects, with by ITEQ before the Effective Date; and ITEQ shall have delivered to AIX a certificate, dated the Effective Date and signed by its chairman of the board or its president, and by its chief financial or accounting officer, and its secretary, to both such effects.

              5.1.2. No Material Litigation. No suit, action, or other proceeding shall be pending, or to ITEQ's knowledge, threatened, before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit or to obtain damages or other relief in





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       connection with this Agreement or the consummation of the merger contemplated hereby or which could reasonably be expected to have a Material Adverse Effect on ITEQ.

              5.1.3. Opinion of ITEQ Counsel. AIX shall have received a favorable opinion, dated as of the Effective Date, from Porter & Hedges, L.L.P., counsel for ITEQ, to the effect that (i) ITEQ has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware; (ii) all corporate proceedings required to be taken by or on the part of ITEQ to authorize the execution of this Agreement and the implementation of the merger contemplated hereby have been taken; (iii) the shares of ITEQ Common Stock which are to be delivered in accordance with this Agreement will, when issued, be validly issued, fully paid and nonassessable outstanding securities of ITEQ; (iv) this Agreement has been duly executed and delivered by ITEQ; (v) the Registration Statement on Form S-4 (which contains the Proxy Statement relating to the merger contemplated hereby) has become effective and no stop order has been issued by the Commission; and (vi) except as specified by such counsel (such exceptions to be acceptable to AIX) such counsel does not know of any material litigation, proceedings, or governmental investigation pending or threatened against or relating to ITEQ, any of its subsidiaries, or their respective properties or businesses in which it is sought to restrain, prohibit or otherwise affect the consummation of the transactions contemplated by this Agreement. Such opinion also shall cover such other matters incident to the transactions herein contemplated as AIX and its counsel may reasonably request. In rendering such opinion, such counsel may rely upon (i) certificates of public officials and of officers of ITEQ as to matters of fact and (ii) the opinion or opinions of other counsel, which opinions shall be reasonably satisfactory to AIX, as to matters other than federal or Texas law.

              5.1.4. Stockholder Approval. At the meeting of stockholders of AIX to be held before the Effective Date, the holders of the requisite majority of the outstanding shares of AIX Common Stock shall have approved the merger contemplated by this Agreement.

              5.1.5. Hart-Scott-Rodino, etc. All waiting periods required by HSR shall have expired with respect to the transactions contemplated by this Agreement, or early termination with respect thereto shall have been obtained without the imposition of any governmental request or order requiring the sale or disposition or holding separate (through a trust or otherwise) of particular assets or businesses of ITEQ, its affiliates or any component of AIX or other actions as a precondition to the expiration of any waiting period or the receipt of any necessary governmental approval or consent. In addition, any approvals required under any state or foreign laws comparable to HSR shall have been obtained.

              5.1.6. Registration; Listing of ITEQ Common Stock. On the Effective Date (i) the Proxy Statement shall have become effective under the Securities Act, and (ii) the shares of ITEQ Common Stock issuable at the Effective Date of this Agreement shall have become eligible for trading on the Nasdaq National Market.





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              5.1.7. Consent of Certain Parties in Privity With ITEQ.  The
       holders of any material indebtedness of ITEQ, the lessors of any material property leased by ITEQ, and the other parties to any other material agreements to which ITEQ is a party shall, when and to the extent necessary in the reasonable opinion of AIX, have consented to the merger contemplated hereby.

              5.1.8. Stock Options and Other Employee Benefit Plans of AIX. ITEQ shall have made effective provision (i) for the assumption at the Effective Date of all stock options outstanding under plans maintained by AIX and/or its subsidiaries, (ii) for the assumption, termination or discontinuation of all other AIX Plans, and (iii) except for benefits provided by AIX Plans assumed by ITEQ, make available to employees of AIX and its subsidiaries ("AIX Employees") participation following the Effective Date in the ITEQ Plans extended by ITEQ to similarly situated employees. If an AIX Plan that is terminated or discontinued by ITEQ is a group health plan, then ITEQ shall permit each AIX Employee participating in such group health plan and his or her eligible dependents (including, without limitation, all such AIX Employee's dependents covered by such group health plan as of the time such coverage ceases) to be covered under an ITEQ Plan that (i) provides medical and dental benefits to each such AIX Employee and such eligible dependents effective immediately upon the cessation of coverage of such individuals under such group health plan, (ii) credits such AIX Employee, for the year during which such coverage under such ITEQ Plan begins, with any deductibles and copayments already incurred during such year under such group health plan, and (iii) waives any preexisting condition restrictions to the extent necessary to provide immediate coverage. ITEQ and the ITEQ Plans shall recognize each AIX Employee's years of service and level of seniority with AIX and its subsidiaries for purposes of terms of employment and eligibility, vesting and benefit determination under the ITEQ Plans (other than benefit accruals under any defined benefit pension plan).

              5.1.9. Ancillary Matters. ITEQ shall have concluded the Refinancing, subject only to consummation of the merger contemplated by this Agreement, and AIX shall have received a favorable opinion from RPR for inclusion in the Proxy Statement as to the fairness, from a financial point of view, to the AIX stockholders of the Merger Consideration, which opinion shall not have been withdrawn at the Effective Date.

              5.1.10.Tax Opinion. AIX shall have received an opinion, dated as of the Effective Date, from Porter & Hedges, L.L.P., counsel for ITEQ, to the effect that (i) the merger of AIX into ITEQ as provided in this Agreement will constitute a reorganization within the meaning of
       Section 368(a)(1)(A) of the Code, and AIX and ITEQ will be parties to the reorganization; (ii) no gain or loss will be recognized to AIX or ITEQ upon such merger; (iii) no gain or loss will be recognized to any stockholder of AIX as a consequence of the merger, except to the extent of any cash received in lieu of fractional share interests; (iv) the aggregate tax basis of the ITEQ Common Stock received by an AIX stockholder as a result of the merger will be the same as the aggregate tax basis of the AIX Common Stock exchanged for such shares, reduced by basis allocable to fractional shares redeemed for cash;

       (v) the holding period of the ITEQ Common Stock received in exchange for AIX Common Stock pursuant to the merger will include the holding period of such AIX Common Stock; (vi) ITEQ's basis and holding period for all the assets of AIX acquired pursuant to the merger will be determined solely with respect to the basis and holding period of such assets in the hands AIX; and (vii) no gain or loss will be recognized to holders of AIX Options upon their exchange into options to purchase ITEQ Common Stock pursuant to the merger.

       5.2. Conditions Precedent to Obligations of ITEQ. The obligations of ITEQ to consummate and effect the merger hereunder shall be subject to the satisfaction of the following conditions, or to the waiver thereof by ITEQ in the manner contemplated by Section 6.4 before the Effective Date.

              5.2.1. Representations and Warranties of AIX True at Effective Date. The representations and warranties of AIX herein contained shall be, in all material respects, true as of and at the Effective Date with the same effect as though made at such date, except as affected by transactions permitted or contemplated by this Agreement; AIX shall have performed and complied with all covenants required by this Agreement to be performed or complied with, in all material respects, by it before the Effective Date; and AIX shall have delivered to ITEQ a certificate, dated the Effective Date and signed by its chairman of the board or its president, and by its chief financial or accounting officer, and by its secretary to both such effects.

              5.2.2. No Material Litigation. No suit, action, or other proceeding shall be pending, or to AIX's knowledge, threatened, before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the merger contemplated hereby or which could reasonably be expected to have a Material Adverse Effect on AIX.

              5.2.3. Opinion of AIX's Counsel. ITEQ shall have received a favorable opinion, dated the Effective Date, from Vinson & Elkins L.L.P., counsel to AIX to the effect that (i) AIX has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware; (ii) all outstanding shares of the AIX Common Stock have been validly issued and are fully paid and nonassessable; (iii) all corporate or other proceedings required to be taken by or on the part of AIX to authorize the execution of this Agreement and the implementation of the merger contemplated hereby have been taken; (iv) this Agreement has been duly executed and delivered by AIX; and (v) except as specified by such counsel (such exceptions to be acceptable to ITEQ) such counsel does not know of any material litigation, proceedings or governmental investigation, pending or threatened against or relating to AIX or its properties or businesses in which it is sought to restrain, prohibit or otherwise affect consummation of the transactions contemplated by this Agreement. Such opinion shall also cover such other matters incident to the transactions herein contemplated as ITEQ and its counsel may reasonably request. In rendering such opinion, such counsel may rely upon (i) certificates of public officials and of officers of AIX as to matters of fact and (ii) on the opinion or opinions of other counsel, which opinions shall be reasonably satisfactory to ITEQ, as to matters other than federal or Texas law.

              5.2.4. Stockholder Approval. At the meeting of stockholders of ITEQ to be held before the Effective Date, the holders of the requisite majority of the outstanding shares of ITEQ Common Stock shall have approved the merger contemplated by this Agreement.

              5.2.5. Hart-Scott-Rodino, etc. All waiting periods required by HSR shall have expired with respect to the transactions contemplated by this Agreement, or early termination with respect thereto shall have been obtained without the imposition of any governmental request or order requiring the sale or disposition or holding separate (through a trust or otherwise) of particular assets or businesses of ITEQ, its affiliates or any component of AIX or other actions as a precondition to the expiration of any waiting period or the receipt of any necessary governmental approval or consent. In addition, any approvals required under any state or foreign laws comparable to HSR shall have been obtained.

              5.2.6. Consent of Certain Parties in Privity with AIX. The holders of any material indebtedness of AIX, the lessors of any material property leased by AIX, and the other parties to any other material agreements to which AIX is a party shall, when and to the extent necessary in the reasonable opinion of ITEQ, have consented to the merger contemplated hereby.

              5.2.7. Ancillary Matters. ITEQ shall have concluded the Refinancing, subject only to consummation of the merger contemplated by this Agreement, and it shall have received a favorable opinion from Simmons for inclusion in the Proxy Statement as to the fairness, from a financial point of view, to ITEQ of the Merger Consideration, which opinion shall not have been withdrawn at the Effective Date.

                                   ARTICLE VI

                          TERMINATION AND ABANDONMENT

       6.1. Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the merger contemplated hereby abandoned at any time (whether before or after the approval and adoption thereof by the stockholders of AIX or ITEQ) before the Effective
Date:

              6.1.1. By Mutual Consent.  By mutual consent of ITEQ and AIX.

              6.1.2. By ITEQ Because of Conditions Precedent. By ITEQ, if there has been a breach by AIX of any of its representations, warranties, covenants, or agreements set forth in this Agreement, or if any representation or warranty of AIX shall have become untrue, in either case which could reasonably be expected to have a Material Adverse Effect on AIX, and which AIX fails to cure within 15 business days after written notice thereof from ITEQ (except that no cure period shall be provided for any breach by AIX which by its nature cannot be cured).

              6.1.3. By ITEQ Because of Material Adverse Change. By ITEQ, if there has been since March 31, 1997, a Material Adverse Change with respect to AIX.

              6.1.4. By AIX Because of Conditions Precedent. By AIX, if there has been a breach by ITEQ of any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of ITEQ shall have become untrue, in either case which could reasonably be expected to have a Material Adverse Effect on ITEQ, and which ITEQ fails to cure within 15 business days after written notice thereof from AIX (except that no cure period shall be provided for any breach by ITEQ which by its nature cannot be cured).

              6.1.5. By AIX Due to a Superior AIX Transaction Proposal. By AIX if, before the Effective Date, AIX's board of directors shall have withdrawn or modified in a manner adverse to ITEQ its approval of this Agreement or the merger contemplated hereby under the terms, conditions and procedures set forth in Paragraph 4.3.6.2.

              6.1.6. By AIX Because of Material Adverse Change. By AIX, if there has been since March 31, 1997, a Material Adverse Change with respect to ITEQ.

              6.1.7. By ITEQ or AIX Because of Legal Proceedings. By either ITEQ or AIX if any suit, action, or other proceeding shall be pending or threatened by the federal or a state government before any court or governmental agency, in which it is sought to restrain, prohibit, or otherwise affect the consummation of the merger contemplated hereby.

              6.1.8. By ITEQ or AIX if Merger not Effective by November 30, 1997. By either ITEQ or AIX, if all conditions to consummation of the merger shall not have been satisfied or waived on or before November 30, 1997, other than as a result of a breach of this Agreement by the terminating party.

              6.1.9. By ITEQ or AIX if Merger Cannot be Accounted for as a Pooling. By ITEQ or AIX if the merger contemplated by this Agreement cannot for financial reporting purposes be accounted for as a "pooling of interests"; provided, however, this provisions shall not be available to a party which has engaged in any transaction after June 30, 1997, that either alone or in combination with actions previously taken disqualifies the merger from such accounting treatment.

       6.2. Termination by Board of Directors. An election of ITEQ to terminate this Agreement and abandon the merger as provided in Section 6.1 shall be exercised on behalf of ITEQ by its board of directors. An election of AIX to terminate this Agreement and abandon the merger as provided in Section 6.1 shall be exercised on behalf of AIX by its board of directors.

       6.3. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to and in accordance with the provisions of Section 6.1 hereof, this Agreement shall become void and have no effect, without any liability on the part of any party hereto (or its stockholders or controlling persons or directors or officers), except (i) the provisions of the confidentiality agreements dated July 23, 1997, between ITEQ and AIX shall survive such termination, and abandonment, (ii) the provisions of Paragraphs
4.3.6.1 and 4.3.6.2 shall survive such termination and abandonment and (iii) except as otherwise provided in Paragraph 4.3.6.2, neither party shall be released or relieved from any liability arising from the willful breach by such party of any of its representations, warranties, covenants or agreements as set forth in this Agreement.

       6.4. Waiver of Conditions. Subject to the requirements of any applicable law, any of the terms or conditions of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, by action taken by its board of directors.

       6.5. Expense on Termination. If the merger contemplated hereby is abandoned pursuant to and in accordance with the provisions of Section 6.1 hereof, all expenses will be paid by the party incurring them.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

              7.1. Exchange of Options. Promptly after the Effective Date, ITEQ will notify in writing each holder of an AIX Option of the exchange of the AIX Option for an option to purchase ITEQ Common Stock in accordance with
Section 1.10 hereof.

       7.2.   Indemnity.

              7.2.1. Indemnification by ITEQ as to Proxy Statement. ITEQ agrees to indemnify and hold harmless AIX and its officers and directors and each person who controls AIX within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all losses, claims, damages, or liabilities, joint or several, to which any of them may become subject under the Securities Act, the Exchange Act or any other statute or common law, and to reimburse them for any legal or other expenses incurred by them in connection with investigating any claims and defending any actions, to the extent such losses, claims, damages, liabilities, or actions arise out of or are based upon (i) any false, misleading or untrue statement or alleged false, misleading or untrue statement of a material fact, insofar as it relates to ITEQ contained in the Proxy Statement in the form mailed to the stockholders of ITEQ or (ii) the omission or alleged omission to state in the Proxy Statement

       (including the Prospectus used in connection with the "issuance" of the Merger Consideration) a material fact required to be stated therein or necessary to make the statements therein not misleading, except for such statements or omissions made in reliance upon and in conformity with the information furnished to ITEQ in writing by AIX specifically for use in connection with the preparation of the Proxy Statement.

              7.2.2. Indemnification of Directors and Officers. ITEQ shall indemnify and hold harmless each present and former director and officer of AIX, determined as of the Effective Date, against any claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses, including without limitation attorneys' fees and disbursements incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Date (including, without limitation, the merger, the preparation, filing and mailing of the Proxy Statement and the other transactions and actions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Date, to the fullest extent that AIX would have been permitted, under applicable law, indemnification agreements existing on the date hereof, the Certificate of Incorporation or Bylaws of AIX in effect on the date hereof, to indemnify such person (and ITEQ shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

              7.2.3. Indemnification Procedure. Any indemnified party wishing to claim indemnification under this Section 7.2, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify ITEQ thereof, but the failure to so notify shall not relieve ITEQ of any liability or obligation it may have to such indemnified party except, and only to the extent, that such failure materially prejudices ITEQ. In the event of any such claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Date), ITEQ shall have the right to assume the defense thereof and ITEQ shall not be liable to such indemnified parties for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified parties in connection with the defense thereof, except that if ITEQ elects not to assume such defense, or counsel for the indemnified parties advises that there are bona fide issues that raise conflicts of interest between ITEQ and indemnified party, the indemnified parties may retain counsel satisfactory to them, and ITEQ shall pay all reasonable fees and expenses of such counsel for the indemnified party promptly as statements therefor are received. If such indemnity is not available with respect to any indemnified party, then ITEQ and the indemnified party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

              7.2.4. Benefits. The provisions of this Section 7.2 is intended to be for the benefit of, and shall be enforceable by, each of the indemnified parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be exclusive of any rights to which an indemnified party is entitled, whether pursuant to law, contract or otherwise.

       7.3.   Registration of Certain AIX Control Person Shares.

              7.3.1. Agreement to Register Resales. ITEQ agrees that promptly following the Effective Date, it will file with the Commission on Form S-3, a shelf registration statement pursuant to Rule 415 of the Securities Act (the "Registration Statement") covering the resale by each of the former stockholders of AIX who has complied with Paragraph
       7.4.1 ("Stockholders") of all the shares of ITEQ Common Stock received by them in the merger or receivable upon exercise of AIX Options (the "Stock"), and will use its best efforts to cause the same to be declared effective promptly by the Commission (and in any event, not later than 10 days following the publication by ITEQ of financial results containing at least 30 days of post-merger operations). ITEQ agrees to maintain such Registration Statement in effect for the maximum period allowable under the regulations promulgated by the Commission, and in any event to maintain the same (or, to the extent necessary, successive registration statements) through at least December 31, 2002. In any offering pursuant to this Paragraph, ITEQ will use its best efforts to effect any such registration and use its best efforts to effect such qualification and compliance as may be required and as would permit or facilitate the resale of such Stock, including, without limitation, registration under the Securities Act, appropriate qualifications under applicable blue-sky or other state securities laws, and appropriate compliance with any other governmental requirements.

              7.3.2. Procedures. Unless otherwise agreed between ITEQ and any Stockholder, the Registration Statement will cover resales of Stock in the open market by the Stockholders, among others. In no event shall the plan of distribution of Stock include the use of a contractual underwriter, nor shall ITEQ have any obligation to enter into an underwriting agreement with any investment banking firm participating as a broker in the execution of any such resales. ITEQ agrees that it will furnish to each Stockholder such number of prospectuses, prospectus supplements, or other documents incident to any registration, qualification or compliance referred to herein as the Stockholder from time to time may reasonably request.

              7.3.3. Registration Expenses. All expenses (except for commissions and any legal fees for Stockholder's counsel) of any registrations of Stock effected pursuant to this Agreement (including, but not limited to, the expenses of any qualifications under the blue-sky or other state securities laws and compliance with governmental requirements of preparing and filing any post-effective amendments or prospectus supplements required for the lawful distribution of the Stock to the public in connection with such registration) will be paid by ITEQ.

              7.3.4. Preparation; Reasonable Investigation. In connection with the preparation and filing of any registration statement under the Securities Act pursuant to this Agreement,

       ITEQ will give each Stockholder (and any single counsel designated by all Stockholders), the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of ITEQ with its officers and the independent public accountants who have certified its financial statements as shall be necessary to conduct a reasonable investigation within the meaning of the Securities Act.

              7.3.5. Rights Non-Transferable. The registration rights provided by this Section 7.3 are for the benefit solely of the Stockholders, are personal in nature, and shall not be available to any subsequent holder of Stock (other than subsequent holders who have become such by gift or other transfer by a Stockholder to an immediate family member of such Stockholder, by will or through operation of the laws of descent and distribution ("Heirs") and the Stockholders' and their Heirs' respective administrators, guardians, receivers, executors or other persons acting in a similar capacity).

              7.3.6. Indemnification by ITEQ. ITEQ agrees to indemnify and hold harmless each Stockholder and each person, if any, who controls a Stockholder, against any and all claims, demands, losses, costs, expenses, obligations, liabilities, joint or several, damages, recoveries and deficiencies, including interest, penalties and attorneys' fees (collectively, "Claims"), to which such Stockholder may become subject under the Securities Act or otherwise, insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and ITEQ will reimburse such Stockholder and each such controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Claim (or action or proceeding in respect thereof); provided that ITEQ shall not be liable in any such case to the extent that any such Claim (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement, in reliance upon and in conformity with written information furnished to ITEQ through an instrument duly executed by such Stockholder specifically stating that it is for use in the preparation thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Stockholder or any such controlling person and shall survive any transfer of Stock by a Stockholder.

              7.3.7. Notices of Claims, etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a Claim referred to in this Section 7.3, such indemnified party will, if a claim in respect thereof is to be made against

       ITEQ, give written notice to ITEQ, in the manner and to the address specified in Section 8.3 hereof, of the commencement of such action, provided that the failure of any indemnified party to give notice as provided herein shall not relieve ITEQ of its obligations under this
       Section 7.3, except and only to the extent that ITEQ is actually prejudiced by such failure to give notice. In case any such action is brought against ITEQ, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such Claim, ITEQ shall be entitled to participate in and to assume the defense thereof with counsel reasonably satisfactory to such indemnified party, and after notice from ITEQ to such indemnified party of its election so to assume the defense thereof, ITEQ shall not be liable to such indemnified party for any legal expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. ITEQ shall not, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such Claim.

              7.3.8. Undertaking to File Reports and Cooperate in Rule 144 Transactions. For as long as any of the Stockholders shall continue to hold any Stock, ITEQ will undertake, on a reasonable commercial basis, to timely file all annual, quarterly and other reports required to be filed by it under Section 13 or 15(d) of the Exchange Act, and the regulations of the Commission thereunder. In the event of any proposed sale of Stock by any of the Stockholders pursuant to Rule 144 under the Securities Act, ITEQ shall cooperate with such Stockholder so as to enable such sales to be made in accordance with applicable laws, rules and regulations, the requirements of ITEQ's transfer agents, and the reasonable requirements of any broker through which the sales are proposed to be executed. Without limiting the generality of the foregoing, ITEQ shall, upon request, furnish with respect to each such sale (i) a written statement certifying that ITEQ has filed all reports required to be filed by it under the Exchange Act for a period of at least one year preceding the date of the proposed sale, and, in addition, has filed the most recent annual report required to be filed by it thereunder; (ii) an opinion of ITEQ's counsel regarding such matters as ITEQ's transfer agents or such Stockholder's broker may reasonably desire to confirm; and (iii) upon surrender of a certificate or certificates for the same or a greater number of Stock, unlegended certificates representing Stock in such numbers and denominations as such Stockholder shall reasonably require for delivery pursuant to such resales.

              7.3.9. Beneficiaries. The provisions of this Section 7.3 are for the benefit of the Stockholders and ITEQ, and no other person shall acquire or have any rights under or by virtue of this Agreement except as set forth in Paragraph 7.3.5. As express third-party beneficiaries of this Section 7.3, any Stockholder may independently enforce the provisions hereof against ITEQ.

       7.4.   Affiliate Agreements.

              7.4.1. AIX Affiliates. To insure that the merger contemplated by this Agreement will be treated as a "pooling of interests" and to insure compliance with Rule 145 of the rules and regulations promulgated by the Commission and the Securities Act, each of AIX's directors, executive officers and beneficial owners of 5% or more of AIX's Common Stock has concurrently signed and delivered to ITEQ the AIX affiliate agreements in the form attached as [reference to omitted appendix].

              7.4.2. ITEQ Affiliates. To insure that the merger contemplated by this Agreement will be treated as a "pooling of interests," each of ITEQ's directors, executive officers and beneficial owners of 5% or more of ITEQ's Common Stock has concurrently signed and delivered to ITEQ the ITEQ affiliate agreements in the form attached as [reference to omitted appendix].

       7.5. Publication of Combined Results. ITEQ agrees to publicly release a report in the form of a quarterly earnings report, registration statement filed with the Commission, a report filed with the Commission on Form 10-K, 10-Q, or 8-K or any other public filing, statement or announcement which includes the combined financial results (including combined sales and net income) of ITEQ and AIX for a period of at least 30 days of combined operations of ITEQ and AIX following the Effective Date within 30 days after the end of the first full calendar month of combined operations.

                                  ARTICLE VIII

                                 MISCELLANEOUS

       8.1. Entirety. This Agreement embodies the entire agreement between the parties with respect to the subject matter hereof, and all prior agreements between the parties with respect thereto are hereby superseded in their entirety.

       8.2. Counterparts. Any number of counterparts of this Agreement may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

       8.3. Notices and Waivers. Any notice or waiver to be given to any party hereto shall be in writing and shall be delivered by courier, sent by facsimile transmission or first class registered or certified mail, postage prepaid.

                                  IF TO ITEQ

 Addressed to:                                  With a copy to:

 ITEQ, Inc.                                     Porter & Hedges, L.L.P.
 2727 Allen Parkway, Suite 760                  700 Louisiana, 35th Floor
 Houston, Texas 77019                           Houston, Texas 77210-4744
 Attention: Lawrance W. McAfee                  Attention:  T. William Porter
 Facsimile:  (713) 522-1759                     Facsimile:  (713) 226-0235

                                  IF TO AIX

 Addressed to:                                  With a copy to:

 Astrotech International Corporation            Vinson & Elkins L.L.P.
 960 Penn Avenue, Suite 800                     1001 Fannin
 Pittsburgh, Pennsylvania 15222                 2300 First City Tower
 Attention: S. Kent Rockwell                    Houston, Texas 77002
 Facsimile: (412) 391-3347                      Attention: John S. Watson
                                                Facsimile: (713) 615-5236

       Any communication so addressed and mailed by first-class registered or certified mail, postage prepaid, shall be deemed to be received on the fifth business day after so mailed, and if delivered by courier or facsimile to such address, upon delivery during normal business hours on any business day.

       8.4. Termination of Representations, Warranties, etc. The respective representations and warranties contained in Articles II and III shall expire with, and be terminated and extinguished by, the merger pursuant to this Agreement at the time of the consummation thereof on the Effective Date. This
Section 8.4 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Date or after termination of this Agreement.

       8.5. Table of Contents and Captions. The table of contents and captions contained in this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any article, section, or paragraph hereof.

       8.6. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns of the parties hereto and the employees of AIX shall be considered third-party beneficiaries of the covenants and agreements contained in Section 1.10 and
5.18 of this Agreement. As express third-party beneficiaries of Sections 1.10 and 5.18, the employees of AIX may independently enforce such provisions against ITEQ.

       8.7. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

       8.8. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas (except to the extent that the form and content of the Certificate of Merger and the consequences of the filing thereof shall be governed by the DGCL).

       8.9. Public Announcements. The parties agree that before the Effective Date that they shall consult with each other before the making of any public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby, and to obtain the prior approval of the other party as to the content of such announcement, which approval shall not be unreasonably withheld. However, the foregoing shall not apply to any announcement or written statement which, upon the written advice of counsel, is required by law to be made, except that the party required to make such announcement shall, whenever practicable, consult with and solicit prior approval from such other party concerning the timing and content of such legally required announcement or statement before it is made.

       8.10. Definitions. The following terms are defined in the indicated place:

                                                                Section or
       Term                                                     Paragraph
       ----                                                     ---------
       Agreement                                                Premises
       AIX Common Stock                                         Premises
       AIX Employee                                             5.1.8
       AIX Options                                              1.10
       AIX Option Plans                                         1.10
       AIX Plans                                                2.1.7.1
       AIX Reports                                              2.1.5
       AIX Transaction Proposals                                4.3.6.1
       Another AIX Transaction                                  4.3.6.2
       Applicable Environmental Laws                            2.1.14.3
       Break-Up Fee                                             4.3.6.2
       Claims                                                   7.3.6
       Code                                                     1.4.2
       Commission                                               1.10
       DGCL                                                     Premises
       DMG                                                      2.1.16
       Effective Date                                           1.3

       Encumbrance                                              2.1.4
       ERISA                                                    2.1.17
       Exchange Act                                             2.1.5
       Heirs                                                    7.3.5
       HSR                                                      2.1.18
       Intellectual Property                                    2.1.11
       Investment Company Act                                   2.1.21
       ITEQ Common Stock                                        Premises
       ITEQ Plans                                               3.1.16
       ITEQ Reports                                             3.1.5
       ITEQ Shares                                              1.9.2
       Material Adverse Effect                                  1.12
       Merger Consideration                                     1.9.2
       Merging Corporations                                     Premises
       OSHA                                                     2.1.15
       Proxy Statement                                          2.1.20
       RPR                                                      2.1.16
       Refinancing                                              4.4.13
       Registration Statement                                   7.3.1
       Restated Bylaws                                          1.6
       Restated Certificate of Incorporation                    1.4.1
       Securities Act                                           4.4.10
       Simmons                                                  2.1.16
       Stock                                                    7.3.1
       Stockholders                                             7.3.1
       Superior AIX Transaction Proposal                        4.3.6.1


                            [Signature Page Follows]

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in their respective corporate names by their respective duly authorized representatives, all as of the day and year first above written (but executed and delivered as of the 23rd of day of July, 1997).

       THE PARTIES TO THE MERGER CONTEMPLATED BY THIS AGREEMENT:



                                       ITEQ, INC.



                                       By:       /s/ Mark E. Johnson
                                          --------------------------------------
                                              Mark E. Johnson, Chairman of the
                                              Board and Chief Executive Officer


                                       ASTROTECH INTERNATIONAL CORPORATION



                                       By:       /s/ S. Kent Rockwell
                                          --------------------------------------
                                              S. Kent Rockwell, Chairman of the
                                              Board and Chief Executive Officer

                                                                     APPENDIX B



July 23, 1997



Board of Directors
ITEQ, Inc.
2727 Allen Parkway, Suite 760
Houston, Texas  77019

Members of the Board:

You have requested the opinion of Simmons & Company International ("Simmons") as investment bankers as to the fairness, from a financial point of view, to the holders of common stock of ITEQ, Inc. ("ITEQ" or "the Company") of the consideration to be paid by ITEQ in the proposed merger of Astrotech International Corporation ("Astrotech") with and into ITEQ, pursuant to the Plan and Agreement of Merger ("the Agreement"), executed by ITEQ and Astrotech ("the Proposed Merger").

As more specifically set forth in the Agreement, in the Proposed Merger each share of common stock of Astrotech ("Astrotech Common Stock") will be converted into 0.93 shares of common stock, par value of $0.001 per share, of ITEQ ("ITEQ Common Stock").

Simmons, as a specialized, energy-related investment banking firm, is engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, the management and underwriting of sales of equity and debt to the public and private placements of equity and debt. In addition, in the ordinary course of business, Simmons may actively trade the securities of ITEQ and Astrotech for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Simmons has from time to time been engaged by Astrotech to provide general corporate finance advisory services.

In connection with rendering its opinion, Simmons has reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) the financial statements and other information concerning the Company, including the Annual Reports on Form 10-K of the Company for each of the years in the three-year period ended December 31, 1996, the Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 1997, ITEQ interim financial statements for periods subsequent to March 31, 1997, the Current Reports on Form 8-K dated February 3, 1997 and March 7, 1997, the Proxy Solicitation Materials on
Schedule 14A dated April 30, 1997, and the Registration Statement on Form S-2 of the Company related to the registration of ITEQ Common Stock on May 20, 1997;

ITEQ, Inc.
July 23, 1997
Page 2



(iii) certain near-term forecasts and other internal information, primarily financial in nature, concerning the business and operations of the Company for purposes of Simmons' analysis; (iv) certain publicly available information concerning the trading of, and the trading market for, ITEQ Common Stock; (v) the financial statements and other information concerning Astrotech, including the Annual Reports on Form 10-K of Astrotech for each of the years in the three-year period ended September 30, 1996, the Quarterly Reports on Form 10-Q of Astrotech for the quarters ended December 31, 1996 and March 31, 1997, Astrotech interim financial statements for periods subsequent to March 31, 1997, the Current Report on Form 8-K dated May 1, 1997, and the Proxy Solicitation Materials on Schedule 14A dated April 16, 1997; (vi) certain near-term forecasts and other internal information, primarily financial in nature, concerning the business and operations of Astrotech furnished by Astrotech for purposes of Simmons' analysis; (vii) certain publicly available information concerning the trading of, and the trading market for, Astrotech Common Stock; (viii) certain publicly available information with respect to certain other companies that Simmons believes to be comparable to the Company or Astrotech and the trading markets for certain of such other companies' securities; (ix) certain publicly available information concerning the estimate of the future operating performance of the Company, Astrotech and the comparable companies prepared by industry experts unaffiliated with either the Company or Astrotech; and (x) certain publicly available information concerning the nature and terms of certain other transactions considered relevant to the inquiry. Simmons has also met with certain officers and employees of the Company and Astrotech to discuss the foregoing, as well as other matters believed relevant to the inquiry.

In arriving at its opinion, Simmons has assumed and relied upon the accuracy and completeness of all of the financial and other information provided or publicly available, including, without limitation, information with respect to the amount and timing of cost savings provided by the Company and Astrotech pursuant to the Proposed Merger, and has not attempted independently to verify any of such information. Simmons has not conducted a physical inspection of any of the assets, properties or facilities of the Company or Astrotech, nor has Simmons made or obtained any independent evaluations or appraisals of any such assets, properties or facilities. Simmons has also assumed that the Proposed Merger will be accounted for as a pooling-of-interests for accounting purposes and as a tax-free reorganization for federal income tax purposes. In addition, although Simmons discussed the prospects of ITEQ and Astrotech with certain representatives of their respective managements, Simmons was only provided with limited financial projections from both ITEQ and Astrotech.

In conducting its analysis and arriving at its opinion expressed herein, Simmons has considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of the Company and Astrotech; (ii) the business prospects of the Company and Astrotech; (iii) estimates of pro forma combination benefits

ITEQ, Inc.
July 23, 1997
Page 3


pursuant to the Proposed Merger prepared by the Company and Astrotech; (iv) the historical and current market for ITEQ Common Stock and Astrotech Common Stock and for the equity securities of certain other companies believed to be comparable to the Company or Astrotech; (v) the respective contributions in terms of various financial measures of the Company and Astrotech to the combined company, and the relative ownership of ITEQ after the proposed transaction by the current holders of ITEQ Common Stock and Astrotech Common Stock; (vi) the pro forma effect of the transaction on ITEQ's capitalization ratios, earnings per share and cash flow per share; and (vii) the nature and terms of certain other acquisition transactions that Simmons believes to be relevant. Simmons has also taken into account its assessment of general economic, market and financial conditions and its experience in connection with similar transactions and securities' valuation generally. Simmons' opinion necessarily is based upon conditions as they exist and can be evaluated on, and on the information made available at, the date hereof. Simmons does not express any opinion as to the price or range of prices at which the shares of ITEQ Common Stock will trade subsequent to the date hereof or the consummation of the Proposed Merger. Simmons is acting as financial advisor to the Company in the transaction and will receive a customary fee for its services, which fee is primarily contingent upon the consummation of the Proposed Merger.

Based upon and subject to the foregoing, Simmons is of the opinion, as investment bankers, that the consideration to be paid by the Company in the Proposed Merger is fair, from a financial point of view, to holders of ITEQ Common Stock.

Sincerely,
SIMMONS & COMPANY INTERNATIONAL


/s/ GEORGE C. MORRIS III

George C. Morris III
Managing Director

                                                                      APPENDIX C

                                 July 22, 1997



PERSONAL AND CONFIDENTIAL

Board of Directors
Astrotech International Corporation
Convention Towers Building
960 Penn Avenue, Suite 800
Pittsburgh, PA  15222

Attention:    S. Kent Rockwell
              Chairman and CEO

Gentlemen:


       You have advised Rauscher Pierce Refsnes, Inc. ("RPR") that ITEQ, Inc. ("ITEQ") has proposed a merger with Astrotech International Corporation ("Astrotech") in which each share of Astrotech common stock will be exchanged for 0.93 shares of ITEQ common stock, and ITEQ will be the surviving corporation. You have requested that RPR issue an opinion ("Opinion") as to the fairness from a financial point of view to the common stockholders of Astrotech of the financial terms of the proposed transaction as set forth in the draft Plan and Agreement of Merger dated July 17, 1997.

       RPR, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

       In arriving at our opinion, we have, among other things:

       1. Reviewed the draft Plan and Agreement of Merger dated July 17, 1997 with ITEQ;

       2. Reviewed Astrotech's annual report and Form 10-K for the year ended September 30, 1996.

Astrotech International Corporation
July 22, 1997
Page 2


       3. Reviewed Astrotech's Form 10-Q quarterly reports for the periods ended 12/31/96 and 3/31/97;

       4.     Reviewed Astrotech's Proxy Statement dated April 15, 1997;

       5. Reviewed Astrotech's Form 8-K/A-1 dated May 1, 1997 (relating to Astrotech's acquisition of Trusco Tank, Inc.);

       6. Reviewed a research report on Astrotech dated May 22, 1996 prepared by First Analysis Corporation;

       7. Reviewed a research report on Astrotech dated January 7, 1997 prepared by Emerald Research;

       8. Reviewed a research report on Astrotech dated March 25, 1997 prepared by GunnAllen Financial;

       9.     Reviewed ITEQ's Form 10-K and annual report for the year ended
              12/31/96;

       10. Reviewed ITEQ's Form 10-Q and quarterly shareholder report dated 3/31/97;

       11. Reviewed a research report on ITEQ dated May 23, 1997 prepared by EVEREN Securities, Inc.;

       12. Reviewed a research report on ITEQ dated May 27, 1997 prepared by Williams Mackay Jordan & Co;

       13. Reviewed a research report on ITEQ dated June 5, 1997 prepared by Deutsche Morgan Grenfell;

       14. Reviewed merger/acquisition proposal materials prepared for ITEQ and Astrotech by Simmons & Company dated June 6, 1997 and June 12, 1997;

       15. Reviewed ITEQ's Prospectus dated May 20, 1997 for its secondary public offering of Common Stock;

       16.    Reviewed ITEQ's Proxy Statement dated May 21, 1997;

Astrotech International Corporation
July 22, 1997
Page 3




       17.    Reviewed ITEQ's Form 8-K/A dated February 3, 1997;

       18. Considered such other information, financial studies, analyses and investigations as we deemed relevant under the circumstances; and

       19. Discussed with management of Astrotech and ITEQ the outlook for future operating results, the assets and liabilities of both companies, materials in the foregoing documents, and other matters we considered relevant to our inquiry.

       In our review and in arriving at our opinion, we have, with your permission, (i) not independently verified any of the foregoing information and have relied upon its being complete and accurate in all material respects and
(ii) not made an independent evaluation or appraisal of specific assets of Astrotech or ITEQ. Our Opinion is provided to you pursuant to the terms of our engagement letter dated July 10, 1997.

       Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, the consideration to be received pursuant to the proposed transaction is fair to the common stockholders of Astrotech from a financial point of view.



                                           RAUSCHER PIERCE REFSNES, INC.




                                           By: /s/ G. CLYDE BUCK
                                              --------------------------------
                                                  G. Clyde Buck
                                                  Managing Director

                                                                      APPENDIX D

                                   ITEQ, INC.
                             1990 STOCK OPTION PLAN

                AS AMENDED AND RESTATED EFFECTIVE AUGUST 1, 1997

                                   SECTION 1.

                         GENERAL PROVISIONS RELATING TO
                     PLAN GOVERNANCE, COVERAGE AND BENEFITS

1.1      PURPOSE

         The purpose of the ITEQ, Inc. 1990 Stock Option Plan (the "Plan") is to foster and promote the long-term financial success of ITEQ, Inc. (the "Company") and to increase stockholder value by: (a) encouraging the commitment of selected key Employees and Consultants (b) motivating superior performance of key Employees and Consultants by means of long-term performance related incentives, (c) encouraging and providing key Employees and Consultants with a program for obtaining ownership interests in the Company which link and align their personal interests to those of the Company's stockholders, (d) attracting and retaining key Employees and Consultants by providing competitive incentive compensation opportunities, and (e) enabling key Employees and Consultants to share in the long-term growth and success of the Company.

         The Plan provides for Incentive Awards of Nonstatutory Stock Options and Incentive Stock Options and, therefore, is not intended to be a plan that is subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA). The Plan shall be interpreted, construed and administered consistent with its status as a plan that is not subject to ERISA.

         The original effective date of the Plan was October 1, 1990. Unless earlier terminated, no Options shall be issued under the Plan after the close of business on October 1, 2000. The Plan was originally adopted by the Board on October 1, 1990 and approved by the Company's stockholders on July 30, 1991. The Plan, as amended and restated in its entirety, was adopted by the Board of May 19, 1993 and approved by the Company's stockholders on August 24, 1993. Subsequent amendments to the Plan were adopted by the Board on June 29, 1995 and approved by the Company's stockholders on June 29, 1995. The terms set forth herein constitute all of the terms and provisions of the Plan, as amended and restated in its entirety effective August 1, 1997, until further amended pursuant to Section 4.10.

1.2      DEFINITIONS

         The following terms shall have the meanings set forth below:

                 (a) Authorized Officer. The Chief Executive Officer, Chief Financial Officer or Treasurer of the Company, each of whom has been delegated the authority to execute any Incentive

         Agreement for and on behalf of the Company provided that such Incentive Agreement has been approved or ratified by the Committee. No officer shall be an Authorized Officer with respect to any Incentive Agreement for himself, nor act in any matter hereunder relating directly to himself.

                 (b)      Board.  The Board of Directors of the Company.

                 (c) Change in Control. Any of the events described in and subject to Section 3.6.

                 (d) Code. The Internal Revenue Code of 1986, as amended, and regulations and other authority promulgated thereunder by the appropriate governmental authority. References herein to any provision of the Code shall refer to any successor provision thereto.

                 (e) Committee. Any Committee appointed by the Board consisting of not less than two directors who fulfill the "non-employee director" requirements of Rule 16b-3 under the Exchange Act and the "outside director" requirements of Section 162(m) of the Code. Without limitation, the Committee may be the Compensation Committee of the Board, or any subcommittee of the Compensation Committee, provided that the members of the Committee satisfy the requirements of the previous sentence. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board.

                 (f) Common Stock. The common stock of ITEQ, Inc., $.001 par value per share, and any class of common stock into which such common shares may hereafter be converted, reclassified or recapitalized.

                 (g) Company. ITEQ, Inc., a corporation organized under the laws of the State of Delaware, and any successor in interest thereto.

                 (h) Consultant. An independent agent, consultant, attorney or other individual who is not an employee of the Company or any Parent or Subsidiary and who, in the opinion of the Committee, is in a position to contribute materially to the growth or financial success of the Company or any Parent or Subsidiary.

                 (i) Covered Employee. A named executive officer who is one of the group of "covered employees" as defined in regulations promulgated under Section 162(m) of the Code.

                 (j) Disability. As determined by the Committee in its discretion exercised in good faith, a physical or mental condition of the Employee that would entitle him to payment of disability income payments under the Company's long term disability insurance policy or plan for employees, as then effective, if any; or in the event that the Grantee is not covered, for whatever reason, under the Company's long-term disability insurance policy or plan, "Disability" means a permanent and total disability as defined in Section 22(e)(3) of the Code.

                 (k) Effective Date. August 1, 1997, the effective date of the amendment and restatement of the Plan.

                 (l) Employee. Any common-law employee of the Company or any Parent or Subsidiary who, in the opinion of the Committee, is one of a select group of executive officers, other officers, or other key personnel of the Company or any Parent or Subsidiary, who is in a position to contribute materially to the growth and development and to the financial success of the Company or any Parent or Subsidiary, including, without limitation, officers who are members of the Board.

                 (m) Employment. Employment by the Company or any Parent or Subsidiary, or by any corporation issuing or assuming an Incentive Award in any transaction described in Section 424(a) of the Code, or by a parent corporation or a subsidiary corporation of such corporation issuing or assuming such Incentive Award, as the parent-subsidiary relationship is determined at the time of the corporate action described in Section 424(a) of the Code. In this regard, neither the transfer of a Grantee from Employment by the Company to Employment by any Parent or Subsidiary, nor the transfer of a Grantee from Employment by any Parent or Subsidiary to Employment by the Company, shall be deemed to be a termination of Employment of the Grantee. Moreover, the Employment of a Grantee shall not be deemed to have been terminated because of an approved leave of absence from active Employment on account of illness, vacation or for reasons of professional advancement, education, health, or government service, or during military leave for any period (if the Grantee returns to active Employment within 90 days after the termination of military leave), or during any period required to be treated as a leave of absence by virtue of any valid law or agreement.

                 Unless otherwise provided in the Incentive Agreement, the term "Employment" for purposes of the Plan will also include compensatory services performed by a Consultant for the Company or any Parent or Subsidiary.

                 (n) Exchange Act. The Securities Exchange Act of 1934, as amended.

                 (o) Fair Market Value. The fair market value of one share of Common Stock on the date in question, which is deemed to be
         (i) the closing sales price on such date of a share of Common Stock as reported on the principal national securities exchange on which Shares are then listed or admitted to trading, or (ii) if not so reported, the last reported sales price for a Share on such date as quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or (iii) if not quoted on NASDAQ, the average of the closing bid and asked prices for a Share as quoted by the National Quotation Bureau's "Pink Sheets" or the National Association of Securities Dealers' OTC Bulletin Board System. If there was no public trade of Common Stock on the date in question, Fair Market Value shall be determined by reference to the last preceding date on which such a trade was so reported.

                 If the Common Stock is not traded in accordance with clauses
         (i), (ii) or (iii) of the preceding paragraph at the time a determination of its Fair Market Value is required to be made hereunder, the determination of Fair Market Value for purposes of the Plan shall be made by the Committee in its discretion exercised in
         good faith.   In this respect, the Committee may rely on such
         financial data, valuations or experts as it deems advisable under the circumstances.

                 In the event that a Grantee uses a cashless exercise method or a Share withholding method to exercise a Stock Option, as provided in
         Section 2.3, Fair Market Value shall be based on the sale prices of the Shares sold to pay the Option Price.

                 (p) Grantee. Any Employee or Consultant who is granted an Incentive Award under the Plan.

                 (q) Incentive Award. A Nonstatutory Stock Option or Incentive Stock Option, as well as any Supplemental Payment, awarded under the Plan to a Grantee.

                 (r) Incentive Agreement. The written agreement entered into between the Company and the Grantee setting forth the terms and conditions pursuant to which an Incentive Award is granted under the Plan, as such agreement is further defined in Section 3.1(a).

                 (s) Incentive Stock Option. A Stock Option granted by the Committee to an Employee which is designated by the Committee as an Incentive Stock Option and intended to qualify as an Incentive Stock Option under Section 422 of the Code.

                 (t) Insider. An individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

                 (u) Nonstatutory Stock Option. A Stock Option granted by the Committee to a Grantee which is not designated by the Committee as an Incentive Stock Option.

                 (v) Option Price. The price at which a Share may be purchased by the Grantee upon exercise of a Stock Option.

                 (w) Outside Director. A member of the Board who is not, at the time of grant of an Incentive Award, an employee of the Company or any Parent or Subsidiary.

                 (x) Parent. Any corporation (whether now or hereafter existing) which constitutes a "parent" of the Company, as defined in
         Section 424(e) of the Code.

                 (y) Performance-Based Exception. The performance-based exception from the tax deductibility limitations of Code Section 162(m), as prescribed in Code Section 162(m) and Treasury Regulation
         Section 1.162-27(e) (or its successor).

                 (z) Plan. The ITEQ, Inc. 1990 Stock Option Plan as set forth herein and as it may be amended from time to time.

                 (aa) Retirement. The voluntary termination of Employment from the Company and any Parent or Subsidiary constituting retirement for age on any date after the Employee attains the normal retirement age of 65 years, or such other age as may be designated by the Committee in the Employee's Incentive Agreement.

                 (ab)     Share.  A share of the Common Stock of the Company.

                 (ac) Share Pool means the number of shares authorized for issuance under Section 1.4, as adjusted for granted Options under
         Section 1.5 and as adjusted for changes in corporate capitalization under Section 3.4.

                 (ad) Stock Option or Option. Pursuant to Section 2, (i) an Incentive Stock Option or Nonstatutory Stock Option granted to an Employee, or (ii) a Nonstatutory Stock Option granted to a Consultant, whereunder the Grantee has the right to purchase Shares of Common Stock. In accordance with Section 422 of the Code, no Consultant shall be granted an Incentive Stock Option.

                 (ae) Subsidiary. Any corporation (whether now or hereafter existing) which constitutes a "subsidiary" of the Company, as defined in Section 424(f) of the Code.

                 (af)     Supplemental Payment.  Any amount, as described in
         Section 2.4, dedicated to payment of income taxes that are payable by the Grantee on exercise of a Nonstatutory Stock Option.

1.3      PLAN ADMINISTRATION

                 (a) Authority of the Committee. Except as may be limited by law or by the Certification of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to (i) select Grantees who shall participate in the Plan; (ii) determine the sizes, duration and types of Incentive Awards; (iii) determine the terms and conditions of Incentive Awards and Incentive Agreements; (iv) determine whether any shares which are subject to Options will be subject to any restrictions on transfer after exercise of the Options; (v) construe and interpret the Plan and any Incentive Agreement or other agreement entered into under the Plan; and (vi) establish, amend, or waive rules for the Plan's administration. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan.

                 (b) Meetings. The Committee shall designate a chairman from among its members who shall preside at all of its meetings, and shall designate a secretary, without regard to whether that person is a member of the Committee, who shall keep the minutes of the proceedings and all records, documents, and data pertaining to its administration of the Plan. Meetings shall be held at such times and places as shall be determined by the Committee and the Committee may hold telephonic meetings. The Committee may take any action otherwise proper under the Plan by the affirmative vote, taken with or without a meeting, of a majority of its members. The Committee may authorize any one or more of their members or any officer of the Company to execute and deliver documents on behalf of the Committee.

                 (c) Decisions Binding. All determinations and decisions made by the Committee shall be made in its discretion pursuant to the provisions of the Plan, and shall be final, conclusive and binding on all persons including the Company, its stockholders, Employees, Grantees, and their estates and beneficiaries. The Committee's decisions and determinations under the Plan and with respect to any Incentive Award need not be uniform and may be made selectively among Incentive Awards, Employees or Consultants, whether or not such Incentive Awards are similar or such Employees or Consultants are similarly situated.

                 (d)      Modification of Outstanding Incentive Awards.
         Subject to the stockholder approval requirements of Section 4.9 if applicable, the Committee may, in its discretion, provide for the extension of the exerciseability of an Incentive Award, accelerate the vesting or exerciseability of an Incentive Award, eliminate or make less restrictive any restrictions contained in an Incentive Award, waive any restriction or other provisions of an Incentive Award, or otherwise amend or modify an Incentive Award in any manner that is either (i) not adverse to the Grantee to whom such Incentive Award was granted or (ii) consented to by such Grantee. The Committee may grant an Incentive Award to an individual who it expects to become an Employee within the next six months, with such Incentive Award being subject to such individual actually becoming an Employee within such time period, and subject to such other terms and conditions as may be established by the Committee in its discretion.

                 (e) Delegation of Authority. The Committee may delegate to the Authorized Officers, or any of them, any of its assigned duties under this Plan pursuant to such conditions or limitations as the Committee may establish from time to time, except that the Committee may not delegate to any Authorized Officer the authority to (i) grant Incentive Awards or (ii) to take any action which would contravene the requirements of Rule 16b-3 under the Exchange Act or the Performance-Based Exception.

                 (f) Expenses of Committee. The Committee may employee legal counsel, including, without limitation, independent legal counsel and counsel regularly employed by the Company, consultants and agents as the Committee may deem appropriate for the administration of the Plan, and may rely upon any opinion received from any such counsel or consultant and any computations received from any such consultant or agent. All expenses





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         incurred by the Committee in interpreting and administering the Plan, including, without limitation, meeting fees and expenses and professional fees, shall be paid by the Company.

                 (g) Surrender of Previous Incentive Awards. The Committee may, in its absolute discretion, grant Incentive Awards to Grantees on the condition that such Grantees surrender to the Committee for cancellation such other Incentive Awards (including, without limitation, Incentive Awards with higher exercise prices) as the Committee directs. Incentive Awards granted on the condition precedent of surrender of outstanding Incentive Awards shall not count against the limits set forth in Section 1.4 until such time as such previous Incentive Awards are surrendered and cancelled.

                 (h) Indemnification. Each person who is or was a member of the Committee, or of the Board, shall be indemnified by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan, except for any such act or omission constituting willful misconduct or gross negligence. Such person shall be indemnified by the Company for all amounts paid by him in settlement thereof, with the Company's approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

1.4      SHARES OF COMMON STOCK SUBJECT TO THE PLAN

         Subject to the provisions of Sections 1.5 and 3.4, the minimum number of Shares of Common Stock which may be issued pursuant to the exercise of Options under this Plan shall be 2,000,000 Shares as of the Effective Date and, thereafter, on the first day of each fiscal quarter of the Company, the number of Shares shall be automatically adjusted to an amount equal to ten percent (10%) of the outstanding Shares of Common Stock on such date; provided, however, that except for an adjustment in accordance with Section 3.4, the number of Shares which may be issued pursuant to the exercise of Options under this Plan shall not (i) exceed 3,000,000 Shares, (ii) be less than 2,000,000 Shares, (iii) be decreased as a result of a reduction in the Company's outstanding Shares of Common Stock or (iv) exceed 2,000,000 Shares for Incentive Stock Options granted hereunder.

         Unless the Committee designates that a particular Incentive Award granted to a Covered Employee is not intended to comply with the Performance-Based Exception, subject to adjustment as provided in Section 3.4, the maximum aggregate number of Options for Shares that may be granted to any Covered Employee shall be Five Hundred Thousand (500,000) in any calendar year. With respect to any Stock Option granted to a Covered Employee that is canceled or repriced, the





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number of Shares subject to such Option shall continue to count against the maximum number of Shares that may be the subject of Stock Options granted to such Covered Employee hereunder and, in this regard, such maximum number shall be determined in accordance with regulations promulgated under Section 162(m) of the Code.

1.5      SHARE POOL ADJUSTMENTS FOR AWARDS AND PAYOUTS.

         Options granted under the Plan shall reduce, on a one Share for one Share basis, the number of Shares authorized for issuance under the Share Pool.

         A cancellation, termination, expiration, forfeiture, or lapse for any reason of any Option, and payment of an Option Price with previously acquired Shares or by withholding Shares which otherwise would be acquired on exercise (i.e., the number of Shares turned in or withheld as payment of the Option Price), shall restore, on a one Share for one Share basis, the number of Shares authorized for issuance under the Plan.

1.6      SOURCES OF COMMON STOCK AVAILABLE FOR ISSUANCE.

         The Common Stock available for issuance upon the exercise of Options under the Plan shall be made available from Shares now or hereafter (a) held in the treasury of the Company, (b) authorized but unissued shares, or (c) Shares to be purchased or acquired by the Company. No fractional Shares shall be issued under the Plan; payment for fractional Shares shall be made in cash.

1.7      ELIGIBILITY FOR PARTICIPATION

                 (a) Eligibility. The Committee shall from time to time designate those Employees and/or Consultants, if any, to be granted Incentive Awards under the Plan, the number and type of Stock Options granted, and any other terms or conditions relating to the Incentive Awards as it may deem appropriate to the extent consistent with the provisions of the Plan. A Grantee who has been granted an Incentive Award may, if otherwise eligible, be granted additional Incentive Awards at any time. The grant of any Option hereunder in any one year to a Grantee shall neither guarantee nor preclude a further grant of an Option to such Grantee in that year or in any subsequent year.

                 (b) Incentive Stock Option Eligibility. No Consultant shall be eligible for the grant of any Incentive Stock Option. In addition, no Employee shall be eligible for the grant of any Incentive Stock Option who owns, or would own immediately before the grant of such Incentive Stock Option, directly or indirectly, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or any Parent or Subsidiary. This restriction does not apply if, at the time such Incentive Stock Option is granted, the Incentive Stock Option exercise price is at least one hundred and ten percent (110%) of the Fair Market Value on the date of grant and the Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date of grant. For the





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         purpose of the immediately preceding sentence, the attribution rules of Section 424(d) of the Code shall apply for the purpose of determining an Employee's percentage ownership in the Company or any Parent or Subsidiary. This paragraph shall be construed consistent with the requirements of Section 422 of the Code.

1.8      TYPES OF INCENTIVE AWARDS

         The types of Incentive Awards available under the Plan are Stock Options and Supplemental Payments as described in Section 2.


                                   SECTION 2.

                                 STOCK OPTIONS

2.1      GRANT OF STOCK OPTIONS

         The Committee is authorized to grant (a) Nonstatutory Stock Options to Employees and Consultants and (b) Incentive Stock Options to Employees only, in accordance with the terms and conditions of the Plan and with such additional terms and conditions, not inconsistent with the Plan, as the Committee shall determine in its discretion. Successive grants may be made to the same Grantee whether or not any Stock Option previously granted to such person remains unexercised.

2.2      STOCK OPTION TERMS

                 (a) Written Agreement. Each grant of an Stock Option shall be evidenced by a written Incentive Agreement. Among its other provisions, each Incentive Agreement shall set forth the extent to which the Grantee shall have the right to exercise the Stock Option following termination of the Grantee's Employment. Such provisions shall be determined in the discretion of the Committee, shall be included in the Grantee's Incentive Agreement, need not be uniform among all Stock Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Employment.

                 (b) Number of Shares. Each Stock Option shall specify the number of Shares of Common Stock to which it pertains.

                 (c) Exercise Price. The exercise price per Share of Common Stock under each Stock Option shall be determined by the Committee and specified in the Incentive Agreement; provided, however,
         (i) in the case of an Incentive Stock Option, such exercise price shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the date the Incentive Stock Option is granted and
         (ii) in the case of a Nonstatutory Stock Option, shall not be less than seventy-five percent (75%) of the Fair Market Value on the date the Nonstatutory Stock Option is granted; provided, however, if the Nonstatutory Stock Option





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         is intended to qualify for the Performance-Based Exception, the exercise price shall not be less than one hundred percent (100%) of the Fair Market Value on the date the Nonstatutory Stock Option is granted. Each Incentive Agreement may also specify the method of exercise which shall be consistent with the requirements of Section 2.3(a).

                 (d) Term. In the Incentive Agreement, the Committee shall fix the term of each Stock Option which shall be not more than ten (10) years from the date of grant. In the event no term is fixed, such term shall be five (5) years from the date of grant.

                 (e) Exercise. In the Incentive Agreement, the Committee shall specify the time or times at which a Stock Option may be exercised in whole or in part. An Incentive Agreement may require a period of continuous Employment and/or performance objectives to be achieved before the Stock Option or any portion thereof will become vested and exercisable. Each Stock Option, the exercise or timing of which is dependent, in whole or in part, on the achievement of designated performance objectives, may specify a minimum level of achievement in respect of the specified performance objectives below which no Stock Options will be exercisable and a method for determining the number of Stock Options that will be exercisable if performance is at or above such minimum but short of full achievement of the performance objectives. Options may be exercisable in installments (which may be cumulative or noncumulative or subject to acceleration) during the term of the Option. All such terms and conditions of the Option, as determined by the Committee in its discretion, shall be set forth in the Incentive Agreement.

                 (f) $100,000 Limit on Incentive Stock Options. Notwithstanding any contrary provision in the Plan, to the extent that the aggregate Fair Market Value (determined as of the time the Incentive Stock Options are granted) of the Shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Grantee during any single calendar year (under the Plan and any other stock option plans of the Company and its Subsidiaries or Parent) exceeds the sum of $100,000, such Incentive Stock Options shall be treated as a Nonstatutory Stock Options and not an Incentive Stock Options. This paragraph shall be applied by taking Incentive Stock Options into account in the order in which they are granted.

2.3      STOCK OPTION EXERCISES

                 (a) Method of Exercise and Payment. Stock Options shall be exercised by the delivery of a signed written notice of exercise to the Company as of the date specified by the Company in advance of the proposed exercise date. The notice shall set forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

                 The Option Price upon exercise of any Stock Option shall be payable to the Company in full either: (i) in cash or its equivalent, or (ii) subject to prior approval by the Committee,





                                      D-10
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         by tendering previously acquired whole Shares, free and clear of all liens and encumbrances, having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered by an Insider must have been held by the Insider for at least six (6) months prior to their tender to satisfy the Option Price), or (iii) subject to prior approval by the Committee, by withholding Shares which otherwise would be acquired on exercise having an aggregate Fair Market Value at the time of exercise equal to the Option Price, or (iv) subject to prior approval by the Committee, by a combination of (i), (ii), and (iii) above.

                 The Committee also may allow (i) "cashless exercise" as permitted under Federal Reserve Board's Regulation T, 12 CFR Part 220 (or its successor), and subject to applicable securities law restrictions and tax withholdings, or (ii) by any other means which the Committee, in its discretion, determines to be consistent with the Plan's purpose and applicable law.

                 As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to or on behalf of the Grantee, in the name of the Grantee (or other appropriate recipient in the event of Grantee's death), stock certificates for the number of Shares purchased pursuant to exercise of the Stock Option. Such delivery shall be deemed effected for all purposes when a stock transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to Grantee or other appropriate recipient.

                 (b) Restrictions on Option Transferability. During the lifetime of a Grantee, each Option granted to him shall be exercisable only by the Grantee or his legal guardian in the event of his Disability (or by a broker-dealer pursuant to a cashless exercise under Section 2.3(a) if permitted by the Committee. No Option shall be assignable or transferable by Grantee otherwise than by will or by the laws of descent and distribution.

                 (c) Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of a Stock Option as it may deem advisable in its discretion, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then traded or listed, and under any blue sky or state securities law applicable to such Shares.

                 Any certificate issued to evidence Shares issued upon the exercise of an Option may bear such legends and statements as the Committee shall deem advisable to assure compliance with federal and state laws and regulations.

                 Any Grantee or other person exercising an Option may be required by the Committee to give a written representation that the Option and the Shares subject to the Option will be acquired for investment and not with a view to public distribution; provided, however, that





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         the Committee, in its sole discretion, may release any person receiving an Option from any such representations either prior to or subsequent to the exercise of the Option.

                 (d) Notification with respect to Incentive Stock Options. Notwithstanding any other provision of the Plan, a Grantee who disposes of Shares of Common Stock acquired upon the exercise of an Incentive Stock Option by a sale or exchange either (i) within two (2) years after the date of the grant of the Incentive Stock Option under which the Shares were acquired or (ii) within one (1) year after the transfer of such Shares to him pursuant to exercise, shall promptly notify the Company of such disposition, the amount realized and his adjusted basis in such Shares.

                 (e) Proceeds of Option Exercise. The proceeds received by the Company from the sale of Shares pursuant to Stock Options exercised under the Plan shall be used for general corporate purposes.

2.4      SUPPLEMENTAL PAYMENT ON EXERCISE OF NONSTATUTORY STOCK OPTIONS

         The Committee may provide in the Incentive Agreement for a supplemental payment (the "SUPPLEMENTAL PAYMENT") by the Company to the Grantee with respect to the exercise of any Nonstatutory Stock Option. The Supplemental Payment shall be in the amount specified by the Committee, which amount shall not exceed the amount necessary to pay the federal and state income tax payable with respect to both the exercise of the Nonstatutory Stock Option and the receipt of the Supplemental Payment, assuming the holder is taxed either at the maximum effective income tax rate applicable thereto or at a lower effective tax rate as deemed appropriate by the Committee. The Committee shall have the discretion to grant Supplemental Payments that are payable solely in cash or Supplemental Payments that are payable in cash, Common Stock, or a combination of both, as determined by the Committee.

                                   SECTION 3.

                   INCENTIVE AGREEMENTS AND STOCK ADJUSTMENTS

3.1      PLAN CONDITIONS

                 (a) Incentive Agreement. Each Grantee to whom an Option is granted shall be required to enter into an Incentive Agreement with the Company, in such a form as is provided by the Committee. The Incentive Agreement shall (i) contain specific terms as determined by the Committee, in its discretion, with respect to the Grantee's particular Incentive Award and (ii) be signed by an Authorized Officer as authorized by the Committee. Such terms need not be uniform among all Grantees or any similarly-situated Grantees. The Incentive Agreement may include, without limitation, vesting, forfeiture and other provisions particular to the Incentive Award, as well as, for example, provisions to the effect that the Grantee (i) shall not disclose any confidential information acquired during Employment with the Company, (ii) shall abide by all the terms and conditions of the Plan and such other terms and conditions as may be imposed by the Committee, (iii) shall not interfere with the employment or other service of any employee of the Company, (iv) shall not compete with the Company or become involved in a conflict of interest with the interests of the Company, (v) shall forfeit an Incentive Award if terminated for cause as defined in the Incentive Agreement, and (vi) shall be subject to any other agreement between the Grantee and the Company regarding Shares that may be acquired under an Incentive Award including, without limitation, an agreement restricting the transferability of Shares by the Grantee. An Incentive Agreement may also include any such other terms or conditions as are determined by the Committee, in its discretion, to be appropriate with respect to any individual Grantee.

                 (b) No Right to Employment. Nothing in the Plan, nor in any instrument executed pursuant to the Plan, shall create any Employment rights (including without limitation, rights to continued Employment) in any Grantee, nor affect the right of the Company to terminate the Employment of any Grantee at any time without regard to the existence of the Plan.

                 (c) Securities Requirements. The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933 of any Shares to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing Shares unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws and regulations of governmental authorities, and the requirements of any securities exchanges or listing organizations on which the Shares are traded or listed. The Committee may require, as a condition of the issuance and delivery of certificates evidencing Shares, that the recipient of such Shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee, in its discretion, deems necessary or desirable.

3.2      TRANSFERABILITY

                 (a) Non-Transferable Incentive Awards. No Incentive Award and no right under the Plan, contingent or otherwise, will be
         (i) assignable, saleable, or otherwise transferable by a Grantee except by will or by the laws of descent and distribution, or (ii) subject to any encumbrance, pledge, lien, assignment or charge of any nature.

                 No transfer by will or by the laws of descent and distribution shall be effective to bind the Company unless and until the Committee has been furnished with a copy of the deceased Grantee's enforceable will or such other evidence as the Committee deems necessary to establish the validity of the transfer. Any attempted transfer in violation of this Section 3.2(a) shall be void and ineffective.





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                 (b)      Ability to Exercise Options.  Only the Grantee (or
         his legal guardian in the event of Grantee's Disability), or in the event of his death, his estate, may exercise Stock Options, receive deliveries of Shares, and otherwise assume the rights of the Grantee.

                 (c) Representation of Ownership. In the case of the exercise of an Option by a person or estate acquiring the right to exercise such Option by reason of the death or Disability of a Grantee, the Committee may require reasonable evidence as to the ownership of such Option or the authority of such person and may require such consents and releases of taxing authorities as the Committee may deem advisable.

3.3      NO RIGHTS AS A STOCKHOLDER

                 The Grantee of a Stock Option (or a permitted transferee of such Grantee) shall have no rights as a stockholder with respect to any Shares until the issuance of a stock certificate to him after exercise of the Option.

                 No adjustment shall be made for dividends (ordinary or extraordinary) whether in cash, securities or other property, or distributions, or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in
         Section 3.4.

3.4      CHANGE IN STOCK AND ADJUSTMENTS

                 (a)      Changes in Law or Circumstances.  Subject to Section
         3.6 which only applies in the event of a Change in Control, in the event of any change in applicable laws or any change in circumstances which results in or would result in any dilution of the rights granted under the Plan, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan, then, if the Committee should determine, in its discretion, that such change equitably requires an adjustment in the number or kind of Shares of Common Stock or other securities or property subject to issuance or transfer under the Plan or in the terms and conditions of outstanding Incentive Awards, such adjustment shall be made in accordance with such determination. Such adjustments may include changes with respect to (i) the aggregate number of Shares that may be issued under the Plan, (ii) the number of Shares subject to Incentive Awards, and (iii) the Option Price per Share for outstanding Options. Any adjustment of an Incentive Stock Option under this paragraph shall be made only to the extent not constituting a "modification" within the meaning of
         Section 424(h)(3) of the Code unless otherwise agreed to by the Grantee in writing. The Committee shall give notice to each applicable Grantee of such adjustment which shall be effective and binding.

                 (b) Exercise of Corporate Powers. The existence of the Plan or outstanding Incentive Awards hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalization, reorganization or other changes in the Company's capital structure or its business or any

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         merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding whether of a similar character or otherwise.

                 (c) Recapitalization of the Company. Subject to Section 3.6, if while there are Incentive Awards outstanding, the Company shall effect any subdivision or consolidation of Shares of Common Stock or other capital readjustment, the payment of a stock dividend, stock split, recapitalization, reorganization, or other increase or reduction in the number of Shares outstanding, without receiving compensation therefor in money, services or property, then the number of Shares available under the Plan and the number of Options which may thereafter be exercised shall (i) in the event of an increase in the number of Shares outstanding, be proportionately increased and the Fair Market Value and Option Price of the outstanding) Options shall be proportionately reduced; and (ii) in the event of a reduction in the number of Shares outstanding, be proportionately reduced, and the Fair Market Value and Option Price of the outstanding Options shall be proportionately increased. The Committee shall take such action and whatever other action it deems appropriate so that the aggregate Option Price payable to the Company and the value of each outstanding Option to the Grantee shall not be changed.

                 (d) Reorganization of the Company. Subject to Section 3.6, if the Company is reorganized, merged or consolidated, or is a party to a plan of exchange with another corporation, pursuant to which reorganization, merger, consolidation or plan of exchange stockholders of the Company receive any Shares of Common Stock or other securities or property, or if the Company should distribute securities of another corporation to its stockholders, each Grantee shall be entitled to receive, in lieu of the number of unexercised Options previously awarded, the number of Options (with a corresponding adjustment to the Fair Market Value of such Options) to which such holder would have been entitled pursuant to the terms of such corporate action if, immediately prior to such corporate action, the Grantee had been the holder of record of a number of Shares equal to the number of the unexercised Options previously awarded to him. In this regard, the Committee shall take whatever other action it deems appropriate to preserve the rights of Grantees holding outstanding Options.

                 (e) Issue of Common Stock by the Company. Except as hereinabove expressly provided in this Section 3.4 and subject to
         Section 3.6, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon any conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Fair Market Value of any Options then outstanding under previous Incentive Awards.

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3.5      TERMINATION OF EMPLOYMENT, DEATH, DISABILITY AND RETIREMENT

                 (a) Termination of Employment. Unless otherwise specifically provided in the Grantee's Incentive Agreement, if the Grantee's Employment is terminated for any reason other than due to his death, Disability or Retirement, any non-vested portion of any Options at the time of such termination shall automatically expire and terminate and no further vesting shall occur. In such event, except as may otherwise be specifically provided in his Incentive Agreement, the Grantee shall be entitled to exercise his rights only with respect to the portion of the Option that was vested as of the termination date for a period that shall end on the earlier of (i) the expiration date set forth in the Incentive Agreement with respect to the vested portion of such Option or (ii) the date that occurs thirty (30) calendar days after his termination of Employment date.

                 (b) Retirement of Employee. Unless otherwise specifically provided in the Grantee's Incentive Agreement, upon the Retirement of any Employee who is a Grantee:

                          (i) any nonvested portion of any outstanding Option shall immediately terminate and no further vesting shall occur; and

                          (ii) any vested Option shall expire on the earlier of (A) the expiration date set forth in the Incentive Agreement for such Option; or (B) the expiration of six (6) months after the date of Retirement in the case of a Nonstatutory Stock Option, or three (3) months after the date of Retirement in the case of an Incentive Stock Option.

                 (c) Disability or Death. Unless otherwise specifically provided in the Grantee's Incentive Agreement, upon termination of Employment as a result of the Grantee's Disability or death:

                          (i) any nonvested portion of any outstanding Option of the Grantee shall immediately terminate upon termination of Employment and no further vesting shall occur; and

                          (ii) any vested Option shall expire upon the earlier of either (A) the expiration date set forth in the Incentive Agreement or (B) the first anniversary of the Grantee's termination of Employment as a result of his Disability or death.

                 (d) Post-Termination Amendment. Subject to the conditions and limitations of the Plan and applicable law and regulation, in the event that a Grantee ceases to be an Employee or Consultant, as applicable, for whatever reason, the Committee and Grantee may mutually agree with respect to any Option then held by the Grantee (i) for an acceleration or other adjustment in any vesting schedule applicable to the Option, (ii) for a continuation of the exercise period following termination for a longer period than is otherwise provided under such Option, or (iii) to any other change in the terms and conditions of the Option. In the event of any such change to an outstanding Option, a written amendment to the Grantee's Incentive Agreement shall be required.

3.6      CHANGE IN CONTROL

         Notwithstanding any contrary provision in the Plan, in the event of a Change in Control (as defined below), all of the Stock Options then outstanding shall automatically become 100% vested and immediately and fully exercisable as of the Change in Control date, unless specifically provided otherwise in the Grantee's Incentive Agreement.

         For all purposes of this Plan, a "CHANGE IN CONTROL" of the Company shall mean:

                 (a) The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "PERSON") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the total voting power of all the Company's then outstanding securities entitled to vote generally in the election of directors to the Board; provided, however, that for purposes of this subsection
         (a), the following acquisitions shall not constitute a Change in
         Control: (i) any acquisition by the Company or its Parent or Subsidiaries, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or its Parent or Subsidiaries, or (iii) any acquisition consummated with the prior approval of the Board.

                 (b) During the period of two consecutive calendar years, individuals who at the beginning of such period constitute the Board, and any new director(s) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office, who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or

                 (c) The Company becomes a party to a merger, plan of reorganization, consolidation or share exchange in which either (i) the Company will not be the surviving corporation or (ii) the Company will be the surviving corporation and any outstanding shares of the Company's common stock will be converted into shares of any other company (other than a reincorporation or the establishment of a holding company involving no change of ownership of the Company) or other securities, cash or other property (excluding payments made solely for fractional shares); or

                 (d) The stockholders of the Company approve a merger, plan of reorganization, consolidation or share exchange with any other corporation, and immediately following such merger, plan of reorganization, consolidation or share exchange the holders of the voting securities of the Company outstanding immediately prior thereto hold securities representing fifty percent (50%) or less of the combined voting power of the voting securities of the

         Company or such surviving entity outstanding immediately after such merger, plan of reorganization, consolidation or share exchange; provided, however, that notwithstanding the foregoing, no Change in Control shall be deemed to have occurred if one-half ( 1/2) or more of the members of the Board of the Company or such surviving entity immediately after such merger, plan of reorganization, consolidation or share exchange is comprised of persons who served as directors of the Company immediately prior to such merger, plan of reorganization, consolidation or share exchange or who are otherwise designees of the Company; or

                 (e) Upon approval by the Company's stockholders of a complete liquidation and dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company other than to a Parent or Subsidiary; or

                 (f) Any other event that a majority of the Board, in its sole discretion, shall determine constitutes a Change in Control.

         Notwithstanding the occurrence of any of the foregoing events which result in a Change in Control, the Board may determine, if it deems it to be in the best interest of the Company, that an event or events otherwise constituting a Change in Control shall not be so considered. Such determination shall be effective only if it is made by the Board prior to the occurrence of an event that otherwise would be or probably would lead to a Change in Control; or after such event if made by the Board a majority of which is composed of directors who were members of the Board immediately prior to the event that otherwise would be or probably would lead to a Change in Control.

3.7      FINANCING

         The Company may extend and maintain, or arrange for and guarantee, the extension and maintenance of financing to any Grantee to purchase Shares pursuant to exercise of an Option upon such terms as are approved by the Committee in its discretion.


                                   SECTION 4.

                                    GENERAL

4.1      COMMENCEMENT DATE; TERMINATION DATE

         The original date of commencement of the Plan was October 1, 1990. Unless earlier terminated no Options shall be awarded under the Plan after the close of business on October 1, 2000.

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4.2      NO FUNDING

         No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made, or otherwise to segregate any assets. Any liability or obligation of the Company to any Grantee with respect to an Incentive Award shall be based solely upon any contractual obligations that may be created by this Plan and any Incentive Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company.

4.3      WITHHOLDING TAXES

                 (a) Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Grantee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan or an Incentive Award hereunder.

                 (b) Share Withholding. With respect to tax withholding required upon the exercise of Stock Options, or upon any other taxable event arising as a result of any Option, Grantees may elect, subject to the prior approval of the Committee in its discretion, to satisfy the tax withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction as determined by the Committee. All such elections shall be irrevocable, made in writing, signed by the Grantee, and subject to any restrictions or limitations that the Committee, in its discretion, deems appropriate.

                 (c) Incentive Stock Options. With respect to Shares received by a Grantee pursuant to the exercise of an Incentive Stock Option, if such Grantee disposes of any such Shares within (i) two years from the date of grant of such Option or (ii) one year after the transfer of such Shares to the Grantee, the Company shall have the right to withhold from any salary, wages or other compensation payable by the Company to the Grantee an amount sufficient to satisfy any tax withholding requirements attributable to such disqualifying disposition.

4.4      NO GUARANTEE OF TAX CONSEQUENCES

         Neither the Company nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder.





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4.5      MISCELLANEOUS PROVISIONS

                 (a) No Employee, Consultant or any other person shall have any claim or right to be granted an Incentive Award under the Plan.

                 (b) The expenses of the Plan and the Committee hereunder shall be borne by the Company.

                 (c) By accepting any Incentive Award, each Grantee (and each person claiming by or through him) shall be deemed to have indicated his acceptance of the Plan.

4.6      SUCCESSORS

         All obligations of the Company under the Plan with respect to Incentive Awards hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

4.7      SEVERABILITY

         In the event that any provision of this Plan shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal, invalid, or unenforceable provision was not included herein.

4.8      GENDER, TENSE AND HEADINGS

         Whenever the context so requires, words of the masculine gender used herein shall include the feminine and neuter, and words used in the singular shall include the plural. Section headings as used herein are inserted solely for convenience and reference and constitute no part of the interpretation or construction of the Plan.

4.9      AMENDMENT AND TERMINATION

         The Board shall have complete power and authority to terminate or amend the Plan; provided, however, that the Board shall not, without the approval of the stockholders of the Company within the time period required by applicable law, (a) increase the maximum number of Shares which may be issued under the Plan pursuant to Section 1.4, (b) amend the requirements as to the class of Employees eligible to purchase Common Stock under the Plan or permit the members of the Committee to purchase Common Stock under the Plan, (c) extend the term of the Plan, or (d) decrease the authority granted to the Committee under the Plan in contravention of Rule 16b-3 under the Exchange Act or Section 162(m) of the Code. No termination, modification, or amendment of

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the Plan shall adversely affect the rights of a Grantee with respect to an
Option previously granted to him under such Option without his written consent.

         In addition, to the extent that the Committee determines that (a) the listing for qualification requirements of any national securities exchange or quotation system on which the Company's Common Stock is then listed or quoted, or (b) the Code (or regulations promulgated thereunder), require stockholder approval in order to maintain compliance with such listing requirements or to maintain any favorable tax advantages or qualifications, then the Plan shall not be amended in such respect without obtaining the approval of the Company's stockholders within the prescribed time period.

4.10     RULE 16b-3 SECURITIES LAW COMPLIANCE

         With respect to Insiders, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor under the Exchange Act. Any ambiguities or inconsistencies in the construction of an Incentive Award or the Plan shall be interpreted to give effect to such intention. However, to the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee in its discretion.

4.11     COMPLIANCE WITH CODE SECTION 162(m)

         Unless otherwise determined by the Committee with respect to any particular Incentive Award, it is extended that the Plan comply fully with and meet all the requirements of Section 162(m) of the Code so that Incentive Awards granted to Covered Employees shall qualify for the Performance-Based Exception. If any provision of the Plan or an Incentive Agreement would disqualify the Plan or would not otherwise permit the Plan or Incentive Award to comply with the Performance-Based Exception as so intended, such provision shall be construed or deemed amended to conform to the requirements of the Performance-Based Exception to the extent permitted by applicable law and deemed advisable by the Committee in its discretion; provided, however, no such construction or amendment shall have an adverse effect on the prior grant of an Incentive Award nor on the economic value to a Grantee of any outstanding Incentive Award.

4.12     GOVERNING LAW

         The Plan shall be governed, interpreted, construed and constructed in accordance with the laws of the State of Texas, except as superseded by applicable laws of the United States.


         IN WITNESS WHEREOF, ITEQ, Inc. has caused this Plan to be duly executed in its name and on its behalf by its duly authorized officer, to be effective as of August 1, 1997.


                                        ITEQ, INC.


                                        /s/ Mark E. Johnson
                                        -----------------------------------
                                        Mark E. Johnson
                                        Chief Executive Officer

                                                                      APPENDIX E



                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                   ITEQ, INC.


                                   ARTICLE I

                                      NAME

       The name of the corporation is ITEQ, Inc.


                                   ARTICLE II

                                REGISTERED AGENT

       The address of its registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware, Kent County 19805. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.


                                  ARTICLE III

                                    PURPOSE

       The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as from time to time in effect, the "DGCL").


                                   ARTICLE IV

                            AUTHORIZED CAPITAL STOCK

       The authorized capital stock of the Corporation consists of 40,000,000 shares of common stock, par value $.001 per share ("Common Stock"), and 1,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock").

       A. Issuance of Preferred Stock. Preferred Stock may be issued from time to time by the board of directors as shares of one or more series.
Subject to the provisions of this paragraph A and limitations prescribed by law, the board of directors is vested with the authority and is expressly authorized, prior to issuance, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series and, if and to the extent from time to time required by the DGCL, by filing a certificate pursuant to the DGCL, to establish or change the number of shares to be included in each such series and to fix the designation and powers, preferences and rights and the qualifications and limitations thereof or restrictions thereon relating to the shares of each such series, all to the maximum extent permitted by the DGCL. The authority of the board of directors with respect to each series shall include, but not be limited to, the determination of the following:

              (1) the distinctive serial designation of the series and the number of shares constituting the series;

              (2) the annual dividend rate, if any, on shares of the series and the preferences, if any, over shares of any other class or another series of the same class (or of shares of any other class or of another series over such series) with respect to dividends, and whether dividends shall be cumulative and, if so, from which date or dates;

              (3) whether the shares of the series shall be redeemable and, if so, the terms and conditions of their redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which may vary under different conditions and at different redemption dates;

              (4) the obligation, if any, of the Corporation to purchase or redeem shares of the series pursuant to a sinking fund or purchase fund and the terms of any such obligation;

              (5) whether shares of the series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, shares of any series of the same class or any evidence of indebtedness, and, if so, the terms and conditions of conversion or exchange, including the price or prices or the rate or rates of conversion or exchange;

              (6) whether the shares of the series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights, including whether such shares shall have the right to vote with the Common Stock on issues on an equal, greater or lesser basis;

              (7) the rights of the shares of the series in the event of a voluntary or involuntary liquidation, dissolution, winding up or distribution of assets of the Corporation;

              (8) whether the shares of the series shall be entitled to the benefit of conditions and restrictions upon (i) the creation of indebtedness of the Corporation or any subsidiary,





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
       (ii) the issuance of any additional stock (including additional shares of the series or of any other series) or (iii) the payment of dividends or the making of other distributions on the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding stock of the Corporation; and

              (9) any other relative, rights, powers, preferences, qualifications, limitations or restrictions thereof, including, but not limited to, any that may be determined in connection with the adoption of any stockholder rights plan relating to any such series.

Except as otherwise set forth in the resolution or resolutions adopted by the board of directors providing for the issuance of any series of Preferred Stock, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the board of directors. The shares of Preferred Stock of any one series shall be identical with the other shares in the same series in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

       B. Redeemed or Reacquired Shares of Preferred Stock. Shares of any series of any Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into, or exchanged for, shares of stock of any other class or classes, any other series of the same class, or any evidences of indebtedness, shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part, or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the board of directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the board of directors providing for the issuance of any series of Preferred Stock and to any filing required by law.

       C. Denial of Preemptive Rights. No holder of any stock of the Corporation shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class of the Corporation, or of securities convertible into or exchangeable for stock of any class, whether now or hereafter authorized, or whether issued for cash or other consideration or by way of dividend.

       D. Denial of Cumulative Voting. No holder of any stock of the Corporation shall have the right of cumulative voting at any election of directors or upon any other matter.

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                                   ARTICLE V

                                   EXISTENCE

       The existence of the Corporation is to be perpetual.


                                   ARTICLE VI

                   BOARD OF DIRECTORS AND STOCKHOLDER ACTIONS

       All powers of the Corporation shall be vested in and exercised by or under the direction of its board of directors except as otherwise provided herein or required by law.

       For the management of the business and for the conduct of the affairs of the Corporation, and in further creation, definition, limitation and regulation of the power of the Corporation and of its directors and stockholders, it is further provided that:

       A. Number of Board. The number of directors constituting the board of directors shall be fixed by, or in the manner provided in, the bylaws.

       B. Quorum. A majority of the number of directors constituting the board of directors will constitute a quorum for the transaction of business at meetings of the board of directors.

       C. Requisite Vote. The requisite vote or concurrence of the board of directors required to take board action shall be the vote or concurrence of a majority of the directors present at a meeting at which a quorum is present.


       D. Action Without a Meeting. Any action required or permitted by law or by the Certificate of Incorporation or the bylaws of the Corporation to be taken at a meeting of the board of directors or a committee thereof may be taken without a meeting, without prior notice, and without a vote, if a written consent or consents, setting forth the action so taken, shall have been signed by all the members of the board of directors or such committee.

       E. Advance Notice of Nominations. Advance notice of nominations for the election of directors, other than nominations by the board of directors or a Committee thereof, shall be given in the manner provided in the bylaws.

       F. Election by Written Ballot. Election of directors shall be by written ballot.

       G. Removal. Any director, or the entire board of directors, may be removed from office with or without cause by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

       H. Stockholder Action. Stockholder action can only be taken at an annual or special meeting of stockholders, and stockholders are prohibited from taking action without a meeting. Except as otherwise required by law, special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer, or the President. Any meeting of stockholders shall be subject to postponement or adjournment by the vote of the majority of the directors at a meeting in which a quorum is present, or by the Chairman of the Board, in the manner provided in the bylaws.

       I. Amendment of Bylaws. The board of directors shall have the power to make, alter, amend and repeal the bylaws. Any bylaws made, altered or amended by the board of directors under the powers conferred hereby may be further altered or amended, or repealed, by the directors or by the stockholders; provided, however, that the bylaws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted by stockholder action without the affirmative vote of at least a majority of the voting power of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

       J. Amendments of Certificate of Incorporation. The affirmative vote of the holders of a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class shall be required to alter, amend, adopt any provision inconsistent with, or repeal, this Article VI or any provision hereof.


                                  ARTICLE VII

                               DIRECTOR LIABILITY

       No director of the Corporation shall be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article VII shall not eliminate or limit the liability of a director:

              (1) for any breach of the director's duty of loyalty to the Corporation or its stockholders,

              (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

              (3) under Section 174 of the DGCL, as it may hereafter be amended from time to time, for any unlawful payment of a dividend or unlawful stock purchase or redemption, or

              (4) for any transaction from which the director derived an improper personal benefit.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment to or repeal of this
Article VII will apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of the director occurring prior to such amendment or repeal.

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                                  ARTICLE VIII

                                INDEMNIFICATION

       A. Mandatory Indemnification. Each person who at any time is or was a director or officer of the Corporation, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a "Proceeding"), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, whether the basis of a Proceeding is alleged action in such person's official capacity or in another capacity while holding such office, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, or any other applicable law as may from time to time be in effect (but, in the case of any such amendment or enactment, only to the extent that such amendment or law permits the Corporation to provide broader indemnification rights than such law prior to such amendment or enactment permitted the Corporation to provide), against all expense, liability and loss (including, without limitation, court costs and attorneys' fees, judgments, fines, excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection with a Proceeding if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and such indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation or a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, and shall inure to the benefit of such person's heirs, executors and administrators. The Corporation's obligations under this paragraph A include, but are not limited to, the convening of any meeting, and the consideration of any matter thereby, required by statute in order to determine the eligibility of any person for indemnification.

       B. Prepayment of Expenses. Expenses incurred by a director or officer of the Corporation in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding to the fullest extent permitted by, and only in compliance with, the DGCL or any other applicable laws as may from time to time be in effect, including, without limitation, any provision of the DGCL which requires, as a condition precedent to such expense advancement, the delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under paragraph A of this Article VIII or otherwise. Repayments of all amounts so advanced shall be upon such terms and conditions, if any, as the Corporation's board of directors deems appropriate.

       C. Vesting. The Corporation's obligation to indemnify and to prepay expenses under paragraphs A and B of this Article VIII shall arise, and all rights granted to the Corporation's directors and officers hereunder shall vest, at the time of the occurrence of the transaction or event to which a Proceeding relates, or at the time that the action or conduct to which such Proceeding relates was first taken or engaged in (or omitted to be taken or engaged in), regardless of when such Proceeding is first threatened, commenced or completed. Notwithstanding any other provision of this Certificate of Incorporation or the bylaws of the Corporation, no action taken by the Corporation, either by amendment of this Certificate of Incorporation or the bylaws of the Corporation or otherwise, shall diminish or adversely affect any rights to indemnification or prepayment of expenses granted under paragraphs A and B of this Article VIII which shall have become vested as aforesaid prior to the date that such amendment or other corporate action is effective or taken, whichever is later.

       D. Enforcement. If a claim under either or both of paragraphs A and B of this Article VIII is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit in a court of competent jurisdiction against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such suit (other than a suit brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL or other applicable law to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. The failure of the Corporation (including its board of directors, independent legal counsel, or stockholders) to have made a determination prior to the commencement of such suit as to whether indemnification is proper in the circumstances based upon the applicable standard of conduct set forth in the DGCL or other applicable law shall neither be a defense to the action nor create a presumption that the claimant has not met the applicable standard of conduct. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had reasonable cause to believe that his conduct was unlawful.

       E. Nonexclusive. The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any statute, bylaw, other provisions of this Certificate of Incorporation, agreement, vote of by the stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

       F. Permissive Indemnification. The rights to indemnification and prepayment of expenses which are conferred to the Corporation's directors and officers by paragraphs A and B of





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this Article VIII may be conferred upon any employee or agent of the
Corporation if, and to the extent, authorized by the board of directors.

       G. Insurance. The Corporation shall have power to purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify him against such expense, liability or loss under the Corporation's bylaws, the provisions of this Article VIII, the DGCL or other applicable law.

       H. Other Arrangements for Indemnification. Without limiting the power of the Corporation to procure or maintain insurance or other arrangement on behalf of any of the persons as described in paragraph G of this Article VIII, the Corporation may, for the benefit of persons eligible for indemnification by the Corporation, (1) create a trust fund, (2) establish any form of self-insurance, (3) secure its indemnity obligation by grant of a security interest or other lien on the assets of the Corporation or (4) establish a letter of credit, guaranty or surety arrangement.





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